UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐ Preliminary Proxy Statement
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☐ Soliciting Material Pursuant to § 240.14a-12
BEVERLY ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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January 13, 2006
Dear Fellow BEI Stockholder:
      I am pleased to invite you to a special meeting of stockholders of BEI to be held on February 14, 2006, at 10:00 a.m., local time, at the BEI corporate offices located at One Thousand Beverly Way, Fort Smith, Arkansas. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 16, 2005, as amended as of August 23, 2005, September 22, 2005, November 20, 2005 and December 20, 2005, by and among BEI, Pearl Senior Care, Inc., PSC Sub, Inc. and Geary Property Holdings, LLC. A composite copy of the merger agreement, reflecting all of the prior amendments, is attached as Annex A to the enclosed proxy statement. Please read it carefully.
      The BEI Board of Directors, upon the recommendation of the independent members of the Board, approved the merger agreement, which provides for the acquisition of BEI by Pearl Senior Care, Inc., a Delaware corporation formed by Fillmore Capital Partners, LLC. If the merger is completed, you will be entitled to receive $12.50 in cash, without interest, for each share of BEI common stock you own.
      Following the completion of the merger, Pearl Senior Care, Inc. will own all of BEI’s issued and outstanding capital stock. As a result, our common stock will no longer be listed on any exchange and we will no longer be required to file periodic and other reports with the Securities and Exchange Commission. After the merger, you will no longer have an equity interest in BEI and will not participate in any potential future earnings and growth of BEI.
      The Board of Directors has determined that the merger agreement is advisable, fair to and in the best interests of BEI and its stockholders. Accordingly, the Board has approved the merger agreement and recommends that you vote “FOR” the approval and adoption of the merger agreement at the special meeting; “FOR” the authorization of the proxies to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement if there are not sufficient votes for approval and adoption of the merger agreement at the special meeting; and “FOR” the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.
      We cannot complete the merger unless holders of a majority of our outstanding common stock vote to adopt the merger agreement. Failure to submit a properly executed proxy will have the same effect as a vote against the merger agreement. Whether or not you plan to be present at the special meeting, we urge you to vote by completing and returning the enclosed proxy card as promptly as possible. By voting your proxy now, you will not be precluded from attending the meeting and voting in person.
      If you have any questions or need any assistance in voting your shares, please feel free to call our proxy solicitors, Georgeson Shareholder Communications Inc., at one of the telephone numbers set forth below.

Sincerely,

William R. Floyd
Chairman, President and Chief Executive Officer
      If your shares are registered in the name of a broker or other nominee, only your broker or such nominee can execute a proxy and vote your shares and only after receiving your specific instructions. Please sign, date and promptly mail the voting instruction card in the envelope provided by your broker or other nominee. Remember, your shares cannot be voted unless you return a signed and executed voting instruction card to your broker or such nominee.
Stockholders call (877) 278-4793 (toll-free in the United States and Canada)
Banks and Brokers call (212) 440-9800 (collect)
The Proxy Statement is dated January 13, 2006 and is first being mailed to stockholders on or about January 14, 2006.

Beverly Enterprises, Inc.
One Thousand Beverly Way
Fort Smith, Arkansas 72919
(479) 201-2000
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., CST, on Tuesday, February 14, 2006

PLACE	Beverly Enterprises, Inc., One Thousand Beverly Way, Fort Smith, Arkansas 72919

ITEMS OF BUSINESS	(1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 16, 2005, as amended as of August 23, 2005, September 22, 2005, November 20, 2005 and December 20, 2005, by and among BEI, Pearl Senior Care, Inc., PSC Sub, Inc. and Geary Property Holdings, LLC (Item 1 on the enclosed proxy card);

(2) To grant to the proxy holders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement if there are not sufficient votes for approval and adoption of the merger agreement at the special meeting (Item 2 on the enclosed proxy card); and

(3) To consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting (Item 3 or the enclosed proxy card).

RECORD DATE	If you were a stockholder as of the close of business on January 13, 2006 (the “record date”), you are entitled to vote and attend the special meeting. A list of stockholders entitled to vote at the special meeting may be examined at BEI’s corporate offices located at One Thousand Beverly Way, Fort Smith, Arkansas beginning on February 4, 2006 and at the special meeting.

VOTING	The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of our common stock. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card prior to the special meeting to ensure that your shares will be represented if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement and in favor of adjournment or postponement of the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement if there are not sufficient votes for approval and adoption of the merger agreement at the special meeting. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement. If you are a stockholder of record and attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person. You may revoke your proxy at any time before the meeting by written notice to such effect, by submitting a subsequently dated proxy or by attending the meeting and voting in person.

DOUGLAS J. BABB
Secretary
January 13, 2006

ANNEX A: COMPOSITE AGREEMENT AND PLAN OF MERGER, REFLECTING ALL AMENDMENTS
ANNEX B: OPINION OF LEHMAN BROTHERS INC.
ANNEX C: OPINION OF J.P. MORGAN SECURITIES INC.
ANNEX D: OPINION OF CIBC WORLD MARKETS CORP.
ANNEX E: SECTION 262 (APPRAISAL RIGHTS) OF THE DELAWARE GENERAL CORPORATION LAW

PROXY STATEMENT FOR
BEVERLY ENTERPRISES, INC.
SPECIAL STOCKHOLDERS MEETING
ANSWERS TO FREQUENTLY ASKED QUESTIONS
      The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Beverly Enterprises, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. In this proxy statement, unless the context requires otherwise, the terms “BEI,” “Company,” “we,” “our,” “ours,” and “us” refer to Beverly Enterprises, Inc. and our consolidated subsidiaries. The term “PSC” refers to Pearl Senior Care, Inc.

1. Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of the Company by Pearl Senior Care, Inc., an entity formed by Fillmore Capital Partners, LLC, pursuant to an Agreement and Plan of Merger dated as of August 16, 2005, as amended as of August 23, 2005, September 22, 2005, November 20, 2005 and December 20, 2005, among BEI, PSC, PSC Sub, Inc. and Geary Property Holdings, LLC. A composite copy of the merger agreement, reflecting all of the prior amendments, is attached as Annex A to the enclosed proxy statement. Please read it carefully.

2. Q.	For what am I being asked to vote?

A.	You are being asked to approve and adopt the merger agreement, which provides for the acquisition of BEI by PSC, and to approve the adjournment of the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement if there are not sufficient votes for approval and adoption of the merger agreement at the special meeting. After the merger, BEI will become a privately held company and a wholly owned subsidiary of PSC.

3. Q.	How does the BEI Board of Directors recommend I vote?

A.	The Board of Directors, acting upon the recommendation of the independent Board members, approved the merger agreement and the merger. The Board of Directors believes that the terms of the merger agreement and the merger are advisable and fair to, and in the best interests of, the stockholders of BEI. The Board of Directors recommends that you vote “FOR” the approval and adoption of the merger agreement at the special meeting and “FOR” the grant to the proxy holders of the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement if there are not sufficient votes for approval and adoption of the merger agreement at the special meeting.

4. Q.	If BEI completes the merger, what will I receive for my common stock?

A.	Upon completion of the merger, you will have the right to receive $12.50 in cash, without interest, for each share of our common stock that you own immediately prior to the time the merger is completed. For example, if you own 100 shares of our common stock, you will have the right to receive $1,250.00 in cash in exchange for your BEI shares. We refer to the amount of consideration to be received by stockholders pursuant to the merger as the “merger consideration.”

5. Q.	If BEI completes the merger, what will I receive for my stock options?

A.	In general, your options will be cancelled and you will receive a payment equal to the excess, if any, of $12.50 over the applicable exercise price per share specified on your stock options multiplied by the total number of shares of BEI common stock subject to your stock options. We refer to the amount of consideration to be received by option holders pursuant to the merger as the “option consideration.”

6. Q.	Where and when is the special meeting?

A.	The special meeting will take place at BEI’s corporate offices located at One Thousand Beverly Way, Fort Smith, Arkansas on February 14, 2006, at 10:00 a.m. Central Standard Time.

7. Q.	What vote of our stockholders is required to adopt the merger agreement?

A.	In order to adopt the merger agreement, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the approval and adoption of the merger agreement at the special meeting. Accordingly, failure to vote or an abstention will have the same effect as a vote against adoption of the merger agreement.

8. Q.	Who may vote at the special meeting?

A.	All stockholders of BEI who owned shares as of the close of business on January 13, 2006, the record date for the special meeting, are entitled to vote in person or by proxy at the special meeting. On the record date, 109,135,264 shares of common stock were outstanding and eligible to vote, and there were approximately 4,639 record holders. A list of stockholders eligible to vote will be available at BEI’s corporate offices located at One Thousand Beverly Way, Fort Smith, Arkansas beginning on February 4, 2006 and at the special meeting. Stockholders may examine this list during normal business hours for any proper purpose relating to the special meeting.

9. Q.	How many votes do I have?

A.	You have one vote for each share of BEI common stock that you owned at the close of business on January 13, 2006, the record date for the special meeting.

10. Q.	What does it mean if I get more than one proxy card or vote instruction card?

A.	If your shares are registered in more than one account with one or more brokers and/or BEI’s transfer agent, you will receive more than one card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted.

11. Q.	Will my shares be voted if I do not provide my proxy or vote instruction card?

A.	Under rules currently in effect, brokerage firms and nominees that are members of the NYSE have the authority under the NYSE’s rules to vote their customers’ unvoted shares only on some “routine” matters if the customers have not furnished voting instructions within a specified period prior to the meeting. Adoption of the merger agreement is not considered a “routine” matter and, therefore, brokerage firms and nominees will not be able to vote their customers’ shares as to which no instruction has been received.

With respect to the proposal to adopt the merger agreement, the shares represented by a broker non-vote will be considered present at the special meeting for the purposes of determining a quorum, and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares directly in your own name and attend the special meeting, your shares will be counted as shares present for the purposes of establishing a quorum but will not be voted if you do not provide a proxy or vote the shares yourself.

12. Q.	What happens if I do not vote?

A.	Because the required vote of our stockholders is based upon the number of outstanding shares of BEI common stock entitled to vote rather than upon the numbers of shares actually voted, the failure to return your proxy card or to vote in person at the special meeting, or the submission of a proxy card that is expressly marked “ABSTAIN,” will have the same effect as a vote “AGAINST” the merger.

13. Q.	May I vote in person?

A.	Yes. If you owned shares of BEI as of the close of business on January 13, 2006, the record date for the special meeting, you may attend the special meeting and vote your shares in person, regardless of whether you sign and return your proxy card prior to the special meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the record holder.

14. Q.	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A.	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice revoking your proxy. Second, you can complete and submit a new proxy card bearing a later date. Third, you can attend the special meeting and vote in person. Your attendance at the special meeting will not in and of itself constitute a revocation of the proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. See “The Special Meeting — Revocation of Proxies” beginning on page 16.

15. Q.	How will my proxy be voted?

A.	If your proxy in the accompanying form is properly executed, returned to and received by the Company (or its designated solicitation agent) prior to the special meeting and is not revoked, it will be voted in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on the proposals, the shares for which you have given your proxy will, in the absence of your instructions to the contrary, be voted “FOR” the approval and adoption of the merger agreement at the special meeting; “FOR” the authorization of the proxies to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement if there are not sufficient votes for approval and adoption of the merger agreement at the special meeting; and “FOR” the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

16. Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Yes, but your broker will only be permitted to vote your shares of BEI common stock if you instruct your broker how to vote. You should follow the procedures provided to you by your broker regarding how to instruct your broker to vote your shares.

17. Q.	Who will count the votes?

A.	Representatives of IVS Associates, Inc., an independent tabulator appointed by the Board of Directors, will count the votes and act as inspectors of election. The inspectors of election shall have the authority to receive, inspect, electronically tally and determine the validity of proxies received.

18. Q.	What happens if I sell my shares of BEI common stock before the special meeting?

A.	The record date for the special meeting is January 13, 2006, which is earlier than the date of the special meeting. If you held your shares of BEI common stock on the record date for the special meeting, you will retain your right to vote at the special meeting. If you transfer your shares of BEI common stock after the record date for the special meeting but prior to the date on which the merger is completed, you will lose the right to receive the merger consideration for the shares of BEI common stock you have sold. The right to receive the merger consideration will pass to the person who owns your shares of BEI common stock when the merger is completed.

19. Q.	How do I vote if I participate in the Employee Stock Purchase Plan or the Beverly Enterprises, Inc. 401(k) SavingsPlus Plan?

A.	Computershare, as administrator of the Employee Stock Purchase Plan, is the record holder of the shares held in BEI’s Employee Stock Purchase Plan. If you are a participant in the Employee Stock Purchase Plan, your shares are held in a nominee position with Computershare’s broker dealer, Merrill Lynch. Computershare will seek instructions from you on how to vote and convey those instructions to Merrill Lynch, who in turn will vote your shares.

Diversified Investment Advisors is the recordkeeper of the Beverly Enterprises, Inc. 401(k) SavingsPlus Plan. If you are a participant in the Beverly Enterprises, Inc. 401(k) SavingsPlus Plan, your shares are held in a nominee position with Investors Bank and Trust, the 401(k) SavingsPlus Plan trustee. Diversified Investment Advisors will seek instructions from you on how to vote and convey those instructions to Investors Bank and Trust, who in turn will vote your shares.

20. Q.	When do you expect to complete the merger?

A.	The parties to the merger agreement are working toward completing the merger as quickly as possible. We currently expect to complete the merger as soon as possible after all the conditions to the merger, including regulatory approval, are satisfied or waived. In order to complete the merger, we must obtain stockholder approval and satisfy all other closing conditions under the merger agreement. See “The Merger Agreement — Conditions to the Consummation of the Merger” beginning on page 77.

21. Q.	Should I send in my stock certificates now?

A.	No. After we complete the merger, the paying agent for the merger will send you a letter of transmittal and written instructions for exchanging your shares of BEI common stock for the merger consideration, without interest. You will receive your cash payment as soon as practicable after receipt of your BEI stock certificates, together with the completed documents requested in the instructions. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. See “The Merger Agreement — Payment Procedures” beginning on page 65.

22. Q.	Will I owe taxes as a result of the receipt of the merger consideration?

A.	Generally, yes. Your receipt of the merger consideration for each share of BEI common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. See “The Merger — Material Federal Income Tax Consequences” beginning on page 50 for a more complete discussion of the U.S. federal income tax consequences of the merger. You are urged to consult your tax advisor about the specific tax consequences to you of the merger.

23. Q.	Will I have appraisal rights if I dissent from the merger?

A.	Yes. Stockholders of BEI who do not vote in favor of approval and adoption of the merger agreement will, under Section 262 of the Delaware General Corporation Law (the “DGCL”), have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal to BEI prior to the vote on the merger agreement and they comply with Delaware law as explained in the accompanying proxy statement. See “Appraisal Rights” beginning on page 79 and see Annex E.

24. Q.	Where can I find more information about BEI?

A.	We file periodic reports and other information with the Securities and Exchange Commission, which we refer to as the “SEC.” This information is available at the SEC’s public reference facilities, and at the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please see “Where You Can Find More Information” beginning on page 86.

25. Q.	Who can help answer my questions?

A.	The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information contained in this proxy statement. You should carefully read the entire proxy statement, including the information in the annexes. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact: Georgeson Shareholder Communications Inc. at (877) 278-4793.

SUMMARY TERM SHEET
      This summary, together with the preceding question and answer section, highlights selected information from this proxy statement about the proposed merger and our special meeting. It does not contain all of the information that is important to you. Accordingly, we encourage you to read this proxy statement and the other documents to which we refer you carefully, and in their entirety, for a complete understanding of the matters being considered at the special meeting.
      References in this proxy statement, unless the context requires otherwise, to “BEI,” the “Company,” “we,” “our,” “ours,” and “us” refer to Beverly Enterprises, Inc. and our consolidated subsidiaries. The term “PSC” refers to Pearl Senior Care, Inc. The term “PSC Sub” refers to PSC Sub, Inc. The term “GPH” refers to Geary Property Holdings, LLC. The term “Fillmore Capital Partners” refers to Fillmore Capital Partners, LLC.
The Parties to the Merger
Beverly Enterprises, Inc.
      BEI is one of the largest providers of long-term healthcare services in the United States, including the operation of nursing facilities, assisted living centers, hospice and home care centers and rehabilitation therapy services. As of December 31, 2005, BEI operated 342 nursing facilities with a total of approximately 35,839 licensed beds. BEI’s nursing facilities are located in 23 states and the District of Columbia and range in capacity from 34 to 355 licensed beds. As of December 31, 2005, we also operated 18 assisted living centers containing 495 units, 67 hospice and home care centers and we provided rehabilitation therapy services in 36 states and the District of Columbia. BEI is incorporated in the state of Delaware with its principal executive offices at One Thousand Beverly Way, Fort Smith, Arkansas 72919. The Company’s telephone number is (479) 201-2000.
Pearl Senior Care, Inc.
      PSC is a Delaware corporation with its principal executive office at 140 Pacific Avenue, San Francisco, California 94111. PSC’s telephone number is (415) 834-1451. PSC is a wholly owned indirect subsidiary of Fillmore Capital Partners. PSC was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.
PSC Sub, Inc.
      PSC Sub is a Delaware corporation and a wholly owned subsidiary of PSC. PSC Sub’s principal executive offices are located at 140 Pacific Avenue, San Francisco, California 94111 and its telephone number is (415) 834-1452. PSC Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, PSC Sub will merge with and into the Company. The Company will survive the merger and PSC Sub will cease to exist.
Geary Property Holdings, LLC
      GPH is a Delaware limited liability company and is a wholly owned indirect subsidiary of Fillmore Strategic Investors, L.L.C., an affiliate of Fillmore Capital Partners. GPH’s principal executive offices are located at 140 Pacific Avenue, San Francisco, California 94111 and its telephone number is (415) 834-1448. GPH was organized for the purpose of entering into the merger agreement, consummating the transactions contemplated by the merger agreement and owning the real estate and certain other assets of the Company following the consummation of the merger. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.
The Special Meeting
Time, Place and Date (Page 14)
      The special meeting will be held on February 14, 2006, starting at 10:00 a.m., local time, at BEI’s corporate offices located at One Thousand Beverly Way, Fort Smith, Arkansas.
Purpose (Page 14)
      You will be asked to consider and vote upon adoption of the merger agreement. The merger agreement provides that PSC Sub will be merged with and into BEI, and each outstanding share of BEI’s common stock (other than shares held in the treasury of BEI or owned by PSC, PSC Sub or any subsidiary of PSC, PSC Sub or BEI and other than shares held by stockholders who properly demand statutory appraisal rights) will be converted into the right to receive $12.50 in cash, without interest.
      The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.
Adjournments (Page 16)
      If the requisite stockholder vote approving and adopting the merger agreement has not been received at the time of the special meeting, holders of BEI common stock may be asked to vote on a proposal to adjourn or postpone the special meeting in order to solicit additional proxies in favor of the merger proposal.
Record Date and Quorum (Page 15)
      You are entitled to vote at the special meeting if you owned shares of BEI’s common stock at the close of business on January 13, 2006, the record date for the special meeting. You will have one vote for each share of BEI’s common stock that you owned on the record date. As of the record date, there were 109,135,264 shares of BEI’s common stock entitled to be voted.
Required Vote (Page 15)
      For us to complete the merger, stockholders holding at least a majority of our common stock outstanding at the close of business on the record date must vote “FOR” the approval and adoption of the merger agreement at the special meeting. All of our stockholders are entitled to one vote per share. A failure to vote your shares of BEI common stock or an abstention will have the same effect as a vote against the merger.
Voting of Proxies (Page 16)
      Any BEI stockholder of record entitled to vote may submit a proxy by returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not provide your broker with instructions, your shares will not be voted and that will have the same effect as a vote against the merger.
Revocability of Proxy (Page 16)
      Any BEI stockholder of record who executes and returns a proxy card may revoke the proxy at any time before it is voted in any one of the following ways:

•	filing with the Company’s Corporate Secretary, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy;

•	sending a later-dated proxy relating to the same shares to the Company’s Corporate Secretary, at or before the special meeting; or

•	attending the special meeting and voting in person by ballot.
Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your instructions.
The Merger
Structure of the Merger
      Subject to the terms and conditions of the merger agreement, PSC Sub will be merged with and into BEI and BEI will continue as the surviving corporation. As a result of the merger, BEI, as the surviving corporation, will cease to be a publicly traded company and will be owned by PSC.
What You Will Receive in the Merger (page 65)
      If we complete the merger, holders of our common stock will be entitled to receive $12.50 per share in cash, without interest, in exchange for each share of common stock that they own (other than shares for which appraisal rights are properly being sought) at the time the merger is completed.
Appraisal Rights (page 79)
      Holders of our common stock who do not wish to accept the $12.50 per share cash consideration payable pursuant to the merger may seek, under Delaware law, appraisal of the fair value of their shares by the Delaware Court of Chancery. The fair value, which would be exclusive of any value arising from the accomplishment or expectation of the merger, could be more or less than, or the same as, the merger consideration of $12.50 per share. This “right of appraisal” is subject to a number of restrictions and requirements. Generally, in order to exercise appraisal rights, among other things you:

•	must not vote your shares in favor of adoption of the merger agreement;

•	must make and deliver to us a written demand for appraisal in compliance with Delaware law before the vote on the adoption of the merger agreement; and

•	must continuously hold your shares of record from the date of making the written demand for appraisal through the effectiveness of the merger and otherwise comply with the procedures under Delaware law for exercising appraisal rights.
      Because a signed proxy card not marked “AGAINST” or “ABSTAIN” will, unless revoked, be voted for the adoption of the merger agreement, the submission of a signed proxy card not marked “AGAINST” or “ABSTAIN” will result in the loss of your appraisal rights. However, simply submitting a signed proxy card marked “AGAINST” or “ABSTAIN,” or failing to submit a proxy card, will not constitute a demand for appraisal under Delaware Law. If you hold shares in the name of a broker or other nominee, you must instruct your broker or nominee to take the steps necessary to enable you to exercise your appraisal rights. If you or your nominee fails to follow all of the steps required by the Delaware appraisal statute, you will lose your right of appraisal.
      Annex E to this proxy statement sets forth the Delaware statute relating to your right of appraisal. This proxy statement constitutes the notice required by Delaware law concerning the appraisal rights of our common stockholders.
      Under the merger agreement, PSC is not required to complete the merger if holders of more than 10% of our outstanding common stock have perfected appraisal rights in accordance with Delaware law.

Recommendation of our Board of Directors (page 35)
      Our Board of Directors has determined that the merger is advisable and is fair to, and in the best interests of, our stockholders. Accordingly, our Board of Directors recommends that you vote “FOR” the approval and adoption of the merger agreement at the special meeting; “FOR” the authorization of the proxies to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement if there are not sufficient votes for approval and adoption of the merger agreement at the special meeting; and “FOR” the authorization of the proxies to vote on such matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.
Our Reasons for the Merger (page 35)
      Our Board of Directors determined to recommend approval of the adoption of the merger agreement based on its consideration of a number of factors, which are described in the section of this proxy statement entitled “The Merger — Recommendation and Reasons.”
Financing; Source of Funds (page 62)
      PSC has obtained commitment letters from Column Financial, Inc. and CapitalSource Financial, LLC. Under these commitment letters, Column Financial and CapitalSource Financial agreed to provide PSC with up to $1.875 billion in debt financing to fund the consideration to be paid in connection with the merger. We refer to these letters as the “debt commitment letters.” The obligations of the lenders under these debt commitment letters are subject to various conditions described under “The Merger — Financing; Source of Funds.”
      In addition, Fillmore Strategic Investors, an affiliate of Fillmore Capital Partners, has delivered an equity commitment letter to PSC. We refer to this letter as the “equity commitment letter.” Under the equity commitment letter, Fillmore Strategic Investors has agreed to make an equity contribution to PSC or GPH in the aggregate amount of $350 million (less the $10 million deposit described below). The obligations of Fillmore Strategic Investors under the equity commitment letter are subject to the satisfaction of the conditions to the merger contained in the merger agreement and the consummation of the financing contemplated by the debt commitment letters.
Deposit and Letters of Credit (page 64)
      In connection with the execution of the merger agreement, a $10 million deposit was placed in escrow pursuant to an escrow agreement with PSC, as the assignee of North American Senior Care (“NASC”), and we received two letters of credit issued by Morgan Stanley Asset Funding Inc. from Fillmore Strategic Investors, L.L.C., one in an amount of $50 million and one in an amount of $10 million. If the merger agreement is terminated (i) because the merger has not been consummated by March 31, 2006 (or June 30, 2006, in the case of an extension of the termination date in order to obtain regulatory approval) or (ii) because PSC or PSC Sub breaches any representations, warranties, covenants or agreements that would result in a closing condition to the merger not being satisfied, then we will be able to draw $60 million under the letters of credit and collect the $10 million that is held in escrow, subject to limitations specified in the merger agreement. We are entitled to retain $7 million of the deposit if the merger agreement is terminated by PSC if (i) a reduction in the amount of loans provided under the debt commitment letters occurs for specified reasons or (ii) PSC is unable to obtain a necessary health care license required for consummation of the merger or to implement an alternative transaction structure which would allow for the consummation of the merger as a result of an action or omission by us or a current practice of ours that does not comply with applicable legal requirements.

Interests of Certain Persons (page 52)
      Some of our directors and officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, including the following:

•	our directors and executive officers, as applicable, will have their vested and unvested stock options, restricted stock, performance units, director deferred units and director phantom shares vested, cashed out and canceled in connection with the merger, meaning that they will receive cash payments for each share of common stock subject to such option equal to the excess, if any, of $12.50 per share over the exercise price per share of their options, without interest and less applicable withholding taxes, and they will receive $12.50 per share for their restricted stock, performance units, director deferred units and director phantom shares;

•	certain of our executive officers have employment offer letters or employment, change in control, severance and/or retention agreements with BEI that provide certain severance and payment benefits under certain circumstances in connection with the merger and, in addition, the employment agreements for certain executive officers also contain a provision whereby if he or she incurs an excise tax by reason of certain payments in connection with the merger, the executive officer will receive a payment that puts the executive in the same after-tax position that he or she would have been in if no excise tax had applied;

•	in connection with the merger, all long-term cash incentive awards, whether or not then vested, will become fully vested and all payments under those plans that have not yet been made will be accelerated and made;

•	in connection with the merger, prior to the end of 2005, BEI terminated all of its non-qualified deferred compensation plans, consisting of the supplemental executive retirement plan, the enhanced supplemental executive retirement plan and the executive deferred compensation plan, the last of which includes the retention enhancement plan, and caused all benefits accrued under these plans to be distributed to participants; and

•	the merger agreement provides that indemnification arrangements and insurance coverage for our executive officers and directors will continue for six years following the effective time of the merger.
      The fourth amendment to the merger agreement required, as a condition to the merger, that the Company vest certain awards and make certain payments of benefits during calendar year 2005, rather that at the time of the closing of the merger, in order to reduce tax and reimbursement obligations of the Company in connection with the merger. In compliance with the terms of the fourth amendment to the merger agreement, our Board approved acceleration of vesting and payments to the extent necessary to ensure, to the extent possible, that compensation payable to executives and other employees as a result of the sale of the Company will not trigger adverse tax treatment or reimbursement obligations related to Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended. These accelerated payments and vesting of awards were unconditional and the recipients will keep their payments even if the merger is not completed. However, the accelerated payments will not result in duplicate payments being made to the recipients; any payment that is accelerated will not be paid again at any later time.
      PSC has had discussions with certain executive officers regarding PSC’s plans for management following the closing of the merger. As of the date of this proxy statement, however, none of our executive officers has entered into any agreements with PSC or its affiliates regarding employment with the surviving corporation. Although no such agreement, arrangement or understanding currently exists, it is generally expected that a number of our executive officers will remain after the merger is completed, which means that such executive officers may, prior to the closing of the merger, enter into new arrangements with PSC or its affiliates regarding employment with the surviving corporation.

Opinions of BEI’s Financial Advisors (page 38)
      Lehman Brothers Inc. In connection with the merger, the BEI Board of Directors received a written opinion, dated November 20, 2005, of Lehman Brothers Inc. as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be offered to the holders of BEI common stock. The full text of Lehman Brothers’ written opinion is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and relied upon and limitations and qualifications on the review undertaken. Lehman Brothers’ opinion was provided to the BEI Board of Directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration offered to the holders of BEI common stock. The opinion does not address any other term or aspect of the merger and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the merger.
      J.P. Morgan Securities Inc. In connection with the merger, the BEI Board of Directors received a written opinion, dated November 20, 2005, of J.P. Morgan Securities Inc. as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of BEI common stock. The full text of JPMorgan’s written opinion is attached to this proxy statement as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and relied upon and limitations and qualifications on the review undertaken. JPMorgan’s opinion was provided to the BEI Board of Directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of BEI common stock. The opinion does not address any other term or aspect of the merger and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the merger.
      CIBC World Markets Corp. In connection with the merger, the BEI Board of Directors received a written opinion, dated November 20, 2005, of CIBC World Markets Corp. as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of BEI common stock. The full text of CIBC World Markets’ written opinion is attached to this proxy statement as Annex D. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and relied on and limitations on the review undertaken. CIBC World Markets’ opinion was provided to the BEI Board of Directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration. The opinion does not address any other term or aspect of the merger and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the merger.
Material Federal Income Tax Consequences (page 50)
      The exchange of BEI common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a stockholder who receives cash as a result of the merger will generally recognize gain or loss equal to the difference between the adjusted basis of the shares exchanged and the amount of cash received therefor. Any such recognized gain or loss will be capital gain or loss if the shares are held as capital assets by the stockholder, and will generally be long-term capital gain or loss if the stockholder has held the shares for more than one year. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum U.S. federal income tax rate of 15%.
      The income tax discussion set forth above may not be applicable to stockholders in special situations such as stockholders who will own, actually or constructively, an interest in the surviving corporation following the merger, stockholders who received their shares upon the exercise of stock options or otherwise as compensation, stockholders who are traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, stockholders who are not U.S. persons and stockholders who are partnerships. Stockholders are urged to consult their own tax advisors with respect to the specific tax consequences to them of the merger, including the application and effect of federal, state, local, foreign or other tax laws.
Conditions to the Merger (page 77)
      BEI and PSC are not required to consummate the merger unless a number of conditions are satisfied or waived, including:

•	adoption of the merger agreement by our stockholders;

•	the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to herein as the “HSR Act”) have expired or been terminated;

•	no statute, rule, regulation or similar action of a governmental entity exists which would prohibit, restrict or delay consummation of the merger;

•	PSC has (i) obtained the government consents necessary to operate 100% of our business as currently operated or (ii) obtained the government consents necessary to operate at least 95% of our business as currently operated and has implemented an alternative transaction structure which would allow for the consummation of the merger; and

•	no law or court order is in effect prohibiting the consummation of the merger.
      Furthermore, PSC and PSC Sub are not required to consummate the merger unless the following additional conditions are satisfied or waived:

•	our representations and warranties in the merger agreement shall be true and correct, generally subject to such exceptions as would not result in a material adverse effect on BEI;

•	we shall have complied in all material respects with all of our agreements and covenants under the merger agreement;

•	no institutional lender providing financing pursuant to the debt commitment letters shall have reduced its loan amount by $75 million or more due to property restrictions or liens materially impairing the use of any of our properties;

•	no institutional lender providing financing pursuant to the debt commitment letters shall have reduced its loan amount by $125 million or more due to violations of land use requirements or environmental law;

•	PSC shall have been able to (i) obtain all necessary health care licenses required for consummation of the merger or (ii) implement an alternative structure which would allow for consummation of the merger, in each case as a result of an action or omission by us or a current practice of ours that does not comply with applicable legal requirements;

•	holders of more than 10% of our common stock shall not have perfected appraisal rights in accordance with Delaware law;

•	no health care permit necessary to the operation of BEI shall have been suspended, revoked or terminated, and BEI shall not have been excluded, debarred or disqualified from any health care program;

•	BEI shall have given a redemption notice to the holders of its outstanding 7 7/8% Senior Subordinated Notes due 2014 and the trustee under the related indenture, and any liens securing the 7 7/8% Notes shall have been released;

•	Land America Title Insurance Company shall have issued title insurance for all of our owned properties and leased health care facilities; and

•	specified leasehold consents shall have been obtained, subject to such exceptions as would not result in a material adverse effect on BEI.

      Our obligation to complete the merger is subject to the satisfaction or waiver of additional conditions, including:

•	PSC’s and PSC Sub’s representations and warranties in the merger agreement shall be true and correct, generally subject to such exceptions as would not result in a material adverse effect on PSC’s or PSC Sub’s ability to complete the merger or perform its obligations under the merger agreement;

•	PSC and PSC Sub shall have complied in all material respects with all of their agreements and covenants under the merger agreement; and

•	BEI shall have received a “bring down” solvency opinion from Houlihan Lokey Howard & Zukin addressed to BEI and our Board.
      A party to the merger agreement could choose to complete the merger even though a condition has not been satisfied, so long as the law allows it to do so. Some of these conditions are beyond our control. We cannot assure you that any of these conditions, including the conditions within our control, will be satisfied or waived, or that the merger will be completed.
No Solicitation (page 66)
      The merger agreement contains restrictions on the ability of BEI and its affiliates to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire BEI or a significant interest in BEI after December 12, 2005. Notwithstanding these restrictions, under certain limited circumstances before the approval of our stockholders is obtained, our Board may respond to a bona fide unsolicited written takeover proposal that it concludes constitutes, or could be reasonably expected to result in, a superior proposal. In addition, before our stockholders adopt the merger agreement, we may terminate the merger agreement to enter into an agreement with respect to a superior proposal. See “The Merger Agreement — No Solicitation” for a further description of these restrictions.
Termination of the Merger Agreement (page 75)
      The merger agreement may be terminated:

•	if both we and PSC agree in writing to do so;

•	by either us or PSC, if:

•	our stockholders fail to approve the merger at the special meeting or any adjournment of the special meeting;

•	the merger is not completed on or before March 31, 2006 (we refer to this date, including any extensions thereof, as the “termination date”), except that either we or PSC may extend this date until June 30, 2006, if necessary for satisfaction of the closing condition relating to obtaining government consents and approvals; or

•	there is any final and nonappealable governmental order, decree or ruling that prevents completion of the merger;

•	by us if:

•	PSC or PSC Sub breaches any representation, warranty, covenant or agreement that would result in the failure of a condition to the merger agreement to be satisfied which is not capable of being cured by the termination date or is not cured within 20 business days after PSC or PSC Sub receives written notice of the breach;

•	Fillmore Strategic Investors fails to make its equity contribution to PSC or GPH in accordance with the terms of the equity commitment letter and the breach is not capable of being cured by the termination date or is not cured within 10 business days after PSC receives written notice of the breach. See “The Merger — Financing; Source of Funds;” or

•	prior to adoption of the merger agreement by our stockholders, (i) we have received an alternative takeover proposal, (ii) our Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the takeover proposal is a superior proposal, (iii) our Board of Directors has authorized us to enter into a binding agreement to consummate the alternative transaction, (iv) our Board of Directors has concluded that such action is necessary for the members of our Board of Directors to comply with their fiduciary duties under applicable law and (v) we have complied with specified procedures described under “The Merger Agreement — No Solicitation” and pay the termination fee described under “The Merger Agreement — Termination Fee if Merger is not Consummated;” or

•	by PSC if:

•	we breach any representation, warranty, covenant or agreement that would result in the failure of a condition to the merger agreement to be satisfied which is not capable of being cured by the termination date or is not cured within 20 business days after we receive written notice of the breach;

•	we breach any of the covenants or agreements in the merger agreement regarding the acceleration of vesting of certain awards and payment of certain benefits to employees to 2005 and such breach results, or would be reasonably likely to result, in liability to PSC, PSC Sub and/or the surviving corporation in the merger in excess of $5,000,000;

•	our Board withdraws or modifies in a manner adverse to PSC its recommendation that BEI’s stockholders adopt the merger agreement or recommends, approves or adopts a takeover proposal;

•	we fail to include in this proxy statement (or any amendment) the recommendation of our Board that you vote in favor of the merger;

•	our Board approves or recommends a takeover proposal or approves or recommends that our stockholders tender their shares in any tender or exchange offer; or

•	the conditions to the merger relating to the reduction in loan amounts under the debt commitment letters or failure of PSC to obtain required consents as a result of our actions, omissions or failure to comply with applicable law have not been satisfied, and the termination date has occurred.
Termination Fee and Reimbursement of Expenses if Merger is Not Consummated (page 76)
      We agreed to reimburse PSC for its expenses, as well as the expenses incurred by NASC, NASC Acquisition Corp., which we refer to as “NASC Acquisition,” and SBEV Property Holdings LLC, which we refer to as “SBEV,” with respect to the merger prior to November 20, 2005 (the “NASC expenses”), not to exceed $20 million in the aggregate, if the merger agreement is terminated by us or PSC because our stockholders fail to approve the merger at the special meeting or any adjournment of the special meeting, and no third party has made a takeover proposal after November 20, 2005.
      If we terminate the merger agreement when our Board has received a superior proposal and authorized BEI to enter into an agreement to consummate the transaction pursuant to the superior proposal, then we agreed to pay PSC a termination fee of $60 million.
      If (i) the merger agreement is terminated because our stockholders fail to approve the merger at the special meeting or any adjournment of the special meeting, or because we have breached any covenant, representation or warranty in the merger agreement and (ii) a third party has made a takeover proposal after December 12, 2005 and (iii) we enter into a definitive agreement with respect to, or consummate, an alternative takeover proposal within nine months after the termination of the merger agreement, then we have agreed to pay PSC a termination fee of $60 million.
      We agreed to reimburse PSC for its expenses and the NASC expenses, not to exceed $20 million in the aggregate, if PSC terminates the merger agreement, in circumstances unrelated to a takeover proposal, because, prior to obtaining BEI stockholder approval, our Board withdraws or modifies in a manner adverse to PSC its recommendation that BEI’s stockholders adopt the merger agreement.

      We agreed to pay PSC a termination fee of $60 million if PSC terminates the merger agreement, in circumstances related to another takeover proposal, because, prior to obtaining BEI stockholder approval:

•	our Board withdraws or modifies in a manner adverse to PSC its recommendation that BEI’s stockholders adopt the merger agreement;

•	we fail to include in this proxy statement (or any amendment) the recommendation of our Board that you vote in favor of the merger; or

•	our Board approves, recommends or adopts a takeover proposal or approves or recommends that our stockholders tender their shares in any tender or exchange offer.
Payments to BEI if Merger Agreement is Terminated (page 76)
      If the merger agreement is terminated (i) by us or PSC because the merger has not been consummated by the termination date or (ii) by us because PSC or PSC Sub breaches any representations, warranties, covenants or agreements that would result in a closing condition not being satisfied, then, so long as specified conditions to the merger are otherwise reasonably capable of being satisfied, PSC has agreed to pay BEI a business interruption fee of $60 million.
      If the merger agreement is terminated (i) by us because the merger has not been consummated by the termination date or (ii) by us because PSC or PSC Sub breaches any representations, warranties, covenants or agreements that would result in a closing condition not being satisfied, then, so long as specified conditions to the merger are otherwise reasonably capable of being satisfied, PSC has agreed to allow us to draw and retain, as partial reimbursement for the acceleration of certain payments to employees at the end of 2005, the full amount of the $10 million letter of credit issued by Morgan Stanley Asset Funding Inc.
      PSC also agreed that it will pay us a $7 million business interruption fee if PSC terminates the merger agreement because, by the termination date:

•	any institutional lender providing financing pursuant to the debt commitment letters reduces its loan amount by $75 million or more due to property restrictions or liens materially impairing the use of any of our properties;

•	any institutional lender providing financing pursuant to the debt commitment letters reduces its loan amount by $125 million or more due to violations of land use requirements or environmental law; or

•	PSC is unable to (i) obtain a necessary health care license required for consummation of the merger or (ii) implement an alternative transaction structure which would allow for consummation of the merger, in each case as a result of an action or omission by us or a current practice of ours that does not comply with applicable legal requirements.
      The amount of the business interruption fee will be offset by any portion of the $10 million deposit previously received by BEI and any amounts drawn under the $50 million letter of credit provided by Fillmore Strategic Investors.
THE SPECIAL MEETING
General
      The enclosed proxy is solicited by BEI on behalf of the Board of Directors of BEI for use at a special meeting of stockholders to be held on February 14, 2006, at 10:00 a.m., Central Standard Time, at the BEI corporate offices located at One Thousand Beverly Way, Fort Smith, Arkansas, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. BEI intends to begin mailing this proxy statement and accompanying proxy card on or about January 14, 2006, to all stockholders entitled to vote at the special meeting. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 16, 2005, as amended as of August 23, 2005, September 22, 2005, November 20, 2005 and

December 20, 2005, by and among BEI, PSC, PSC Sub and GPH. You also will be asked to vote on a proposal to approve the adjournment or postponement of the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement if there are not sufficient votes for approval and adoption of the merger agreement at the special meeting.
      The Board of Directors, following the recommendation of the independent members of the Board, approved the merger agreement and the merger. The Board of Directors recommends that you vote “FOR” the approval and adoption of the merger agreement at the special meeting; “FOR” the authorization of the proxies to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement if there are not sufficient votes for approval and adoption of the merger agreement at the special meeting; and “FOR” the authorization of the proxies to vote on such matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.
Record Date, Shares Entitled to Vote and Quorum
      Only holders of record of BEI common stock at the close of business on January 13, 2006, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting. At the close of business on the record date, 109,135,264 shares of BEI common stock were outstanding and entitled to vote and held by approximately 4,639 holders of record. A list of the BEI stockholders entitled to vote at the special meeting will be available for review, for any proper purpose relating to the special meeting, at BEI’s executive offices during regular business hours for a period of 10 days prior to the special meeting and at the special meeting. Each holder of record of BEI common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.
Voting Information
      All votes will be tabulated by IVS Associates, Inc., the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on routine proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters, such as the merger agreement. Proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.
Vote Required for Adoption of the Merger Agreement
      The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote is required to approve and adopt the merger agreement. Accordingly, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval and adoption of the merger agreement. The Board of Directors urges the stockholders to complete, sign, date and return the enclosed proxy card in the accompanying self-addressed postage prepaid envelope as soon as possible.
      Stockholders who do not vote in favor of approval and adoption of the merger agreement, and who otherwise comply with the applicable statutory procedures and requirements of the DGCL summarized elsewhere in this proxy statement, will be entitled to seek appraisal of the value of their shares as set forth in Section 262 of DGCL. See “Appraisal Rights” beginning on page 79 and see Annex E.
      Your shares can be voted at the special meeting only if you are present or represented by proxy. Whether or not you plan to attend the special meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. Unless your shares are represented in the name of a broker, bank or other nominee, you may vote by completing and mailing a proxy card in the postage-paid envelope provided.

Voting by Directors, Executive Officers and Principal Stockholders
      As of the record date, our directors and executive officers as a group owned and were entitled to vote 2,117,537 shares of our common stock, which represents approximately 1.9% of the total common stock outstanding on that date. Each of our directors and executive officers has indicated that he or she intends to vote in favor of adoption of the merger agreement but has no obligation to do so.
Voting of Proxies
      All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval and adoption of the merger agreement at the special meeting; “FOR” the authorization of the proxies to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement if there are not sufficient votes for approval and adoption of the merger agreement at the special meeting; and “FOR” the authorization of the proxies to vote on such matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.
      We do not expect that any matter other than the proposal to approve the merger agreement will be brought before the special meeting. If, however, our Board of Directors properly presents other matters, the person named as proxy will vote in accordance with his judgment as to matters that he believes to be in the best interests of the stockholders. A proxy in the accompanying form will give authority to Douglas J. Babb, William R. Floyd and Jeffrey P. Freimark to vote on such matters at their respective discretion and they intend to do so in accordance with their respective best judgment on any such matter.
Revocation of Proxies
      You may revoke your proxy at any time before it is voted at the special meeting. A proxy may be revoked by filing, with the Secretary of BEI at BEI’s executive offices located at One Thousand Beverly Way, Fort Smith, Arkansas 72919, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in the stockholder’s name. If you have instructed a broker to vote your shares, you must follow your broker’s directions to change such instructions.
Expenses of Proxy Solicitation
      BEI will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders in connection with their proxy. BEI has retained Georgeson Shareholder Communications to assist in the solicitation of proxies for a fee of $25,000, plus reimbursement of out-of-pocket expenses. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of BEI common stock beneficially owned by others to forward to the beneficial owners. BEI will reimburse persons representing beneficial owners of its common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or other electronic means, or by personal solicitation by directors, officers or other regular employees of BEI or by representatives of Georgeson Shareholder Communications. No additional compensation will be paid to directors, officers or other regular employees of BEI for their services in connection with the solicitation of proxies.
Adjournments
      If the requisite stockholder vote approving the adoption of the merger agreement has not been received at the time of the special meeting, holders of BEI common stock may be asked to vote on a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal. The Board of Directors recommends that you vote “FOR” the approval of any such adjournment or postponement of the meeting, if necessary.
Stock Certificates
      Please do not send us your stock certificates at this time. If the merger is completed, the paying agent for the merger will distribute instructions regarding the procedures for exchanging BEI stock certificates for the merger consideration. See “The Merger Agreement — Payment Procedures” beginning on page 65.
THE MERGER
Background
      On December 16, 2004, Arnold M. Whitman, the Chief Executive Officer of Formation Capital LLC, called William R. Floyd, the Chairman, President and Chief Executive Officer of BEI, and expressed an interest in a possible transaction involving BEI. During this conversation, Mr. Whitman did not propose any prices or terms for such a possible transaction. Mr. Floyd informed Mr. Whitman that BEI was not currently considering a sale of the Company or any of its divisions.
      On December 27, Mr. Floyd received a letter, dated December 22, 2004, from Formation Capital expressing an interest by a group consisting of Formation, Appaloosa Management L.P. and Franklin Mutual Advisers, LLC, in acquiring BEI for $11.50 per share. The letter also suggested that this group would be prepared to discuss an alternative transaction involving the purchase of BEI’s real estate assets and nursing facilities operations, leaving BEI with its ancillary service businesses. In its December 22 letter, Formation indicated that this group owned approximately 4.5% of BEI’s outstanding common stock. The December 22 letter also indicated that the proposal was being provided to BEI on a confidential basis and that Formation Capital expected that BEI would not disclose the proposal to anyone other than BEI’s Board and advisors.
      Mr. Floyd promptly forwarded the letter to the entire Board and convened a Board meeting on December 30 to discuss the December 22 letter. Following that meeting, BEI formally retained Latham & Watkins LLP as its legal advisor to assist the Board of Directors of BEI in fully evaluating the December 22 letter. Representatives of BEI also contacted Lehman Brothers to discuss retaining Lehman Brothers as BEI’s financial advisor. Lehman Brothers was officially retained by BEI as its financial advisor pursuant to an engagement letter dated as of January 5, 2005.
      On January 5, 2005, and in subsequent telephone conversations, Mr. Floyd advised Mr. Whitman that — consistent with its fiduciary obligations and acting in good faith — the BEI Board would meet to carefully consider the Formation group’s expression of interest in an acquisition of BEI at a special meeting in late January.
      Our Board met again on January 21, 2005 to consider the Formation group’s December 22 letter. At the meeting, the Board adopted a policy to hold BEI’s annual meeting of stockholders as early as practicable in each calendar year and, in particular, to hold our 2005 annual meeting on April 21, 2005. Although the Formation group’s proposal was considered, the Board made no formal decision with regard to the Formation group’s December 22 letter at the January 21 Board meeting.
      When Mr. Floyd returned from the Board meeting on the afternoon of January 21, 2005, he received a second letter from Mr. Whitman dated January 19, 2005. The January 19 letter reiterated the Formation group’s interest in acquiring BEI for $11.50 per share, subject to the terms and conditions contained in Mr. Whitman’s earlier letter. The January 19 letter also indicated that the Formation group would be prepared to discuss the alternative transaction in which the Formation group would acquire BEI’s real estate assets and nursing facilities operations, leaving BEI with its ancillary service businesses. Specifically, the January 19 letter indicated that, subject to completion of business, regulatory, legal and accounting due diligence, the Formation group was prepared to pay $9.00 per share in cash for BEI’s nursing facilities operations and assume all liabilities not related to BEI’s ancillary service businesses. The January 19 letter also suggested that the Formation group believed the remaining company comprised of the ancillary service businesses would trade at approximately a valuation of $4.00 per share.
      The January 19 letter required that our Board, together with its outside legal advisors and Lehman Brothers, evaluate the additional information and the alternative acquisition structure described in the letter. On January 24, Mr. Floyd sent Mr. Whitman a letter informing him that the Board would meet again to consider the January 19 letter and that the Formation group could expect a response during the first week of February.
      Following the close of business on January 24, Mr. Whitman, Appaloosa, Formation Capital, Franklin Mutual and Northbrook NBV, LLC, among others, filed a Schedule 13D with the SEC explaining that they had acquired over 8% of our common stock and disclosing the December 22 letter and January 19 letter as well as their intent to acquire BEI. The Schedule 13D filing was triggered by the Formation group’s accumulation of more than 5% of the BEI common stock on the open market on or about January 14, 2005.
      On January 25, 2005, in light of the rapid accumulation of our shares by the Formation group, our Board adopted a Share Purchase Rights Plan to protect our stockholders from the threat of additional stock accumulations before the Board could meet to fully consider the Formation group’s proposals and make a recommendation to our stockholders.
      On January 27, 2005, we received a letter from a lawyer for the Formation group indicating that Mr. Whitman might propose a slate of directors for election at our 2005 annual meeting.
      Our Board met again on the evening of February 2, 2005 to consider the transactions described in the Formation group’s January 19 letter. After consultation with its legal advisors and Lehman Brothers, the Board unanimously concluded that the transactions described in the Formation group’s letters of December 22 and January 19 were not in the best interests of BEI’s stockholders. In reaching this conclusion, the Board took into account, among other things, BEI’s strategic plan and growth initiatives, BEI’s operating and financial progress in recent years and the contingent nature of the Formation group’s proposals. The Board determined that both of the Formation group’s proposals undervalued BEI, after consulting with Lehman Brothers which provided guidance and assistance to the Board in analyzing BEI’s historical financial statements, its stock market prices over the past several years and other financial measures of performance, including, but not limited to, cash flows and comparisons with comparable companies. On February 3, 2005, Mr. Floyd sent Mr. Whitman a letter describing the Board’s decision.
      On February 4, 2005, the Formation group announced that it had submitted a slate of six independent nominees for election to the Board at the 2005 annual meeting as well as its intention to file a proxy statement with the SEC for the solicitation of BEI’s stockholders for the election of the alternative slate of directors. The Formation group also sent a letter to Mr. Floyd reiterating its interest in acquiring BEI in a transaction under the terms disclosed in the December 22 and January 19 letters and its ability to finance such an acquisition. The Formation group also indicated that it might raise its offer price if such an increase was justified by further due diligence.
      On February 17, 2005, BEI formally engaged JPMorgan as a second financial advisor to offer additional analysis and to further the Board’s pursuit of strategic alternatives.
      On February 18, 2005, BEI filed its preliminary proxy statement in connection with the 2005 annual meeting. The proxy statement contained a summary of the events leading up to the Formation group’s proposal and detailed the reasons that the Board chose not to pursue the proposal. The proxy statement urged BEI’s stockholders to support the Board’s slate of directors at the 2005 annual meeting.
      On February 18, 2005, the Formation group filed a preliminary proxy statement in which it stressed the merits of its proposal for acquiring BEI and urged stockholders to elect the group’s alternative slate of directors at the annual meeting. The Formation group’s preliminary proxy statement also contained several other proposals for stockholders, including a restriction on increasing the size of the Board and a prohibition on the Board amending the Company by-laws. The Formation group also amended its 13D filing to include a statement of the possibility that it would divest BEI’s ancillary businesses as a way of financing its proposed acquisition of the Company.
      On February 21, 2005, the Board met again to review the developments in the proxy contest with the Formation group and to further consider BEI’s strategic alternatives. Lehman Brothers and JPMorgan discussed the changing nature of the Company’s stockholder base, additional elements of the Formation group’s proposals and the Company’s financial and operating results and projections. BEI’s legal advisors also discussed the Board’s fiduciary duties. The Board authorized these advisors to conduct additional analysis on BEI’s strategic and legal options and directed management to work with the advisors to prepare a presentation on the Company’s options at a March Board meeting.
      On March 14, 2005, the Formation group filed its definitive proxy statement urging the election of its alternative slate of directors at the 2005 annual meeting.
      On March 15, 2005, we filed our definitive proxy statement urging the re-election of the current Board at the 2005 annual meeting.
      Between March 14 and March 17, 2005, members of BEI’s management met with 23 investor groups, which in the aggregate owned approximately 37 million shares as of the record date for the 2005 annual meeting, representing approximately 34% of the outstanding shares at that time. The investor groups consisted of a combination of arbitrage, hedge, growth and index funds. Through these meetings, BEI learned that these investors were focused on short-term value and liquidity maximization.
      On March 21, 2005, the Board met to consider comprehensively its strategic alternatives in the context of its changing stockholder base, feedback received from stockholders in their meetings with management, the acquisition proposal by the Formation group and the ensuing proxy contest. Lehman Brothers and JPMorgan discussed stockholder composition and potential strategic alternatives. BEI’s legal advisors discussed conversations with the Formation group regarding a potential settlement which would resolve the proxy contest should the Board decide to commence an auction process. Following discussion, the Board unanimously adopted resolutions authorizing commencement of an auction process for the sale of BEI to maximize stockholder value. To underscore the Board’s commitment to this course of action, the Board also adopted a resolution enabling BEI’s stockholders to replace the Board prior to the 2006 annual meeting in the event they were not satisfied with the auction process.
      Lehman Brothers and JPMorgan compiled a list of prospective financial and strategic buyers, including combination “hybrid” buyers and healthcare REITs to be contacted regarding their potential interest in a transaction with BEI. At the direction of BEI, representatives of Lehman Brothers and JPMorgan commenced contacting these potential buyers and identified additional parties which were also contacted as part of the process. Initial contacts were made with representatives of 48 parties and consisted of a brief discussion of BEI’s possible interest in engaging in a sale of BEI and an inquiry as to whether the potential party would be interested in receiving further information.
      On April 1, 2005, we engaged Covington & Burling on behalf of the independent members of the Board of Directors to be their counsel in connection with the proposed sale of BEI. Latham & Watkins continued to serve as counsel to BEI. References in this proxy statement to BEI’s legal advisors refer to Latham & Watkins and Covington & Burling unless the context requires otherwise.
      On April 4, 2005, BEI opened an on-line data room, where all bidders interested in pursuing the purchase of BEI which had executed confidentiality agreements could have access to due diligence information regarding BEI.
      On April 11, 2005, we entered into a settlement agreement with the Formation group under which the Formation group agreed to discontinue the solicitation of proxies in connection with our 2005 annual meeting of stockholders and withdraw its nominees for election to our Board. In addition, we agreed to reimburse the Formation group for up to $600,000 of out-of-pocket fees and expenses incurred by it in connection with its proxy solicitation. Also on April 11, we signed a confidentiality agreement with the Formation group. The confidentiality agreement permitted the Formation group and its representatives to examine confidential, nonpublic information regarding BEI for the purpose of evaluating a possible transaction with BEI pursuant to the same restrictions imposed on other bidders involved in the auction process. BEI committed in the confidentiality agreement to allow the Formation group to participate in BEI’s on-going auction process on an equitable basis with all other potential buyers of BEI.
      Between April 12 and April 14, 2005, Lehman Brothers and JPMorgan sent a first round process letter to 24 potential bidders or bidding groups that invited non-binding written indications of interest for a proposed transaction to be submitted no later than 5:00 p.m. (EDT) on May 9, 2005. The letter described, in specific terms, the items to be addressed in a proposal.
      During the first phase of the sale process, BEI management accommodated the requests of potential bidders to meet and ask questions about the current legal structure of the Company and potential savings that might be achievable from certain changes to that structure. The management team participated in six such meetings. In advance of these meetings, a set of ground rules for any discussion was prepared, which dictated that there would be no management presentation, and that all questions, topics and a list of attendees must be provided in writing in advance to Lehman Brothers. In addition, bidders were prohibited from discussing with management any plans or proposals regarding management’s potential continued role at BEI following a transaction, including terms of employment. These rules were orally communicated to all parties requesting a meeting.
      On April 28, 2005, the independent members of the Board of Directors met to consider the advisability of making available to all bidders as part of the bidding process a “stapled” debt financing package under which the winning bidder would have access to pre-arranged real estate-based debt financing to support the purchase of BEI. Because the auction process required multiple parties to undertake time consuming and expensive due diligence without assurance that they would be the selected bidder, the independent members of the Board, after consultation with Lehman Brothers, JPMorgan and their legal advisors, determined that making a “stapled” financing package available to all bidders would increase the likelihood of multiple bidders remaining in the auction for the longest possible period, thereby increasing the competitiveness of the auction. In addition, they believed that providing the common real estate due diligence that would be generated as part of the “stapled” financing package and could be utilized by any potential lender would increase the likelihood that the winning bidder would have a fully committed debt commitment at the time of announcement of any agreement. Accordingly, the Board instructed Lehman Brothers and JPMorgan, together with its legal advisors, to work with management to develop a debt financing package to be offered to all bidders by JPMorgan and Lehman Brothers, and to produce the underlying real estate due diligence necessary to support such debt financing in a manner that could be used by any other provider of the real estate financing to support a bid. In light of the financial interest of JPMorgan and Lehman Brothers as the result of the proposed “stapled” financing, the independent members of the Board also discussed their desire for independent financial advisory services.
      By April 28, 2005, we had executed confidentiality agreements with 23 potential bidders or bidding groups providing access to the online data room and other Company information relevant to a potential transaction.
      On May 9, 2005, Mr. Floyd, Jeffrey Freimark, our Chief Financial Officer, and the Finance Committee of our Board of Directors met with representatives of three financial advisory firms, including CIBC World Markets, regarding an engagement to render an independent opinion to the Board in connection with the proposed sale of BEI. The BEI Board subsequently engaged CIBC World Markets for this purpose.
      On May 9 and 10, 2005, we received preliminary indications of interest from five bidders or bidding groups for the purchase of the entire Company at prices ranging from $11.00 to $12.50 per share, including two groups which proposed to purchase the Company through separate but related transactions. The preliminary indication of interest submitted by NASC proposed a price of $12.00 per share. We also received indications of interest from four parties interested in purchasing only the rehabilitation and/or hospice components of our business.

      At a meeting of the Board of Directors on May 15, 2005, management and representatives of Lehman Brothers and JPMorgan provided the Board with an update regarding the ongoing sale process and the preliminary indications of interest with respect to the purchase of BEI that had been received. After discussion of the preliminary indications of interest, the Board of Directors authorized management to continue discussions with all bidders or bidding groups which had submitted preliminary indications of interest, but to indicate to one bidder that a condition of its further participation in the auction process was to provide additional detail concerning the status of its due diligence review and the sources of its debt and equity financing.
      Also at the May 15 Board meeting, in order to maximize the value to be obtained for the whole company, Lehman Brothers and JPMorgan were authorized to share the names of potential bidders for our ancillary businesses with bidders for the whole company which had been invited to participate in the second round of the auction.
      On May 16, 2005, Lehman Brothers received a call from a party that had not submitted an indication of interest, inquiring about the status of the auction process and whether the Board was still accepting indications of interest. During this and subsequent phone conversations, the party was informed that while preliminary indications of interest had been due on May 9, as outlined in the process letter it had received, the Board was willing to consider any and all credible proposals. Accordingly, this party was encouraged to submit a proposal.
      On May 25, 2005, independent members of the Board of Directors met with representatives of Covington & Burling via teleconference to discuss the existing employment, change of control, severance, and incentive plans and other arrangements of BEI. Because the employment plans and agreements pre-dated (in many cases by several years) the initial December 2004 contact from Formation, the independent directors of BEI sought an evaluation of the impact of the employment plans and agreements and recommendations for addressing the plans and agreements in the context of a merger transaction. The independent members of the Board instructed representatives of Covington & Burling to work with BEI’s benefits consultants, Towers Perrin, to develop recommendations to address the operation of the plans and agreements in the context of a change of control of BEI.
      During May and June, 2005, nine bidders or bidding groups continued to access the data room for continued due diligence investigations, and BEI and its legal advisors, in consultation with Lehman Brothers and JPMorgan, worked on a draft merger agreement and disclosure schedule to be sent to bidders. In addition, during this period, JPMorgan and Lehman Brothers worked with the Company’s management to develop a stapled financing package and organize the common real estate due diligence that would be made available to all bidders at the Company’s expense.
      During the week of June 6, 2005, the management of BEI hosted formal in-person management presentations at the offices of Latham & Watkins and Lehman Brothers for each of the potential round two bidders. The meetings included a formal presentation by management about the Company, its organization, lines of business, operations, strategies, and historical and projected financial performance, including potential upside opportunities. Potential bidders had the opportunity to ask questions during the presentation. A series of breakout sessions on more specific topics requested by each potential bidder also occurred on the same day or on follow-up telephone calls. However, the bidders were prohibited from discussing with management any plans or proposals regarding management’s potential continued role at BEI following a transaction, including terms of employment.
      During the weeks of June 13 and June 20, 2005, the management of Aegis and Aseracare, the rehabilitation and hospice business units of BEI, hosted formal in-person management presentations in Milwaukee, Wisconsin for each of the parties interested in partnering with a bidder for the whole Company to acquire one or more of the ancillary businesses. The meetings included a formal presentation by BEI’s management about the line or lines of business of interest to the party, operations, strategies and historical and projected financial performance, including potential upside opportunities. However, the bidders were prohibited from discussing with management any plans or proposals regarding management’s potential continued role at BEI following a transaction, including terms of employment.

      On June 17, 2005, our Board of Directors met via teleconference to review the results of the due diligence presentation meetings with bidders and to provide a status report on the bidders remaining in the process and their levels of interest. Management, Lehman Brothers and JPMorgan provided a full briefing concerning the existing and potential bidders, and made recommendations regarding the procedures to be transmitted to the bidders. The Board of Directors then authorized Lehman Brothers and JPMorgan to transmit bidding instructions to bidders remaining in the process.
      In executive session, the independent directors then discussed with Mr. Floyd the ground rules for discussions between management and bidders about the future role of management with BEI following the closing of the merger. After discussion, Mr. Floyd agreed with the independent directors that no discussions between members of the BEI management team and any bidder regarding the future role of the existing BEI management team would take place until after the submission of firm bids, and then only on the basis of a common set of criteria developed by management and approved by the independent members of the Board of Directors.
      Following the Board of Directors meeting on June 17, 2005, Lehman Brothers and JPMorgan sent instructions to five final bidders or bidding groups regarding the procedures for submitting firm bids for BEI on July 15, 2005.
      On June 21, 2005, we received a letter from another potential bidder indicating an interest in acquiring the Company at $12.50 per share. However, in light of the timing of the letter and its lack of detail regarding the proposal, Lehman Brothers and JPMorgan were instructed to advise this bidder that it would not be invited to continue in the second round of bidding at that time but that it was welcome to develop a more comprehensive proposal, in which case it would be allowed to participate in the second round of the auction.
      On June 27, 2005, independent members of our Board of Directors’ Nominating and Compensation Committee and Finance Committee met with representatives of Covington & Burling via teleconference to review in detail the operation of the legacy employee benefit plans and agreements and their impact on a sale of BEI. Covington & Burling then briefed the directors on the tentative recommendations of Covington & Burling and Towers Perrin to address the change of control payments and other terms required under those legacy agreements in connection with a transaction. The directors instructed Covington & Burling to develop a full presentation for the June 29 meeting of our Board of Directors.
      On June 29, 2005, our Board of Directors met via teleconference with management, BEI’s legal advisors, Lehman Brothers and JPMorgan to discuss the proposed draft merger agreement. Latham & Watkins and Covington & Burling explained various provisions in the draft merger agreement to the Board. At that meeting, the Board met in executive session without Mr. Floyd and without other members of management present. The independent members of the Board discussed the impact of certain provisions in the employment, severance and change of control agreements applicable to a number of BEI employees, and certain employee benefit plans, the terms of which could require BEI to create trusts or other financial security for the payment of certain benefits to employees following a change of control. The Board instructed its legal advisors to work with management to develop, for consideration by the Board, mitigation strategies to minimize the impact on bidders of the change of control costs imposed by the terms of the pre-existing agreements and plans.
      On July 8, 2005, John Fowler, the chairman of our Board of Directors’ Nominating and Compensation Committee, met via teleconference with Mr. Floyd and representatives of Covington & Burling to review the proposed treatment of the legacy employment agreements and employee plans in the context of a change in control of BEI. Mr. Fowler directed that Covington & Burling prepare materials for a full presentation to the Board of Directors at its next meeting.
      On July 11, 2005, our Board of Directors met via teleconference and reviewed with Covington & Burling the terms of the legacy employment agreements and plans, their potential costs in a change of control transaction and alternatives for addressing those costs. In executive session without members of management present, the independent members of the Board of Directors discussed alternatives for addressing the costs associated with the legacy agreements and plans, including the possibility of seeking waivers from employees of certain benefits to which employees were entitled under the plans. The independent directors instructed

Covington & Burling to explore with senior management whether such waivers might be obtainable and, if not, whether there were other mitigation strategies that we could pursue to minimize the impact of the change of control payments on the bidding process.
      On July 13, 2005, representatives of BEI had separate meetings via teleconference with representatives of NASC, the Formation group and one other bidder to discuss proposed changes to BEI’s compensation plans and agreements in connection with a sale transaction.
      On July 15, 2005, we received separate bids for the purchase of 100% of the equity of BEI from the Formation group and NASC, together with a mark-up, in each case, of the merger agreement. The Formation group proposed to pay $12.00 per share in cash, subject to reduction to $11.75 if BEI did not take actions (including and in addition to those outlined by BEI’s representatives on July 13) to reduce the change of control payments to employees under the terms of their existing agreements. The Formation group’s proposal was also conditioned on a sale of BEI’s ancillary businesses to a third party, as well as significant (but unspecified) reductions in BEI’s capital expenditures to make available more cash from BEI for purposes of the closing. NASC proposed to pay $12.65 per share in cash. Another bidder indicated that it would pay more than $11.50 per share, but did not submit a firm bid or a mark-up of the merger agreement.
      On July 18, 2005, the Board of Directors met via teleconference with management and BEI’s legal advisors, together with Lehman Brothers and JPMorgan, who briefed the Board of Directors on the proposals received from NASC and the Formation group.
      Between July 18 and July 21, 2005, Lehman Brothers and JPMorgan contacted NASC and the Formation group about each of their bids and sought further details concerning the pricing, conditionality and steps needed to complete agreements with each bidder.
      On July 20, 2005, the Nominating and Compensation Committee of the Board of Directors met via teleconference with representatives of Covington & Burling and Towers Perrin to discuss different means of addressing the change of control costs associated with BEI’s employment, change of control, and severance agreements and employee benefit plans. Towers Perrin confirmed to the Nominating and Compensation Committee that the terms of the plans and agreements left the Board with little discretion to reduce the payments, and that a significant portion of the costs was associated with “gross up” provisions under which BEI was contractually obligated to pay excise taxes for the benefit of employees receiving severance and/or change of control-related payments. Covington & Burling confirmed that discussions with senior management concerning the possibility of waivers of the change of control benefits had not been fruitful. Covington & Burling reported that because the provisions of the BEI employee benefit plans and agreements (and the associated benefits to employees associated with change of control) were contractual, long-standing and had been adopted at a time when the Company’s stock was trading at a fraction of the prices being proposed by the current bidders, senior management had expressed the view, and believed that other covered employees would similarly view, that the change of control benefits were viewed as “fully vested” for prior performance and that employees would not be willing to relinquish those benefits voluntarily. After extensive discussion, the members of the Nominating and Compensation Committee concluded that the contractual benefits afforded by the change of control plans and agreements would be regarded by the employees as fairly reflecting their past contributions to the business, and that the value of the employees’ continued cooperation in effecting a sale of the Company was paramount. The members of the committee then concluded that further negotiations with employees seeking voluntary reductions in their contractual change of control benefits would be unproductive and not in the best interests of the Company’s stockholders. On the advice of Towers Perrin and Covington & Burling, the Nominating and Compensation Committee considered the possibility of making early payments of certain benefits, including benefits that were either previously earned by the affected employees or would, in the ordinary course, be paid shortly after the beginning of the calendar year (in respect of services rendered and/or Company performance in the prior year) as a potential means of obtaining employee waivers of certain arbitration, security and “trust” deposit provisions in their agreements that would operate upon a change of control. Such early payments would also reduce the out-of-pocket cost and future excise tax obligations faced by BEI upon a change of control. See “The Merger — Interests of Certain Persons” beginning on page 52.

      On July 21, 2005, the Board of Directors met at the New York offices of Lehman Brothers with management, BEI’s legal advisors, Lehman Brothers and JPMorgan, who described the proposals received from NASC and the Formation group in detail. After an extensive discussion of the proposals, including an executive session in which neither Mr. Floyd nor any other members of BEI’s management participated, the Board instructed management, its legal advisors, Lehman Brothers and JPMorgan to continue negotiations with NASC and the Formation group with the goal of improving both bids, from a financial and legal standpoint. From a legal perspective, the Board was particularly interested in reducing the conditionality of both bids with respect to financing and related real estate matters and with respect to the Formation group’s proposed condition that BEI’s ancillary businesses contemporaneously be sold to third parties.
      Between July 21, 2005 and August 16, 2005, numerous meetings and teleconferences were held between BEI’s legal advisors, Lehman Brothers and JPMorgan and representatives of the Formation group and NASC.
      On July 29, 2005, NASC sent a letter to BEI in care of Lehman Brothers modifying its proposal by agreeing to increase the consideration offered to $12.70 per share and to post a $5 million letter of credit at the signing of the merger agreement which would be forfeited if NASC terminated the merger agreement within a 30-day due diligence period. At the end of the 30-day due diligence period, NASC offered to post an additional $45 million letter of credit, for a total $50 million deposit, to support payment of a business interruption fee in the event the merger agreement were terminated for specified reasons after the initial 30-day due diligence period.
      On July 29, 2005, our Board of Directors met via teleconference with BEI’s legal advisors, Lehman Brothers and JPMorgan, who briefed the Board on the revised proposal from NASC. After discussing the proposal, the Board instructed management and such advisors to continue negotiations with NASC and the Formation group with the goal of improving both bids, and to also focus on negotiating the detailed terms of a merger agreement with NASC.
      On August 5, 2005, our Board of Directors received an update via teleconference from BEI’s legal advisors, Lehman Brothers and JPMorgan. Lehman Brothers and JPMorgan reported that NASC had increased its bid to $12.80 per share, agreed to make a $7 million deposit and have a total business interruption fee of $65 million and indicated that this was its best and final offer. The Board instructed management, together with BEI’s legal advisors, Lehman Brothers and JPMorgan, to start negotiating on a fast track with NASC based on this latest proposal and simultaneously to continue to try to improve the Formation group’s bid, especially with respect to conditionality surrounding the sale of the ancillary businesses.
      Between August 5, 2005 and August 16, 2005, representatives of BEI along with our legal advisors, Lehman Brothers and JPMorgan met in person and via teleconference with representatives of NASC, its legal counsel Troutman Sanders LLP, and its financial advisors to discuss and negotiate the merger agreement.
      On August 11, 2005, the Board of Directors received an update via teleconference from BEI’s legal advisors, Lehman Brothers and JPMorgan on the status of negotiations with NASC and communications with the Formation group.
      On August 13, 2005, the Finance Committee of our Board met via teleconference with representatives of Covington & Burling to review the status of the bids and negotiations. The Finance Committee members instructed Covington & Burling to report regularly to Mr. Fowler (and other independent members of the Board) on the progress of negotiations.
      From the evening of August 14 through the afternoon of August 15, 2005, BEI’s legal advisors, Lehman Brothers and JPMorgan met with Troutman Sanders to negotiate the final terms of a proposed merger agreement, under which NASC would make a $7 million deposit, of which $3.5 million would be refundable during the first seven days in the event that NASC’s financial advisors were not satisfied with the progress of due diligence and appraisals on BEI’s real property. NASC outlined other terms of its proposed offer, including a 30-day period in which to post the additional $53 million deposit or letter of credit to secure a proposed $60 million business interruption fee. In response to a BEI proposal that the parties delay the execution of a merger agreement until the additional due diligence could be completed, NASC stated that it was unwilling to proceed with further due diligence and negotiations unless BEI signed an agreement with

NASC as proposed. However, NASC agreed that during the seven-day period following the execution of an agreement, BEI could accept without payment of a breakup fee (other than the return of NASC’s deposit and the payment of up to $3.5 million in NASC’s documented out-of-pocket expenses) a superior proposal involving a higher price to stockholders. NASC demanded that it have prior notice of any superior proposals, and a right to submit its own superior proposal in response. After consulting with Mr. Fowler and other independent members of the Board, our legal advisors proceeded to draft provisions for the merger agreement reflecting the latest proposals for consideration by the full Board.
      On August 15, 2005, our Board of Directors met at the New York offices of Lehman Brothers with management and BEI’s legal advisors, Lehman Brothers, JPMorgan and CIBC World Markets. Representatives of Covington & Burling, Latham & Watkins, JPMorgan and Lehman Brothers reviewed for the Board of Directors in detail the terms of the merger agreement and other aspects of the NASC proposal, including, in particular, the business interruption fee that would be payable by NASC under certain circumstances if NASC terminated the merger agreement and the termination fees that would be payable by BEI under certain circumstances if we terminated the merger agreement. The Board reviewed the NASC agreement as compared to the latest Formation group proposal. The Board noted that the Formation group proposal was at a lower price per share and had significantly greater conditionality involving the minimum cash requirements at closing, the nature of the regulatory approval process for transfer of BEI’s health care licenses and more restrictive operating covenants prior to closing. In addition, the Board noted that the Formation group’s proposal was dependent on the proceeds from the sale of BEI’s ancillary businesses as a source of cash to fund the payment of the purchase price at closing. There was also a discussion surrounding the financing risk and issues involving the ability of NASC to obtain adequate real estate appraisals to obtain debt financing for the transaction. The Board also discussed the relative weakness of the equity commitment being provided by NASC as compared with the equity sources offered by the Formation group. The Board instructed JPMorgan and Lehman Brothers to provide whatever assistance they could to facilitate the financing of the NASC transaction, including the real estate appraisal process. After a full discussion of the proposed NASC agreement and the Formation group’s proposal, including an executive session in which neither Mr. Floyd nor any other members of the management team participated, each of JPMorgan, Lehman Brothers and CIBC World Markets separately reviewed with the Board of Directors its financial analysis of the per share consideration as then proposed.
      On August 16, 2005 representatives of Lehman Brothers and Latham & Watkins received calls from representatives of Eureka Capital, financial advisor to the Formation group, and Fried, Frank, Harris, Shriver & Jacobson LLP, legal advisor to the Formation group, who reported that the Formation group had revised its offer to remove the requirement that certain ancillary businesses be divested as a condition to closing and to increase the per share merger consideration to $12.80 per share. The Formation group then delivered a letter to Lehman Brothers confirming the offer and requesting that BEI engage in further negotiations with the Formation group. By its terms, that written offer was to expire on August 17 at 5:00 p.m. (EDT).
      On August 16, 2005, the Board of Directors met by teleconference with management, BEI’s legal advisors and Lehman Brothers, JPMorgan and CIBC World Markets. Representatives of Lehman Brothers reported on the revised proposal from the Formation group. There was then a discussion comparing the two proposals. The Board determined that the NASC proposal remained preferable, considering in particular the fact that a merger agreement was ready to be signed with NASC, while an agreement with the Formation group remained to be negotiated, and also the relatively unprotected nature of the transaction with NASC for a short period following the signing of the merger agreement, which would provide the Formation group the ability to submit a topping bid during that period. Each of JPMorgan, Lehman Brothers and CIBC World Markets then separately delivered to the Board its oral opinion, confirmed by delivery of a written opinion, to the effect that, as of August 16, 2005 and based on and subject to the matters described in its opinion, the $12.80 per share merger consideration was fair, from a financial point of view, to the holders of BEI common stock. Following additional discussion and deliberation, on recommendation of the independent members of the Board of Directors, the Board (with Mr. Floyd abstaining) approved the merger agreement with NASC and the transactions contemplated by the merger agreement and resolved to recommend that our stockholders vote to adopt that merger agreement.

      On August 16, 2005, we entered into a merger agreement with NASC, NASC Acquisition and SBEV. Prior to the opening of trading on the New York Stock Exchange on August 17, 2005, BEI issued a press release announcing the execution of the merger agreement with NASC.
      On August 18, 2005, the Formation group sent a letter to BEI indicating its disappointment with BEI’s execution of the merger agreement with NASC and offering to purchase BEI for $12.90 per share in cash, post a $10 million deposit and not condition the transaction on the sale of the ancillary businesses. The bid was also contingent on no more than $3.5 million being payable to NASC as a termination fee. The letter also attached commitments from the Formation group’s sources of financing. As required by the merger agreement, NASC was notified of the Formation group’s letter, and NASC responded by expressing its continuing desire to acquire BEI.
      At 4:00 p.m. (EDT) on August 18, 2005, a telephonic meeting of the Board of Directors was convened to discuss the proposal from the Formation group. After a discussion of the proposal and the requirements of the merger agreement with NASC, the Board concluded that the proposal from the Formation group was reasonably likely to constitute a superior proposal under the merger agreement and, therefore, satisfied the conditions for BEI to engage in discussions with the Formation group about its proposal. The Board of Directors instructed BEI’s management, together with BEI’s legal advisors, Lehman Brothers and JPMorgan, to negotiate with the Formation group in order to receive a revised proposal from them later that evening that the Board could consider.
      At 10:30 p.m. (EDT) on August 18, 2005 a telephonic meeting of the Board of Directors was convened to discuss a revised proposal from the Formation group. The revised proposal was consistent with the proposal received earlier in the day, with more detail on certain points requested by BEI. After a lengthy discussion of the revised proposal and the requirements of the merger agreement, on the recommendation of the independent directors, the Board of Directors concluded that the revised proposal was a superior proposal under the merger agreement and, in accordance with the merger agreement, that NASC be notified of that determination and BEI’s intention to accept the proposal from the Formation group between noon and 5 p.m. on August 23, 2005. That notice was delivered to NASC and the Formation group later that evening. Under the NASC merger agreement, if BEI terminated the merger agreement by 5:00 p.m. (EDT) on August 23, 2005 to accept a superior proposal, the termination fee payable to NASC would be $3.5 million; after 5:00 p.m. (EDT) on August 23, 2005, the termination fee payable to NASC would have increased to $20 million (or to $60 million if NASC had at the time of such termination posted a cash deposit or letter of credit for an additional $53 million).
      From August 19 to August 21, 2005, representatives of BEI and the Formation group met to negotiate a merger agreement reflecting the most recent Formation group proposal. At the instruction of the Board, our legal advisors, Lehman Brothers and JPMorgan had regular calls with Mr. Fowler and other independent members of the Board during the negotiations. At the instruction of the Board, these advisors sought to have the Formation group further improve its most recent bid. The Board believed that NASC would match or top a $12.90 bid from Formation, and such advisors urged Formation to increase its bid to a level above which NASC was able to bid.
      The Formation group’s representatives confirmed that the Formation group was not prepared to bid more for BEI. According to the terms of our merger agreement with NASC, a higher bid from Formation would have required a separate notice to NASC, extending the negotiations beyond the period during which a $3.5 million break up fee would be payable to the point at which a higher $20 million breakup fee would have been payable to NASC. The Formation group indicated that it was not prepared to acquire BEI if BEI were required to pay an increased termination fee to NASC. Further negotiations with the Formation group’s representatives confirmed a continued and significant shortfall between BEI’s own projections for cash balances at the likely closing date, and the Formation group’s financial model for the sources and uses of cash, and debt and equity financings to support of the purchase price. Continued negotiations with the Formation group over operating covenants to be applied to BEI between the execution of the merger agreement and closing focused on the preservation of cash and BEI’s belief that the restrictive nature of the covenants proposed by the Formation group contributed to additional execution risk in the proposed transaction.

      On August 21, 2005, BEI’s representatives again met with representatives of the Formation group to explain the need for a higher price and for more flexibility in the proposed operating covenants applicable to BEI. BEI’s representatives also explained that other elements of the Formation group proposal, particularly those involving the conditions to closing and the structure of the regulatory approval process proposed by the Formation group, would raise concerns with the Board concerning the conditionality of the Formation group proposal. The Formation group’s representatives indicated that they believed there was no further flexibility on price terms, but that they would evaluate whether the Formation group could agree to additional flexibility with respect to operating covenants, closing conditions and the proposed regulatory approval process.
      On August 22, 2005, the Board of Directors met by teleconference with management, BEI’s legal advisors, and Lehman Brothers, JPMorgan and CIBC World Markets. BEI’s legal advisors, Lehman Brothers and JPMorgan reported on the progress of negotiations with the Formation group. It was noted that the Formation group was unlikely to bid more than $12.90 per share, in part because of the Formation group’s refusal to permit BEI to pay to NASC an increased termination fee associated with a new Formation group proposal at a price higher than $12.90 per share. Based on a review of the Formation group’s financial model by Lehman Brothers and BEI’s management, the Board also expressed continuing concerns over the validity of the Formation group’s assumptions regarding the amount of cash in BEI available for use as part of the purchase price. However, the Board believed that the Formation group’s recent indications of flexibility with respect to operating covenants and closing conditions suggested that continued negotiations were appropriate, and the Board authorized BEI’s legal advisors, Lehman Brothers and JPMorgan to engage in further negotiations with both NASC and the Formation group for a higher price, and to agree to increased deal protection if either party agreed to increase the merger consideration above $12.90 per share.
      As a result of those discussions, NASC indicated that it would increase its offer to $13.00 per share in exchange for increased deal protection, but the Formation group indicated it was not willing to increase its offer.
      During the evening of August 22 and throughout the day on August 23, 2005, representatives of BEI and NASC continued to negotiate over the terms of an amendment to the original NASC merger agreement providing for a $13.00 price per share and an additional $20 million breakup fee payable to NASC in the event of a termination prior to the receipt of NASC’s increased good faith deposit. Mr. Fowler supervised the final negotiations, and, together with directors Donald L. Seeley, James W. McLane and Ivan R. Sabel, participated in multiple calls with our legal advisors, Lehman Brothers and JPMorgan during the night of August 22.
      On the afternoon of August 23, 2005, the Formation group repeated its prior offer of $12.90 per share, and submitted a revised markup of the merger agreement based on its original more restrictive operating covenants, including significant restrictions on capital expenditures and other cash-related operating covenants that the Board believed were designed to close the gap between the closing cash balance projections of the Formation group and BEI’s own closing cash projections.
      On August 23, 2005, the Board of Directors met by teleconference with management, BEI’s legal advisors, Lehman Brothers, JPMorgan and CIBC World Markets. BEI’s legal advisors, Lehman Brothers and JPMorgan reported on the new proposal received from NASC and the terms of a draft amendment to the merger agreement received from NASC. Among other things, NASC proposed to increase the per share merger consideration to $13.00 per share and also to increase the amount of the termination fee payable to NASC prior to NASC raising its business interruption fee deposit to $40 million from $20 million. NASC also agreed to waive its right to terminate the merger agreement with respect to real estate appraisals. The Board then discussed the latest NASC proposal and compared it to the Formation group’s proposal at $12.90 per share. In addition to noting that the terms of its current merger agreement with NASC prohibited the Board from accepting a proposal with a nominal per share value less than that being proposed by NASC, the Board also noted that the Formation group’s proposal would have required BEI to agree to substantially more restrictive operating covenants that the Board viewed as unacceptable because they significantly increased the risk that BEI would be unable to comply with the covenants and thus could not satisfy the closing conditions for the merger. Although the Formation group’s proposal included a stronger equity commitment, the Board did not believe that, in light of these other concerns, this was sufficient to make the Formation group’s proposal superior to NASC’s $13.00 per share proposal. Each of JPMorgan, Lehman Brothers and CIBC World Markets then separately delivered to the Board its oral opinion, confirmed by delivery of a written opinion, to the effect that, as of August 23, 2005 and based on and subject to the matters described in its opinion, the $13.00 per share merger consideration was fair, from a financial point of view, to the holders of BEI common stock. Following additional discussion and deliberation, the Board of Directors approved the amendment to the merger agreement with NASC and the transactions contemplated by the amended merger agreement and resolved to recommend that our stockholders vote to adopt the amended merger agreement. Mr. John P. Howe, III, M.D. (who joined the meeting late) and Mr. Floyd abstained from the vote.
      On August 23, 2005, the amendment to the merger agreement with NASC was executed by BEI and NASC. Prior to the opening of trading on the New York Stock Exchange on August 24, 2005, BEI issued a press release announcing the execution of the amendment to the merger agreement.
      On August 25, 2005, the Formation group filed a statement with the Securities and Exchange Commission indicating that it no longer had any present intention to submit further proposals to acquire BEI.
      On September 19, 2005, NASC notified BEI that it would likely be able to provide the debt commitment letters and solvency opinion required to be submitted to BEI by September 22, 2005, as required by the merger agreement. NASC also confirmed that it would be able to provide an equity commitment letter and letter of credit for the additional $53 million good faith deposit or letter of credit by September 22, 2005, but neither would conform to the terms of the merger agreement because both the equity letter and the letter of credit would be subject to certain additional conditions. NASC at that time identified Fillmore Capital Partners as the likely source of the equity financing for the transaction, but NASC confirmed that Fillmore Capital Partners’ funding would be subject to certain contingencies until mid-November, because Fillmore Capital Partners was working to obtain financing.
      On September 20 and 21, 2005, the Board of Directors met by teleconference with management, BEI’s legal advisors, Lehman Brothers and JPMorgan to discuss developments regarding NASC’s likely failure to satisfy the September 22, 2005 requirements. The Board authorized management and these advisors to continue discussions with NASC regarding potential amendments to the terms of the merger agreement to permit NASC more time to perform.
      On September 21 and 22, 2005, BEI’s representatives continued negotiations with representatives of NASC concerning the terms of a possible amendment to the merger agreement providing NASC more time to fulfill its obligations and permitting BEI to actively solicit superior offers for the acquisition of BEI. The proposed amendment would also modify the terms of the merger agreement relating to a superior proposal, making it easier for BEI to conclude that a superior proposal had been received and eliminating the breakup fee payable to NASC in the event that BEI was able to secure a superior proposal prior to NASC’s fulfillment of its obligations.
      On September 22, 2005, the Board of Directors met by teleconference with management, BEI’s legal advisors, Lehman Brothers and JPMorgan. The Board discussed various alternatives, including terminating the merger agreement. After extensive discussion, including an executive session in which neither Mr. Floyd nor any other members of the management team participated, the Board (with Mr. Floyd abstaining) approved an amendment to the merger agreement providing that the initial good faith deposit would be increased from $7 million to $10 million, the updated debt commitment letters and solvency opinion would not be required to be delivered until October 21, 2005, BEI would have a right to terminate the merger agreement if a firm letter of credit or deposit for $50 million was not delivered by October 21, 2005 and NASC would be required to deliver a firm equity commitment letter and $50 million deposit or letter of credit by November 18, 2005. In addition, until all of these documents were delivered, BEI would not be limited in its ability to speak with other potential bidders, there would be no termination fee payable to NASC, and, in the event BEI terminated the merger agreement in order to enter into a superior transaction with another bidder, BEI would reimburse NASC for its expenses only to the extent NASC had deposited additional cash as a good faith deposit.

      During the night of September 22, 2005, our legal advisors finalized the terms of the second amendment to the merger agreement under the supervision of Mr. Fowler. The second amendment to the merger agreement with NASC was executed by BEI, NASC, NASC Acquisition and SBEV. Prior to the opening of trading on the New York Stock Exchange on September 23, 2005, BEI issued a press release announcing the execution of the second amendment to the merger agreement.
      Between September 23 and November 18, 2005, Lehman Brothers and JPMorgan contacted a number of parties which had previously expressed interest in acquiring BEI, including representatives of the former members of the Formation group, to inquire as to whether they were interested in submitting a proposal that would be more favorable to BEI than the merger agreement with NASC. No proposals for the acquisition of BEI were received from any of the parties contacted.
      On October 21, 2005, Mr. Fowler contacted a principal of Franklin Mutual Advisors, L.L.C., which had formerly been a member of the Formation group, to see if Franklin Mutual had an interest in reforming the Formation group and submitting a competing bid. Franklin Mutual indicated to Mr. Fowler that, at that time, there no longer was a Formation group, and there was no intent to proceed. However, Franklin Mutual indicated it might have a continued interest in making a bid, but not at the pricing levels previously contemplated and not as part of a competitive process with NASC.
      Between October 19 and 21, 2005, BEI, our legal advisors, Lehman Brothers and JPMorgan discussed and negotiated with NASC, Fillmore Capital Partners and their respective legal advisors the forms of updated debt commitment letters and solvency opinion to be delivered to BEI on October 21, 2005.
      On October 21, 2005, NASC delivered updated debt commitment letters and a solvency opinion, as contemplated by the merger agreement.
      During the weeks of November 7 and November 14, 2005, Lehman Brothers and Covington & Burling had regular telephone contact with NASC and Fillmore Capital Partners concerning the status of the equity financing, the updated equity commitment letters and the letter of credit required under the merger agreement for delivery on or before November 18, 2005. NASC expressed Fillmore Capital Partners’ concerns about litigation and legislative developments relating to BEI in Arkansas, but expressed their confidence to both Lehman Brothers and Covington & Burling that the equity financing for the transaction would be in place and that all required deliveries would be made by the November 18 deadline.
      On November 11, 2005, our Board of Directors met with management, BEI’s legal advisors, Lehman Brothers and JPMorgan to discuss the status of the merger agreement with NASC and potential alternatives to the NASC transaction if NASC failed to deliver the equity commitment and letter of credit by November 18, 2005 as required under the merger agreement. The alternative transactions discussed included transactions with other parties which had expressed an interest in BEI, a leveraged recapitalization, the separation of BEI’s real estate assets from its operating assets, a merger with a strategic partner, growth through acquisitions and the continuation of BEI’s strategic plan as an independent company.
      Late in the evening on November 16, 2005, Troutman Sanders advised Covington & Burling that NASC was encountering difficulty in meeting certain of its merger agreement obligations, and raised the possibility that NASC might not be able to fulfill its obligation to deliver a firm equity commitment and letter of credit by the November 18 deadline as required under the merger agreement.
      On the morning of November 17, 2005, the Board of Directors of BEI met via teleconference with management, BEI’s legal advisors, Lehman Brothers and JPMorgan to discuss the range of alternatives that could be pursued in the event that NASC was unable to make the required deliveries. The alternatives considered by the Board included termination of the merger agreement and retention of the NASC deposit, further negotiation with NASC over changed terms, and, in either event, contacting other interested parties, including in particular former members of the Formation group, to see if there was continued interest in bidding for the Company. The Board of Directors instructed Lehman Brothers and JPMorgan to contact parties that had expressed continued interest in acquiring BEI to see if they would be interested in pursuing a transaction if NASC did not satisfy its obligations under the merger agreement. The Board also instructed Covington & Burling to advise NASC that in the event that NASC was ultimately unable to meet its obligations under the merger agreement, NASC should submit a specific proposal for dealing with the default. The Board also instructed Covington & Burling to advise NASC that, in the absence of a specific proposal, the Board would have no alternative but to terminate the NASC merger agreement if NASC failed to perform by the November 18 deadline.
      During the afternoon of November 17, 2005, representatives of Dechert LLP and Troutman Sanders LLP, in their capacity as counsel to Fillmore Capital Partners, communicated to Covington & Burling an offer of $12.30 per share for the Company, contingent upon the assignment of the NASC merger agreement (including the $10 million deposit) to Fillmore Capital Partners and certain other changes to the NASC merger agreement. Fillmore Capital Partners’ counsel stated that Fillmore Capital Partners’ offer was without prejudice to NASC’s rights to perform under the merger agreement, and confirmed that they were not asserting that NASC would not perform.
      On November 17, 2005, Lehman Brothers contacted Eureka Capital to see whether any members of the former Formation group remained interested in submitting a bid and pursuing a transaction with BEI, in the event that NASC failed to make the required deliveries on November 18, 2005. After checking with its clients, Eureka advised Lehman Brothers that the individual members of the former Formation group would not submit a bid before any agreement with NASC was terminated and that they did not want to be a “stalking horse” to maintain the pricing with NASC. Lehman Brothers and JPMorgan also contacted other potentially interested parties, but none expressed interest in submitting a bid at that time to acquire BEI.
      At 9:00 a.m. (EST) on November 18, 2005, the Board of Directors met via teleconference to hear reports from Covington & Burling and Lehman Brothers concerning the status of discussions with NASC. Representatives of Lehman Brothers, JPMorgan and Covington & Burling reported on the Fillmore Capital Partners proposal, and noted that NASC had not affirmatively declared that it would not perform its obligations under the merger agreement. The Board discussed whether to submit a counter-proposal, and concluded that NASC had not at that time failed to meet the deadline for its required deliveries and had not affirmatively indicated that it was unwilling or unable to do so. Accordingly, the Board instructed Covington & Burling, Lehman Brothers and JPMorgan not to communicate a specific response to the Fillmore Capital Partners’ proposal until and unless the deadline had passed without performance by NASC.
      By 5:00 p.m. (EST) on November 18, 2005, NASC had not delivered the letter of credit or firm equity commitment letter contemplated by the merger agreement. Shortly after the deadline, Troutman Sanders confirmed to Covington & Burling that NASC endorsed the proposal of Fillmore Capital Partners to permit PSC, a newly formed affiliate of Fillmore Capital Partners, to assume NASC’s obligations under the merger agreement at the reduced purchase price of $12.30 per share.
      On the evening of November 18, 2005, our Board of Directors met via teleconference with management, BEI’s legal advisors, Lehman Brothers and JPMorgan to discuss actions that should be taken as a result of NASC’s failure to make the required deliveries and Fillmore Capital Partners’ proposal at a reduced price. The Board of Directors instructed management and such advisors to continue negotiating the terms and price of a revised agreement with Fillmore Capital Partners and they would consider the best and final terms that could be negotiated against other alternatives that had been discussed at previous Board meetings and were again reviewed at the Board meeting. The Board also advised management and such advisors of the Board’s view that the reduced price of $12.30 per share was not sufficient to warrant assigning the NASC merger agreement and $10 million deposit to Fillmore Capital Partners. The Board further concluded that any negotiated price reduction with Fillmore Capital Partners would need to involve (i) the delivery of an updated equity commitment letter and an irrevocable letter of credit meeting the requirements set forth in the NASC merger agreement, and (ii) the extension of BEI’s ability freely to solicit competing offers to purchase BEI for some period of time without having to pay a break-up fee (other than the reimbursement of Fillmore Capital Partners’ out-of-pocket expenses (including expenses previously incurred by NASC), subject to a reimbursement cap of $30 million) if BEI agreed to accept a superior offer. Finally, on advice from the management team, its legal advisors, Lehman Brothers and JPMorgan, the Board instructed Covington & Burling and Lehman Brothers to communicate to Fillmore Capital Partners a counter-offer of $12.85 per share, together with the requirement that BEI be permitted an additional three weeks actively to solicit competing offers.

      Late in the evening of November 18, 2005, Fillmore Capital Partners rejected BEI’s counter-proposal of $12.85 per share. Fillmore Capital Partners’ representatives reiterated Fillmore Capital Partners’ offer of $12.30 per share, but indicated a willingness to accept an “active shop” clause that extended the time during which BEI and its representatives could actively seek competing superior offers for BEI’s shares.
      On the morning of November 19, 2005, Messrs. Fowler, McLane, Seeley and Floyd met via teleconference with representatives of Covington & Burling and Lehman Brothers to discuss the status of negotiations. The directors instructed BEI’s representatives to obtain a “best and final” offer from Fillmore Capital Partners for discussion with the full Board that afternoon. Following that call, representatives of Covington & Burling communicated the Board’s desire for a best and final offer. During the morning of November 19, 2005, management, BEI’s legal advisors, Lehman Brothers and JPMorgan began to negotiate with representatives of Fillmore Capital Partners and NASC the terms of the third amendment to the merger agreement and assignment of the merger agreement from NASC to PSC.
      On the evening of November 19, 2005, the Board of Directors of BEI met via teleconference with management and BEI’s legal advisors, Lehman Brothers and JPMorgan to discuss the status of negotiations with Fillmore Capital Partners. It was reported to the Board that Fillmore Capital Partners had rejected the $12.85 price offered by the Board on the evening of November 18, but had agreed in principle to a price of $12.50 per share, to an extension of the period during which BEI could actively solicit competing offers for its shares, and to other terms relating to the acceleration of certain employee payments and mutual releases between BEI and NASC. Other terms of the amendment continued to be negotiated. The Board of Directors instructed management and such advisors to continue to negotiate the terms of the amendment and determined to meet on the following day to determine what action to take, based on the final terms for a merger agreement with Fillmore Capital Partners.
      On the evening of November 20, 2005, our Board of Directors met via teleconference with management, BEI’s legal advisors and Lehman Brothers, JPMorgan and CIBC World Markets. At this meeting, BEI’s legal advisors, Lehman Brothers and JPMorgan discussed the status of negotiations with Fillmore Capital Partners and the terms of the third amendment, including the price of $12.50 per share and the ability to solicit offers for BEI until December 12, 2005 without having to pay a break up fee if a better offer was accepted (other than the reimbursement of Fillmore Capital Partners’ out-of-pocket expenses (including expenses previously incurred by NASC), up to $30 million). The Board discussed the other terms of the amendment and compared the merger agreement, as amended, to the other alternatives available to the Company, including termination of the NASC merger agreement. Each of JPMorgan, Lehman Brothers and CIBC World Markets confirmed that it was prepared to deliver to the Board its opinion (each of which was thereafter delivered in writing) to the effect that, as of November 20, 2005 and based on and subject to the matters described in its opinion, the $12.50 per share merger consideration was fair, from a financial point of view, to the holders of BEI common stock.
      Following additional discussion and deliberation, the Board of Directors approved the amendment to the merger agreement with Fillmore Capital Partners and the transactions contemplated by the amended merger agreement and resolved to recommend that the stockholders of BEI vote to adopt the amended merger agreement. However, the Board also directed Lehman Brothers and JPMorgan again to contact prospective bidders, including representatives of the former Formation group, and actively to solicit superior offers for BEI during the period on or prior to December 12, 2005.
      Later on November 20, 2005, the amendment to the merger agreement was executed by BEI, NASC, NASC Acquisition, SBEV, PSC, PSC Sub and GPH, and PSC delivered to BEI an updated equity commitment letter and a firm letter of credit for $50 million, together with new debt commitment letters and a new solvency opinion. Prior to the opening of trading on the New York Stock Exchange on November 21, 2005, BEI issued a press release announcing the execution of the amendment to the merger agreement.
      On Monday, November 21, 2005, following the issuance of the press release announcing the November 20 amendment to the merger agreement, Lehman Brothers and JPMorgan contacted five parties, including Eureka Capital, the advisors to the former members of the Formation group, who might potentially have an interest in submitting an alternative proposal to acquire BEI. Representatives of Eureka indicated that they would speak with their clients to determine if any of them was interested and call Lehman Brothers and JPMorgan back with a response. The other parties contacted made similar statements. During the week of November 28, all five parties who had been contacted advised Lehman Brothers or JPMorgan that they would not submit an alternative proposal. In particular, representatives of Eureka called Lehman Brothers on December 1, 2005, to advise them that their clients would not submit an alternative proposal.
      On the evening of Monday, December 12, 2005, BEI filed with the SEC a preliminary proxy statement relating to the merger.
      On the evening of December 14, 2005, representatives of PSC communicated to Covington & Burling their concerns about BEI’s potential post-closing liability for reimbursement of excise taxes and associated gross-up payments to certain of BEI’s executives and other employees, and for the loss of tax deductions associated with certain payments to such employees under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). The terms of existing employment and other agreements with such employees required BEI to make such reimbursement payments. In addition, the effect of certain other stock and accelerated incentive payments in connection with the closing of the merger could also trigger the loss of tax deductions under Section 280G for payments both to those employees and to other employees to whom BEI had no contractual reimbursement and gross-up obligations.
      BEI had agreed with PSC and GPH in the merger agreement that the potential post-closing tax and reimbursement liability could be mitigated if certain amounts that would otherwise not be payable prior to the closing were paid instead in 2005 prior to the consummation of the merger. Accordingly, the merger agreement already required BEI to cooperate reasonably with the request by PSC to accelerate specifically identified payments or awards into 2005 to reduce such potential liability, provided that PSC advanced funds to cover the accelerated payments after taking into account specified BEI contributions to the cost of the designated accelerated payments.
      Nevertheless, representatives of PSC asserted its belief that after reviewing information previously supplied to PSC regarding the extent to which such payments would need to be accelerated to eliminate the post-closing tax and reimbursement liability associated with Section 280G, the magnitude of the accelerated cash payments required to reduce the liability to an acceptable level was greater than originally estimated by BEI. PSC requested that BEI agree to further amend the merger agreement to require BEI to accelerate into December 2005 sufficient payments and other employee benefits that would not otherwise be payable prior to the closing of the merger to eliminate all of the potential 280G-related tax and reimbursement liability. Although the merger agreement imposed no dollar limitation on the obligation to advance funds to cover the accelerated payments, PSC would only agree to provide security for $10 million of such accelerated payments to the employees.
      On December 15, 2005, our Board met via teleconference with members of the management team, BEI’s legal advisors and Lehman Brothers and JPMorgan. At this meeting, BEI’s legal advisors reported the status of discussions with PSC. BEI’s legal advisors and management team reviewed the information previously provided to PSC and the issues that a fourth amendment to the merger agreement would probably address, including the mechanics of accelerating certain severance and incentive payments and stock vesting conditions required to eliminate future tax and reimbursement liability associated with Section 280G; a release by PSC, PSC Sub and GPH with respect to information previously provided by BEI regarding such accelerated payments; the provision of a $10 million letter of credit by Fillmore Strategic Investors, L.L.C. in connection with the accelerated payments to employees; and the conditions under which BEI could draw on the additional letter of credit. Our Board discussed the concerns raised by PSC and reviewed and analyzed the alternatives available to BEI.
      The Board then met in executive session with our legal advisors, without Mr. Floyd or any other members of the management team, to further discuss these issues. In executive session, the independent members of our Board considered management’s belief that all information previously provided to PSC was fully accurate and comprehensive, the risk that PSC would not recognize the right of BEI’s employees to receive severance and other payments following the closing and the likelihood that in the absence of any agreement, a significant number of the management team would bring legal claims under their employment and other agreements seeking security for the severance and other payments from BEI at and following the closing. The Board also evaluated the impact on BEI of accelerating such payments (and the vesting of certain stock rights) into 2005, prior to stockholder approval or consummation of the merger. The Board specifically considered the magnitude of the proposed acceleration of benefits to certain employees and the associated loss of senior employee retention incentives as a result of making early incentive and severance payments to (and accelerating stock vesting requirements for) employees, where such payments and accelerated vesting would not otherwise occur prior to consummation of the merger. The Board then discussed its belief that in the absence of an agreement on such December acceleration payments with PSC, the costs associated with the merger and its financing requirements would increase, and that the morale and operating performance of the Company would suffer if members of the management team instituted legal actions and other employment claims against the Company in the period prior to the consummation of the merger. The Board concluded in light of these factors that in the absence of an agreement about the acceleration of payments into December, there was a substantial risk that either PSC would not be willing to and would take a position that it was not required to consummate the merger on the terms previously agreed, or, as a result of employee morale problems, BEI might not satisfy merger closing conditions related to its operating performance. Following additional discussion with BEI’s advisors and additional deliberations, the Board of Directors instructed such advisors to continue to negotiate the terms of a fourth amendment and determined to meet in the evening to select a course of action.
      On Thursday evening, December 15, 2005, the independent members of our Board met via teleconference, without any members of management, for a further discussion with BEI’s legal advisors and Lehman Brothers and JPMorgan. At this meeting, the advisors updated the Board on the status of negotiations with PSC. The Board determined to speak with members of BEI’s human resources and legal teams regarding the mechanics and values of the severance and incentive payments and stock vesting proposed to be accelerated into 2005 in advance of the merger.
      On the morning of Friday, December 16, 2005, our Board met again via teleconference with BEI’s legal advisors, Lehman Brothers, and JPMorgan, and with certain members of management who were not entitled under the terms of their employment to reimbursement and/or gross-up of any excise taxes relating to Section 280G. At this meeting, the management representatives described the details of the various severance and incentive plans and how tax and reimbursement liability relating to Section 280G of the Code could be reduced or eliminated if certain payments and stock vesting were accelerated into December 2005. After further discussion, the Board instructed and authorized BEI’s advisors to continue negotiating with representatives of PSC and determined to meet the following morning.
      On Friday, December 16, 2005, PSC’s and BEI’s respective legal advisors continued to negotiate the terms of the proposed fourth amendment to the merger agreement.
      On the morning of Saturday, December 17, 2005, the independent members of our Board met via teleconference with BEI’s legal advisors to discuss further the terms of the fourth amendment and the mechanics of the various severance and incentive plans and costs of the accelerated vesting and payments. The advisors reported that progress had been made on a number of provisions of the fourth amendment during negotiations with PSC’s legal advisors, but certain issues remained open. After further discussion and deliberation, the independent Board members authorized BEI’s legal advisors to try to complete negotiations with PSC’s legal advisors by Sunday based on terms approved by the Board, and instructed BEI’s legal advisors to make a best and final offer to PSC regarding the terms of the fourth amendment.
      On Saturday and Sunday, December 17 and 18, 2005, BEI’s and PSC’s legal advisors further negotiated the terms of the fourth amendment to the merger agreement, including a proposal from PSC’s representatives to include, in addition to the terms previously discussed, an extension from March 1, 2006 to March 31, 2006, of the date on which the merger agreement would terminate under certain circumstances.
      Later on Sunday afternoon, December 18, 2005, the independent members of our Board met via teleconference with BEI’s legal advisors. At this meeting, BEI’s legal advisors summarized the status of negotiations with representatives of Fillmore Capital Partners and there was a further discussion of the proposed best and final terms of the fourth amendment.

      On the afternoon of Monday, December 19, 2005, the Board met via teleconference with members of the management team, BEI’s legal advisors and Lehman Brothers and JPMorgan to discuss further progress made by the parties on negotiating the terms of the fourth amendment, as well as the impact that accelerating certain severance and incentive payments and stock vesting conditions would have on reducing the Company’s potential liability arising out of Section 280G of the Code. After discussion and deliberation, the Board authorized BEI’s advisors to negotiate the final draft of the fourth amendment to the merger agreement and to meet the following morning to consider approving the fourth amendment and the acceleration of certain employee payments.
      During the evening on Monday, December 19, 2005, BEI’s legal advisors and PSC’s legal advisors negotiated the final terms of the fourth amendment and the $10 million letter of credit.
      On the morning of Tuesday, December 20, 2005, the independent members of our Board met via teleconference with BEI’s legal advisors and Lehman Brothers and JPMorgan. At this meeting, BEI’s legal advisors discussed the status of negotiations with PSC and the terms of the fourth amendment, including the acceleration of certain severance and incentive payments and stock vesting conditions for certain employees, the posting of an additional Fillmore Strategic Investors, L.L.C. letter of credit for $10 million, which could be drawn by BEI under similar conditions for the existing $50 million letter of credit, the release, and the extension of the date on which the merger agreement could be terminated in certain circumstances. The independent members of the Board discussed the other terms of the fourth amendment and compared the merger agreement, as it would be amended, to the other alternatives available to the Company. Following additional discussion and deliberation, the Board, acting solely through its independent members (other than Ms. Seymann, who was absent from the meeting), approved the fourth amendment to the merger agreement with PSC and the transactions contemplated by the amended merger agreement and resolved to recommend that the stockholders of BEI vote to adopt the amended merger agreement.
      In connection with the approval of the fourth amendment, the Board resolved to take the following actions with respect to employee benefit plans:

•	terminate the Executive Deferred Compensation Plan and pay all amounts deferred thereunder on or before December 31, 2005;

•	terminate the Supplemental Executive Retirement Plan and distribute all benefits that would be due at closing to active participants on or before December 31, 2005 and to inactive participants at (or, if necessary, before) the closing of the merger;

•	terminate the Enhanced Supplemental Executive Retirement Plan and distribute all benefits that would be due at the closing of the merger on or before December 31, 2005;

•	accelerate to 2005 the vesting and payment of certain stock and cash awards under the 2003 Long-Term Program otherwise payable in early 2006;

•	accelerate to 2005 the vesting and payment of certain stock and cash awards under the 1997 Long-Term Incentive Plan otherwise payable at closing; and

•	accelerate to 2005 the payment of certain cash severance payments that would become due to certain employees if their employment terminates following a change of control of the Company.

      See “The Merger — Interests of Certain Persons” for a description of the payments, vesting and awards accelerated to 2005.
      Later in the evening of December 20, 2005, the fourth amendment to the merger agreement was executed by BEI, PSC, PSC Sub and GPH, and PSC delivered to BEI the additional letter of credit for $10 million. Prior to the opening of trading on the New York Stock Exchange on December 21, 2005, BEI issued a press release announcing the execution of the fourth amendment to the merger agreement.

Recommendation and Reasons

Recommendation of BEI’s Board of Directors
      After careful consideration, BEI’s Board of Directors by unanimous vote of all independent directors (other than Ms. Seymann, who was not present at the meeting with respect to the fourth amendment, but subsequently affirmed her approval of the matters approved and recommended at such meeting):

•	has determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of BEI and its stockholders;

•	has approved the merger agreement;

•	recommends that BEI’s stockholders vote “FOR” the approval and adoption of the merger agreement at the special meeting;

•	recommends that BEI’s stockholders vote “FOR” the authorization of the proxies to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit proxies in favor of the approval and adoption of the merger agreement if there are not sufficient votes for approval and adoption of the merger agreement at the special meeting; and

•	recommends that the BEI stockholders vote “FOR” the authorization of the proxies to vote on such other matters as may properly come before the special meeting if any adjournment or postponement of the special meeting.

BEI’s Reasons for the Merger
      The Board of Directors consulted with BEI’s senior management and legal and financial advisors and considered a number of factors in evaluating the merger agreement and the transactions contemplated by the merger agreement. The factors considered by the Board included those set forth below:

•	The Board’s belief that a sale of BEI for cash was more favorable to BEI’s current stockholders than any other alternative reasonably available, including the following other alternatives:

•	conducting a leveraged recapitalization of the business to finance a redemption transaction, in order to provide partial liquidity for stockholders;

•	restructuring the ownership of BEI, in an effort to limit the Company’s ongoing exposure to litigation costs; and

•	continuing to operate BEI under its current or a revised strategic plan, seeking longer term growth in share value and potentially increased dividends through earnings growth.

The Board concluded that a cash sale of BEI shares was superior to each of these alternatives because of the uncertain returns to the stockholders in light of BEI’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, and the nature of the long-term care and healthcare industries, including the risks associated with professional liability claims brought against BEI and potential changes in Medicare and Medicaid reimbursement rates;

•	The Board’s belief that the sale to Fillmore Capital Partners offered better potential value than the other alternatives available to BEI, including the alternatives of selling the component parts of the BEI business to multiple bidders (whether in a single transaction or a series of transactions) or remaining a stand-alone, independent company;

•	The belief that the Fillmore Capital Partners cash merger transaction was the best third-party purchase transaction available to BEI, given the extensive public auction process conducted by and on behalf of BEI, the active supervision of that process by the independent directors of the Company and the efforts made by and on behalf of BEI to negotiate and execute a merger agreement more favorable to BEI, including with parties other than NASC and its successor PSC;

•	The belief that the transaction contemplated in the merger agreement was superior to other merger transaction alternatives available to BEI, in particular as the result of concerns of the independent directors of BEI about the proposed operating covenants, closing conditions and regulatory approval strategy underlying the July and August bids by the Formation group;

•	The belief that no superior offer for the purchase of BEI shares would be forthcoming, based on the efforts undertaken by and on behalf of BEI to solicit competing proposals for the purchase of the Company, including from former members of the Formation group, during the period after September 23, 2005, when BEI would not have been required to pay a termination fee to NASC if BEI terminated the merger agreement with NASC to enter into a merger agreement with another party;

•	The provisions of the merger agreement which permitted BEI to continue soliciting superior proposals (subject only to reimbursement of up to $30 million in PSC’s expenses) until December 12, 2005;

•	The provisions in the merger agreement which provide BEI with the ability to respond to, and to accept after December 12, 2005, an unsolicited offer that is more favorable to the Company’s stockholders than the merger, subject to the requirement to pay PSC a break-up fee equal to $60 million;

•	The Board’s belief, following the Formation group’s announcement of its interest in acquiring BEI, that there had been a dramatic increase in the proportion of the Company’s stockholders who had a short-term horizon for the performance and liquidity of their investments, and that the transaction contemplated in the merger agreement is more beneficial to all stockholders, including those with such a short-term horizon, than any of the alternatives available to BEI;

•	The current and historical market prices of BEI’s common stock, including the market price of BEI’s common stock relative to those of other industry participants and general market indices, and the fact that the cash merger price of $12.50 represented premiums of 33.3%, 49.7%, 60.3%, 83.0% and 99.0%, respectively, to the volume weighted average closing price of BEI’s common stock during the 1 day, 6 month, 12 month, 24 month, and 36 month periods prior to and including January 24, 2005, the day of the Formation group’s filing indicating its intention to acquire the Company;

•	The financial presentation of Lehman Brothers, including its opinion, dated November 20, 2005, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of BEI common stock of the merger consideration offered to such holders (see “The Merger — Opinions of Financial Advisors — Opinion of Lehman Brothers”);

•	The financial presentation of JPMorgan, including its opinion, dated November 20, 2005, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of BEI common stock of the merger consideration to be received by such holders (see “The Merger — Opinions of Financial Advisors — Opinion of JPMorgan”);

•	The financial presentation of CIBC World Markets, including its opinion, dated November 20, 2005, to the Board, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of BEI common stock of the merger consideration to be received by such holders in the merger (see “The Merger — Opinions of Financial Advisors — Opinion of CIBC World Markets Corp.”);

•	The payment of the merger consideration in cash, which is not subject to a risk of fluctuation in value;

•	The financial and other terms and conditions of the merger agreement and the fact that they were a product of arm’s-length negotiations between the parties;

•	The incentives to PSC to arrange for financing of, and consummate, the merger provided by provisions in the merger agreement which required PSC to assume a deposit with BEI of $10 million and provide letters of credit for an additional $60 million, with such funds to be available to BEI in the event the merger agreement is terminated under circumstances in which PSC owes a business interruption fee to BEI;

•	The Board’s belief that the source of the equity financing had a reimbursement obligation for any amounts drawn on the letter of credit and, therefore, an incentive to provide the necessary equity funding; and

•	The ability of BEI’s stockholders to exercise appraisal rights under Delaware law.

      In addition to taking into account the foregoing factors, the Board of Directors also considered the following potential drawbacks and risks associated with the merger in reaching its decision to approve the merger agreement:

•	The fact that PSC is a newly formed entity with no assets or operations of its own;

•	The fact that Fillmore Strategic Investors, the provider of the equity commitment letter, is a newly formed entity that must rely on its source of equity to fund the $350 million required to satisfy its obligations under the equity commitment letter;

•	The fact that an investor providing necessary funds to Fillmore Strategic Investors has the express contractual right, under the terms of the Fillmore Strategic Investors agreement, to decline to make any further investment, limiting its investment to the amount necessary to enable Fillmore Strategic Investors to honor its $60 million reimbursement obligations under the letters of credit posted with BEI under the merger agreement;

•	The risk that Fillmore Strategic Investors may not have sufficient management and other human resources available to it to complete the regulatory and managerial steps necessary to prepare for the closing;

•	The risk that the debt commitment providers will not or will not be able to perform their obligations under their debt commitments, or that the conditions in those commitments are not satisfied to provide funds for payment of the purchase price at closing;

•	The risks and costs to BEI if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	The acceleration, prior to the closing, of a substantial portion of incentive and deferred compensation payments to the Company’s management and employees as required under the merger agreement, and the attendant loss of retention incentives for the recipients of such payments prior to stockholder approval of the transaction and the closing of the merger;

•	The fact that PSC will have the right to terminate the merger agreement if BEI has not accelerated sufficient incentive and deferred compensation payments to the Company’s management and employees as required under the merger agreement and as a result there are or are reasonably likely to be certain costs related to taxes to PSC and its affiliates in connection with the merger in excess of $5,000,000;

•	The fact that employee retention in advance of stockholder approval of the transaction and/or the closing of the transaction may be adversely affected by employee concerns over the purchaser’s plans for continued employment of existing employees subsequent to the consummation of the merger;

•	The fact that certain members of management and other employees will be entitled to significant payments upon the merger and, therefore, have interests that are different from, or in addition to, those of BEI’s other stockholders;

•	The fact that BEI’s stockholders will not participate in any future earnings or growth of BEI and will not benefit from any appreciation in value of BEI;

•	The possibility of favorable developments with respect to professional liability claims and/or Medicare and Medicaid reimbursement rates that could result in BEI becoming more profitable;

•	That as a result of the highly leveraged nature of the transaction, there is a risk that the transaction will not close because of requirements in the debt commitment letters;

•	The fact that the merger will be a taxable transaction to the stockholders;

•	The restrictions on the conduct of BEI’s business prior to the completion of the merger, requiring BEI to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent BEI from undertaking business opportunities that may arise pending completion of the merger; and

•	The requirement to pay PSC its out of pocket documented expenses, up to $30 million, in order for the Board of Directors to accept a proposal that is more favorable to the Company’s stockholders than the merger prior to December 12, 2005 and, thereafter, a break-up fee equal to $60 million in order for the Board of Directors to accept a proposal that is more favorable to the Company’s stockholders than the merger thereafter.
The Board of Directors concluded, however, that these potential drawbacks and risks did not outweigh the benefits of the merger to BEI and its stockholders.
      In view of the variety of factors and the amount of information considered, the Board of Directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the above factors in reaching its decision. In addition, individual members of the Board of Directors may have given different weights to different factors and considered factors other than those described above.
Opinions of Financial Advisors

Opinions of Lehman Brothers and JPMorgan
      The Board of Directors of BEI retained Lehman Brothers and JPMorgan to act as its financial advisors in connection with its analysis and consideration of the merger. Both investment banking firms provided the Board of Directors with financial advice and assistance in connection with its evaluation of the merger.
      The full texts of the written opinions of Lehman Brothers and JPMorgan, which set forth the assumptions made, procedures followed, matters considered and relied upon and limitations and qualifications on the review undertaken by each of Lehman Brothers and JPMorgan in connection with their respective opinions, are attached as Annexes B and C, respectively, to this proxy statement and are incorporated herein by reference. The summaries of these opinions set forth below are qualified in their entirety by reference to the full text of the opinions.
      Lehman Brothers and JPMorgan provided their respective advisory services and opinions for the information of the Board of Directors of BEI in connection with and for the purposes of its evaluation of the merger, and such services and opinions are not on behalf of any stockholder or any other person other than the Board of Directors of BEI and should not be used or relied upon for any other purpose. Neither the Lehman Brothers opinion nor the JPMorgan opinion is intended to be, nor does either opinion constitute, a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the merger. Neither Lehman Brothers nor JPMorgan was requested to opine as to, and Lehman Brothers’ opinion and JPMorgan’s opinion do not address, BEI’s underlying business decision to proceed with or effect the merger.
      Opinion of Lehman Brothers. At a meeting of the Board of Directors of BEI held on November 20, 2005, Lehman Brothers delivered to the Board of Directors of BEI its oral opinion subsequently confirmed in writing to the effect that, as of such date and based upon and subject to the factors, limitations, qualifications and assumptions set forth in its opinion, the merger consideration offered to the holders of BEI common stock in the merger was fair, from a financial point of view, to such holders.

      In arriving at its opinion, Lehman Brothers, among other things reviewed and analyzed:

•	the merger agreement as amended and as in effect on the date of the opinion and the specific terms of the proposed transaction;

•	publicly available information concerning BEI that Lehman Brothers believed to be relevant to its analysis, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	financial and operating information with respect to the business, operations and prospects of BEI furnished to Lehman Brothers by BEI;

•	a trading history of BEI’s common stock from January 25, 2002 to the present;

•	a comparison of the historical financial results and present financial condition of BEI with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

•	the change in control costs and one time cash expenses arising from the proposed transaction as estimated by the management of BEI, including, without limitation, the change of control compensation arrangements; and

•	the results of Lehman Brothers’ efforts to solicit indications of interest and definitive proposals from third parties with respect to the purchase of all or a part of the BEI’s business.
      In addition, Lehman Brothers had discussions with the management of BEI concerning BEI’s business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.
      In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and Lehman Brothers further relied upon the assurances of management of BEI that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of BEI, upon the advice of BEI, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of BEI as to the future financial performance of BEI and that BEI would perform in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of BEI and did not make or obtain any evaluations or appraisals of the assets or liabilities of BEI, other than real estate appraisals of the nursing home facilities of BEI that Lehman Brothers deemed relevant. Lehman Brothers’ opinion necessarily was based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of its opinion. BEI imposed no other instructions or limitations on Lehman Brothers with respect to the investigations made or the procedures followed by it in rendering its opinion.
      Opinion of JPMorgan. At a meeting of the Board of Directors held on November 20, 2005, JPMorgan delivered to the Board of Directors of BEI its oral opinion subsequently confirmed in writing to the effect that, as of such date and based upon and subject to the factors, limitations, qualifications and assumptions set forth in its opinion, the merger consideration to be received by the holders of BEI common stock in the merger was fair, from a financial point of view, to such holders.
      In arriving at its opinion, among other things, JPMorgan:

•	reviewed the version of the merger agreement as amended and a draft dated November 20, 2005 of the third amendment to the merger agreement;

•	reviewed certain publicly available business and financial information concerning BEI and the industries in which BEI operates;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of BEI with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of BEI common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared or provided by the management of BEI relating to BEI’s business, including the estimated change in control costs and one-time cash expenses arising from the transactions contemplated by the merger agreement as estimated by the management of BEI;

•	participated in certain discussions and negotiations among representatives of BEI and PSC and their financial and legal advisors;

•	reviewed and analyzed the results of JPMorgan’s efforts to solicit indications of interest and definitive proposals from third parties with respect to the purchase of all or a part of BEI’s business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.
      In addition, JPMorgan held discussions with certain members of the management of BEI with respect to certain aspects of the merger, and the past and current business operations of BEI, the financial condition and future prospects and operations of BEI, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.
      In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by BEI or otherwise reviewed by or for JPMorgan. In arriving at its opinion, JPMorgan did not conduct a physical inspection or valuation or appraisal of the properties and facilities of BEI, but JPMorgan did review independent evaluations or appraisals of the nursing home facilities of BEI provided to JPMorgan by BEI as it deemed relevant. In addition, JPMorgan did not evaluate the solvency of BEI or PSC under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of BEI to which such analyses or forecasts related.
      JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the merger and that the other transactions contemplated by the merger agreement would be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the merger agreement as amended by the draft of the amendment to the merger agreement furnished to JPMorgan. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on BEI.
      JPMorgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It should be understood that subsequent developments may affect JPMorgan’s opinion and that JPMorgan does not have any obligation to update, revise, or reaffirm its opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of BEI’s common stock in the merger and JPMorgan expressed no opinion as to the fairness of the merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of BEI. BEI imposed no other instructions or limitations on JPMorgan with respect to the investigations made or the procedures followed by it in rendering its opinion.

      Summary of Financial Analysis. The following is a summary of the material financial and comparative analyses that were performed by Lehman Brothers and JPMorgan in connection with rendering their opinions. Some of the financial analyses summarized below include information presented in tabular format. In order to fully understand Lehman Brothers’ and JPMorgan’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the financial analyses set forth in the tables and described below must be considered as a whole. Considering any portion of such financial analyses, without considering all of the financial analyses, could create a misleading or incomplete view of the process underlying Lehman Brothers’ and JPMorgan’s financial analyses.
      The summary of the analyses by Lehman Brothers and JPMorgan described below is not a complete description of the analyses underlying their opinions. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Therefore, such opinions are not readily susceptible to summary description. In arriving at their respective opinions, Lehman Brothers and JPMorgan did not ascribe a specific range of value to BEI, but rather made their determinations as to the fairness, from a financial point of view, to BEI stockholders of the consideration to be offered or received, as applicable, to such stockholders in the proposed transaction on the basis of the financial and comparative analyses. Furthermore, in arriving at their respective opinions, Lehman Brothers and JPMorgan did not attribute any particular weight to any analysis or factor considered by them, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers and JPMorgan believe that their analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying their opinions.
      In their analyses, Lehman Brothers and JPMorgan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of BEI. For purposes of Lehman Brothers’ and JPMorgan’s review, Lehman Brothers and JPMorgan utilized, among other things, projections of the future financial performance of BEI, as prepared by the management of BEI. None of BEI, PSC, Lehman Brothers, JPMorgan or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein.
      The terms of the merger were determined through arm’s length negotiations between BEI and PSC and were approved by the Boards of Directors of BEI and PSC. Lehman Brothers and JPMorgan did not recommend any specific amount or form of merger consideration. The type and amount of consideration payable in the merger were determined through negotiations between the Board of Directors of BEI and PSC. Lehman Brothers and JPMorgan did not express any opinion as to the price or range of prices at which the shares of common stock of BEI may trade subsequent to the announcement of the merger. The decision to enter into the merger agreement was solely that of the BEI Board of Directors. The analyses below do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future or purport to be appraisals or to reflect the prices at which businesses actually may be sold. In addition, the Lehman Brothers and JPMorgan opinions were just two of the many factors taken into consideration by BEI’s Board of Directors. Consequently, Lehman Brothers’ and JPMorgan’s analyses should not be viewed as determinative of the decision of BEI’s Board of Directors or BEI’s management with respect to the fairness of the merger consideration.
      Historical Stock Price Analysis. Lehman Brothers and JPMorgan reviewed the trading history of BEI common stock for the three year period ending January 24, 2005, the day prior to the public announcement of the Formation group’s Schedule 13D filing, and the period beginning January 24, 2005 and ending November 18, 2005, the last full trading day prior to the delivery of their opinions. The first period of analysis indicated that the high and low trading prices of BEI common stock for the three year period ending January 24, 2005, were $9.60 and $1.64, respectively, as compared to the consideration in the merger of $12.50 per share. The second period of analysis indicated that the high and low trading prices of BEI common stock for the period beginning January 24, 2005 and ending November 18, 2005 were $13.03 and $11.23, respectively, as compared to the consideration in the merger of $12.50 per share. The BEI common stock price as of November 18, 2005 was $11.73, as compared to the consideration in the merger of $12.50 per share.
      Comparison of Publicly Traded Companies. Lehman Brothers and JPMorgan reviewed and analyzed selected companies in the skilled nursing facility industry that they deemed similar to BEI for the purposes of this analysis based on Lehman Brothers’ and JPMorgan’s knowledge of the skilled nursing facility industry. Specifically, using Wall Street equity research estimates, public filings and other publicly available information, Lehman Brothers and JPMorgan assessed public trading multiples for four skilled nursing facility companies. The selected companies were:

•	Manor Care, Inc.,

•	Extendicare Inc.,

•	Genesis HealthCare Corporation and

•	Kindred Healthcare, Inc.
      The multiples of the selected companies were calculated using the closing stock prices of the selected companies on November 18, 2005. Lehman Brothers and JPMorgan calculated:

•	the enterprise values of the selected companies as multiples of the estimated earnings before interest, taxes, depreciation and amortization or “EBITDA” for the calendar years ending December 31, 2005 and 2006;

•	the adjusted firm values of the selected companies (adjusted to include the last 12 months rent for the selected companies capitalized at 8.0x) as multiples of the estimated earnings before interest, taxes, depreciation, amortization and rent or “EBITDAR” for the calendar years ending December 31, 2005 and 2006; and

•	the prices per share of the selected companies as multiples of the earnings per share or “P/ E” for the calendar years ending December 31, 2005 and 2006.
      Lehman Brothers and JPMorgan determined the following implied trading multiples:

	2005 Multiples			2006 Multiples

	EBITDA	EBITDAR	P/E	EBITDA	EBITDAR	P/E

Mean	6.9x	7.4x	15.8x	6.8x	7.3x	15.0x
Median	6.8x	7.0x	15.4x	7.2x	7.3x	15.3x
High	8.9x	8.9x	19.6x	8.6x	8.6x	17.3x
Low	6.7x	6.5x	12.9x	7.0x	6.0x	12.0x
      In consideration of the appropriate range of multiples for the 2005 and 2006 EBITDA analysis, Lehman Brothers and JPMorgan excluded Kindred Healthcare, Inc. because of the high proportion of leased facilities in its portfolio. In consideration of the appropriate range of multiples for the 2005 and 2006 EBITDA, 2005 and 2006 EBITDAR and 2005 and 2006 P/ E analyses, Lehman Brothers and JPMorgan took into account that Manor Care was an investment grade rated company whereas BEI was a below investment grade rated company.
      Based on the foregoing, Lehman Brothers and JPMorgan determined for BEI a range of multiples of estimated 2005 EBITDA of 6.7x to 8.4x, estimated 2006 EBITDA of 7.0x to 8.1x, estimated 2005 EBITDAR of 6.5x to 8.4x, estimated 2006 EBITDAR of 6.0x to 8.1x, estimated 2005 P/ E of 12.9x to 18.6x and estimated 2006 P/ E of 12.0x to 17.4x. Using this information, Lehman Brothers and JPMorgan determined an implied price range for BEI common stock of $11.30 to $14.40 for EBITDA, $8.80 to $14.50 for EBITDAR and $7.30 to $12.20 for P/ E (rounded to the nearest $0.10), as compared in each case to the consideration in the merger of $12.50 per share.

      Selected Precedent Transaction Multiples Analysis. Lehman Brothers and JPMorgan analyzed transaction multiples relating to 13 healthcare facilities mergers and acquisitions announced in the last five years. The transactions reviewed in connection with this analysis were:

Acquiror	Target	Date Announced

Sun Healthcare Group	Peak Medical Corp.	May 2005
Ventas, Inc.	Provident Senior Living	April 2005
Extendicare, Inc.	Assisted Living Concepts	November 2004
Welsh, Carson, Anderson & Stowe	Select Medical Group	October 2004
LifePoint Hospitals, Inc.	Province Healthcare	August 2004
The Blackstone Group	Vanguard Health Systems	July 2004
National Senior Care	Mariner Health Care	June 2004
Texas Pacific Group	IASIS Healthcare Corp.	May 2004
Select Medical Group	Kessler Rehabilitation Corp.	June 2003
Lazard Freres Real Estate	ARV Assisted Living, Inc.	September 2002
JPMorgan Partners, LLC	MedQuest, Inc.	July 2002
J.W. Childs Associates, L.P.	Insight Health Services Corp.	July 2001
Triad Hospitals, Inc.	Quorum Health Group	October 2000
      Based on Wall Street equity research, public SEC filings and other publicly available information, Lehman Brothers and JPMorgan calculated the transaction value as multiples of the latest 12 month or “LTM” EBITDA for the target companies in the selected transactions. Lehman Brothers and JPMorgan determined the following multiples based on the transactions used in their analysis:

Transaction Value/ LTM EBITDA

Median	9.0x
High	12.6x
Low	4.9x
      Based on the foregoing, Lehman Brothers and JPMorgan applied a range of multiples of LTM EBITDA (as of September 30, 2005) of 8.0x to 10.0x to the corresponding data for BEI based on: (i) actual results as reported (adjusted to treat BEI’s California operations as continuing operations for the entire LTM period); (ii) actual results as reported minus an estimate provided by BEI of the negative impact of changes to Medicare reimbursement, known as RUGs, on BEI’s 2006 EBITDA; and (iii) actual results as reported minus an estimate provided by BEI of the negative impact of changes to RUGs on BEI’s 2006 EBITDA, minus an estimate provided by BEI of the negative impact of BEI facility leases in Indiana being terminated by the lessor. Lehman Brothers and JPMorgan then determined an implied share price range for BEI common stock of $10.70 and $15.90, as compared to the consideration in the merger of $12.50.
      Discounted Cash Flow Analysis. Lehman Brothers and JPMorgan calculated a range of discounted cash flows for BEI using forecasts provided by management of BEI. This analysis was based on the sum of (i) the present value of projected after-tax, un-levered free cash flows of BEI for the three-month period ending December 31, 2005 through fiscal year ending December 31, 2009, and (ii) the present value of the projected terminal value, based on an annual perpetuity free cash flow growth rate as well as based on a multiple of 2009 estimated EBITDA. Utilizing a cost of capital ranging from 10.0% to 11.0%, perpetuity free cash flow growth rates ranging from 2.50% to 3.50% and multiples of 2009 estimated EBITDA from 6.0x to 8.0x, Lehman Brothers and JPMorgan determined an implied share range for BEI common stock as of September 30, 2005 of $11.70 to $16.20, as compared to the consideration in the merger of $12.50 per share.
      Fees and Qualifications. Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The BEI Board of Directors selected Lehman Brothers to act as its financial advisor in connection with the merger and the proposals received from the Formation group in December 2004 and January 2005 because of its expertise, reputation and familiarity with BEI and the long-term care and related medical specialty services industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.
      Lehman Brothers has acted as financial advisor to the Board of Directors in connection with the merger and the proposals received from the Formation group in December 2004 and January 2005 and as of the date hereof has received fees in the aggregate amount of $2,250,000 for its services, including a fee of $2,000,000 for its opinions with respect to the fairness of the consideration that would have been paid pursuant to the original merger agreement and the first amendment to the merger agreement. Lehman Brothers will receive a further fee of $8,750,000 in connection with the termination of the proposals received from the Formation group in December 2004 and January 2005. An additional $500,000 became payable to Lehman Brothers upon delivery of its November 20, 2005 opinion. Lehman Brothers will receive a further fee of approximately $400,000 for its services upon completion of the merger. Lehman Brothers will also receive reimbursement for its reasonable and customary out-of-pocket expenses (including professional and legal fees and disbursements) incurred in connection with its engagement.
      Lehman Brothers has also performed various investment banking services for BEI in the past, including, but not limited to, acting as the administrative agent on BEI’s existing credit facility, as a joint bookrunner in connection with BEI’s offering of debt securities, as book-running manager in connection with BEI’s offering of convertible debt securities, and has received customary fees for such services. Lehman Brothers received an aggregate of approximately $4,900,000 from BEI since January 1, 2004 in connection with Lehman Brothers’ investment banking activities, exclusive of any fees related to this transaction. In the ordinary course of Lehman Brothers’ business, it has in the past actively traded in the securities of BEI for its own account and for the accounts of its customers and, accordingly, has and may at any time hold a long or short position in such securities.
      As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. The BEI Board of Directors selected JPMorgan to act as its financial advisor in connection with the merger and the proposals received from the Formation group in December 2004 and January 2005 on the basis of JPMorgan’s reputation, experience and familiarity with BEI.
      JPMorgan has acted as financial advisor to the Board of Directors in connection with the merger and the proposals received from the Formation group in December 2004 and January 2005 and as of the date hereof has received fees in the aggregate amount of $2,250,000 for its services, including a fee of $2,000,000 for its opinions with respect to the fairness of the consideration that would have been paid pursuant to the original merger agreement and the first amendment to the merger agreement. JPMorgan will receive a further fee of $3,250,000 in connection with the termination of the proposals received from the Formation group in December 2004 and January 2005. An additional $500,000 became payable to JPMorgan upon delivery of its November 20, 2005 opinion. JPMorgan will receive a further fee of approximately $600,000 for its services upon completion of the merger. JPMorgan will also receive reimbursement for its reasonable and customary out-of-pocket expenses (including professional and legal fees and disbursements) incurred in connection with its engagement.
      JPMorgan and its affiliates have performed in the past a variety of investment banking and commercial banking services for BEI. These services have included acting as financial advisor to BEI in its sale of certain skilled nursing facilities in 2003, 2004 and 2005 and acting as joint bookrunner for the offering of public debt securities in BEI in 2004. JPMorgan received an aggregate of approximately $3,300,000 from BEI since January 1, 2004 in connection with JPMorgan’s investment banking activities, exclusive of any fees related to this transaction. In the ordinary course of JPMorgan’s businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of BEI for its own account or for the accounts of its customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

Opinion of CIBC World Markets Corp.
      CIBC World Markets acted as an additional financial advisor to the BEI Board of Directors to evaluate, and render to the BEI Board of Directors an opinion with respect to, the merger consideration. On November 20, 2005, CIBC World Markets delivered to the BEI Board of Directors a written opinion to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of BEI common stock.
      The full text of CIBC World Markets’ written opinion, dated November 20, 2005, which describes the assumptions made, procedures followed, matters considered and relied on and limitations on the review undertaken, is attached to this proxy statement as Annex D. CIBC World Markets’ opinion was provided to the BEI Board of Directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration. The opinion does not address any other term or aspect of the merger and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the merger. The summary of CIBC World Markets’ opinion described below is qualified in its entirety by reference to the full text of its opinion. Holders of BEI common stock are encouraged to read the opinion carefully in its entirety.
      In arriving at its opinion, CIBC World Markets:

•	reviewed the merger agreement;

•	reviewed audited financial statements of BEI for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004, and unaudited financial statements of BEI for the nine months ended September 30, 2005;

•	reviewed financial forecasts and estimates relating to BEI which were provided to or discussed with CIBC World Markets by BEI’s management;

•	held discussions with BEI’s senior management with respect to BEI’s business and prospects;

•	held discussions with BEI and its other advisors regarding their efforts on BEI’s behalf to solicit indications of interest in a possible acquisition of all or a part of BEI;

•	reviewed and analyzed publicly available financial data for companies that CIBC World Markets deemed generally comparable to BEI;

•	reviewed and analyzed publicly available information for transactions that CIBC World Markets deemed relevant in evaluating the merger;

•	analyzed the estimated net present value of the unlevered, after-tax free cash flows of BEI using financial forecasts and estimates prepared by BEI’s management;

•	reviewed the premiums paid, based on publicly available information, in transactions that CIBC World Markets deemed relevant in evaluating the merger; and

•	performed other analyses and reviewed other information that CIBC World Markets deemed appropriate.
      In rendering its opinion, CIBC World Markets relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with CIBC World Markets by BEI and its employees, representatives and affiliates or otherwise reviewed by CIBC World Markets. With respect to the financial forecasts and estimates relating to BEI which were provided to or discussed with CIBC World Markets by BEI’s management, CIBC World Markets assumed, at the direction of BEI’s management, without independent verification or investigation, that the forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of BEI’s management as to BEI’s future financial condition and operating results. CIBC World

Markets assumed, with BEI’s consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on BEI or the merger.
      CIBC World Markets neither made nor obtained any independent evaluations or appraisals of BEI’s assets or liabilities, contingent or otherwise. CIBC World Markets did not express any opinion as to BEI’s underlying valuation, future performance or long-term viability. CIBC World Markets expressed no view as to, and its opinion did not address, BEI’s underlying business decision to effect the merger, nor did its opinion address the relative merits of the merger as compared to any alternative business strategies that might exist for BEI or the effect of any other transaction in which BEI might engage. In connection with its engagement, CIBC World Markets was not requested to, and it did not, participate in the negotiation or structuring of the merger. CIBC World Markets also was not requested to, and it did not, solicit third party indications of interest in the possible acquisition of all or a part of BEI; however, CIBC World Markets considered the results of the solicitation process undertaken by BEI and its other advisors. CIBC World Markets’ opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets on the date of its opinion. Although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. BEI imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by it in rendering its opinion.
      This summary is not a complete description of CIBC World Markets’ opinion or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. CIBC World Markets arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets’ analyses and opinion.
      In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond BEI’s control. No company, transaction or business used in the analyses as a comparison is identical to BEI or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.
      The estimates contained in CIBC World Markets’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, CIBC World Markets’ analyses are inherently subject to substantial uncertainty.
      The type and amount of consideration payable in the merger was determined through negotiation among BEI, PSC and GPH, and the decision to enter into the merger was solely that of the BEI Board of Directors. CIBC World Markets’ opinion was only one of many factors considered by the BEI Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of the BEI Board of Directors or BEI’s management with respect to the merger or the merger consideration.
      The following is a summary of the material financial analyses provided to the BEI Board of Directors in connection with CIBC World Markets’ opinion dated November 20, 2005. The financial analyses summarized below include information presented in tabular format. In order to fully understand CIBC World Markets’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets’ financial analyses. For purposes of calculating implied per share equity reference ranges for BEI in its analyses, CIBC World Markets subtracted from implied enterprise values BEI’s estimated net debt as of September 30, 2005 (which reflected the inclusion in BEI’s cash and cash equivalents of the estimated present value of net operating losses and other tax credits and assumed the conversion of BEI’s convertible notes at $7.45) and lease expenses attributable to facilities of BEI which are expected by the management of BEI to close by year-end were excluded from BEI’s operating results for the latest 12-month period ended September 30, 2005.
      Selected Companies Analysis. CIBC World Markets reviewed financial and stock market information for BEI and the following four selected publicly held long-term care companies in the skilled nursing industry:

•	Extendicare, Inc.

•	Genesis HealthCare Corp.

•	Kindred Healthcare, Inc.

•	Manor Care, Inc.
      CIBC World Markets also reviewed financial and stock market information for the following two selected publicly held rehabilitation companies and two selected publicly held hospice service companies:

Rehabilitation Companies	Hospice Service Companies

• RehabCare Group, Inc.	• VistaCare Inc.
• U.S. Physical Therapy, Inc.	• Odyssey HealthCare, Inc.
      In the case of BEI and the selected long-term care companies, CIBC World Markets reviewed, among other things, enterprise values, calculated as fully-diluted market value, plus debt and preferred stock, including out-of-the-money convertible securities, plus minority interests, less cash and cash equivalents, as multiples of latest 12 months and estimated calendar years 2005 and 2006 earnings before interest, taxes, depreciation, amortization and rent, commonly referred to as EBITDAR, and estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. CIBC World Markets also reviewed closing stock prices as a multiple of calendar years 2005 and 2006 estimated earnings per share, commonly referred to as EPS. In the case of the selected rehabilitation companies and hospice service companies, CIBC World Markets reviewed, among other things, enterprise values as multiples of latest 12 months and calendar years 2005 and 2006 estimated EBITDA.
      CIBC World Markets then applied a range of selected multiples of latest 12 months and estimated calendar years 2005 and 2006 EBITDAR and EBITDA and calendar years 2005 and 2006 estimated EPS derived from the selected long-term care companies to corresponding financial data of BEI. CIBC World Markets also applied to corresponding financial data of BEI a range of selected multiples of latest 12 months and estimated calendar years 2005 and 2006 EBITDA derived from the selected long-term care companies and the selected rehabilitation companies and hospice service companies, taking into account the relative EBITDA contributions for such periods of BEI’s long-term care, rehabilitation and hospice service segments. Multiples for BEI and the selected companies were based on closing stock prices as of November 18, 2005. Financial data for the selected companies were based on public filings, publicly available research analysts’ estimates and other publicly available information. Financial data for BEI were based on internal estimates of

BEI’s management, public filings and other publicly available information. This analysis indicated the following mean implied per share equity reference ranges for BEI, as compared to the per share merger consideration:

Mean Implied per Share Equity Reference Range

	Long-Term Care,
	Rehabilitation and
Long-Term Care	Hospice Service	Per Share
Companies	Companies	Merger Consideration

$9.82 - $12.45	$11.24 - $14.00	$12.50
      Selected Precedent Transactions Analysis. CIBC World Markets reviewed transaction values and implied transaction multiples in the following 13 selected transactions in the healthcare industry since October 2000:

Acquiror	Target

• Sun Healthcare Group, Inc.	• Peak Medical Corporation
• Ventas, Inc.	• Provident Senior Living Trust
• Extendicare Inc.	• Assisted Living Concepts, Inc.
• Welsh, Carson, Anderson & Stowe IX, L.P.	• Select Medical Corporation
• LifePoint Hospitals, Inc.	• Province Healthcare Company
• The Blackstone Group	• Vanguard Health Systems, Inc.
• National Senior Care, Inc.	• Mariner Health Care, Inc.
• Texas Pacific Group	• IASIS Healthcare Corporation
• Select Medical Corporation	• Kessler Rehabilitation Corporation
• Lazard Freres Real Estate Investors L.L.C.	• ARV Assisted Living, Inc.
• JP Morgan Partners LLC	• MedQuest Associates Inc.
• J.W. Childs Associates, L.P./ Halifax Group	• Insight Health Services Corporation
• Triad Hospitals, Inc.	• Quorum Health Group, Inc.
      CIBC World Markets reviewed transaction values, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus debt and preferred stock, including out-of-the-money convertible securities, plus minority interests, less cash and cash equivalents, as a multiple of latest 12 months EBITDA. CIBC World Markets then applied a range of selected multiples of latest 12 months EBITDA derived from the selected transactions to corresponding financial data of BEI. Estimated financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data for BEI were based on internal estimates of BEI’s management, public filings and other publicly available information. This analysis indicated the following implied per share equity reference range for BEI, as compared to the per share merger consideration:

Implied per Share	Per Share
Equity Reference Range	Merger Consideration

$12.08 - $15.03	$12.50
      Discounted Cash Flow Analysis. CIBC World Markets performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that BEI could generate for the fourth quarter of the fiscal year ending December 31, 2005 through the fiscal year ending December 31, 2009 based on internal estimates of BEI’s management, excluding non-recurring expenses in the fourth quarter of the fiscal year ending December 31, 2005. CIBC World Markets calculated a range of estimated terminal values by applying EBITDAR terminal value multiples ranging from 6.5x to 8.0x to BEI’s fiscal year 2009 estimated EBITDAR. The cash flows and terminal values were then discounted to present value using discount rates ranging from 10.0% to 12.0%. This analysis indicated the following implied per share equity reference range for BEI, as compared to the per share merger consideration:

Implied per Share	Per Share
Equity Reference Range	Merger Consideration

$11.85 - $16.31	$12.50
      Premiums Paid Analysis. CIBC World Markets reviewed the premiums paid in all-cash transactions with transaction values of between $500.0 million and $5.0 billion announced since January 1, 2004 relative to the closing stock prices for the target companies in such transactions one trading day, one week and four weeks prior to public announcement of the relevant transaction. CIBC World Markets applied a range of selected premiums derived from the selected transactions to the closing prices of BEI common stock on January 24, 2005, January 14, 2005 and December 27, 2004 (which dates represent one trading day, one week and four weeks, respectively, prior to the date on which the Formation group publicly filed a Schedule 13D/ A indicating its intentions to acquire BEI), both before and after adjustment to reflect the average stock performance of the selected long-term care companies referred to under “Selected Companies Analysis” since January 24, 2005, January 14, 2005 and December 27, 2004, respectively. This analysis indicated the following mean implied per share equity reference ranges for BEI, as compared to the merger consideration:

Mean Implied per Share
Equity Reference Range
		Per Share
Unadjusted	Adjusted	Merger Consideration

$10.50 - $12.36	$11.96 - $14.08	$12.50
      Miscellaneous. BEI has agreed to pay CIBC World Markets for its financial advisory services with respect to its opinion delivered to the BEI Board of Directors in connection with the merger an aggregate fee of $1.5 million, a significant portion of which was payable upon delivery of CIBC World Markets’ opinion. In addition, BEI has agreed to reimburse CIBC World Markets for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of BEI for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.
      CIBC World Markets was requested to act as an additional financial advisor to the BEI Board of Directors based on CIBC World Markets’ reputation and experience. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.
Risk that the Merger Will Not Be Completed
      Completion of the merger is subject to various conditions described under “The Merger Agreement — Conditions to the Consummation of the Merger.” As a result of the conditions to the completion of the merger, even if the requisite stockholder approval is obtained, there can be no assurance that the merger will be completed. In particular, as described under “The Merger — Litigation,” we are a defendant in two lawsuits seeking to enjoin the merger. We believe the allegations contained in the complaints are without merit and intend to contest the actions vigorously. However, we cannot assure you as to the outcome of these litigations.
      We expect that if the merger agreement is not approved and adopted by stockholders, or if the merger is not completed for any other reason, our current management, under the direction of our Board, will continue to manage BEI as an on-going business. As described above under “The Merger — Background” and “The Merger — Reasons and Recommendation” our Board has considered a number of strategic alternatives in addition to the merger. In the event the merger is not completed for any reason our Board may determine to pursue one or more of these alternatives, although there can be no assurance as to whether the Board would ultimately conclude to do so or the timing or terms of any alternative that the Board might pursue.

Material Federal Income Tax Consequences
      The following is a discussion of the material U.S. federal income tax consequences of the merger to holders of our common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, and judicial and administrative rulings and decisions in effect on the date hereof. These authorities may change at any time, possibly retroactively, and any such change could affect the continuing validity of this discussion. We have not requested a ruling from the Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax consequences described in this proxy statement and accordingly, we cannot assure you that the IRS will agree with the discussion in this proxy statement. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and accordingly, is not a comprehensive description of all of the tax consequences that may be relevant to any particular holder of our common stock.
      This discussion assumes that holders hold shares of our common stock as capital assets and does not address the tax consequences that may be relevant to a particular holder subject to special treatment under U.S. federal income tax law, including but not limited to:

•	foreign persons;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	traders in securities that elect mark-to-market;

•	dealers in securities or foreign currencies;

•	persons who received their shares of common stock through the exercise of employee stock options or otherwise as compensation;

•	persons who hold shares of common stock as part of a hedge, straddle or conversion transaction;

•	persons who exercise their appraisal rights under Delaware law; and

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes and partners in such partnerships.

Characterization of the Merger
      For U.S. federal income tax purposes, PSC Sub should be disregarded as a transitory entity, and the merger of PSC Sub with and into BEI should be treated as a taxable transaction to holders of our common stock and should not be treated as a taxable transaction to BEI.
      We intend to take the position that, as a result of the merger, holders of our common stock should be treated for U.S. federal income tax purposes as if they (1) sold a portion of their stock for cash and (2) had a portion of their stock redeemed by BEI for cash.
      Due to the lack of legislative, judicial or other interpretive authority on this matter, it is unclear how the allocation of proceeds between the deemed sale and deemed redemption portions of the transaction should be determined. We intend to take the position that (1) the portion of our common stock that is converted, by reason of the merger, into the cash proceeds contributed by PSC is being sold for cash and (2) we are redeeming that portion of our common stock that is converted, by reason of the merger, into the cash proceeds of indebtedness incurred by PSC Sub and assumed by us in connection with the merger. There can be no assurance, however, that the IRS will agree with such allocation.
      Holders of BEI common stock are urged to consult their own tax advisors regarding the determination and allocation of their tax basis in their stock surrendered in the merger.

Sale of BEI Common Stock
      To the extent that a holder is considered to have sold BEI common stock, a holder will recognize capital gain or loss equal to the difference between the amount realized on the deemed sale of stock (that is, the cash proceeds properly allocated to such sale) and the holder’s adjusted tax basis allocated to such stock. Such gain or loss will be long-term capital gain or loss if at the time of the deemed sale the holder had held its BEI common stock for more than one year. Gain or loss recognized on a sale of BEI common stock must generally be determined separately for each block of BEI common stock (i.e., stock acquired at the same cost in a single transaction).

Redemption of BEI Common Stock
      Holders who surrender all of their BEI common stock for cash in the merger, and who do not own, actually or constructively, any interest in the surviving corporation following the merger, should have their redemption of BEI common stock treated as a sale or exchange, subject to the same treatment as set forth above under the caption “— Sale of BEI Common Stock.”
      Under Section 302 of the Code, holders who will own, actually or constructively, an interest in the surviving corporation following the merger (for example, holders who own an interest in PSC or entities which own an interest in PSC) should in most cases have their redemption of BEI common stock treated as a sale of stock, but could under certain circumstances be treated as having received a dividend. Due to the fact-intensive nature of the determination of tax consequences under Section 302 of the Code, holders of our common stock are advised to consult with their tax advisers concerning the tax consequences of their particular circumstances.

Information Reporting and Backup Withholding
      Certain noncorporate holders of our common stock may be subject to information reporting and backup withholding, at applicable rates (currently 28%), on cash payments received pursuant to the merger. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number and certifies that the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form or is otherwise exempt from backup withholding. If a holder does not provide its correct taxpayer identification number or fails to provide the certification described above, the IRS may impose a penalty on the holder, and amounts received by the holder pursuant to the merger may be subject to backup withholding. Amounts withheld, if any, under the backup withholding rules are generally not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the holder furnishes the required information to the IRS.
      ALTHOUGH THE FOREGOING ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES GENERALLY APPLICABLE TO THE MERGER, THIS DISCUSSION DOES NOT ADDRESS EVERY U.S. FEDERAL INCOME TAX CONCERN WHICH MAY BE APPLICABLE TO A PARTICULAR HOLDER OF OUR COMMON STOCK. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF OUR COMMON STOCK PURSUANT TO THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.
Governmental and Regulatory Matters
      Consummation of the merger is subject to the regulatory approvals and required consents described below. Although we have no reason to believe that these regulatory approvals will not be obtained, we cannot predict whether the required regulatory approvals will be obtained within the time frame contemplated by the merger agreement or on conditions that would not be detrimental to us and/or PSC, or whether these approvals will be obtained at all. We are not aware of any other material governmental approvals or actions that are required prior to consummation of the merger other than those described below.

Antitrust
      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to herein as the HSR Act), and the rules and regulations promulgated under such legislation, the merger cannot be completed until we and PSC notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements have been satisfied. We and PSC plan to file such notification and report forms as soon as practicable under the HSR Act with the Federal Trade Commission and the Antitrust Division. If early termination of the waiting period is not granted and if additional information is not requested, the waiting period will expire thirty days after filing the notification and report forms.
      At any time before or after completion of the merger, the Federal Trade Commission or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the merger or seeking divestiture of substantial assets by us or PSC. Individual states or private parties also may bring actions under the antitrust laws in certain circumstances. We cannot provide any assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it will not be successful.

Other Approvals and Consents
      The merger is subject to applicable local, state and federal requirements for notice and/or review and approval of the transaction and the post-merger operation of our health care facilities and businesses, which can encompass permits, licenses, certificates of need, third party payor certifications and contracts, and/or other requirements, all as mandated by the applicable jurisdiction within which any BEI facility or business is located. Other than the foregoing, we are not aware of any other governmental or regulatory approvals required for the consummation of the merger. We do not believe that satisfying such requirements will prevent or delay the consummation of the merger and the transactions related thereto.
      In certain instances, the merger will also require the consent of third parties. We are in the process of contacting such third parties with regard to obtaining any necessary consents, but have not yet determined whether such consents will be granted or upon what terms they will be available. No assurances can be given with regard to the ultimate likelihood of obtaining such consents, or the economic and other terms upon which any such consent may be conditioned, or the materiality thereof. If we are unable to obtain certain of such consents, it could affect the ability to consummate the merger.
Interests of Certain Persons
      In considering the recommendation of our Board with respect to the merger, you should be aware that we decided to pursue a merger only after our stockholders indicated a desire for the sale of BEI. Additionally, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests, to the extent material, are described below. Our Board was aware of these interests and considered them, among other matters, before approving the merger agreement and the merger and recommending approval and adoption of the merger agreement to the stockholders. Importantly, you should also be aware that the payments described below are being made under compensation programs established before the inquiries by the Formation group in late 2004. The executive officers and directors were already eligible to receive most of these payments over the course of time, subject to certain vesting conditions, and the merger and transactions related to the merger result in an acceleration of the payments and cancellation of such vesting conditions. As described in the section of this proxy statement entitled “The Merger-Background,” the fourth amendment to the merger agreement required, as a condition to the merger, that certain awards vest and certain payments of benefits be made during calendar year 2005, rather that at the time of the closing of the merger. In compliance with the terms of the fourth amendment to the merger agreement, our Board approved acceleration of vesting and payments to the extent necessary to ensure, to the extent possible, that compensation payable to executives and other employees as a result of the sale of the Company will not trigger adverse tax treatment or reimbursement obligations related to Sections 280G or 4999 of the Code. These accelerated payments and vesting of awards were unconditional; the recipients will keep their payments even if the merger is not completed. However, the accelerated payments will not result in duplicate payments being made to the recipients; any payment that is accelerated will not be paid again at any later time. Since receiving the inquiries by the Formation group in late 2004, BEI has not put in place any new compensation or retirement plans that would generate additional liquidity events for our executive officers or directors in the event of a change in control of BEI. The plans reward management for increases in stockholder value, and during the past five years, BEI stock has traded as low as $1.63 per share (February 2003). On December 21, 2004, the day prior to the Formation Group’s unsolicited expression of interest in acquiring BEI, BEI stock closed at $9.17 per share. As measured at the $12.50 transaction price offered by PSC, BEI’s stock price has increased more than seven times in value from its low during the past five years. Additionally, please note that when we discuss directors and executive officers below, we are referring only to our current directors and executive officers.

Treatment of Stock Options
      As of November 30, 2005, approximately 5,788,634 shares of our common stock were subject to stock options granted under our equity incentive plans, including options for approximately 3,580,355 shares granted to our directors and executive officers. The options were granted with an exercise price equal to BEI’s stock price on the date of grant. Accordingly, any value resulting from the exercise or cancellation of options is as a result of an increase in BEI’s stock price. In accordance with the terms of the merger agreement, each outstanding option that remains unexercised as of the closing of the merger, whether or not the option is vested or exercisable, will be canceled and the holder of each option will be eligible to receive a cash payment (subject to applicable withholding) equal to the product of:

•	the number of shares of our common stock subject to the option as of the effective time of the merger, multiplied by

•	the excess, if any, of $12.50 over the exercise price per share of common stock subject to the option.
      The following table summarizes the vested and unvested options with exercise prices of less than $12.50 per share held by our directors and executive officers as of November 30, 2005, and the approximate consideration that each of them is eligible to receive under the merger agreement (before any withholding) when their options are canceled:

		Weighted Average	Estimated
	Number of Shares	Exercise Price of	Consideration
	Underlying Options	Options	(Before Withholding)

Current Executive Officers
William R. Floyd	1,500,000	$6.81	$8,535,000
Douglas J. Babb	422,400	5.78	2,838,528
David R. Devereaux(1)	278,456	6.72	1,609,476
Jeffrey P. Freimark	300,000	8.00	1,350,000
Cindy H. Susienka	238,700	7.47	1,200,661
Patrice K. Acosta	128,450	6.10	822,080
Pamela H. Daniels(1)	93,300	5.65	639,105
James M. Griffith	156,600	5.59	1,082,106
Patricia C. Kolling	70,400	5.58	487,168
Andrea J. Ludington	10,625	3.53	95,306
Harold A. Price, Ph.D.	35,000	2.99	332,850
Chris W. Roussos	60,000	7.75	285,000
Martha J. Schram	22,000	6.49	132,220
Richard D. Skelly, Jr.	80,000	7.74	380,800

		Weighted Average	Estimated
	Number of Shares	Exercise Price of	Consideration
	Underlying Options	Options	(Before Withholding)

Non-Employee Directors
John D. Fowler Jr.	25,667	5.81	171,712
John P. Howe III, M.D.	32,083	7.38	164,265
James W. McLane	34,968	6.59	206,661
Ivan R. Sabel	2,750	6.34	16,940
Donald L. Seeley	23,833	5.85	158,489
Marilyn R. Seymann, Ph.D.	53,250	7.65	258,263

(1)	Does not include options transferred pursuant to a domestic relations order.
      The weighted average exercise price of the options, in the middle column above, reflects the average price of the underlying BEI common stock at the time the individuals were awarded options under the relevant plan. While the successful completion of the merger will accelerate the vesting of certain options, the total number of options will remain the same as what the optionholders were eligible to receive in any case if they satisfied the applicable vesting requirements.

Treatment of Restricted Stock, Performance Units, Director Deferred Units and Director Phantom Shares
      As of November 30, 2005, our directors and employees held an aggregate of approximately 3,710,807 shares of restricted stock and performance units convertible into common stock issued in accordance with our equity incentive plans, including 2,261,378 shares held by our executive officers. In general, the merger agreement provides that, at the effective time, (i) all shares of restricted stock, performance units and director deferred units that are outstanding will vest and be canceled and converted into common stock, (ii) each holder thereof will be entitled to receive a cash payment (subject to applicable withholding) of $12.50 per share of common stock and (iii) the phantom shares will vest and be paid in cash. However, to satisfy the requirements of the fourth amendment to the merger agreement that payments be accelerated, certain shares of restricted stock were vested and certain performance unit awards were vested and paid in stock during calendar year 2005; at the effective time, the holders of such vested shares of restricted stock and performance units will be entitled to receive a cash payment of $12.50 per share of common stock.
      The following table summarizes the restricted stock, performance units, director deferred units and director phantom shares held by our directors and executive officers as of November 30, 2005, the value (based on a share price of $12.50) of restricted stock and performance unit awards that were accelerated in calendar year 2005, and the consideration that our directors and officers will be eligible to receive under the merger agreement when their restricted stock, performance shares, deferred units and phantom shares are converted to shares and canceled or, in the case of the phantom shares, paid in cash:

					Value of Restricted	Total
					Stock and	Consideration
		Number of Shares		Number of Shares	Performance Units	(Including
		Represented by		Represented by	Vested with	Awards and
		Performance Units		Director Deferred	Accelerated	Vesting
	Number of Shares of			Units and	Vesting to End of	Accelerated to
	Restricted Stock	2004	2005	Phantom Shares	2005	2005)

Current Executive Officers
William R. Floyd	551,389	134,051	180,001	N/A	$10,818,013	$10,818,013
Douglas J. Babb	129,601	32,348	34,481	N/A	2,455,375	2,455,375
David R. Devereaux(1)	101,239	25,762	27,420	N/A	1,930,263	1,930,263
Jeffrey P. Freimark	134,984	34,348	36,560	N/A	2,573,650	2,573,650
Cindy H. Susienka	101,603	30,800	30,800	N/A	2,040,038	2,040,038
Patrice K. Acosta	39,751	7,339	7,632	N/A	684,025	684,025
Pamela H. Daniels	41,698	8,001	8,480	N/A	727,238	727,238
Lawrence Deans	42,101	9,601	9,601	N/A	526,263	766,288
James M. Griffith	44,636	9,154	9,521	N/A	672,375	791,388
Patricia C. Kolling	27,761	6,704	6,705	N/A	347,013	514,625
Andrea J. Ludington	10,174	3,841	3,841	N/A	127,175	223,200
Barbara R. Paul, M.D.	15,261	5,761	5,761	N/A	190,763	334,788
Harold A. Price, Ph.D.	31,703	8,161	8,241	N/A	396,288	601,313
Chris W. Roussos	44,251	8,904	9,537	N/A	553,138	783,650
Martha J. Schram	30,056	7,080	8,321	N/A	375,700	568,213
Richard D. Skelly, Jr.	41,921	8,139	8,480	N/A	524,013	731,750
Non-Employee Directors
Melanie Creagan Dreher, Ph.D.	0	N/A	N/A	24,009	N/A	300,113
John D. Fowler Jr.	0	N/A	N/A	77,094	N/A	963,675
John P. Howe III, M.D.	10,084	N/A	N/A	46,228	N/A	703,900
James W. McLane	10,084	N/A	N/A	21,597	N/A	396,013
Ivan R. Sabel	10,084	N/A	N/A	30,726	N/A	510,125
Donald L. Seeley	10,084	N/A	N/A	0	N/A	126,050
Marilyn R. Seymann, Ph.D.	10,084	N/A	N/A	21,934	N/A	400,225

(1) Does not include amounts transferred pursuant to a domestic relations order.
      Each of our non-employee directors receives an annual retainer of $35,000 in addition to fees ranging from $625 to $1,500 for attending Board and Committee meetings. Under the non-employee director deferred compensation plan, directors may elect to receive director deferred units and/or phantom shares in lieu of all or part of such fees. We anticipate that we will grant an aggregate of approximately 5,500 additional director deferred units to our directors as compensation for their services between the date hereof and the closing of the merger. In addition, Marilyn R. Seymann, Ph.D., one of our directors, will be entitled to receive, at the closing of the merger, deferred cash held for her under our non-employee director deferred compensation plan, in the amount of $172,901.90 (the account balance as of November 30, 2005) plus accrued interest at 7.75% per annum to the closing of the merger.

Employment, Change in Control, Severance and Retention Agreements
      Approximately 44 of our key management employees, including certain of our executive officers, have employment offer letters or employment, change in control, severance and/or retention agreements with BEI containing language related to a change in control of the Company (collectively the “employment agreements”). Many of the employment agreements were entered into to secure strong leadership at a time when BEI was experiencing a broad range of operating and financial challenges. Under each of the employment agreements with an executive officer, if, within two years after a change in control, the executive’s employment is terminated by the Company without “cause” or, except for those with employment offer letters, by the executive for “good reason,” as those terms are defined in the respective employment agreements, the executive will be entitled to receive a lump-sum payment equal to the product of a multiple times a compensatory amount, each as described below:

•	Multiple. For Lawrence Deans, Barbara R. Paul, M.D. and Harold A. Price, Ph.D., the multiple is one; for Chris W. Roussos and Richard D. Skelly, Jr., the multiple is two; and for William R. Floyd, Douglas J. Babb, David R. Devereaux, Jeffrey P. Freimark, Cindy H. Susienka, Patrice K. Acosta, Pamela H. Daniels and James M. Griffith, the multiple is three.

•	Compensatory Amount. The compensatory amount is determined as follows:

•	For William R. Floyd, Douglas J. Babb, David R. Devereaux, Jeffrey P. Freimark, Cindy H. Susienka, Pamela H. Daniels, Patrice K. Acosta , James M. Griffith, and Richard D. Skelly, Jr., the compensatory amount is the greater of (i) sum of the executive’s base salary as in effect upon the termination of employment, and the greater of (x) the executive’s target bonus as in effect upon the termination of employment or (y) the actual bonus that the executive received in the year prior to the year of the executive’s termination of employment, or (ii) the sum of the executive’s base salary as in effect upon the change in control, and the greater of (x) the executive’s target bonus as in effect upon the change in control or (y) the actual bonus that the executive received in the year prior to the year of the change in control.

•	For Chris W. Roussos and Barbara R. Paul, M.D., the compensatory amount is the executive’s annual base salary and target bonus for the year in which the executive terminates employment.

•	For Lawrence Deans, the compensatory amount is the executive’s annual base salary and target bonus for the year in which the executive terminates employment, plus any unused executive allowance for the year in which the executive terminates employment.

•	For Harold A. Price, Ph.D., the compensatory amount is the executive’s annual base salary for the year in which the executive terminates employment.
      The employment agreements also provide certain continuing health, welfare and other fringe benefits for up to three years after termination of employment, depending on the particular agreement. In addition, William R. Floyd, Douglas J. Babb, Jeffrey P. Freimark and Cindy Susienka have the right to receive the severance compensation and benefits described above if their employment is terminated (voluntarily or involuntarily) for any reason other than “cause” or death during the 31-day period that starts on the first day of the 13th month after the change in control.
      Finally, the employment agreements for certain executives also contain a provision whereby if an executive incurs an excise tax by reason of his or her receipt of any payment that constitutes a “parachute payment” under Section 280G of the Code, the executive will receive a “gross-up” payment that puts the executive in the same after-tax position that he or she would have been in if no excise tax had applied. As described above and in the section of this proxy statement entitled “The Merger  — Background,” the fourth amendment to the merger agreement requires, as a condition to the merger, the acceleration of certain payments (including potential cash severance payments) to the end of 2005, rather than at the time of the closing of the merger (or following termination of employment, in the case of potential severance payments). As a result of the accelerated payments, we expect that the Company will not be required to pay gross-up payments to any executives, and that the new closing condition imposed by the fourth amendment to the merger agreement will be satisfied. See “The Merger Agreement — Conditions to the Consummation of the Merger.”
      The following table shows the amount of potential severance and the value of continued benefits that would be payable to our current executive officers if they terminate employment with the Company on February 28, 2006, following a change in control. The table also shows the amount of the potential cash severance payments made prior to the end of 2005.

		Estimated Value of
		Continued Benefits
	Amount of Potential	(Including	Amount of
	Cash Severance Payment*	Payments	Payments
	(Including Payments	Accelerated to	Accelerated to the
	Accelerated to 2005)	2005)	End of 2005**

Current Executive Officers
William R. Floyd	$7,755,000	$470,383	$0
Douglas J. Babb	2,736,750	255,758	2,330,000
David R. Devereaux	2,902,800	228,722	2,015,000
Jeffrey P. Freimark	2,902,800	393,949	0
Cindy H. Susienka	2,558,400	193,949	2,655,000
Patrice K. Acosta	1,306,260	143,949	285,000
Pamela H. Daniels	1,539,900	143,949	340,000
Lawrence Deans	482,050	112,422	0
James M. Griffith	1,624,860	143,949	0
Patricia C. Kolling(1)	334,800	N/A	N/A
Andrea J. Ludington(2)	184,000	N/A	N/A
Barbara R. Paul, M.D.	382,800	21,376	0
Harold A. Price, Ph.D.(3)	441,750	N/A	N/A
Chris W. Roussos	951,700	N/A	N/A
Martha J. Schram(1)	435,550	N/A	N/A
Richard D. Skelly, Jr.	969,960	127,211	0

(1)	Executive does not have an employment agreement. The amount of potential cash severance payment is the executive’s annual base salary and target bonus, in accordance with BEI’s severance policy as applied to employees in the executive’s current pay band.

(2)	Executive does not have an employment agreement. The amount of potential cash severance payment is the executive’s annual base salary, in accordance with BEI’s severance policy as applied to employees in the executive’s current pay band.

(3)	Although the executive has an employment agreement, the amount of potential cash severance payment under BEI’s severance policy is greater than the amount of potential severance under the executive’s employment agreement. In accordance with BEI’s severance policy as applied to employees in the executive’s current pay band, the amount of potential cash severance payment is the executive’s annual base salary and target bonus for the year in which the executive is assumed to terminate employment.

*	Estimates are subject to change, depending on the date of completion of the merger, date of the termination of the executive officer, the final determination of compensation under the 2005 Annual Incentive Plan, and certain other assumptions used in the calculation.

**	Severance payable to executives upon termination of employment will be reduced by the amount of the accelerated severance payments. However, any executive who terminates employment under circumstances that do not trigger a right to severance pay (or circumstances that trigger a right to severance pay in an amount less than the accelerated amount) will not be required to return any of the accelerated amount.

Cash Payments under Incentive Compensation Plans
      As described above, the fourth amendment to the merger agreement requires, as a condition to the merger, the acceleration of certain payments (including awards under BEI’s 1997 Long-Term Incentive Plan and 2003 Long-Term Program) to the end of 2005, rather than at the time of the closing of the merger. Prior to the end of 2005, certain cash awards under BEI’s 1997 Long-Term Incentive Plan were fully vested by BEI and paid, and all cash awards under BEI’s 2003 Long-Term Program (that were scheduled to vest and be paid in the ordinary course on January 1, 2006) were fully vested and paid. Upon the completion of the merger, all remaining cash awards under BEI’s 1997 Long-Term Incentive Plan, whether or not then vested, will be fully vested and paid.
      Consistent with customary compensation practices in our industry, the value of BEI’s long-term incentive awards is based on actual performance, compared to pre-established targets. Our performance levels for 2004 and 2005 (estimates) were significantly ahead of targets established for the awards, which, ordinarily under the terms of the awards, would entitle participating employees to receive increased payouts. However, because the awards are being accelerated as a result of the merger, participants will only receive payouts reflecting targeted performance levels, rather than payments reflecting our current above-target performance.
      The following table shows the cash amounts payable to our executive officers under the 2003 Long-Term Program (paid prior to the end of 2005) and the 1997 Long-Term Incentive Plan (paid prior to the end of 2005 and payable upon the closing).

		Cash Payment Under		Cash Payment Under		Total of Cash
		1997 Long-Term		1997 Long-Term		Payments Under
		Incentive Plan		Incentive Plan		All Plans
	Cash Payment	Paid Prior to the		Payable Upon the		(Including
	Under 2003	End of 2005		Closing		Payments
	Long-Term					Accelerated to
	Program	2004	2005	2004	2005	2005)

Current Executive Officers
William R. Floyd	$208,417	$1,675,633	$2,250,001	$0	$0	$4,134,051
Douglas J. Babb	81,392	404,343	431,001	0	0	916,736
David R. Devereaux	91,813	429,353	456,998	0	0	978,164
Jeffrey P. Freimark	91,809	429,344	456,998	0	0	978,151
Cindy H. Susienka	68,333	384,992	384,997	0	0	838,322
Patrice K. Acosta	35,000	91,737	95,400	0	0	222,137
Pamela H. Daniels	41,667	100,002	105,998	0	0	247,667
Lawrence Deans	50,000	0	0	120,002	120,002	290,004
James M. Griffith	55,000	0	0	114,425	119,003	288,428
Patricia C. Kolling	40,000	0	0	83,795	83,803	207,598
Andrea J. Ludington	8,333	0	0	48,001	48,001	104,335
Barbara R. Paul, M.D.	0	0	0	72,002	72,001	144,003
Harold A. Price, Ph.D.	53,333	0	0	102,001	103,003	258,337
Chris W. Roussos	51,667	0	0	111,290	119,201	282,158
Martha J. Schram	46,667	0	0	88,495	104,001	239,163
Richard D. Skelly, Jr.	43,333	0	0	101,735	105,998	251,066

Termination of Deferred Compensation Plans
      In addition to maintaining standard broad-based tax-qualified employee retirement plans, we maintained non-qualified retirement plans for certain executives. These plans consisted of the Supplemental Executive Retirement Plan (the “SERP”), the Enhanced Supplemental Executive Retirement Plan (the “ESERP”) and the Executive Deferred Compensation Plan (the “EDC Plan”), the last of which included the Retention Enhancement Program (the “REP”). As described above, the fourth amendment to the merger agreement requires, as a condition to the merger, the acceleration of certain payments (including payments under BEI’s non-qualified deferred compensation plans) to the end of 2005, rather than at the time of the closing of the merger. As a result, the Company terminated all of these nonqualified deferred compensation plans prior to the end of 2005, and caused all benefits accrued under these plans, plus benefits scheduled to accrue upon the closing of the merger, to be distributed to participants as set forth below. As a result of terminating the plans, although executives received certain benefits that were not yet vested or accrued, they lost the tax benefit of deferring compensation.
      Material information about each plan is set forth below (the plans are described as they existed prior to their termination).
      SERP. In general, the SERP provided for an annual retirement income benefit equal to the product of 3.33% multiplied by (a) the participant’s final average base compensation (not to exceed $1,000,000 per year) and (b) the participant’s years (including partial years) of credited service. The benefit was payable for a maximum of 15 years, if the executive retired at age 65 or older, with 15 years of service after age 50. For purposes of calculating participants’ SERP benefits, incentive compensation and bonuses were disregarded. Benefits were reduced for retirement before age 65 or for less than 15 years of service. Subject to a 15 percent reduction for accelerated payments, participants could elect to receive their benefits in the form of a lump-sum payment.
      The SERP was modified as of October 2001 with respect to Mr. Floyd to provide him an enhanced retirement benefit equal to 50% of his final average base compensation (up to $1,000,000) regardless of his years of service. For purposes of calculating Mr. Floyd’s SERP benefit, incentive compensation and bonuses would be disregarded. Mr. Floyd’s benefit was fully vested. In addition, the reductions for retirement before age 65 and for less than 15 years of service were waived for Mr. Floyd.
      Under the SERP, upon a change in control, all accrued benefits would have become fully vested and active participants would be credited with up to five years of additional service credit and final average compensation would be enhanced. Prior to the end of 2005, the Company terminated the SERP and paid each active participant a lump-sum amount equal to the present value of his or her accrued benefit under the SERP, taking into account the additional service credit, but without regard to the 15 percent reduction for accelerated payment described above.
      ESERP. The ESERP was a deferred compensation plan, funded in part (subject to claims of the Company’s general creditors) through a so-called “rabbi trust.” Under the ESERP, BEI had discretion to credit annual amounts on each participant’s behalf equal to a percentage of his or her salary and incentive compensation. The ESERP provided that, after a change in control, the level of annual credits could not fall below the level of annual credits in effect immediately prior to the change in control. If a participant died, became disabled or was terminated without cause within two years after a change in control, amounts would continue to be credited on the participant’s behalf based on the participant’s compensation and the amounts credited to his or her ESERP account immediately prior to the participant’s death, disability or termination. Such credits would continue until the earlier of the time the participant attained (or would have attained) age 60 or would have completed ten years of plan participation. If a participant’s employment was involuntarily terminated without cause prior to a change in control and prior to the time the participant attained age 60 or completed 10 years of plan participation, BEI, in its sole discretion, could continue crediting amounts on the terminated participant’s behalf up to the level of annual credits, and for the period of time, that would apply had the participant died or become disabled.
      Each participant’s ESERP account was generally credited with deemed investment earnings or losses based on the participant’s hypothetical investment elections. Participants vested in their ESERP benefits upon the earliest of (i) attaining age 60, (ii) completing 10 years of plan participation, (iii) death, (iv) total and permanent disability, (v) a change in control or (vi) involuntary termination of employment without cause, and ESERP benefits would have been distributed upon a termination of employment after reaching age 60 or completing ten years of plan participation (whichever is earlier). Distributions could be made in either a lump sum or annual installment payments over a five, ten or fifteen year period as elected by the participant. However, distributions due to death, disability or involuntary termination of employment without cause within two years of a change in control were required to be made in a lump sum.

      Prior to the end of 2005, BEI terminated the ESERP and paid each active participant his or her ESERP account balance, plus the present value of the enhanced benefit accruals described above.
      EDC Plan (including REP). The EDC Plan was a nonqualified, unsecured deferred compensation plan, informally funded (subject to the claims of the Company’s general creditors) through a so-called “rabbi trust.” Eligible employees could elect to defer up to 75% of their base salary and 100% of their bonus or incentive compensation each year. Additional discretionary credits were also possible. In addition, due to the freezing of the SERP for participants under age 56 (as well as for any new participants), in January 2003 BEI credited an initial amount to the EDC Plan for two affected participants with vested SERP benefits. Each participant’s EDC Plan account was generally credited with deemed investment earnings or losses based on the participant’s hypothetical investment elections.
      Participants were always vested in their own compensation deferrals. Additional amounts credited by BEI generally vested after five years of combined EDC Plan and SERP participation. Vesting would have been accelerated upon a change in control of BEI. Participants could elect in-service withdrawals at a specified future date, in either a lump sum or, for withdrawals of $25,000 or more, in annual installments over two to five years. Upon termination of employment, participants could elect to receive either a lump sum payout or, if they had at least five years of combined EDC Plan and SERP service and a distribution of at least $25,000, annual installments for up to 15 years.
      The REP was established in March 2004, as part of the EDC Plan, to provide enhanced retirement, death and disability benefits to Mr. Floyd to supplement his SERP benefits, and to provide an additional incentive for him to remain with BEI until he attained age 65. Pursuant to the REP, BEI credited amounts each year to an account established for Mr. Floyd under the EDC Plan. The Nominating and Compensation Committee had discretion to determine the amount of those credits each year, but it was intended that when the total credits and earnings on the credits were added to Mr. Floyd’s SERP benefits, Mr. Floyd would receive a combined retirement benefit equal to 40% of his total final compensation. Earnings and losses were credited to the REP credits made on Mr. Floyd’s behalf based on his hypothetical investment elections. Mr. Floyd’s REP benefits were scheduled to vest upon the earliest of the following events to occur while Mr. Floyd was still employed by BEI: (i) he attained age 65, (ii) he died or became disabled, or (iii) BEI underwent a change in control. If Mr. Floyd’s employment was terminated without cause prior to the date he otherwise fully vested in his REP benefits, he would vest in the balance of his REP account at that time, and the Nominating and Compensation Committee, in its discretion, could continue awarding credits to Mr. Floyd’s REP account until he attained age 65. Mr. Floyd could receive his REP benefits in either a lump sum or in annual installments over a period of two to fifteen years.
      Prior to the end of 2005, BEI terminated the EDC Plan and provided that all accounts, whether or not vested, were paid to participants.

      The following table shows the payments to our executive officers under the non-qualified deferred compensation plans.

	Cash Payment				Total of Cash
	Under	Cash Payment	Cash Payment		Payments Under
	EDC Plan	Under SERP	Under ESERP		All Plans

Current Executive Officers
William R. Floyd	$3,621,883	$4,754,542	$0		$8,376,425
Douglas J. Babb	191,055	0	1,622,907		1,813,962
Jeffrey P. Freimark	360,009	0	1,640,009		2,000,018
David R. Devereaux	56,212	0	1,640,009	(1)	1,696,221
Cindy H. Susienka	477,971	0	1,388,463		1,866,434
Patrice K. Acosta	35,498	0	0		35,498
Pamela H. Daniels	148,029	0	0		148,029
Lawrence Deans	126,402	0	0		126,402
James M. Griffith	398,581	1,176,937	0		1,575,518
Patricia C. Kolling	269,345	0	0		269,345
Andrea J. Ludington	0	0	0		0
Barbara R. Paul, M.D.	0	0	0		0
Harold A. Price, Ph.D.	165,945	0	0		165,945
Chris W. Roussos	355,987	0	0		355,987
Martha J. Schram	50,736	0	0		50,736
Richard D. Skelly, Jr.	165,892	0	0		165,892

(1)	Includes $56,958 transferred pursuant to a domestic relations order.

Indemnification and Insurance
      The merger agreement provides that, unless otherwise required by law, for six years from and after the effective time of the merger, the certificate of incorporation and bylaws of BEI and the comparable documents of its subsidiaries will contain provisions no less favorable with respect to elimination of liability of directors and indemnification of directors, officers, employees and agents than those set forth in our certificate of incorporation and bylaws (or the equivalent documents of our relevant subsidiary). In the event any claims are asserted against any person entitled to the protections of the indemnification provisions in the surviving corporation’s certificate of incorporation and bylaws, such provisions will not be modified until the final disposition of any such claims.
      PSC and the surviving corporation, jointly and severally, have agreed to indemnify, defend and hold harmless, to the fullest extent permitted under applicable law and as required by any of our or our subsidiaries’ indemnity agreements, each of our and our subsidiaries’ present and former directors and officers against all costs or expenses, judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any matters pending, existing or occurring at or prior to the effective time of the merger and any representations and warranties made by PSC and/or PSC Sub under the merger agreement. In this regard, PSC and the surviving corporation, jointly and severally, will be required to advance expenses to an indemnified officer or director, provided that the person to whom expenses are advanced provides an undertaking, in customary form and consistent with our past practice, to repay such advances if it is ultimately determined that this person is not entitled to indemnification.
      The merger agreement requires that PSC shall or shall cause the surviving corporation to maintain in effect, for a period of six years after the effective time of the merger, our current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the effective time of the merger, covering each person currently covered by such policies, on terms with respect to the coverage, deductible and amounts no less favorable than those of our policies in effect on the date the merger agreement was signed, subject to a maximum annual premium of 300% of our current premium; if the annual premiums of insurance coverage exceed 300% of our current annual premium, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding 300% of the current annual premium paid by us. BEI may acquire a “tail” directors’ and officers’ insurance policy consistent with above parameters, in which case PSC shall not have such an obligation.

Compensation of Board Member
      The Board granted to Mr. Fowler a special compensation payment in the amount of $45,000 in recognition of his significant oversight responsibilities in connection with the auction of BEI during June, July and August of 2005.

Possible Continued Employment of Certain Executive Officers
      Employees of the Company, including executive officers, will remain employed by the surviving corporation following the merger unless their employment is terminated or they resign. As of the date of this proxy statement, none of our executive officers has entered into any agreements with PSC or its affiliates regarding employment with the surviving corporation. Although no such agreements currently exist, our executive officers who remain with the surviving corporation after the merger is completed may, prior to or after the closing of the merger, enter into new arrangements with PSC or its affiliates (which may amend their existing agreements) regarding employment with the surviving corporation. Executive officers who continue working for PSC or its affiliates, or who resign voluntarily without good reason, might not qualify to receive some of the benefits described above.
Financing; Source of Funds
      It is anticipated that PSC will require approximately $2.29 billion in order to complete the transactions contemplated by the merger agreement. The $2.29 billion requirement consists of payment of approximately $1.6 billion as the purchase price for the shares of common stock and stock options, the repayment or refinancing of approximately $431 million of indebtedness of BEI (including the senior notes, as defined below), the payment of $41 million related to the prepayment of debt and the payment of approximately $220 million in severance costs, transaction fees and other expenses. PSC has informed BEI that it presently contemplates it will raise the $2.29 billion required pursuant to financings pursuant to loan commitments from Column Financial, Inc. and CapitalSource Finance LLC and an equity contribution by Fillmore Strategic Investors, L.L.C.
      PSC and GPH have received a mortgage loan commitment letter, dated November 18, 2005, from Column Financial in the aggregate amount of $1.325 billion for the financing of the transactions contemplated by the merger agreement. PSC and GPH have also received loan commitment letters, dated November 18, 2005, for the financing of the transactions contemplated by the merger agreement from Capital Source for various facilities totaling an aggregate of $550 million. We refer to these two letters as the “loan commitment letters.”
      The funding of the Column Financial mortgage financing is subject to various closing conditions, including, but not limited to:

•	definitive loan documentation acceptable to the lender;

•	accuracy of PSC’s representations and warranties;

•	absence of a material adverse change in general economic or market conditions, or in the performance or condition of the subject properties, or in the business, assets or financial position of PSC or the guarantors for such financing;

•	satisfaction of certain minimum equity, maximum leverage and working capital thresholds, and a maximum total liabilities to total assets ratio;

•	satisfactory appraisals of the properties securing the financing;

•	compliance by the subject properties, PSC and the guarantors with all applicable laws;

•	satisfaction at closing of certain loan to value and minimum debt service coverage ratios;

•	customary real estate matters, such as lien search, title insurance, zoning, organization, surveys, appraisals and other matters acceptable to the lender;

•	certain environmental and healthcare matters;

•	absence of labor disputes concerning PSC;

•	the satisfactory completion of legal and financial due diligence concerning PSC and the guarantors and the relevant portfolio of properties;

•	approval by the lender of the ownership, control and management of PSC;

•	approval by the lender of operating and master leases;

•	funding of certain reserves;

•	payment of certain fees and expenses;

•	intercreditor agreements and cash management systems acceptable to lender;

•	delivery of customary legal opinions;

•	cooperation with the securitization of the loan; and

•	closing by June 30, 2006.
      The funding of the CapitalSource financings is subject to various closing conditions, including, but not limited to:

•	definitive loan documentation acceptable to the lender;

•	accuracy of PSC’s representations and warranties;

•	definitive subordination agreements and cash management systems acceptable to the lender;

•	absence of a material adverse change in general economic or market conditions, or in the business or financial position of PSC;

•	absence of material litigation, compliance by PSC and any guarantors with all applicable laws and agreements with third parties;

•	customary real estate matters, such as lien search, title insurance, zoning, organization, surveys, appraisals and other matters;

•	the satisfactory completion of confirmatory legal, financial and other customary due diligence concerning PSC;

•	satisfaction of certain liquidity, maximum leverage, capital expenditure, interest, and minimum EBIDA and fixed charge thresholds;

•	PSC shall have received equity contributions of $330 million or, if greater, the amount necessary to consummate the merger;

•	payment of certain fees, deposits and expenses;

•	delivery of customary legal opinions;

•	the syndication of certain loans; and

•	closing by June 30, 2006.
      In addition, Fillmore Strategic Investors, has delivered an equity commitment letter to PSC. We refer to this letter as the “equity commitment letter.” Under the equity commitment letter, Fillmore Strategic Investors has agreed to make an equity contribution to PSC or GPH in the aggregate amount of $350 million (less the $10 million deposit described below). The obligations of Fillmore Strategic Investors under its equity commitment letter are subject to the satisfaction of the conditions to the merger contained in the merger agreement and the consummation of the financing contemplated by the debt commitment letters.

      No assurances can be given with regard to the satisfaction of the foregoing closing conditions to the Column Financial and CapitalSource commitments. If any or all of these closing conditions are not satisfied, the lender for the affected financing could potentially terminate its commitment and adversely affect the consummation of the merger. See “The Merger Agreement — Business Interruption Fee if Merger Agreement is Terminated.”
Deposit and Letters of Credit
      In connection with the execution of the merger agreement, a $10 million deposit was placed in escrow pursuant to an escrow agreement with PSC, as the assignee of NASC, and we received two letters of credit issued by Morgan Stanley Asset Funding Inc. from Fillmore Strategic Investors, L.L.C., one in the amount of $50 million and one in the amount of $10 million. If the merger agreement is terminated (i) because the merger has not been consummated by March 31, 2006 (or June 30, 2006, in the case of an extension of the termination date in order to obtain regulatory approval) or (ii) because PSC or PSC Sub breaches any representations, warranties, covenants or agreements that would result in a closing condition not being satisfied, then we will be able to draw $60 million under the letters of credit and collect the $10 million that is held in escrow, subject to limitations specified in the merger agreement. We are entitled to retain $7 million of the deposit if the merger agreement is terminated by PSC because (i) a reduction in the amount of loans provided under the debt commitment letters occurs for specified reasons or (ii) PSC is unable to obtain a necessary health care license required for consummation of the merger or to implement an alternative transaction structure which would allow for the consummation of the merger as a result of an action or omission by us or a current practice of ours that does not comply with applicable legal requirements. See “The Merger Agreement — Payments to BEI if Merger Agreement is Terminated.”
Delisting and Deregistration
      Our common stock is currently listed on the NYSE under the symbol “BEV.” Following the merger, our common stock will no longer be traded on the NYSE, price quotations will no longer be available and the registration of our common stock under the Securities Exchange Act of 1934 will be terminated.
Litigation
      On November 2, 2005, the plaintiffs in two patient care lawsuits previously filed against BEI in Arkansas state court filed motions seeking to enjoin the merger between NASC and BEI. One such motion was filed in connection with a lawsuit captioned Martha Tedder individually and as administrator of the estate of Lawrence Keasler, deceased, and on behalf of the wrongful death beneficiaries of Lawrence Keasler v. Beverly Enterprises, Inc., et al. The Tedder lawsuit, which is pending in Greene County Circuit Court, was originally filed on July 25, 2005. The second motion was filed in connection with a lawsuit captioned Janice Fischer v. Beverly Enterprises, et al. The Fischer case, which is pending in Drew County Circuit Court, was originally filed on October 13, 2005. The motions filed in the Tedder and Fischer cases were identical. Both plaintiffs argued that the acquisition of BEI by NASC would deplete BEI’s assets and deny plaintiffs the right to recover for harm alleged to have occurred at BEI facilities. On that basis, the plaintiffs in Tedder and Fischer asked the courts to enjoin the merger with NASC and impose a constructive trust over BEI’s liability reserves. Alternatively, plaintiffs asked the courts to order BEI to post bond to cover damages that may be awarded to the plaintiffs at trial. On November 15, 2005, BEI removed both actions to United States District Court for the Eastern District of Arkansas pursuant to the Class Action Fairness Act of 2005. Both cases were subsequently remanded back to the state courts in which they were filed. After remand, plaintiffs in both cases withdrew their motions seeking to enjoin the merger.

THE MERGER AGREEMENT
      The following is a summary of certain provisions of the merger agreement. The summary is not a complete description of the terms and conditions of the merger agreement, a composite copy of which is attached to this proxy statement as Annex A. The merger agreement contains some provisions that only applied on or prior to December 12, 2005 and other provisions that applied after December 12, 2005. The following summary of the merger agreement refers only to the provisions of the merger agreement in effect after December 12, 2005. We urge you to read the merger agreement and the other annexes attached to this proxy statement carefully and in their entirety.
Structure and Effective Time
      If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, PSC Sub will be merged with and into BEI and BEI will continue as the surviving corporation. As a result of the merger, we will cease to be a publicly traded company and will be owned by PSC.
      The merger shall become effective at such time as the certificate of merger is filed with the Secretary of State of Delaware in accordance with the merger agreement (or at such later time as specified in the Certificate of Merger). We intend to file the certificate of merger as promptly as practicable following satisfaction or waiver of the conditions to the merger in accordance with the merger agreement, including the adoption of the merger agreement by our stockholders and receipt of all regulatory clearances. See “The Merger Agreement — Conditions to the Consummation of the Merger” and “The Merger Agreement — Agreement to Obtain Clearance from Regulatory Authorities.”
Board of Directors and Officers of BEI Following the Merger
      The directors of PSC Sub immediately prior to the effective time will be the directors of BEI after the merger. The officers of BEI immediately prior to the effective time, and such other persons as PSC may designate, will be the officers of BEI after the merger.
Merger Consideration
      Upon completion of the merger, each share of BEI common stock issued and outstanding immediately prior to the effective time (other than shares held by PSC, PSC Sub, any subsidiary of PSC or PSC Sub, in the treasury of BEI or by any of our subsidiaries, and other than shares held by stockholders exercising appraisal rights) will be converted into the right to receive $12.50 in cash, without interest, and canceled and retired and cease to exist.
Payment Procedures
      No later than the effective time of the merger, PSC will designate an exchange agent reasonably acceptable to us to make payments of the merger consideration under the merger agreement upon surrender of certificates representing BEI common stock and deposit an amount of cash with the exchange agent sufficient to pay the merger consideration to each of our stockholders.
      Within three business days after completion of the merger, the exchange agent will mail a letter of transmittal and instructions to you advising you how to surrender your stock certificates in exchange for the merger consideration.
      You should NOT return your stock certificates with the enclosed proxy card, and you should NOT forward your stock certificates to the exchange agent without an executed letter of transmittal.
      You will not be entitled to receive the merger consideration until you surrender your stock certificates to the exchange agent, together with a duly completed and executed letter of transmittal and any other documents the exchange agent requires in accordance with the instructions sent by the exchange agent. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

      No interest will be paid or will accrue on the cash payable upon surrender of the stock certificates.
      At the effective time of the merger, we will close our stock ledger. After that time, if you present common stock certificates to the surviving corporation, the surviving corporation will cancel them in exchange for cash as described in this section.
      The transmittal instructions will tell you what to do if you have lost your stock certificate, or if it has been stolen or destroyed.
      After completion of the merger, subject to the exceptions in the next sentence, you will cease to have any rights as a BEI stockholder. The exceptions include the right to receive dividends or other distributions with respect to your common stock with a record date before the effective time of the merger, the right to surrender your stock certificate in exchange for payment of the merger consideration or, if you exercise your appraisal rights, the right to perfect your right to receive payment for the fair value of your shares as determined by the Delaware Court of Chancery pursuant to Delaware law.
      One year after the merger occurs, the exchange agent will return to the surviving corporation all funds in its possession that constitute any portion of the merger consideration, and the exchange agent’s duties will terminate. After that time, stockholders may surrender their certificates to the surviving corporation and, subject to applicable abandoned property laws, escheat and similar laws, will be entitled to receive the merger consideration without interest. None of PSC, BEI or the paying agent will be liable to stockholders for any merger consideration delivered to a public official pursuant to applicable abandoned property laws, escheat and similar laws.
Treatment of Stock Options and Equity Plans
      Concurrent with the effective time of the merger, all outstanding options to acquire our common stock granted to a director or employee pursuant to an equity compensation plan, whether or not then vested or exercisable, will become fully vested and will be deemed exercised and canceled, and the holder of each stock option will be entitled to receive at the effective time from the surviving corporation (or at PSC’s option, PSC) an amount in cash, less applicable withholding taxes or other taxes required by law to be withheld, equal to the product of:

•	the number of shares of our common stock subject to each option, multiplied by

•	the excess of $12.50, if any, over the exercise price per share of common stock subject to such option.
      Concurrent with the effective time of the merger, each outstanding share of our restricted stock under our equity compensation plans, whether or not then vested, will become fully vested and will be converted into the right to receive $12.50 in cash in the merger.
      At or prior to the effective time of the merger, each outstanding right to receive our common stock pursuant to a performance unit award shall be treated as fully vested, canceled and terminated, and payable. Concurrent with the effective time of the merger, each director deferred unit will be canceled and terminated, and converted to a share of our common stock, which share will be converted into the right to receive $12.50 in cash in the merger. Concurrent with the effective time of the merger, each restricted stock unit award that was deferred by directors will be treated as fully vested and converted to shares of our common stock, which shares will be converted into the right to receive $12.50 in cash in the merger.
No Solicitation
      The merger agreement provides that neither we nor our affiliates, nor our representatives (including our executive officers, directors, employees, investment bankers, attorneys, consultants, accountants and other representatives) will:

•	directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate inquiries regarding a takeover proposal;

•	approve, recommend or enter into any agreement, arrangement or understanding with respect to any takeover proposal;

•	participate in any way in discussions relating to a takeover proposal; or

•	furnish or disclose any information, or provide access to properties, books or records, to a third party with respect to a takeover proposal.
      We must promptly inform PSC of any request for information relating to a takeover proposal, any takeover proposal or any inquiry with respect to any takeover proposal and keep PSC reasonably informed as to the status and material details of any such request.
      For purposes of the merger agreement, a “takeover proposal” means any third party inquiry, proposal or offer relating to:

•	the acquisition of more than 20% of our outstanding voting securities;

•	a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction, or a series of any such transactions, which would result in any third party acquiring assets (including capital stock of subsidiaries) that represent 20% or more of the fair market value of our consolidated assets or the consolidated assets that generate 20% or more of our consolidated revenues or earnings;

•	any other transaction which would result, directly or indirectly, in a third party acquiring assets (including capital stock of subsidiaries) that represent 20% or more of the fair market value of our consolidated assets or the consolidated assets that generate 20% or more of our consolidated revenues or earnings; or

•	any combination of the foregoing.
      However, prior to the adoption of the merger agreement by our stockholders, if we receive a bona fide takeover proposal that was not solicited and our Board of Directors determines in good faith (after consultation with outside counsel) that such action is necessary in order for it to comply with its fiduciary duties to our stockholders under applicable law and (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such proposal constitutes, or is reasonably likely to result in, a superior proposal, we may:

•	furnish information and/or draft agreements regarding BEI to the person who has made the takeover proposal (provided that such person enters into a confidentiality agreement that is no less restrictive than our confidentiality agreement with PSC); and

•	participate in discussions or negotiations regarding the takeover proposal.
      For purposes of the merger agreement, “superior proposal” means a bona fide written takeover proposal (with the threshold used in the definition of “takeover proposal” increased to 50% rather than 20%) that our Board determines, after consulting with its financial advisors and legal counsel, to be more favorable to the holders of our common stock than the merger. Our Board’s decision as to whether a proposal is a superior proposal may take into account, among other things, the party making such proposal and all legal, financial, regulatory, and other aspects of the merger agreement and the takeover proposal, including any conditions related to financing and regulatory approvals. Additionally, our Board must also take into account any adjustments to the terms and provisions of the merger agreement submitted by PSC in response to such takeover proposal.
Access to Information
      We have agreed to provide PSC and PSC Sub, as well as their respective officers, directors, employees, consultants and other advisors, representatives and agents, with reasonable access during normal business hours to our officers, employees, agents, properties, offices and other facilities, and the books and records thereof. Any information we provide will be subject to the terms of our confidentiality agreement with PSC.

Stockholder Approval; BEI Board Recommendation
      We have agreed to call and hold the special meeting described in this proxy statement and our Board of Directors has recommended that our stockholders vote to adopt the merger agreement at the special meeting. We also agreed to include our Board’s recommendation in this proxy statement.
      We agreed to provide PSC with a reasonable opportunity to review and comment on the proxy statement, any comments made by the SEC and any proposed amendments to the proxy statement prior to filing it with the SEC and to promptly advise PSC of the receipt of any comments or requests for amendments to this proxy statement, any responses to such requests and any requests by the SEC for additional information.
      We agreed in the merger agreement that our Board of Directors will only (i) withdraw or modify in a manner adverse to PSC our Board’s recommendation of the merger, or (ii) approve or recommend any takeover proposal if (a) in response to a takeover proposal, our Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that the takeover proposal constitutes a superior proposal (as defined above) and (after consultation with its outside legal counsel) that taking such action is necessary for the members of our Board of Directors to comply with their fiduciary duties to our stockholders under applicable law, (b) we provide PSC five days prior written notice that our Board of Directors intends to take such action, including a description of the material terms of the superior proposal that is the basis for taking such action, and (c) after negotiating with PSC in good faith during the five day notice period, our Board of Directors has considered in good faith any proposed changes to the merger agreement proposed by PSC, and (after consultation with its outside legal counsel and financial advisors) determines that the takeover proposal would still constitute a superior proposal, after giving effect to the changes to the merger agreement proposed by PSC.
      In addition, prior to the adoption of the merger agreement by our stockholders, if we receive a takeover proposal and our Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that the proposal is a superior proposal and that taking such actions are necessary to comply with the Board’s fiduciary duties, the Board may terminate the merger agreement, so long as on the date of such termination (i) the Board has authorized us to enter into an agreement for the superior proposal, (ii) we have paid to PSC the termination fee described under “The Merger Agreement — Termination Fee if Merger is Not Consummated,” and (iii) we have complied with the merger agreement’s provisions concerning solicitation of transactions and the Board’s change of recommendation to stockholders, as explained above.
Representations and Warranties
      In the merger agreement, we made customary representations and warranties, subject to exceptions disclosed to PSC and to customary qualifications for materiality. The representations we made to PSC relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing, power and authority and governmental approvals and licenses necessary to operate our respective businesses;

•	our certificate of incorporation and by-laws;

•	our capitalization, including, in particular, the number of shares of BEI common stock and stock options outstanding;

•	our corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the inapplicability of state takeover statutes to the merger;

•	the absence of any violation of, or conflict with, our organizational documents, applicable law or any of our contracts as a result of entering into the merger agreement and completing the merger;

•	the required consents and approvals of governmental entities relating to the merger;

•	our compliance with applicable laws, including health care regulatory compliance, and our possession of licenses and permits necessary to conduct our business and own our property;

•	our SEC filings since January 1, 2003 and the financial statements contained in those filings;

•	the absence of undisclosed liabilities which are required to be reflected on a balance sheet in accordance with GAAP, except for liabilities or obligations (i) recorded or reserved in accordance with GAAP and disclosed in the Company’s Annual Report on Form 10-K as of December 31, 2004 and any amendment thereto, or the Company’s Form Quarterly Report on Form 10-Q as of June 30, 2005, (ii) incurred after June 30, 2005, in the ordinary course of business, consistent with past practice and not in violation of the covenants in the merger agreement, or (iii) incurred under the merger agreement or in connection with the transactions related to the merger agreement;

•	the accuracy and completeness of information supplied by us in this proxy statement and all SEC filings made in connection with this transaction;

•	since December 31, 2004 and prior to the date of the merger agreement, the absence of a company material adverse effect, as described below;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	our material contracts and debt instruments;

•	the absence of litigation, investigations or outstanding court orders against us;

•	environmental matters;

•	our intellectual property;

•	tax matters;

•	our insurance policies;

•	real property and facilities that we own, lease, license or occupy;

•	our receipt of opinions from our financial advisors;

•	our Board’s approval of the merger agreement and the transactions provided for in the merger agreement;

•	the absence of undisclosed investment banking fees related to the merger;

•	the absence of indebtedness that cannot be extinguished prior to closing; and

•	the absence of unlawful payments made to government officials or political parties.
      For purposes of the merger agreement a “company material adverse effect” means a change, circumstance, event or effect that is materially adverse to (i) the business, properties, assets, results of operations or financial condition of BEI and its subsidiaries taken as a whole or (ii) the ability of BEI to perform its obligations pursuant to the merger agreement, other than (a) the execution, delivery or public announcement of the merger agreement or the transactions provided for in the merger agreement or any actions required to be taken under the merger agreement or with the consent of PSC, (b) any change in any health care program reimbursement laws, regulations, policies or procedures (or any interpretation thereof) that applies to services rendered by BEI or its subsidiaries, (c) changes generally affecting the industries in which BEI or its subsidiaries operate, (d) changes in economic conditions in the U.S. or in any region thereof, (e) any changes in law or GAAP (or any interpretation thereof) and (f) the effects on BEI of any litigation (to the extent worse than the proposed settlement), in the event BEI proposes to settle such litigation and PSC does not, if requested, provide its consent to such settlement unless, in the case of clauses (b), (c) and (e), such changes would have a materially disproportionate impact on the business, properties, assets, results of operation or financial condition of BEI and its subsidiaries taken as a whole relative to other industry participants.

      In the merger agreement, PSC and PSC Sub made certain customary representations and warranties, subject to exceptions disclosed to us, and to customary qualifications for materiality. The representations PSC and PSC Sub made to us relate to, among other things:

•	PSC’s and PSC Sub’s proper organization, good standing and power and authority to operate their businesses;

•	PSC’s and PSC Sub’s corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of any violation of, or conflict with, PSC’s or PSC Sub’s organizational documents, applicable law or any of their contracts as a result of entering into the merger agreement and completing the merger;

•	the required consents and approvals of governmental entities relating to the merger, including health care related permits and consents;

•	the absence of any disqualifications or suspensions from any health care programs or from being a health care provider, owner or licensee;

•	the absence of any litigation or investigations that would impair PSC’s ability to obtain the requisite consents and approvals necessary to complete the merger;

•	the absence of any fact, event or circumstance that would be expected to prevent PSC or BEI from obtaining or maintaining the health care permits necessary for the lawful conduct of business or the ownership of assets and properties by the surviving corporation;

•	the absence of litigation, investigations or outstanding court orders against PSC or PSC Sub;

•	PSC’s ownership of PSC Sub, and PSC Sub’s lack of any obligations, liabilities or past business activities;

•	the debt commitment letters, the equity commitment letter and the financing arrangements relating to the merger;

•	no vote of stockholders of PSC or PSC Sub being required to adopt the merger agreement (other than in the case of PSC Sub, any required vote by PSC as the sole owner of all equity interests in PSC Sub);

•	the absence of undisclosed investment banking fees related to the merger;

•	the accuracy and completeness of information supplied by PSC in this proxy statement;

•	the absence of ownership of BEI common stock by PSC or PSC Sub; and

•	the solvency of the surviving corporation in the merger, taking into account the financing transactions to be consummated in connection with the merger.
      In the merger agreement, GPH made certain representations and warranties to us, including with respect to GPH’s power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the valid authorization of the merger agreement by GPH.
      This description of the representations and warranties has been included in this proxy statement to provide investors with information regarding the terms of the merger agreement. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties. Moreover, some of the representations and warranties may not be complete or accurate as of a particular date because they are subject to a contractual standard of materiality that is different from those generally applicable to stockholders and/or were used for the purpose of allocating risk among the parties rather than establishing certain matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Covenants; Conduct of the Business of BEI Prior to the Merger
      The merger agreement provides that, with certain exceptions, prior to the effective time, we shall (i) conduct our business substantially in the ordinary course consistent with past practice, and (ii) use commercially reasonable best efforts to keep available the services of our current officers, key employees and consultants, and preserve our business relationships.
      The merger agreement also provides that, with certain exceptions, prior to the effective time, we will not take, and will not permit our subsidiaries to take, any of the following actions without the prior consent of PSC (which consent may not be unreasonably withheld or delayed):

•	amend our certificate of incorporation or bylaws;

•	issue, sell, pledge or encumber any stock or securities exercisable for stock other than upon exercise of outstanding stock options and other rights that were outstanding on the date of the merger agreement;

•	declare or pay dividends, make distributions or enter into any agreement with respect to the voting of our capital stock;

•	reclassify, combine, split, redeem or repurchase stock, other than upon exercise of outstanding stock options and other rights that were outstanding on the date of the merger agreement;

•	acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any interest in any assets or businesses other than in the ordinary course of business;

•	incur any indebtedness for borrowed money or grant any liens to secure indebtedness for borrowed money, except indebtedness incurred in the ordinary course of business pursuant to existing credit lines or with a maturity of not more than one year and in a principal amount, in the aggregate, of $25 million or less;

•	issue any debt securities, assume another party’s obligations, or make any loans or advances, other than in the ordinary course of business and consistent with past practice;

•	incur capital expenditures for any calendar year in excess of $5 million individually or $15 million in the aggregate, other than as reflected in our 2005 and 2006 capital expenditures budget, except for emergency repairs, repairs compelled by legal or safety requirements, repairs compelled by existing lease obligations or consent requirements and up to $15 million to remedy exceptions of title;

•	open any skilled nursing home facility or assisted living facility or enter into any new line of business outside of our existing business segments;

•	make investments in any person (other than in our wholly-owned subsidiaries), other than ordinary cash management investments in accordance with our existing investment policy;

•	adopt or amend any material benefit plan, increase in any material manner the compensation or fringe benefits of any director, officer or employee or pay any material benefit if not provided for by any existing benefit plan, other than in the ordinary course of business, and other than adoption of a retention program not to exceed $10 million in the aggregate, and certain other specified matters;

•	pay, discharge or settle any material claims or obligations other than (i) performance of contractual obligations in accordance with their terms; (ii) payment, discharge, settlement or satisfaction in the ordinary course of business or (iii) payment, discharge, settlement or satisfaction in accordance with their terms of claims, liabilities or obligations disclosed or reserved in our most recent financial statements made available prior to the August 16, 2005 or incurred since such date in the ordinary course of business, provided that any amounts paid pursuant to (ii) or (iii) individually or in the aggregate, which exceed $30 million above the amounts so disclosed or reserved, require the consent of PSC (not to be unreasonably withheld or delayed);

•	enter into or adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization, other than as required by applicable law;

•	file a tax return taking a position inconsistent with our past practice, other than as required by applicable law;

•	knowingly take any action which would result in any of our representations and warranties contained in the merger agreement becoming untrue in any material respect;

•	between November 21, 2005 and March 31, 2006, pay or agree to pay an amount greater than $24 million in any new settlement of litigation, to the extent such payments are not covered by insurance; or

•	settle any litigated matter for an amount greater than $1 million out of self-insured reserves or cash, without (i) advising PSC’s designated representative of the settlement, (ii) providing the rationale for the settlement at the recommended level and (iii) furnishing on a regular basis lawsuit evaluations and other pertinent information to provide an understanding of the case.
      The merger agreement also provides that we will use our commercially reasonable best efforts to cooperate with and assist PSC in the negotiation, payoff and restructuring of any debt obligations which PSC will want to implement after the closing of the merger. We will also use our best efforts to cooperate with PSC to redeem our 7 7/8% notes and provide notice to the holders of our 2.75% convertible notes as to how they can convert their notes for our common stock, which will then be converted into the right to receive $12.50 in cash, without interest, and canceled and retired and cease to exist.
Agreement To Obtain Clearance From Regulatory Authorities
      BEI, PSC and PSC Sub have agreed to use their commercially reasonable best efforts to take all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations (including the HSR Act) to consummate and make effective the transactions contemplated by the merger agreement.
      Among other things, each party has agreed to use such efforts to:

•	prepare and file, as soon as practicable, all forms, registrations and notices required to be filed to consummate the transactions;

•	obtain all necessary waivers, consents or approvals from any governmental entities and make all registrations and filings as may be necessary to consummate the merger agreement and as may be required to authorize PSC and the surviving corporation to operate our businesses as they are currently operated;

•	defend all lawsuits or other legal proceedings challenging the merger agreement and any related transactions; and

•	have any injunction or order that may adversely affect the consummation of the merger lifted or rescinded.
      PSC and PSC Sub have also agreed to use commercially reasonable best efforts to obtain, as promptly as practicable, all governmental consents, including licenses, certifications, permits, approvals, provider numbers and authorizations as are required to operate our health care businesses. If, after complying with its requirements to obtain consents, PSC has obtained the governmental consents necessary to operate at least 95 percent, but less than 100 percent, of our health care facilities as currently operated, PSC and BEI agreed to use their best efforts to implement an “alternative structure” such as a management agreement or liquidating trust in order to enable PSC to obtain any remaining approvals.
      The merger agreement further provides that BEI, PSC and PSC Sub must:

•	file as soon as practicable any notifications required under the HSR Act;

•	respond, as promptly as practicable under the circumstances, to any inquiries received from the U.S. antitrust authorities for additional information or documentation and to any other governmental entity in connection with antitrust or related matters;

      Additionally, each of BEI, PSC and PSC Sub have agreed, subject to applicable law and the limitations set forth in the merger agreement and except as prohibited by any applicable governmental entity:

•	to promptly notify the other parties of any communication from the U.S. antitrust authorities, and to consult and cooperate with the other parties prior to any submission related to the HSR Act;

•	to promptly notify the other parties of any communication from other governmental entities regarding any transactions related to the merger; and

•	not to participate in any substantive meeting or discussion with any governmental entity in connection with any filings, proceedings or inquiries concerning the merger agreement or the merger unless it consults with the other parties in advance and, to the extent permitted by such governmental entity, gives the other parties the opportunity to attend and participate.
      Additionally, GPH has agreed to use commercially reasonable best efforts to complete the financing transactions contemplated by the debt commitment letters and the equity commitment letter, including:

•	obtaining rating agency approvals;

•	maintaining the financing commitments of such letters in effect;

•	enforcing the terms of the commitment letters;

•	satisfying the conditions applicable to GPH specified in the commitment letters;

•	negotiating definitive agreements that include the terms and conditions contained in the commitment letters; and

•	borrowing pursuant to the debt commitment letters and providing the proceeds of the loans to PSC and PSC Sub, if specified provisions of the loan commitment letters are exercised.
Indemnification and Insurance
      Under the merger agreement, PSC and the surviving corporation have agreed to indemnify all present and former directors and officers of BEI and its subsidiaries, acting in such capacities, to the fullest extent permitted by law, against any expenses or losses incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters pending, existing or occurring at or prior to the merger. PSC and PSC Sub have agreed that the surviving corporation will cause to be maintained charter and bylaw provisions with respect to elimination of liability of directors, and indemnification of officers, directors, employees and agents, that are no less favorable to the intended beneficiaries than those contained in our certificate of incorporation and bylaws or the certificate of incorporation and bylaws of the relevant subsidiary as in effect on the date the merger agreement was signed. PSC and PSC Sub have also agreed that the surviving corporation will honor all indemnification agreements entered into by BEI or any of its subsidiaries.
      In addition, PSC has agreed that the surviving corporation will provide or, in the alternative, BEI has the right to acquire directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the merger covering each person currently covered by our directors’ and officers’ liability insurance policy for six years after the merger on terms and in amounts no less favorable than those of our policy in effect on the date the merger agreement was signed, provided that the surviving corporation will not be required to pay annual premiums for such insurance in excess of 300% of our annual premium in effect on the date the merger agreement was signed or, if BEI acquires the insurance prior to closing, it may not pay a one-time premium that exceeds 300% of our annual premium in effect on the date the merger agreement was signed.
Employee Benefits
      For the period following the effective time of the merger through and including the later of December 31, 2006 and the one-year anniversary of the effective time, PSC has agreed that it will, or will cause the surviving corporation to, provide each of our and our subsidiaries’ employees as of the effective time with at least the same level of base salary and wages on substantially the same terms and conditions that was provided to our and our subsidiaries’ employees immediately before the merger, and to maintain benefit plans that are substantially equivalent in the aggregate to those provided to our and our subsidiaries’ employees immediately before the merger. However, PSC or the surviving corporation shall not be required to increase spending on health and welfare benefits by more than 15% in any one year.
      In addition, from and after the effective time of the merger, PSC has agreed to:

•	honor until the one-year anniversary of the effective time (or such later date required by a contractual obligation), in accordance with their terms, all of our and our subsidiaries’ contracts, agreements, arrangements, programs, policies, plans and commitments that are applicable to any of our or our subsidiaries’ current or former employees or directors, including severance plans and policies (except that contractual obligations that remain in force after the one-year anniversary will remain in effect);

•	provide our and our subsidiaries’ employees with credit for all purposes under any benefit plan under which our or our subsidiaries’ employees may be eligible to participate on or after the effective time of the merger;

•	waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each employee under any of those welfare benefit plans to the same extent waived under our comparable plans; and

•	provide credit to each employee (and his/her beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such employee under our plans during the relevant plan year, up to and including the effective time of the merger.
      The merger agreement provides that at least 15 days prior to the stockholders meeting, PSC must expressly identify to us in writing certain employees that, within the twelve months following the merger, it then intends to not retain, or employees for which it then intends to materially reduce the duties, responsibilities, authority, compensation or benefits, or require relocation of as a condition to continued employment. In addition, at least five days prior to the stockholders meeting, we have agreed to use our commercially reasonable efforts to cause any employee who is a party to any change in control, severance, retention and/or employment agreements with us and who intends to terminate his or her employment for good reason immediately following the merger, pursuant to a right to so terminate expressly set forth in such agreement, to notify us of such intention in writing.
      Any employee who is: (A) identified as set forth above as being not intended by PSC to be retained as of the closing, or (B) who notifies us as set forth above that the employee intends to terminate his or her employment for “Good Reason” immediately following the consummation of this merger (and who has, by reason of the consummation of the merger and/or the restructuring transactions undertaken concurrent with the closing thereof, the valid right to do so as a consequence of the consummation of the merger and/or such restructuring transactions, as determined in the reasonable judgment of our board of directors after receiving written advice of its outside legal counsel and consultation with PSC), will receive, immediately after the effective time of the merger, all payments to which such employee is entitled pursuant to the terms of any written change of control, severance, retention and/or employment agreements or arrangements with us or our subsidiaries (excluding any such payments that were made on or before December 31, 2005, as described below).
      On or before December 31, 2005, we were required to make payments to certain of our employees, in cash or stock, as may be applicable under our benefit plans and agreements or remove vesting requirements or other restrictions, as described under “The Merger — Interests of Certain Persons.”

Termination of the Merger Agreement
      The merger agreement may be terminated:

•	if both we and PSC agree in writing to do so;

•	by either us or PSC, if:

•	our stockholders fail to adopt the merger agreement at the special meeting or any adjournment of the special meeting;

•	the merger is not completed on or before March 31, 2006 (we refer to this date, including any extensions thereto, as the “termination date”), except that either we or PSC may extend this date until June 30, 2006, if necessary for satisfaction of the closing condition relating to obtaining government consents and approvals; or

•	there is any final and nonappealable governmental order, decree or ruling that prevents completion of the merger;

•	by us if:

•	PSC or PSC Sub breaches any representation, warranty, covenant or agreement that would result in the failure of a condition to the merger agreement to be satisfied which is not capable of being cured by the termination date or is not cured within 20 business days after PSC or PSC Sub receives written notice of the breach;

•	Fillmore Strategic Investors fails to make its equity contribution to PSC and/or GPH in accordance with the terms of the equity commitment letter and the breach is not capable of being cured by the termination date or is not cured within 10 business days after PSC receives written notice of the breach. See “The Merger — Financing; Source of Funds;” or

•	prior to adoption of the merger agreement by our stockholders, (i) we have received an alternative takeover proposal, (ii) our Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the takeover proposal is a superior proposal, (iii) our Board of Directors has authorized us to enter into a binding written agreement to consummate the alternative transaction, (iv) our Board of Directors has concluded that such action is necessary for the members of our Board of Directors to comply with their fiduciary duties under applicable law and (v) we have complied with certain of our obligations under the merger agreement described under “The Merger Agreement — No Solicitation” and pay the termination fee described under “The Merger Agreement — Termination Fee if Merger is not Consummated;” or

•	by PSC if:

•	we breach any representation, warranty, covenant or agreement that would result in the failure of a condition to the merger agreement to be satisfied which is not capable of being cured by the termination date or is not cured within 20 business days after we receive written notice of the breach;

•	we breach any of the covenants or agreements in the merger agreement regarding the acceleration of vesting of certain awards and payment of certain benefits to employees to 2005 and such breach results, or would be reasonably likely to result, in liability to PSC, PSC Sub and/or the surviving corporation in the merger in excess of $5,000,000;

•	our Board withdraws or modifies in a manner adverse to PSC its recommendation that BEI’s stockholders adopt the merger agreement or recommends, approves or adopts a takeover proposal;

•	we fail to include in this proxy statement (or any amendment) the recommendation of our Board that you vote in favor of the merger;

•	our Board approves or recommends a takeover proposal or approves or recommends that our stockholders tender their shares in any tender or exchange offer; or

•	the conditions to the merger relating to the reduction in loan amounts under the debt commitment letters or failure of PSC to obtain required consents as a result of our actions, omissions or failure to comply with applicable law have not been satisfied, and the termination date has occurred.
Termination Fee and Reimbursement of Expenses if Merger is Not Consummated
      We agreed to reimburse PSC for its expenses, as well as the NASC expenses not to exceed $20 million in the aggregate if the merger agreement is terminated by us or PSC because our stockholders fail to adopt the merger agreement at, the special meeting or any adjournment of the special meeting, and no third party has made a takeover proposal after November 20, 2005.
      If we terminate the merger agreement when our Board has received a superior proposal and authorized BEI to enter into an agreement to consummate the transaction pursuant to the superior proposal, then we agreed to pay PSC a termination fee of $60 million.
      If (i) the merger agreement is terminated because our stockholders fail to approve the merger at the special meeting or any adjournment of the special meeting, or because we have breached any covenant, representation or warranty in the merger agreement and (ii) a third party has made a takeover proposal after December 12, 2005 and (iii) we enter into a definitive agreement with respect to, or consummate, an alternative takeover proposal (with references to 20% in the definition of takeover proposal changed to 50%) within nine months after the termination of the merger agreement, then we agreed to pay PSC a termination fee of $60 million.
      We agreed to reimburse PSC for its expenses and the NASC expenses, not to exceed $20 million in the aggregate, if PSC terminates the merger agreement, in circumstances unrelated to a takeover proposal, because, prior to obtaining BEI stockholder approval, our Board withdraws or modifies in a manner adverse to PSC its recommendation that BEI’s stockholders adopt the merger agreement.
      We agreed to pay PSC a termination fee of $60 million if PSC terminates the merger agreement, in circumstances related to another takeover proposal, because, prior to obtaining BEI stockholder approval:

•	our Board withdraws or modifies in a manner adverse to PSC its recommendation that BEI’s stockholders adopt the merger agreement;

•	we fail to include in this proxy statement (or any amendment) the recommendation of our Board that you vote in favor of the adoption of the merger agreement; or

•	our Board approves, recommends or adopts a takeover proposal or approves or recommends that our stockholders tender their shares in any tender or exchange offer.
      We will not be required to reimburse PSC for its expenses or pay a termination fee if, at the time of termination of the merger agreement, PSC, PSC Sub or GPH is in material default under the terms of the merger agreement.
Payments to BEI if Merger Agreement is Terminated
      PSC has agreed to pay us a business interruption fee of $60 million if (i) we or PSC terminate the merger agreement because the merger has not been completed by the termination date and the conditions to the merger relating to stockholder approval of the merger agreement, the expiration of applicable waiting periods under the HSR Act, the absence of injunctions or legal restraints on the merger, the accuracy of our representations and warranties and our compliance with our covenants in the merger agreement have been satisfied or are reasonably capable of being satisfied as of the date of termination of the merger agreement, or (ii) we terminate the merger agreement because PSC or PSC Sub breaches any representations, warranties, covenants or agreements that would result in a closing condition not being satisfied, and the conditions to the merger relating to the expiration of applicable waiting periods under the HSR Act, the absence of injunctions or legal restraints on the merger, the accuracy of our representations and warranties and our compliance with our covenants in the merger agreement have been satisfied or are reasonably capable of being satisfied as of the date of termination of the merger agreement.

      In addition to the $60 million business interruption fee, PSC has agreed to allow us to draw and retain, as partial reimbursement for the acceleration of certain payments to employees at the end of 2005, the full amount of a $10 million letter of credit issued by Morgan Stanley Asset Funding Inc. if we have accelerated the vesting of certain awards and payment of certain benefits to employees to 2005 as required by the merger agreement and (i) we terminate the merger agreement because the merger has not been completed by the termination date and the conditions to the merger relating to the expiration of applicable waiting periods under the HSR Act, the absence of injunctions or legal restraints on the merger, the accuracy of our representations and warranties and our compliance with our covenants in the merger agreement have been satisfied or are reasonably capable of being satisfied as of the date of termination of the merger agreement, or (ii) we terminate the merger agreement because PSC or PSC Sub breaches any representations, warranties, covenants or agreements that would result in a closing condition not being satisfied, and the conditions to the merger relating to the expiration of applicable waiting periods under the HSR Act, the absence of injunctions or legal restraints on the merger, the accuracy of our representations and warranties and our compliance with our covenants in the merger agreement have been satisfied or are reasonably capable of being satisfied as of the date of termination of the merger agreement.
      PSC has agreed that it will pay us a $7 million business interruption fee if the conditions to the merger relating to stockholder approval of the merger agreement, the expiration of the applicable waiting periods under the HSR Act, the absence of injunctions or legal restraints on the merger, the accuracy of our representations and warranties and our compliance with our covenants in the merger agreement have been satisfied or are reasonably capable of being satisfied as of the date of termination of the merger agreement and PSC terminates the merger agreement pursuant to Section 8.1(d)(iii) of the merger agreement because, by the termination date:

•	any institutional lender providing financing pursuant to the debt commitment letters reduces its loan amount by $75 million or more due to property restrictions or liens materially impairing the use of any of our properties;

•	any institutional lender providing financing pursuant to the debt commitment letters reduces its loan amount by $125 million or more due to violations of land use requirements or environmental law; or

•	PSC is unable to (i) obtain a necessary health care license required for consummation of the merger or (ii) implement an alternative transaction structure which would allow for consummation of the merger, in each case as a result of an action or omission by us or a current practice of ours that does not comply with applicable legal requirements.
      The amount of the business interruption fee will be offset by any portion of the $10 million deposit previously received by BEI and any amounts drawn under the letter of credit provided by Fillmore Strategic Investors.
Conditions to the Consummation of the Merger
      BEI and PSC are not required to consummate the merger unless a number of conditions are satisfied or waived, including:

•	adoption of the merger agreement by our stockholders;

•	the waiting periods under the HSR Act have expired or been terminated;

•	no statute, rule, regulation or similar action of a governmental entity exists which would prohibit, restrict or delay consummation of the merger;

•	PSC has (i) obtained the government consents necessary to operate 100% of our business as currently operated, or (ii) obtained the government consents necessary to operate at least 95% of our business as currently operated and has implemented an alternative transaction structure which would allow for the consummation of the merger; and

•	no law or court order is in effect prohibiting the consummation of the merger.

      Furthermore, PSC and PSC Sub are not required to consummate the merger unless the following additional conditions are satisfied or waived:

•	our representations and warranties in the merger agreement shall be true and correct, generally subject to such exceptions as would not result in a material adverse effect on BEI;

•	we shall have complied in all material respects with all of our agreements and covenants under the merger agreement;

•	no institutional lender providing financing pursuant to the debt commitment letters shall have reduced its loan amount by $75 million or more due to property restrictions or liens materially impairing the use of any of our properties;

•	no institutional lender providing financing pursuant to the debt commitment letters shall have reduced its loan amount by $125 million or more due to violations of land use requirements or environmental law;

•	PSC shall have been able to (i) obtain all necessary health care licenses required for consummation of the merger or (ii) implement an alternative transaction structure which would allow for consummation of the merger, in each case as a result of an action or omission by us or a current practice of ours that does not comply with applicable legal requirements;

•	holders of more than 10% of our common stock shall not have perfected appraisal rights in accordance with Delaware law;

•	no health care permit necessary to the operation of BEI shall have been suspended, revoked or terminated, and BEI shall not have been excluded, debarred or disqualified from any health care program;

•	BEI shall have given a redemption notice to the holders of its outstanding 7 7/8% Senior Subordinated Notes due 2014 and the trustee under the related indenture, and any liens securing the 7 7/8% Notes shall have been released;

•	Land America Title Insurance Company shall have issued title insurance for all of our owned properties and leased health care facilities; and

•	specified leasehold consents shall have been obtained, subject to such exceptions as would not result in a material adverse effect on BEI.
      Our obligation to complete the merger is subject to the satisfaction or waiver of additional conditions, including:

•	PSC’s and PSC Sub’s representations and warranties in the merger agreement shall be true and correct, generally subject to such exceptions as would not result in a material adverse effect on PSC’s or PSC Sub’s ability to complete the merger or perform its obligations under the merger agreement;

•	PSC and PSC Sub shall have complied in all material respects with all of their agreements and covenants under the merger agreement; and

•	BEI shall have received a “bring down” solvency opinion from Houlihan Lokey Howard & Zukin addressed to BEI and our Board.
      A party to the merger agreement could choose to complete the merger even though a condition has not been satisfied, so long as the law allows it to do so. Some of these conditions are beyond our control. We cannot assure you that any of these conditions, including the conditions within our control, will be satisfied or waived, or that the merger will be completed.
Expenses and Fees
      Except as described above, each party shall pay its own fees and expenses incurred in connection with the merger.

Amendment and Waiver
      The parties may amend the merger agreement or waive its terms and conditions at any time before completion of the merger. After approval of the merger by our stockholders, however, no amendment or waiver may be made which by law or by the rules of any relevant stock exchange requires further approval by our stockholders, unless we obtain that further approval.
APPRAISAL RIGHTS
      Under Section 262 of the DGCL, you have the right to demand appraisal in connection with the merger and to receive, in lieu of the merger consideration, payment in cash for the fair value of your shares of common stock of the Company as determined by the Delaware Court of Chancery. BEI stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. BEI will require strict compliance with the statutory procedures.
      The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex E to this proxy statement. This summary does not constitute legal advice, nor does it constitute a recommendation that BEI stockholders exercise their appraisal rights under Section 262 of the DGCL.
      Section 262 requires that, not less than 20 days before the special meeting to vote on the adoption of the merger agreement, stockholders be notified that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
      If you elect to demand appraisal of your shares, you must satisfy all of the following conditions:

•	You must deliver to BEI a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold your shares from the date of making the demand through the effective date of the merger. You will lose your appraisal rights if you transfer your shares before the effective date of the merger.

•	You must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective date of the merger.
      If you fail to comply with all of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of BEI’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted under Delaware Law “FOR” the approval and adoption of the merger agreement at the special meeting and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.
      All demands for appraisal should be in writing and addressed to Beverly Enterprises, Inc., One Thousand Beverly Way, Fort Smith, Arkansas 72919, Attention: Corporate Secretary, before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform BEI of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.
      To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). The demand should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to BEI. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.
      If you hold your shares of BEI common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
      Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares of BEI’s common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file such a petition in the event there are dissenting stockholders. Accordingly, it is the obligation of BEI’s stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of the common stock within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.
      Within 120 days after the effective date of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from BEI, upon written request, a statement setting forth the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. BEI must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.
      If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.
      After determination of the stockholders entitled to appraisal of their shares of common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.
      In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In determining fair value for appraisal purposes under Section 262 of the DGCL, the Chancery Court might, or might not, employ some or all of the financial analyses utilized by our financial advisors in their evaluation of the merger consideration. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.
      Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Company common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court.
      Under the merger agreement, PSC will not be required to consummate the merger if the holders of 10% or more of our outstanding common stock have perfected appraisal rights in accordance with Delaware Law.

      Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.
MARKET PRICE OF THE COMPANY’S STOCK
      Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “BEV.” The table below sets forth, for the periods indicated, the range of high and low sales prices of our common stock as reported on the New York Stock Exchange composite tape.

	Prices

	High	Low

2003
First Quarter	$3.00	$1.63
Second Quarter	4.30	1.80
Third Quarter	6.99	3.71
Fourth Quarter	8.60	5.06
2004
First Quarter	$8.96	$5.84
Second Quarter	8.92	5.83
Third Quarter	8.70	6.78
Fourth Quarter	9.41	7.49
2005
First Quarter	$12.75	$8.33
Second Quarter	12.75	11.46
Third Quarter	13.44	12.11
Fourth Quarter	12.25	11.13
2006
First Quarter (through January 13)	$12.83	$11.71
      The closing price of our common stock on the NYSE on November 18, 2005, which was the last trading day before we announced the merger pursuant to the amended merger agreement, was $11.73. On January 13, 2006, the last trading day before this proxy statement was printed, the closing price for our common stock on the NYSE was $12.13. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.
      We are subject to certain restrictions under our long-term debt agreements related to the payment of cash dividends on our common stock. We have not paid any cash dividends on our common stock since 1987, and no future cash dividends are currently planned. In addition, the merger agreement provides, among other things, that we may not pay any dividends on our common stock without obtaining the consent of PSC.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
Principal Stockholders
      The following table sets forth, as of the record date, the amount of BEI common stock beneficially owned by each stockholder known by BEI to beneficially own more than five percent of the common stock of BEI.

	Shares Beneficially	Percent of
Name and Address of Beneficial Owner	Owned	Common Stock

Strong Capital Management, Inc.(1)	6,253,247	5.80%
100 Heritage Reserve
Menomonee Falls, WI 53051
Sandell Asset Management Corp.(2)(3)	5,934,300	5.40%
40 West 57th Street, 26th Floor
New York, NY 10019
UBS AG(4)	5,827,051	5.32%
Bahnhofstrasse 45
CH-8021, Zurich, Switzerland
Barclays Global Investors(5)	5,402,927	5.03%
45 Fremont Street
San Francisco, CA 94105

(1)	Based on a Schedule 13G/ A filed by Strong Capital Management, Inc. with the SEC on February 11, 2005.

(2)	Group consisting of Castlerigg Master Investments Ltd., Sandell Asset Management Corp., Castlerigg International Limited, Castlerigg International Holdings Limited and Thomas E. Sandell.

(3)	Based on information contained in a Schedule 13G filed by Sandell Asset Management Corp. with the SEC on June 30, 2005.

(4)	Based on a Schedule 13D filed by UBS AG with the SEC on December 30, 2005.

(5)	Based on a Schedule 13G filed by Barclays Global Investors, N.A. with the SEC on February 17, 2004.

Directors and Executive Officers
      The following table sets forth, as of the record date, the amount of BEI common stock beneficially owned by each director, each named executive officer and all directors and executive officers as a group.

						Total
	Sole		Options			Number of
	Voting and		Exercisable	Other		Shares	Percentage
	Investment		Within 60	Beneficial	Deferred	Beneficially	of Common
Name and Address(1)	Power(2)		Days(3)	Ownership(4)	Compensation(5)	Owned	Stock

William R. Floyd	741,990		1,500,000	—	—	2,241,900	2.0%
David R. Devereaux(6)	135,548	(7)	242,830	—	—	400,742	*
Douglas J. Babb	186,541		422,400	—	—	608,941	*
Jeffrey P. Freimark	171,890		300,000	6,450	—	478,340	*
Cindy H. Susienka	133,448	(7)	238,700	—	—	372,148	*
John D. Fowler, Jr.	5,000		25,667	—	77,094	107,761	*
Marilyn R. Seymann, Ph.D.	26,469		53,250	—	21,933	101,652	*
John P. Howe, III, M.D.	10,084		32,083	—	46,763	88,930	*
James W. McLane	25,469		34,968	—	21,597	82,034	*
Donald L. Seeley	48,469		23,833	—	—	72,302	*
Ivan R. Sabel	10,084		2,750	—	32,084	44,918	*
Melanie Creagan Dreher, Ph.D.	—		—	—	24,259	24,259	*
All directors and executive officers as a group (23 persons)(8)	2,100,230	(7)	3,504,106	6,450	223,730	5,834,516	5.2%

  *     Percentage of BEI common stock owned does not exceed 1%.

(1)	The address of each person is One Thousand Beverly Way, Fort Smith, Arkansas 72919.

(2)	Includes shares of restricted stock in the following amounts: Marilyn R. Seymann, Ph.D. (10,084); John P. Howe, III, MD (10,084); James W. McLane (10,084); Donald L. Seeley (10,084); and Ivan R. Sabel (10,084).

(3)	Total options held (including options exercisable within 60 days) are as follows: William R. Floyd (1,500,000); David R. Devereaux (278,456); Douglas J. Babb (422,400); Jeffrey P. Freimark (300,000); Cindy H. Susienka (238,700); John D. Fowler, Jr. (25,667); Marilyn R. Seymann, Ph.D. (53,250); John P. Howe, III, M.D. (32,083); James W. McLane (34,968); Donald L. Seeley (23,833); Ivan R. Sabel (2,750) and all directors and executive officers as a group (3,532,856).

(4)	Represents shares owned by family members.

(5)	Represents total shares of BEI common stock reserved for distribution under the Non-Employee Director Deferred Compensation Plan.

(6)	This table does not include options currently exercisable for 119,545 shares transferred by the named executive in early February 2005 pursuant to a domestic relations order.

(7)	Includes shares purchased under the Employee Stock Purchase Plan in the following amounts: David R. Devereaux (823); Cindy H. Susienka (685) and all directors and officers as a group (13,390).

(8)	This table does not include options currently exercisable for 73,300 shares transferred by an executive officer in June 2005 pursuant to a domestic relations order.

STOCKHOLDER PROPOSALS
      If the merger is completed, we will not hold a 2006 annual meeting of stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2006 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2006 annual meeting of stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in the proxy statement and form of proxy for the 2006 annual meeting pursuant to Rule 14a-8, proposals of stockholders must have been received by us no later than November 15, 2005 and must comply with Rule 14a-8. If the date of the 2006 annual meeting, if any, is changed by more than 30 days from April 20, 2006, then in order to be considered for inclusion in the Company’s proxy materials, proposals of stockholders intended to be presented at the 2006 annual meeting must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2006 annual meeting. Additionally, BEI’s advance notice by-law provision requires that any stockholder proposal to be presented from the floor of the 2006 annual meeting be received by the Corporate Secretary at least 75 days before the meeting. Thus, stockholder proposals to be presented from the floor for an April 20, 2006 annual meeting will be due by February 4, 2006. Proposals may be presented from the floor only after a determination has been made by the Company that it is a proper matter for consideration.
      In order to curtail controversy as to the date on which a proposal was received by us, we suggest that proponents submit their proposals by Certified Mail, Return Receipt Requested, to Beverly Enterprises, Inc., One Thousand Beverly Way, Fort Smith, Arkansas 72919, Attention: Corporate Secretary.
OTHER MATTERS
      As of the date of this proxy statement, the Board of Directors is not aware of any other business to be presented at the special meeting. If other matters do properly come before the special meeting, or any adjournments or postponements thereof, that BEI does not know, a reasonable time before the mailing of this proxy statement, will be presented at the special meeting, it is the intention of the persons named in the proxy to vote on such matters in their sole discretion. If BEI becomes aware, a reasonable time before the mailing of this proxy statement, of any other business to be presented at the special meeting, the persons named in the proxy will not exercise their discretionary authority to vote on such matters.
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION
      This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning and include, but are not limited to, statements about our expected future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these expectations and assumptions due to changes in, among other things, political, economic, business, competitive, market, regulatory, demographic and other factors. We undertake no obligation to publicly update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

WHERE YOU CAN FIND MORE INFORMATION
      BEI files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. BEI’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
      Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

20 Broad Street
New York, NY 10005
      Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Beverly Enterprises, Inc., One Thousand Beverly Way, Fort Smith, Arkansas 72919, Attention: Investor Relations, telephone (479) 201-5514. If you would like to request documents, please do so by February 4, 2006, in order to receive them before the special meeting.
      No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated January 13, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A: COMPOSITE AGREEMENT AND PLAN OF
MERGER, REFLECTING ALL AMENDMENTS
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
PEARL SENIOR CARE, INC.,
PSC SUB, INC.,
BEVERLY ENTERPRISES, INC.
AND
GEARY PROPERTY HOLDINGS LLC (solely for purposes of Article 9)
Dated as of
August 16, 2005
(AS AMENDED BY THE FIRST AMENDMENT THERETO, DATED AS OF AUGUST 23, 2005, THE SECOND AMENDMENT THERETO, DATED AS OF SEPTEMBER 22, 2005, THE THIRD AMENDMENT THERETO, DATED AS OF NOVEMBER 20, 2005, AND THE FOURTH AMENDMENT THERETO, DATED AS OF DECEMBER 20, 2005, AND AS MODIFIED TO CORRECT CERTAIN TYPOGRAPHICAL ERRORS)

A-i

A-ii

EXHIBIT A	Merger Sub Certificate of Incorporation and By-laws
EXHIBIT B	Form of Letter of Credit
EXHIBIT C	Form of Equity Commitment Letter
EXHIBIT D	Form of Additional Letter of Credit

A-iii

      AGREEMENT AND PLAN OF MERGER, dated as of August 16, 2005, by and among Pearl Senior Care, Inc., a Delaware corporation (“Parent”), PSC Sub, Inc., a Delaware corporation and a wholly-owned direct Subsidiary of Parent (“Merger Sub”), Beverly Enterprises, Inc., a Delaware corporation (the “Company”) and, solely for purposes of Article 9 hereof, Geary Property Holdings LLC, a Delaware limited liability company (“GPH”), as amended by the First Amendment thereto, dated as of August 23, 2005, the Second Amendment thereto, dated as of September 22, 2005, the Third Amendment thereto, dated as of November 30, 2005, and the Fourth Amendment thereto, dated as of December 20, 2005, and as modified to correct certain typographical errors.
      WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and Plan of Merger, including the exhibits and disclosure schedules attached hereto (the “Agreement”) and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
      WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in furtherance of, and consistent with, their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub, and the Company Board and the Board of Directors of Merger Sub have approved the Merger; and
      WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:
Article 1
Defined Terms and Interpretation
      Section 1.1     Certain Definitions. For purposes of this Agreement, the term:

“Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control” shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.

“Ancillary Health Care Business” shall mean those entities engaged in the provision of products or services to the Health Care Facilities or residents or patients residing in the Health Care Facilities or to unrelated Third Party health care providers and their residents or patients or directly to their own residents or patients (such as therapy, hospice, home health care, durable medical equipment, pharmacy, imaging and respiratory services), and includes the Company Subsidiaries owning or operating each Ancillary Health Care Business.

“Benefit Plan” shall mean any employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention bonus or change in control agreement, pension, stock option, restricted stock or other equity-based benefit, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation, paid time off, long term care, executive or other employee allowance program, other welfare fringe benefit or other employee compensation or benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Business Day” shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” shall mean any Benefit Plan for the benefit or welfare of any director, officer or employee of the Company or any Company Subsidiary.

“Company Health Care Business” shall mean any of the Company Health Care Facilities or any Ancillary Health Care Business operated by the Company or any Company Subsidiary.

“Company Health Care Facility” shall mean any skilled nursing home facility or assisted living facility of the Company or any Company Subsidiary.

“Company Health Care Permits” shall mean all permits, licenses, approvals, registrations, qualifications, certifications, consents, certificates of need and other authorizations of every nature whatsoever required by, or issued by, any Health Care Governmental Entity, but excluding any Provider Agreements, participation agreements or other contractual or health plan obligations arising under or related to any Company Health Care Program.

“Company Health Care Program” shall mean any Third Party health care payment program in which the Company or any Company Subsidiary participates with regard to any of their Company Health Care Facilities or other Company Health Care Businesses, including, without limitation, any program, plan, insurance or assistance program (e.g., the Medicare, Medicaid, TRICARE programs, the Veterans Administration or any private insurance, health maintenance organizations, or preferred provider organizations).

“Company Material Adverse Effect” shall mean any change, circumstance, event or effect that is materially adverse to (i) the business, properties, assets, results of operations, or financial condition of the Company and the Company Subsidiaries taken as a whole or (ii) the ability of the Company to perform its obligations pursuant to this Agreement, other than any of the following or any change, circumstance, event or effect resulting from any of the following: (a) the execution, delivery or public announcement of this Agreement or the transactions provided for herein or any actions required to be taken hereunder or otherwise taken with the consent of Parent, (b) any change in federal or state health care program reimbursement law, regulations, policies or procedures, or interpretations thereof applicable or potentially applicable to the services rendered by the Company or any of the Company Subsidiaries, (c) changes generally affecting the industries in which the Company or the Company Subsidiaries operate, (d) changes in economic conditions in the United States, or in any region thereof, (e) changes in Law or GAAP (or any interpretation thereof), unless, in the case of the foregoing clauses (b), (c) and (e), such changes would reasonably be expected to have a materially disproportionate impact on the business, properties, assets, results of operation or financial condition of the Company and the Company Subsidiaries taken as a whole relative to other major industry participants, and (f) the effects on the Company of any litigation (to the extent worse than the proposed settlement), in the event the Company proposes to settle such litigation and Parent does not, if requested, provide its consent to such settlement.

“Company Permits” shall mean all Company Health Care Permits and all Other Company Permits.

“Continuing Employee” shall mean any Person who is employed by the Company or any Company Subsidiary as of the Effective Time (including persons on disability or leave of absence, whether paid or unpaid).

“Contract” shall mean any note, bond, mortgage, indenture, lease, license, occupancy agreement, management agreement, permit, concession, franchise, contract, agreement or other instrument or obligation, including without limitation, any Governmental Agreement and any Provider Agreement.

“Environmental Laws” shall mean any applicable Law relating to the protection of the environment or to occupational health and safety.

“Equity Interest” shall mean any share, capital stock, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean generally accepted accounting principles as applied in the United States.

“Governmental Entity” shall mean any federal or state governmental, administrative, judicial or regulatory authority.

“Group” shall have the meaning provided in Section 13(d) of the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” shall mean (i) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste,” under any applicable Environmental Law.

“Health Care Governmental Entity” shall mean any Governmental Entity having jurisdiction over the certification, licensing, evaluation or operation of any of the Company Health Care Businesses.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Institutional Lender” shall mean any bank, investment bank or other financial institution providing loans or other financing in connection with the Merger pursuant to the Debt Commitment Letters.

“Intellectual Property” shall mean, collectively, all (i) patents, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and domain names, (iii) copyrights and copyrightable works, (iv) computer software, and (v) trade secrets, and (vi) any applications or registrations relating to the foregoing.

“Knowledge” shall mean, with respect to any specific matter, (i) in the case of the Company, the actual knowledge of the Persons listed on Section 1.1(a) of the Company Disclosure Schedule, including the knowledge they have or would have after making reasonable inquiry of the employee of the Company having principal responsibility for such matter, and (ii) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of the Persons listed on Schedule 1.1(b), including the knowledge they have or would have after making reasonable inquiry of the employee of the Parent Group having principal responsibility for such matter.

“Law” shall mean any foreign or domestic law, statute, code, ordinance, rule, regulation, or Order.

“Legal Requirement” shall mean all applicable Laws, bylaws, restrictions, corporate integrity agreements and Orders (including, without limitation, all applicable building, fire, health code, occupational safety and health, zoning, subdivision and other land use, ADA, payment, certificate of need and health care licensing statutes, ordinances, bylaws, codes, rules, manuals and regulations), promulgated or issued by any Governmental Entity. Without limiting the generality of the foregoing, the term Legal Requirements includes all Company Health Care Permits issued or entered into by any Health Care Governmental Entity.

“License” shall mean a license issued by a Health Care Governmental Entity to operate a facility or services of the Company or any Company Subsidiary.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) other than liens incurred in connection with sale and leaseback transactions in the ordinary course of business.

“Medicaid” shall mean the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statute succeeding thereto.

“Medicare” shall mean the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statute succeeding thereto.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Order” shall mean any order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Entity.

“Other Company Permits” shall mean all permits, licenses, franchises, certificates of occupancy, approvals, registrations, qualifications, variances, accreditations, certifications, consents and other authorizations of every nature whatsoever other than Company Health Care Permits, that are required by, or issued under, any Laws benefiting, relating to or affecting the Company’s business or the Company Properties, or the construction, development, expansion, maintenance, management, use or operation thereof, or the operation of any programs or services in conjunction with the Company’s business and all renewals, replacements and substitutions therefor, required or issued by any Governmental Entity.

“Parent Expenses” shall mean all reasonable and documented out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by or on behalf of Parent, Merger Sub, GPH, North American Senior Care, Inc., a Delaware corporation (“NASC”), NASC Acquisition Corp., a Delaware corporation (“NASC Acquisition”), and SBEV Property Holdings LLC, a Delaware limited liability company (“SBEV”) (with respect to NASC, NASC Acquisition and SBEV, for expenses incurred on or prior to November 20, 2005) in connection with or related to the transactions contemplated hereby, including, without limitation, expenses in connection with due diligence, and the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

“Parent Group” shall mean, collectively, Parent, Merger Sub, the Provider Affiliates, and the Post-Transaction Operators, if any.

“Permitted Encumbrances” shall mean any and all of the following, whether individually or collectively: (i) Permitted Liens (except, solely with respect to this definition, Section (ii) of the definition of “Permitted Liens” shall not apply), (ii) (A) standard and customary exceptions to title, (B) encumbrances of public record (except to the extent that any such encumbrance is not a Permitted Lien), utility easements, restrictive covenants and similar defects, imperfections or irregularities of title and (C) such state of facts as an accurate survey would show, in each case under (ii)(A) — (C) above, such as would generally be acceptable as encumbrances on collateral in the reasonable business judgment of banks, investment banks or other financial institutions that generally conduct business in a marketplace similar to that of an institutional lender similar to Wachovia Bank, National Association, CapitalSource Finance LLC and Credit Suisse First Boston, LLC, (iii) encumbrances created by Parent, or its affiliates, successors, or assigns (other than the Company and the Company Subsidiaries), and (iv) encumbrances imposed under this Agreement. In no event shall any mark-up of any title commitment provided to the Company by or on behalf of Parent be deemed to limit, expand, or otherwise modify the definition of “Permitted Encumbrances” or the interpretation thereof.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Post-Transaction Operator” shall mean any Person who must obtain licenses, certifications, Company Health Care Permits, approvals, provider numbers and/or authorizations for the operation of any of the Company Health Care Businesses following the Effective Time, excluding Parent, Merger Sub and the Provider Affiliates.

“Provider Affiliate” shall mean (i) any Affiliate of Parent or (ii) any Affiliate of any signatory to the Equity Commitment Letter that owns, operates or leases any health care facility.

“Provider Agreements” shall mean those agreements or provisions of other agreements pursuant to which the Company or any Company Subsidiary obtains a provider or supplier number and is authorized to submit claims for payment for any of its Company Health Care Businesses, including all participation, provider and supplier agreements, whether such Provider Agreement is express, in writing or as evidenced by tie-in notices or other evidence.

“Reimbursement Source Obligations” shall mean (a) Medicaid, Medicare or Company Health Care Program overpayments, recoupments, denials of payment or any other financial obligations arising from any adjustments or reductions specific to the Company or Company Subsidiary in Medicaid, Medicare or Company Health Care Program reimbursement; or (b) all other monetary obligations or liabilities of any kind or nature whatsoever that have arisen or may arise in any manner from the Company or any Company Subsidiary’s participation in Company Health Care Programs.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant” shall mean, when used with respect to any individual item or group of items, an item or group of items with an aggregate value to the Company of more than $10,000,000.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation or any other Person shall mean any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean a bona fide written Takeover Proposal (with all of the percentages included in the definition of Takeover Proposal increased to fifty (50) percent) that the Company Board determines in good faith (after consultation with its financial advisors and legal counsel) to be more favorable (taking into account, among other things, the Person or Group making such Takeover Proposal and all legal, financial, regulatory, fiduciary and other aspects of this Agreement and such Takeover Proposal, including any conditions relating to financing and regulatory approvals and, if such Takeover Proposal is received after the Suspension Period, after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Parent in response to such Takeover Proposal) to the holders of Company Common Stock than the transactions provided for in this Agreement (for the avoidance of doubt, a Superior Proposal may be a transaction where the consideration per share to be received by the holders of Company Common Stock has a lower value than the Merger Consideration or is comprised of property or securities in lieu of or in addition to cash).

“Surviving Corporation Benefit Plan” shall mean any Benefit Plan for the benefit or welfare of any Continuing Employee, whether maintained by Parent, the Surviving Corporation or any of their subsidiaries.

“Suspension Period” means the period beginning on September 22, 2005 and ending at 11:59 P.M. New York City time on December 12, 2005.

“Takeover Proposal” shall mean any inquiry, proposal or offer relating to (i) the acquisition of more than twenty (20) percent of the outstanding shares of capital stock or any other voting securities of the Company by any Third Party, (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction, or a series of any such transactions, which would result in any Third Party acquiring assets of the Company and the Company Subsidiaries (including capital stock or other Equity Interests of Company Subsidiaries) representing twenty (20) percent or more of the consolidated assets, or the consolidated assets that generate twenty (20) percent or more of the consolidated revenues or earnings, of the Company and the Company Subsidiaries taken as a whole, (iii) any other transaction which would result in a Third Party acquiring assets of the Company and the Company Subsidiaries (including capital stock or other Equity Interests of Company Subsidiaries) representing twenty (20) percent or more of the consolidated assets, or the consolidated assets that generate twenty (20) percent or more of the consolidated revenues or earnings, of the Company and the Company Subsidiaries taken as a whole, immediately prior to such transaction (whether by purchase of assets, acquisition of stock or other Equity Interests of a Company Subsidiary or otherwise) or (iv) any combination of the foregoing.

“Tax Returns” shall mean any report or return (including any information return) or statement required to be filed with any Governmental Entity with respect to Taxes, including any amended report or return.

“Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including those on or measured by or referred to as income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added and provider taxes.

“Third Party” shall mean any Person or Group other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.

      Section 1.2     Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“7 7/8% Notes”	Section 6.17.1
“7 7/8% Notes Indenture”	Section 6.17.1
“Agreement”	Recitals
“Alternative Structure”	Section 6.5.2
“Bankruptcy and Equity Exception”	Section 4.4.1
“BIF Deposit”	Section 6.18
“Business Interruption Fee”	Section 8.5.1(iv)
“Certificate of Merger”	Section 2.3
“Certificates”	Section 3.2.2
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Commitments”	Section 5.8
“Company”	Preamble
“Company Adverse Recommendation Change”	Section 6.4.2
“Company Board”	Section 3.5.1
“Company By-Laws”	Section 4.2
“Company Certificate”	Section 4.2
“Company Common Stock”	Section 3.1.1
“Company Disclosure Schedule”	Article 4
“Company Financial Advisors”	Section 4.18
“Company Form 10-K”	Section 4.2
“Company Leased Health Care Facilities”	Section 4.17.1(c)
“Company Leased Properties”	Section 4.17.2
“Company Options”	Section 3.5.1(i)
“Company Other Leased Property”	Section 4.17.1(e)
“Company Other Owned Property”	Section 4.17.1(d)
“Company Owned But Not Operated Property”	Section 4.17.1(g)

“Company Owned Health Care Facilities”	Section 4.17.1(b)
“Company Owned Properties”	Section 4.17.2
“Company Preferred Stock”	Section 4.3.1
“Company Properties”	Section 4.17.1(a)
“Company Recommendation”	Section 4.18
“Company Representatives”	Section 6.3.1
“Company Restricted Stock”	Section 3.5.1(ii)
“Company Rights”	Section 3.1.1
“Company Rights Agreement”	Section 3.1.1
“Company SEC Filings”	Section 4.7.1
“Company Selected Contract”	Section 4.11
“Company Stockholders’ Meeting”	Section 6.2.3
“Company Subleased Property”	Section 4.17.1(h)
“Company Subsidiary”	Section 4.1
“Confidentiality Agreement”	Section 6.3.2
“Convertible Notes”	Section 6.17.2
“D&O Insurance”	Section 6.9.3
“Debt Commitment Letters”	Section 5.8
“Debt Satisfaction”	Section 6.16.3
“DGCL”	Recitals
“Director Deferred Unit”	Section 3.5.2(ii)
“Dissenting Shares”	Section 3.1.1
“Dissenting Stockholders”	Section 3.1.1
“Effective Time”	Section 2.3
“Employment Benefit Plan Extension Date”	Section 6.8.2
“Environmental Claims”	Section 4.13.2(iii)
“Equity Commitment Letter”	Section 5.8
“ERISA”	Section 4.10.2
“ERISA Affiliate”	Section 4.10.4
“Exchange Agent”	Section 3.2.1
“Exchange Fund”	Section 3.2.1
“Government Consents”	Section 6.5.2
“Governmental Agreements”	Section 4.21.6
“GPH”	Preamble
“Indemnified Parties”	Section 6.9.2
“Initial BIF Deposit”	Section 6.18
“IRS”	Section 4.15.3
“Land Use Requirement”	Section 7.2.4(ii)
“LC Condition Removal”	Section 6.18
“Lease”	Section 4.17.4
“Leased Premises”	Section 4.17.4
“Letter of Credit”	Section 6.18
“Material Benefit Cost Increase”	Section 6.8.2
“Merger”	Recitals
“Merger Consideration”	Section 3.1.1

“Merger Sub”	Preamble
“Option Payments”	Section 3.5.1(i)
“OSHA”	Section 4.23
“Parent”	Preamble
“Parent Disclosure Schedule”	Article 5
“Parent Representatives”	Section 6.3.1
“Performance Unit Award”	Section 3.5.2(i)
“Permitted Debt”	Section 4.20
“Permitted Liens”	Section 4.17.3
“PLGL”	Section 4.16.1(a)
“Property Restrictions”	Section 4.17.3
“Proxy Filing Conditions”	Section 6.2.1
“Proxy Statement”	Section 6.2.1
“Purchase Options”	Section 6.16.4
“Purchaser Welfare Benefit Plan”	Section 6.8.4
“Return Event”	Section 6.18
“Revised ECL Delivery”	Section 6.18
“Solvency Opinion”	Section 6.13
“Stockholder Approval”	Section 4.4.1
“Subsequent BIF Deposit”	Section 6.18
“Subsequent Transactions”	Section 6.16.2
“Surviving Corporation”	Section 2.1
“Termination Date”	Section 8.1(b)(ii)
“Termination Fee”	Section 8.4.1
“Title Company”	Section 7.2.8
“Underlying Company Properties”	Section 6.16.4
“WARN”	Section 4.10.5(c)
      Section 1.3     Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a) references to Sections, Subsections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

(b) references to any Person include references to such Person’s successors and permitted assigns;

(c) words importing the singular include the plural and vice versa;

(d) words importing one gender include the other gender;

(e) references to the word “including” do not imply any limitation;

(f) references to months are to calendar months;

(g) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h) references to “$” or “dollars” refer to U.S. dollars;

(i) references to “the date hereof” refer to August 16, 2005 except where the context otherwise requires;

(j) to the extent this Agreement refers to information or documents having been made available (or delivered or provided) to Parent or Merger Sub, the Company shall be deemed to have satisfied such obligation if the Company or any Company Representatives have made such information or document available (or delivered or provided such information or document) to any of Parent, Merger Sub, or any Parent Representatives; provided, that the making available of a document, unless otherwise provided herein, shall not itself be deemed disclosure on the Company Disclosure Schedule;

(k) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; and

(l) references to the “Company’s business” or “the business of the Company” or similar phrases shall be deemed to include the Company Subsidiaries.
Article 2
The Merger
      Section 2.1     The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
      Section 2.2     Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (i) at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 at 10:00 a.m., New York City time, no later than the second Business Day following the satisfaction of the conditions set forth in Article 7 (other than (a) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (b) any such conditions, which by their terms, are not capable of being satisfied until the Closing) or (ii) at such other place, time and/or date as the Parties may otherwise agree. The date upon which the Closing shall occur is referred to herein as the “Closing Date”.
      Section 2.3     Effective Time. If all of the conditions to the Merger set forth in Article 7 have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article 8, the Parties shall cause a certificate of merger (the “Certificate of Merger”) to be properly executed and filed in accordance with the DGCL and the terms of this Agreement on the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is specified by the Parties as the Effective Time in the Certificate of Merger (the “Effective Time”).
      Section 2.4     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
      Section 2.5     Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and the By-laws of the Surviving Corporation shall, subject to Section 6.9 hereof, be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and the By-laws attached as Exhibit A hereto, except that the name of the Surviving Corporation shall at the Effective Time be changed to the name of the Company.
      Section 2.6     Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time (and identified as Surviving Corporation Directors in Schedule 2.6) shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, and such other persons as Parent may designate in writing prior to the Effective Time, shall be the initial officers of the

Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and with respect to such officers, as otherwise provided in this Agreement.
Article 3
Conversion of Securities; Exchange of Certificates
      Section 3.1     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or its stockholders, the following shall occur.

Section 3.1.1 Conversion Generally. Each share of common stock, par value $.10 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.2 and any shares of Company Common Stock which are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders” and such shares being “Dissenting Shares”), including the associated rights of the Company (the “Company Rights”) pursuant to the Rights Agreement, dated January 26, 2005, between the Company and The Bank of New York, as Rights Agent, as amended (the “Company Rights Agreement”), shall be converted, subject to Section 3.2.4, into the right to receive $12.50 in cash, payable to the holder thereof, without interest (the “Merger Consideration”). All shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate which immediately prior to the Effective Time represented such shares shall thereafter represent the right to receive the Merger Consideration therefor or the right, if any, to receive payment from the Surviving Corporation of the “fair value” of such shares of Company Common Stock as determined in accordance with Section 262 of the DGCL. Certificates previously representing shares of Company Common Stock (other than Dissenting Shares) shall be exchanged for the Merger Consideration, without interest, upon the surrender of such Certificates in accordance with the provisions of Section 3.2.

Section 3.1.2 Cancellation of Certain Shares. Each share of Company Common Stock held by Parent, Merger Sub, any Subsidiary of Parent or Merger Sub, in the treasury of the Company or by any Company Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 3.1.3 Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of the Surviving Corporation.

Section 3.1.4 Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.
      Section 3.2     Exchange of Certificates.

Section 3.2.1 Exchange Agent. At the Closing, Parent shall deposit, or shall cause to be deposited (which, for these purposes, shall be deemed to include (i) the BIF Deposit and (ii) funds provided to the Company as part of Parent’s financing plan and/or real estate sales in each case to the extent that Parent requests the Company to deposit them), with The Bank of New York or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 3, through the Exchange Agent, cash in U.S. dollars in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 3.1 out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of the shares of the Company Common Stock in the amount of any such losses; and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, as Parent directs. The Exchange Fund shall not be used for any other purpose.

Section 3.2.2 Exchange Procedures. Promptly following the Effective Time (but in no event later than three (3) Business Days following the Effective Time), Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be subject to the consent of the Company prior to the Effective Time, such consent not to be unreasonably withheld) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions (or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares to the Exchange Agent on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the “fair value” of the shares represented thereby as contemplated by Section 3.3.

Section 3.2.3 Further Rights in Company Common Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

Section 3.2.4 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon.

Section 3.2.5 No Liability. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 3.2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon. If any certificate representing Company Options shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate representing Company Options to be lost, stolen or destroyed, the Company will issue in exchange for such lost, stolen or destroyed certificate representing Company Options, the Option Payment, without any interest thereon.

Section 3.2.7 Withholding. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.
      Section 3.3     Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the “fair value” of such Dissenting Stockholder’s shares of Company Common Stock, as provided in Section 262 of the DGCL, such shares of Company Common Stock shall not be converted into or exchangeable for the right to receive the Merger Consideration (except as provided in this Section 3.3) and shall entitle such Dissenting Stockholder only to payment of the fair value of such shares of Company Common Stock, in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses the right to dissent. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of fair value of a Dissenting Stockholder’s shares of Company Common Stock prior to the Effective Time. The Company shall give Parent notice thereof prior to the Effective Time and Parent shall have the right to participate at its own expense in all negotiations and proceedings with respect to any such demands. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the shares of Company Common Stock held by such Dissenting Stockholder shall be cancelled and converted into and represent the right to receive the Merger Consideration, without interest, upon surrender of the Certificates therefor, pursuant to Section 3.1.
      Section 3.4     Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed (after giving effect to the Exchange) and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration.
      Section 3.5     Company Equity and Long-Term Incentive Awards.

Section 3.5.1 Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) (the “Company Board”) shall adopt appropriate resolutions and take all other actions necessary and appropriate, including actions that the Company determines are necessary to ensure compliance with a reasonable good faith interpretation of Code Section 409A, to provide that, concurrent with the Effective Time:

(i) each outstanding, unexpired and unexercised option to purchase Company Common Stock (the “Company Options”) granted to a director or employee pursuant to the equity compensation plans set forth in Section 3.5.1 of the Company Disclosure Schedule (which Section also contains a list of all outstanding Company Options, their respective exercise prices, and their respective holders), whether or not then exercisable, conditioned or vested, shall fully vest and be deemed to be exercised and cancelled and each holder of a Company Option shall be entitled to receive at the Effective Time, in consideration of the deemed exercise and cancellation of such Company Option, a payment by the Surviving Corporation (or, at Parent’s option, Parent) in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld), in an amount equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option (determined on the basis that such Company Option is fully vested and currently exercisable) and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”); provided, that any holder of certificates representing Company Options shall be required to surrender such certificate prior to receipt of the Option Payments with respect to the Company Options represented thereby; and

(ii) all shares of restricted stock (“Company Restricted Stock”) under the equity compensation plans of the Company as set forth in Section 3.5.1 of the Company Disclosure Schedule (which Section also contains a list of all shares of Company Restricted Stock and their respective holders), whether or not then vested, shall fully vest and each holder of Company Restricted Stock shall be entitled to, and shall be paid pursuant to Section 3.2, the Merger Consideration pursuant to Section 3.1.1 of this Agreement.

(iii) at and after the Effective Time, each Company Option shall be cancelled and terminated and shall only entitle such holder to payment of the Option Payment as described in this Section 3.5.

Section 3.5.2 Prior to the Effective Time, the Company Board (or the relevant committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, subject to obtaining waivers and releases deemed appropriate under the circumstances in the Company’s reasonable judgment, (i) prior to or concurrent with the Effective Time, each performance unit set forth in Section 3.5.2 of the Company Disclosure Schedule (a “Performance Unit Award”) shall be treated as fully vested, cancelled and terminated, and payable in the manner and amount set forth in that Section of the Company Disclosure Schedule, (ii) concurrent with the Effective Time, each director deferred unit set forth in Section 3.5.2 of the Company Disclosure Schedule (a “Director Deferred Unit”) shall be cancelled and terminated, and converted to a share of Company Common Stock, which share shall be converted into the right to receive the Merger Consideration in cash, and (iii) concurrent with the Effective Time, restricted stock unit awards that were deferred by directors (as set forth in Section 3.5.2 of the Company Disclosure Schedule) shall be treated as fully vested and converted to shares of Company Common Stock, which shares shall be converted into the right to receive the Merger Consideration in cash.

Section 3.5.3 The provisions of this Section 3.5 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each holder of any Company Options, Company Restricted Stock or Performance Unit Awards, and their respective heirs, beneficiaries and representatives.

Article 4
Representations and Warranties of the Company
      Subject to such exceptions as are disclosed, in accordance with Section 9.12, in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood that the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “Significant,” “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, be reasonably expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub as follows:
      Section 4.1     Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company (“Company Subsidiary”) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Section 4.1 of the Company Disclosure Schedule contains a complete list of all of the Company Subsidiaries. The Company and each Company Subsidiary has the requisite power and authority and all governmental approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such government approvals, the absence of which, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of the Company and each Company Subsidiary, and all amendments thereto, as currently in effect.
      Section 4.2     Certificate of Incorporation and By-laws; Corporate Books. The copies of the Company’s Restated Certificate of Incorporation, as amended (the “Company Certificate”) and By-laws (the “Company By-laws”) that are filed as exhibits to the Company’s Form 10-K for the year ended December 31, 2004 (the “Company Form 10-K”) are complete and correct copies thereof as in effect on the date hereof. True and complete copies of all minute books of the Company have been made available by the Company to Parent.
      Section 4.3     Capitalization; Subsidiaries.

Section 4.3.1 The authorized capital stock of the Company consists of 325,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”), of which 300,000 shares have been designated shares of Series A Junior Participating Preferred Stock. As of June 30, 2005, there were (a) 109,495,202 shares of Company Common Stock (other than treasury shares) issued and outstanding, (b) 8,283,316 shares of Company Common Stock held in the treasury of the Company, (c) 5,836,703 shares of Company Common Stock issuable upon exercise of outstanding Company Options, (d) 1,231,078 shares of Company Common Stock issuable pursuant to Performance Unit Awards, (e) 15,432,080 shares of Company Common Stock issuable upon conversion of the Company’s Convertible Notes and (f) no shares of Company Preferred Stock issued and outstanding.

Section 4.3.2 All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except for the shares of Company Common Stock issuable upon the conversion of the Convertible Notes and as set forth in Section 4.3.1, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Except as set forth in Section 4.3.1, there are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Equity Interests in the Company. Except as set forth in Section 4.3.1, upon the conversion of the Convertible Notes or as would otherwise be permitted by this Agreement, since June 30, 2005, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or any other Equity Interests in the Company.

Section 4.3.3 Each outstanding share of capital stock or other equity interest of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all claims, liens and encumbrances. Except as set forth in Section 4.3.1, there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance or sale with respect to any shares of capital stock or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement.

      Section 4.4     Authority.

Section 4.4.1 The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the affirmative vote of holders of a majority of outstanding shares of Company Common Stock to adopt this Agreement and approve the transactions provided for herein (the “Stockholder Approval”). This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 4.4.2 The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders or the Company Board.
      Section 4.5     No Conflict; Required Filings and Consents.

Section 4.5.1 The execution, delivery and performance by the Company of this Agreement does not (i) assuming the Stockholder Approval is obtained, conflict with or violate any provision of the Company Certificate or the Company By-laws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and Company Permits described in Section 4.5.2 will have been obtained prior to the Effective Time and all filings and notifications described in Section 4.5.2 will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate, in any material respect, any Law applicable to the Company or by which any Company Owned Health Care Facility, Company Leased Health Care Facility, Company Other Owned Property, Company Other Leased Property, or other material asset of the Company is bound or affected or (iii) require the Company to obtain any consent or approval under, result in any material breach of or any loss of any material benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any Company Property that constitutes a Company Owned Health Care Facility, Company Leased Health Care Facility, Company Other Owned Property, Company Other Leased Property, or other material asset of the Company pursuant to, any Company Selected Contracts having an aggregate value to the Company over $10,000,000.

Section 4.5.2 The execution, delivery and performance of this Agreement by the Company does not require any consent, approval, authorization or Company Permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, any applicable Blue Sky Law, the rules and regulations of the NYSE, the HSR Act or any other antitrust, competition, trade or other regulatory Laws, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, (iii) under any Company Health Care Program or as required to transfer or continue operation under a Company Health Care Permit, (iv) with respect to matters other than those referred to in the previous clauses (i), (ii) and (iii), where failure to obtain such consents, approvals, authorizations or Company Permits, or to make such filings or notifications would not (a) prevent or materially delay the consummation of the Merger, (b) otherwise prevent or materially delay performance by the Company of any of its material obligations under the Agreement, (c) inhibit the ability to obtain Government Consents necessary for the continued operation consistent with past practice of any Company Health Care Program, any Company Health Care Facility or the transfer of any Company Health Care Permit, or (d) result in a material violation of any Legal Requirement.

      Section 4.6     Compliance with Laws. The Company and each Company Subsidiary holds all Other Company Permits necessary for the lawful conduct, in all material respects, of its business or ownership, use, occupancy and operation of the Company Owned Health Care Facilities, Company Leased Health Care Facilities, Company Other Owned Properties, Company Other Leased Properties and its other material assets. The Company and each Company Subsidiary is in compliance, in all material respects, with the terms of such Other Company Permits, except for such matters for which the Company or Company Subsidiary has received written notice from a Governmental Entity, which notice asserts a lack of compliance with a particular Other Company Permit (and, in the case of any such notice received prior to the date hereof, such item is disclosed in Section 4.6 of the Company Disclosure Schedule), but which permits the Company or Company Subsidiary to cure such non-compliance within a reasonable period of time following the issuance of such notice and which cure is being undertaken by the Company or Company Subsidiary, and such cure period has not expired and the cure is reasonably expected to be completed within such cure period and none of the businesses of the Company or any Company Subsidiary is being conducted in violation, in any material respect, of any Law (other than any such violations addressed in Section 4.21 hereof) applicable to the Company or such Company Subsidiary or by which any Company Owned Health Care Facility, Company Leased Health Care Facility, Company Other Owned Property, Company Other Leased Property or other material asset of the Company or Company Subsidiary is bound, except where such violation is subject to a cure within a reasonable period of time by the Company or Company Subsidiary, which cure is being undertaken by the Company or Company Subsidiary and such cure period has not expired and the cure is reasonably expected to be completed within such cure period (and, in the case of any violation existing on the date hereof, such item is disclosed in Section 4.6 of the Company Disclosure Schedule).
      Section 4.7     SEC Filings; Financial Statements.

Section 4.7.1 Company SEC Filings. The Company has timely filed all forms, reports and other documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2003 (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

Section 4.7.2 Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect).

Section 4.7.3 No Undisclosed Liabilities. None of the Company or any consolidated Company Subsidiary has any Significant liabilities or obligations, individually or in the aggregate, of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations (i) which are recorded or reserved for in compliance with GAAP on the balance sheet included in either the Company’s Annual Report on Form 10-K as of December 31, 2004, with any amendment thereto, or the Company’s Quarterly Report on Form 10-Q as of June 30, 2005, (ii) that were incurred or determined after June 30, 2005 in the ordinary course of business, consistent with past practice and not in violation of any of the covenants of the Company set forth in this Agreement or (iii) that were incurred under this Agreement or in connection with the transactions contemplated hereby.
      Section 4.8     Proxy Statement and SEC Filings. Subject to the last sentence of this Section 4.8, the Proxy Statement and any other document filed or to be filed with the SEC in connection with the transactions contemplated hereby will, at the time such documents, correspondence or supplements thereto, are first mailed to holders of shares of Company Common Stock or filed with the SEC and, as supplemented by any other such documents, at the time of the Company Stockholders’ Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, and will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.
      Section 4.9     Absence of Certain Changes or Events. Since December 31, 2004, there has not been any Company Material Adverse Effect.
      Section 4.10     Benefit Plans; Employees and Employment Practices.

Section 4.10.1 Section 4.10.1 of the Company Disclosure Schedule contains a true, correct and complete list of each material Company Benefit Plan maintained or contributed to by the Company or any Company Subsidiary. The Company has made available to Parent or its agents or representatives copies of (i) each material Company Benefit Plan, (ii) the most recent annual report (Form 5500), if any, filed with the U.S. Department of Labor with respect to each such Company Benefit Plan, and (iii) the summary plan description in effect on June 30, 2005 for each such Company Benefit Plan for which a summary plan description is required.

Section 4.10.2 Except as provided in Section 4.10.2 of the Company Disclosure Schedule: (i) each Company Benefit Plan is in compliance, in all material respects, with any applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the applicable provisions of the Code, and each Company Benefit Plan has been administered in compliance, in all material respects, with its terms; and (ii) the Company and each Company Subsidiary are in compliance, in all material respects, with the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the applicable provisions of the Health Insurance Portability and Accountability Act of 1996. With respect to each Company Benefit Plan: (i) all contributions and insurance premiums required as of the Effective Time have been or will be paid, and to the Knowledge of the Company, there have been no prohibited transactions (within the meaning of ERISA §406 or Code §4975) with respect to any Company Benefit Plan; (ii) to the Knowledge of the Company, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan; (iii) there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened with respect to the administration or the investment of the assets of any Company Benefit Plan (other than routine claims for benefits); (iv) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS that it is so qualified, and, to the Company’s Knowledge, no fact or event has occurred since the date of such determination letter that could materially and adversely affect the qualified status of any such Company Benefit Plan; and (v) neither the Company nor any Company Subsidiary has been notified of any pending audit, investigation or review by any governmental or law enforcement agency, and to the Knowledge of the Company, no such audit, investigation or review has been proposed, with respect to any Company Benefit Plan.

Section 4.10.3 Except as set forth in Section 4.10.3 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any current or projected material liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Company or any Company Subsidiary, except as required to avoid excise tax under Section 4980B of the Code.

Section 4.10.4 Except as provided in Section 4.10.4 of the Company Disclosure Schedule, neither the Company nor any trade or business that, together with the Company, would be deemed a single employer within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) maintains or contributes to any Multiemployer Plan or any “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA. Except as provided in Section 4.10.4 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any obligation to contribute or pay any “withdrawal liability” to any Multiemployer Plan or can reasonably be expected to have any such obligation as a result of the Merger.

Section 4.10.5 Except as provided in Section 4.10.5 of the Company Disclosure Schedule:

(a) (i) neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary, (ii) neither the Company nor any Company Subsidiary is a party to any neutrality agreement with any labor organization, (iii) neither the Company nor any Company Subsidiary has joined other long-term care providers or any labor organization to form an alliance, (iv) to the Knowledge of the Company, there is no pending labor dispute, strike or significant work stoppage against the Company or any Company Subsidiary which may interfere with the respective business activities of the Company or the Company Subsidiaries, except where such dispute, strike or work stoppage, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect, (v) there is no pending charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency, except where such unfair labor practice, charge or complaint, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect, and (vi) there is no pending arbitration proceeding arising under any collective bargaining agreement, except where such arbitration proceeding, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect;

(b) The Company and the Company Subsidiaries are, and have, at all times during the last year, been in compliance in all material respects with all applicable Laws respecting immigration, employment and employment practices, and the terms and conditions of employment, including, without limitation, employment standards, equal employment opportunity, family and medical leave, wages, hours of work and occupational health and safety;

(c) During the six (6) month period prior to the date of this Agreement, the Company or any Company Subsidiary has not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary, (ii) a “mass layoff” as defined in WARN affecting any site of employment or facility of the Company or any Company Subsidiary, or (iii) a transaction or layoffs or employment terminations that triggered application of any similar applicable state or local law;

(d) The Company or a Company Subsidiary has provided or will provide Parent with copies of (i) all applications and petitions for immigration employment and visa benefits submitted on behalf of current foreign national employees of the Company to the U.S. Department of Labor, U.S. Immigration and Naturalization Service, and U.S. Department of State and (ii) all government notices regarding adjudications of such applications and petitions that the Company has in its possession or that it can reasonably obtain;

(e) The consummation of the transactions contemplated by this Agreement without the termination of any employee’s employment will not entitle any employee of the Company or any Company Subsidiary, whether under any individual agreement, Company Benefit Plan or other similar Company policy, to severance pay or accelerate the time of payment of compensation due to any employee of the Company or any Company Subsidiary;

(f) Except as provided in Sections 4.10.5 or 6.1(l) of this Agreement and the Company Disclosure Schedule, and other than in the ordinary course of business, subsequent to December 31, 2004, there has been no material increase in the compensation payable or to become payable to any of the Continuing Employees, and there have been no payments or provisions for any material awards, bonuses, loans, profit sharing, pension, retirement or welfare plans or similar or other disbursements or arrangements for or on behalf of such employees (or related parties thereof).

(g) Except for bonuses that may be due to employees of the Company or any Company Subsidiary for the current year, as set forth in Section 4.10.5 of the Company Disclosure Schedule hereto, all bonuses heretofore granted to employees of the Company or any Company Subsidiary have been paid in full to such employees or accrued on the balance sheets contained in the Financial Statements.

      Section 4.11     Contracts; Debt Instruments. Except as disclosed in Section 4.10.1, Section 4.11, Section 4.17.1(c), 4.17.1(e) and 4.17.1(h) or Section 4.21.6 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to or bound by any Contract which (i) as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) or (ii) (a) involves aggregate expenditures in excess of $1,000,000 based on the stated term of the agreement (without giving effect to any renewal provision), (b) involves annual expenditures in excess of $1,000,000 and is not cancelable within one year, (c) which would prohibit or materially delay the consummation of the Merger or (d) contains covenants limiting the ability of the Company or any Company Subsidiary to engage in any line of business or compete with any Person or operate at any location or (iii) is a Contract of any of the following types:

(a) Equipment Leases. Any agreement (or group of related agreements, including master lease agreements) for the lease of medical equipment, motor vehicles, computers and related devices, telecommunications equipment or other personal property to or from any Person providing for lease payments in excess of $50,000 per annum.

(b) National and Blanket Vendor Agreements. Any agreement (or group of related agreements) for the purchase or sale of medical, pharmaceutical or health care products or services, food, supplies, maintenance or other products or services the performance of which extends over a period of more than one (1) year, is not terminable without cause with 180 days or less written notice, and involves consideration in excess of $1,000,000.

(c) Joint Venture Agreements. Any agreement concerning a partnership, joint venture, limited liability company, corporation or other entity which is not a one hundred (100) percent owned Company Subsidiary, including stockholders, operating, joint venture and related management agreements.

(d) Management Agreements. Any agreement pursuant to which the Company or any Company Subsidiary manages or operates a Company Health Care Facility not owned or leased by the Company or a Company Subsidiary, or pursuant to which an unrelated Third Party manages a Company Health Care Facility which is owned or leased by the Company.

(e) Debt Agreements; Mortgages. Any agreement (or group of related agreements) under which the Company or any Company Subsidiary has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which there is granted an encumbrance on any of the assets of the Company or any Company Subsidiary, tangible or intangible.

(f) Agreement for the Provision of Services by the Company. Any agreement (or group of related agreements) for the provision by the Company or Company Subsidiaries of health care services to other health care operators, such as therapy, staffing, billing, software, hospice and training services, which involves consideration in excess of $250,000.

(g) Related Party Agreements. Any agreement between the Company or any Company Subsidiary on the one hand, and any of their directors, officers, executives, key employees or any Person affiliated with such individuals on the other.

(h) Employment Agreements. Any employment, executive, management, consulting or severance agreement with any employee of the Company or any Company Subsidiary involving compensation of more than $25,000 per annum or which would require any severance, bonus or other compensation to be paid in connection with a change in control of the Company.

(i) Union Agreements. Any collective bargaining or recognition agreement with any labor organization.

(j) Acquisition Agreements. Any agreements that are (i) either (a) dated within two years of the date hereof or (b) contain any material obligations that remain to be performed by any party thereto and (ii) that relate to (a) the acquisition by the Company of the facilities, assets, real property, capital stock, business or leases of any Person, (b) the sale or divestiture of any Company Health Care Facility, real property, lease or business unit of the Company or any Company Subsidiary or the capital stock of any Company Subsidiary, or (c) any other sale of assets of the Company or any Company Subsidiary outside the ordinary course of business.

(k) Settlement Agreements. Any settlement, stipulation, conciliation or similar agreement, consent order or administrative order under which material obligations remain to be performed by any party thereto.

(l) Systems Agreements. Any license or maintenance agreements for computer software or hardware, telecommunications equipment or services or other technology infrastructure, other than with respect to off-the-shelf or shrink-wrap software that is material to the ongoing operation of the Company’s business.

(m) Health Care Operations Agreements. Any Governmental Agreement and Provider Agreement or evidence thereof, such as a provider number, or any managed care agreements.

(n) Lending/ Guaranty Agreements. Any agreement under which the Company or any of the Company Subsidiaries has advanced or loaned any other Person or guaranteed obligations of any other Person, an amount individually or in the aggregate exceeding $10,000, including without limitation, advance deposits to vendors and that is either (i) dated within two years of the date hereof or (ii) contains any material obligations that remain to be performed by any party thereto.

(o) License/ Franchise Agreements. Any license, franchise or other agreement relating to the use of patents, trademarks, copyrights, logos, brand names, business formats, or other intellectual property to which the Company or any Company Subsidiary is a party, other than with respect to off-the-shelf or shrink-wrap software, that is material to the ongoing operation of the Company’s business.

(p) Agreements Relating to Securities. Any agreement with remaining obligations relating to the subscription for or issuance of, or repurchase or redemption of, or the registration or transfer of, shares of capital stock of the Company or any Company Subsidiary, or options, warrants or securities exercisable or convertible therefor.

(q) Risk Management Agreements. Any claims management or administration agreement, stop-loss agreement, risk management agreement, insurance, reinsurance, bonding, consulting or brokerage agreement or commitments for the placement of insurance, or agreements relating to captive or self-insurance programs.

(r) Special Contracts. All contracts, agreements, arrangements or other instruments relating to off-balance sheet arrangements, loss sharing or loss guarantee and contingent purchase transactions, special purpose entity transactions or other similar transactions of the Company or any Company Subsidiary, and all obligations assumed by the Company or any Company Subsidiary under interest rate or currency hedging or swap transactions or any other derivative transaction.

(s) Tax Agreements. All tax sharing agreements, tax indemnity agreements or any other contract or agreement of a similar nature to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is otherwise bound other than any such agreements other than tax indemnities in agreements relating to the acquisition or disposition of assets described in Section 4.11(j) or in any loan agreement, indenture, credit agreement or similar agreement relating to the borrowing of money listed in the Company Disclosure Schedule.

(t) Real Estate Leases. All Leases.

(u) Other Material Agreements. Any other material agreement (or group of related agreements), regardless of the amount of consideration, pursuant to which the consequences of a default or termination would result in a Company Material Adverse Change.
      Each Contract of the type described in this Section 4.11 (except the Leases, which are addressed in Section 4.17.4 of this Agreement), whether or not set forth in Section 4.11 of the Company Disclosure Schedule, is referred to herein as a “Company Selected Contract.” Except as would not be Significant to the Company, individually or in the aggregate, the Company Selected Contracts are legal, valid and binding obligations of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity. Except as would not be Significant to the Company, individually or in the aggregate, the Company has not received written notice, and has no reason to believe, that any Company Selected Contracts are not legal, valid and binding obligations of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with their terms. Except as would not be Significant to the Company, individually or in the aggregate, neither the Company nor any Company Subsidiary and, to the Company’s Knowledge, no counterparty, is in material breach or violation of, or default under, any Company Selected Contract. Except as would not be Significant to the Company, individually or in the aggregate, none of the Company or any Company Subsidiary has received any claim of default under any Company Selected Contract. Except as would not be Significant to the Company, individually or in the aggregate, to the Company’s Knowledge, no event has occurred which would result in a material breach or violation of, or a material default under, any Company Selected Contract (in each case, with or without notice or lapse of time or both).
      Section 4.12     Litigation. Except as set forth in Section 4.12 of the Company Disclosure Schedule, there is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary and, to the Knowledge of the Company, there is no investigation by any Governmental Entity pending or threatened against the Company or any Company Subsidiary and none of the Company or any of the Company Subsidiaries is subject to any outstanding Order, in each case other than such suit, claim, action, proceeding, investigation or Order as would not result in the aggregate in a Significant liability to the Company or any Company Subsidiary. As of the date hereof, (i) there is no suit, claim, action, proceeding, arbitration or investigation pending or to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary which (a) would be reasonably expected to have a Company Material Adverse Effect or (b) seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions provided for herein or which seeks damages in connection therewith and (ii) no injunction has been entered or issued with respect to the transactions provided for herein.
      Section 4.13     Environmental Matters. Except as set forth in Section 4.13 of the Company Disclosure Schedule and except for matters, conditions and violations that, individually or in the aggregate, are not reasonably expected to result in costs, liabilities or damages Significant to either (a) the Company or (b) any Company Property:

Section 4.13.1 General. The Company and each Company Subsidiary is in compliance in all material respects with Environmental Law. The Company and each Company Subsidiary possesses and is in compliance in all material respects with all Other Company Permits issued pursuant to Environmental Law that are required to conduct the Company Health Care Businesses of the Company and each Company Subsidiary as currently conducted. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any written claim or notice of violation from any Governmental Entity alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law which could reasonably be expected to result in a Significant liability to the Company or any Company Subsidiary, except for any such claims or violations that have been resolved.

Section 4.13.2 Environmental Conditions, Etc.

(i) The Company has not generated, manufactured, refined, treated, stored, handled, disposed, produced, or processed any Hazardous Material at the Company Health Care Properties or at any other location, except in compliance in all material respects with all applicable Environmental Laws.

(ii) No Lien has been imposed on the Company Health Care Facilities or any other Company Properties by any Governmental Entity in connection with the presence on Company Health Care Facilities of any Hazardous Materials or any violation of Environmental Laws.

(iii) Except for any Environmental Claims that have been resolved, the Company has not (A) entered into or been subject to any consent decree, compliance order, remedial, clean-up or administrative order under any Environmental Laws with respect to the Company Health Care Facilities; (B) received written notice under the citizen suit provision of any Environmental Law in connection with the Company Health Care Facilities; (C) received any written request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim relating to the Company Health Care Facilities pursuant to any Environmental Laws; or (D) been subject to any governmental, private or citizen enforcement action with respect to the Company Health Care Facilities under any Environmental Laws; and the Company has no Knowledge that any of the above (collectively, “Environmental Claims”) are pending.

(iv) The Company has provided, or otherwise made reasonably available, to Parent copies of (a) the Phase I Environmental Site Assessment reports prepared in June, July and August 2005 by EMG Corp. in connection with the transaction contemplated by this Agreement that are listed in Appendix A to Section 4.13 of the Company Disclosure Schedule and (b) any environmental reports, assessments or audits prepared during the three year period immediately preceding the date hereof to the extent in the possession of the Company or any Company Subsidiary.

(v) The Company and each Company Subsidiary are in compliance in all material respects with all Environmental Laws relating to the safe and secure storage and disposal of medical waste materials, including without limitation, infectious waste and radioactive materials, disposition of pharmaceuticals, drugs and controlled substances, at each Company Health Care Facility and in connection with the Company Health Care Business.

      Section 4.14     Intellectual Property. Except for matters expressly set forth in Section 4.14 of the Company Disclosure Schedule, (i) the Company and each Company Subsidiary own or possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) true and complete copies of all Selected Company Contracts whereby any rights in or to any Intellectual Property have been obtained from, granted to or licensed from or to any Third Party have been delivered to or made available for review by Parent, except to the extent that disclosure of such Selected Company Contracts is restricted by obligations of confidentiality, (iii) the execution, delivery and performance of this Agreement will not result in the loss or impairment of, or give rise to any right of any Third Party to terminate, the respective rights of the Company in any Intellectual Property licensed from a Third Party that is material to the business of the Company and the Company Subsidiaries, (iv) during the past two (2) years (or earlier, if not resolved) the Company has not received any written complaint, demand or notice alleging that the Company or any Company Subsidiary has infringed upon or misappropriated any Intellectual Property right of any Third Party, and (v) to the Company’s Knowledge, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary.
      Section 4.15     Taxes.

Section 4.15.1 All Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed (taking into account any extension of time within which to file), except where the failure to so timely file such Tax Returns would not result in a Significant liability in the aggregate to the Company or any Company Subsidiary. All such Tax Returns are true, correct, and complete in all material respects.

Section 4.15.2 All Significant Taxes of the Company and each Company Subsidiary due and payable have been timely paid, other than any amount which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Company’s and the Company Subsidiaries’ financial statements. As of June 30, 2005, the accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities associated with temporary differences) of the Company and each Company Subsidiary established in the Company SEC Filings were complete and adequate to cover any material liabilities for Taxes that are not yet due and payable.

Section 4.15.3 As of the date of this Agreement, no deficiencies for Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any taxing authority, and neither the Company nor any Company Subsidiary has received any written notice of any claim, proposal or assessment against the Company or any Company Subsidiary for any such deficiency for Significant Taxes. To the Knowledge of the Company, as of the date of this Agreement, none of the Tax Returns of the Company or any Company Subsidiary is currently being examined by the U.S. Internal Revenue Service (“IRS”) or relevant state, local or foreign taxing authorities. Neither the Company nor any Company Subsidiary has entered into a closing agreement pursuant to Section 7121 of the Code regarding the five (5) years immediately preceding the date of this Agreement.

Section 4.15.4 The Company and each Company Subsidiary has duly and timely withheld, collected, paid and reported to the proper Governmental Entity all Significant Taxes required to have been withheld, collected, paid or reported.

Section 4.15.5 There are no liens or other security interests upon any property or assets of the Company or any Company Subsidiary for Significant Taxes, except for liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Company’s and the Company Subsidiaries’ financial statements.

Section 4.15.6 Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two (2) years.

Section 4.15.7 Since January 1, 1998, neither the Company nor any Company Subsidiary has been a member of an “affiliated group” as defined in Section 1504(a) of the Code, except for the affiliated group of which the Company is the common parent.

Section 4.15.8 At no time has the Company or any Company Subsidiary been a party to a “listed transaction,” as such term is defined in Section 6707A(c)(1) of the Code.

Section 4.15.9 Neither the Company nor any Company Subsidiary has extended any statute of limitations for the assessment of any Taxes except as set forth on Section 4.15.9 of the Company Disclosure Schedule.
      Section 4.16     Insurance.

Section 4.16.1 Section 4.16.1 of the Company Disclosure Schedule sets forth a listing (including type of coverage, policy limits, carrier and deductibles), and the Company has made available to Parent accurate and complete copies of:

(a) all policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary or the Company Health Care Facilities or other assets of the Company is currently covered and all material insurance policies to which the Company or any Company Subsidiary was a party or under which the Company or any Company Subsidiary has been covered at any time since January 1, 2003, including without limitation, all Professional Liability/ General Liability (“PLGL”), director and officer liability, building, fire, property, flood, motor vehicle, workmen’s compensation and employer liability insurance;

(b) all pending applications by the Company or any Company Subsidiary for any such policies of insurance or renewals thereof; and

(c) any stop-loss, claims management and claims administration agreements.

Section 4.16.2 Section 4.16.2 of the Company Disclosure Schedule describes any material self-insurance, captive insurance or reserve arrangement established by the Company or any Company Subsidiary, including, without limitation, with respect to professional and general liability, and any reserves established thereunder.

Section 4.16.3 Except as set forth in Section 4.16.3 of the Company Disclosure Schedule:

(a) since January 1, 2003, neither the Company nor any Company Subsidiary has received (i) any written notice of cancellation that any Significant policy of insurance is no longer in full force or effect or that the issuer of any Significant policy of insurance is not willing or able to perform its obligations thereunder or (ii) any series of written notices of denial of coverage or reservation of rights that clearly demonstrates that a material insurer intends not to honor a Significant insurance coverage; and

(b) since January 1, 2003, the Company and the Company Subsidiaries have paid all premiums due, and have otherwise performed all of their respective obligations, under each Significant policy of insurance to which it is a party or that provides Significant coverage with respect to the Company, any Company Subsidiary, the Company Health Care Facilities or other assets used by the Company or any Company Subsidiary; and

(c) the Company and the Company Subsidiaries have regularly provided each insurer that has requested such, full loss listings and has provided additional claim specific notice when required by the terms of the applicable policy and Section 4.16.3(c) of the Company Disclosure Schedule sets forth a list of all material or open known claims that are reasonably expected to be covered under the policies listed under Section 4.16.1 of the Company Disclosure Schedule and also including claims under the Company’s self insurance program for general and professional liability, auto liability, and workers’ compensation; and

(d) to the Knowledge of the Company, and except as listed in Section 4.16.3(d) of the Company Disclosure Schedule, each Significant policy of insurance is legal, valid, binding, enforceable, and in full force and effect.
      Section 4.17     Real Estate.

Section 4.17.1 The following lists of real property scheduled for this Agreement are as follows:

(a) Section 4.17.1(a) of the Company Disclosure Schedule sets forth a comprehensive list of all real property owned, leased, licensed or occupied by the Company or the Company Subsidiaries (the “Company Properties”) and sets forth for each such property the following: (i) the facility number, (ii) the street address, town or city, and state jurisdiction in which such property is located, (iii) identification as a skilled nursing home facility, assisted living facility, office, hospice location, homecare location, or other use; (iv) identification of whether it is operated by the Company or a Company Subsidiary (v) identification as owned in fee, leased from Third Parties, or leased or subleased to a Third Party, (vi) the identification of the Company Subsidiary or Company Subsidiaries which own or lease each Company Property, (vii) identification of any minority interests, joint ventures, contracts of sale, options, management contracts or other agreements whereby the Company or the Company Subsidiaries do not have one hundred (100) percent ownership of the Company Property.

(b) Section 4.17.1(b) of the Company Disclosure Schedule lists the Company Health Care Facilities that are owned and operated by the Company or a Company Subsidiary (the “Company Owned Health Care Facilities”) and sets forth for each such property the following: (i) the facility number or other identification of each Company Owned Health Care Facility, (ii) the real property tax or parcel identification number(s) associated with each Company Owned Health Care Facility, (iii) identification as a skilled nursing home facility or assisted living facility (iv) the number of beds for which the Company Owned Health Care Facility is licensed, and (v) the licensed name.

(c) Section 4.17.1(c) of the Company Disclosure Schedule lists the Company Health Care Facilities that are leased and operated by the Company or a Company Subsidiary (the “Company Leased Health Care Facilities”) and sets forth for each such property the following: (i) the facility number or other identification of each Company Leased Health Care Facility, (ii) the real property tax or parcel identification number(s) associated with the Company Leased Health Care Facility, if any, (iii) identification as a skilled nursing home facility or assisted living facility, (iv) the number of beds for which the Company Leased Health Care Facility is licensed, and (v) the licensed name.

(d) Section 4.17.1(d) of the Company Disclosure Schedule lists all other real property that is owned and operated by the Company or a Company Subsidiary (the “Company Other Owned Property”) and sets forth for each such property the following: (i) the facility number or other identification of each such property, and (ii) the type of use for each such property.

(e) Section 4.17.1(e) of the Company Disclosure Schedule lists all other real property that is leased and operated by the Company or a Company Subsidiary (the “Company Other Leased Property”) and sets forth for each such property the following: (i) the facility number or other identification of each such property, and (ii) the type of use for each such property.

(f) The Company and the Company Subsidiaries do not (i) manage on behalf of any Third Party any skilled nursing facility, assisted living facility or other business or (ii) own less than 100% of any Company Owned Property or 100% of the leasehold interest in any Company Leased Property. The Company or the relevant Company Subsidiary own (A) an 11% fee interest in Facility Number 2225 (as listed in Section 4.17.1(a) of the Company Disclosure Schedule) and (B) a 60% land trust interest in Facility Number 2588 (as listed in Section 4.17.1(a) of the Company Disclosure Schedule), each as reflected in Section 4.17.1(a) of the Company Disclosure Schedule.

(g) Section 4.17.1(g) of the Company Disclosure Schedule lists all other real property that is owned, but not operated, by the Company or a Company Subsidiary (the “Company Owned But

Not Operated Property”) and sets forth for each such property the following: (i) the facility number or other identification of each such property, (ii) to the Knowledge of the Company, the type of use for each such property, (iii) the name of the tenant for such property, (iv) the expiration of the current term of the lease with such tenant, and (v) the annual rent for such property.

(h) Section 4.17.1(h) of the Company Disclosure Schedule lists all leased real property of the Company or a Company Subsidiary that is subleased to a Third Party (the “Company Subleased Property”) and sets forth for each such property the following: (i) the facility number or other identification of each such property, (ii) to the Knowledge of the Company, the type of use for each such property, and (iii) the name of the tenant for such property.

Section 4.17.2 The Company Owned Healthcare Facilities, the Company Other Owned Properties and the Company Owned But Not Operated Properties are collectively referred to herein as the “Company Owned Properties.” The Company Leased Health Care Facilities, the Company Other Leased Properties, and the Company Subleased Properties are collectively referred to herein as the “Company Leased Properties.”

Section 4.17.3 All Company Properties. The Company Properties include all material interests in real property necessary to conduct the business and operations of the Company and the Company Subsidiaries in a manner substantially consistent with past practice. The Company or the respective Company Subsidiary owns fee simple title to each of the Company Owned Properties and has a valid leasehold interest in each of the Company Leased Properties free and clear of any rights of way, easements, covenants, conditions, restrictions, other encumbrances, written agreements or reservations of an interest in title (collectively, “Property Restrictions”), and other Liens, except for the following (collectively, the “Permitted Liens”): (i) zoning regulations, building codes and other land use laws regulating the use or occupancy of any of the Company Properties or the activities conducted thereon provided same are not violated by the existing improvements on or use of such Company Properties, (ii) Property Restrictions disclosed on the Schedule B title exceptions to the 2005 title reports identified in Section 4.17.1 of the Company Disclosure Schedule that cover the Company Properties (in either case copies of which title exceptions, and the available underlying title documents in connection therewith, reports and surveys have been delivered or made available to Parent), (iii) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, incurred in the ordinary course of business; provided, that such Liens are either paid off, bonded or insured over by the Title Company on or before the Closing, (iv) Liens for Taxes that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; provided, that such Liens for contested Taxes are paid off, satisfied, removed from record or insured over by the Title Company on or before the Closing, (v) in the case of the Company Subleased Properties, the subleases identified in Section 4.17.1(h) of the Company Disclosure Schedule, (vi) in the case of the Company Owned But Not Operated Properties, the leases identified in Section 4.17.1(g) of the Company Disclosure Schedule, (vii) in the case of any Company Leased Property, any lien or encumbrance against the fee, and (viii) any current Liens for indebtedness for borrowed money related to the Company Owned Properties set forth in Section 4.17.1 of the Company Disclosure Schedule, provided, that such indebtedness for borrowed money is paid off and such Liens are satisfied, removed from record or insured over by the Title Company on or before the Closing; provided, further, that no Lien or Property Restriction shall be a Permitted Lien if it is reasonably expected to have a Company Material Adverse Effect. Except as identified in Section 4.17.3 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice nor has Knowledge to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (ii) any zoning, building or similar requirement of any Governmental Entity is or will be violated in any material respect for any property by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas.

Section 4.17.4 Company Leased Properties. The Company Leased Properties are leased or licensed to, or occupied by, the Company or a Company Subsidiary pursuant to written leases, subleases, licenses or occupancy agreements, true, correct and complete copies, including all amendments thereto, and all overleases in the case of the Company Subleased Properties, of which have been made available to Parent (each a “Lease” and collectively the “Leases”). Except as otherwise set forth in Section 4.17.4 of the Company Disclosure Schedule, with respect to each of the Leases for the Company Leased Health Care Facilities, and each of the material Leases for the Company Other Leased Properties and the Company Subleased Properties, (i) each such Lease is valid, binding, enforceable and in full force and effect except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors’ rights, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) to the Knowledge of the Company, the Company’s or the Company Subsidiary’s possession and quiet enjoyment of the leased premises under each such Lease (the “Leased Premises”) has not been disturbed and there are no disputes with respect to each such Lease; (iii) neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Premises or any portion thereof, other than residency by the Company’s or any Company Subsidiaries’ respective patients or residents in such capacity only and in the ordinary course of business; (iv) neither the Company nor any Company Subsidiary has granted or entered into any so called “life care agreements” that are currently in effect; (v) neither the Company nor any Company Subsidiary has mortgaged, collaterally assigned or granted any other security interest in any Lease or any interest therein; (vi) all rent due and owing by the Company or any Company Subsidiary under each Lease has been paid in full; and (vii) neither the Company nor any Company Subsidiary has received any written notice to the effect that any such Lease will not be renewed at the termination of the term thereof or that any such Lease will be renewed only at a substantially higher rent. Section 4.17.4(viii) of the Company Disclosure Schedule sets forth the amount of each security deposit that was deposited with the relevant landlord under each material Lease and the status thereof.

Section 4.17.5 Provisions Affecting all Company Properties. With respect to this Section 4.17.5, except as would not result in a Company Material Adverse Effect: (i) all structural, mechanical and other physical systems, including but not limited to heating, ventilating, air conditioning, plumbing, electrical, mechanical, parking, sewer and drainage systems at each Company Property are in working condition or are undergoing repair or renovation in the ordinary course of business; (ii) neither the Company nor any Company Subsidiary has received written notice from any Governmental Entity or other entity having jurisdiction over any Company Property or any portion thereof describing the violation of any Laws relating to Other Company Permits or any Property Restrictions or other Liens affecting any Company Property, which violation has not been resolved; (iii) the Company has obtained, or caused the Company Subsidiaries to obtain, all Other Company Permits necessary for the operation of the Company Properties, all of which are in full force and effect, and neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity or other entity having jurisdiction over any Company Property or any portion thereof describing a violation of or threatening a suspension, revocation, modification or cancellation of any Other Company Permits; (iv) there are no pending, or to the Company’s Knowledge, threatened, condemnation, fire, health, safety, building, zoning, land use, assessment, or similar proceedings relating to the Company Property; (v) except for Permitted Liens, there are no parties other than the Company or a Company Subsidiary in possession of any Company Property and there are no sublease, concession, occupancy, license or similar arrangements affecting any Company Property (except for residency at any Company Property by current residents or patients in such capacity only and in the ordinary course of business); and (vi) no portion of the Company Property or any improvements or buildings thereon has suffered any material damage by fire, earthquake, flood or other casualty which has not heretofore been, or is not in the process of being, repaired and restored to operational use and in accordance with applicable Legal Requirements and the requirements of any Lease.

      Section 4.18     Board Approval. On or prior to the date of this Agreement, the Company Board has (i) received from each of Lehman Brothers, Inc., J.P. Morgan Securities, Inc. and CIBC World Markets Corp. (the “Company Financial Advisors”) its opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock, (ii) determined that this Agreement and the transactions provided for herein, including the Merger, are fair to and in the best interest of the Company and the holders of Company Common Stock, and (iii) adopted resolutions (a) approving this Agreement, (b) declaring this Agreement and the Merger advisable and (c) recommending to the holders of Company Common Stock that they vote in favor of adopting this Agreement in accordance with the terms hereof (the “Company Recommendation”). The Company Board has adopted the resolution contemplated by Section 1.3(ii)(z) of the Company Rights Agreement to the effect that Parent, Merger Sub and their respective Affiliates and Associates shall not be, or be deemed to be, the “beneficial owners” of any Company Common Stock as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
      Section 4.19     Brokers. No broker, finder, financial advisor, investment banker or other Person (other than the Company Financial Advisors, the fees and expenses of which will be paid by the Company) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
      Section 4.20     Indebtedness. Except for indebtedness for borrowed money set forth in Section 4.20 of the Company Disclosure Schedule (“Permitted Debt”), all indebtedness for borrowed money of the Company and the Company Subsidiaries, and Liens securing such indebtedness, may be prepaid, extinguished and released at or prior to the Closing.
      Section 4.21     Identifying Health Care Businesses; Licenses and Permits; Compliance with Applicable Law; Health Care Regulation.

Section 4.21.1 Section 4.21.1 of the Company Disclosure Schedule sets forth a complete list of all Company Health Care Businesses and (i) the facility number or other identification of the Company Health Care Business, (ii) the street address, city, county and state of the Company Health Care Business, (iii) identification of the type of provider or supplier, (iv) identification of ownership structure, whether owned, leased or subleased to a Third Party, (v) identification of the Company Subsidiary which owns, leases or manages the Company Health Care Business, and which holds the Company Health Care Permits therefor, (vi) identification of any minority interests, joint ventures, contracts of sale, options, management contracts or other agreements whereby the Company or the Company Subsidiaries do not have one hundred (100) percent ownership and operation of the Company Health Care Business, and (vii) all intercompany agreements for provision of administrative services of any nature.

Section 4.21.2 Health Care Regulatory Compliance. The Company, each Company Subsidiary and each Company Health Care Business is being operated in compliance in all material respects with all Legal Requirements applicable to the operation of such Company Health Care Businesses, including, but not limited to, Titles XVIII and XIX of the Social Security Act, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. 1320a-7), or the regulations promulgated pursuant to such laws, and comparable state laws, accreditation standards and all other state and federal laws and regulations relating to the operation of such Company Health Care Businesses. Except as is otherwise described in Section 4.12, Section 4.21.4 or Section 4.21.9 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received notice from a Governmental Entity that it is a target of, or subject to any action, proceeding, suit, investigation or sanction by or on behalf of any Governmental Entity or any other person brought pursuant to any Legal Requirement, nor, to the Knowledge of the Company, has any such action, proceeding, suit, investigation or sanction been threatened.

Section 4.21.3 The Company and each Company Subsidiary are operating the Company Health Care Businesses to comply in all material respects with all applicable contractual obligations, billing policies, procedures, limitations and restrictions of any Company Health Care Program. All cost reports and other required claims and filings with Governmental Entities with respect to Medicare and each state Medicaid program in which the Company or any Company Subsidiary participates that are required to be filed by or on behalf of the Company or any Company Subsidiary prior to the Effective Time have been or will have been timely prepared and filed.

Section 4.21.4 All Reimbursement Source Obligations of the Company and the Company Subsidiaries have been recorded and, if required, reserved, on the Company’s books and records and on the Company’s financial statements. Set forth in Section 4.21.4 of the Company Disclosure Schedule is a listing of each open Medicare and Medicaid cost report, and all cost reporting appeals pending before the Medicare or Medicaid program as of June 30, 2005, and all proceedings of any nature with any Company Health Care Program regarding payment issues, and all anticipated Significant aggregate “periodic interim payment adjustments” from the date hereof through the Closing. The Company has made provision to pay or otherwise liquidate in the ordinary course, any liability on all as filed or settled cost reports based on Notices of Program Reimbursement, or similar documents, received from Medicare or Medicaid for the cost-reporting periods ended prior to June 30, 2005. In the ordinary course under the periodic interim payment methodology and post-payment medical review applicable to certain Company Health Care Businesses, some Company Health Care Programs may make adjustments to reimbursement which may result in Reimbursement Source Obligations.

Section 4.21.5 Except as listed in Section 4.21.5 of the Company Disclosure Schedule, neither the Company or any Company Subsidiary, nor any current director or employee of the Company or any Company Subsidiary, nor any Covered Contractor, as defined in the corporate integrity agreement, nor to the Knowledge of the Company, any other individual that although not a covered person under the corporate integrity agreement, nonetheless participated in billings or related submissions by the Company to federal health care programs, has been debarred, disqualified, suspended or excluded from any Medicare, Medicaid or any other Company Health Care Program, including, without limitation, under 42 U.S.C. 1320a-7, or from being a health care provider, owner, operator or licensee.

Section 4.21.6 The Company and each Company Subsidiary are in compliance in all material respects with all corporate integrity agreements, monitoring agreements, consent and settlement orders, and similar agreements with or imposed by any Governmental Entity (collectively, “Governmental Agreements”), all of which are set forth in Section 4.21.6 of the Company Disclosure Schedule.

Section 4.21.7 Section 4.21.7 of the Company Disclosure Schedule sets forth a complete list of each Company Health Care Permit applicable to each Company Health Care Business operated by the Company and the Company Subsidiaries, each of which is in full force and effect. Each Company Health Care Business satisfies the applicable Company Health Care Permit requirements of the state in which such Company Health Care Business is located.

Section 4.21.8 Section 4.21.8 of the Company Disclosure Schedule sets forth the list of the Provider Numbers assigned under Provider Agreements applicable to the Company Health Care Businesses operated by the Company and the Company Subsidiaries and under which they are presently receiving payments. The Company and all Company Subsidiaries that operate the Company Health Care Businesses are, to the extent required to conduct such businesses, certified for participation and reimbursement under these Provider Agreements and any applicable managed care agreements.

Section 4.21.9 The Company Health Care Businesses may be subject to survey by Governmental Entities which determine compliance with state and federal law and determine eligibility for Company Health Care Permits and some Provider Agreements. Except as disclosed in Section 4.21.9 of the Company Disclosure Schedule, as of August 9, 2005, and as of the Closing Date, no skilled nursing facility had any material deficiencies at level G or above on its most recent survey (standard or complaint), or has been cited with any Immediate Jeopardy or substandard quality of care deficiencies (as that term is defined in Part 488 of 42 C.F.R. and implementing policies and procedures) and no other Company Health Care Business has been cited for any deficiency that would result in a denial of payment for new admissions, civil monetary penalty, termination, loss of Health Care Permits or Provider Agreements, decertification or debarment, with no opportunity to correct prior to termination, for which an acceptable plan of correction has not been timely submitted.

Section 4.21.10 The Company and each Company Subsidiary have maintained patient deposit funds in escrow or trust accounts in material compliance with all Legal Requirements.

      Section 4.22     Restricted Payments. The Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect. Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any director, officer, agent, employee of the Company or any Company Subsidiary acting for or on behalf of the Company or any Subsidiary, has paid or caused to be paid, directly or indirectly, in connection with the business of the Company or any of the Company Subsidiaries: (i) any bribe, kickback, direct or indirect unlawful payment or other similar payment to any Governmental Entity or any supplier or agent of any supplier, or (ii) any contribution, payment, gift or entertainment to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or other than in compliance with applicable Legal Requirements).
      Section 4.23     OSHA. Except as set forth in Section 4.23 of the Company Disclosure Schedule, the Company and the Facilities are in compliance, in all material respects, with the Occupational Health and Safety Act (“OSHA”) and the Company is not subject to any Significant Order or “Cooperative Compliance Plan” with respect to OSHA.
Article 5
Representations and Warranties of Parent and Merger Sub
      Subject to such exceptions as are disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (it being understood that the disclosure of any matter or item in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially” or “materiality” or any word or phrase of similar import), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
      Section 5.1     Organization and Qualification. Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary. Parent has heretofore made available to the Company complete and correct copies of the certificate of incorporation and by-laws of Parent and Merger Sub, together with all amendments thereto, as currently in effect.
      Section 5.2     Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions provided for herein. The execution and delivery of this Agreement, by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no vote of Parent’s stockholders are necessary to authorize this Agreement or to consummate the transactions provided for herein. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company and the other Parties, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
      Section 5.3     No Conflict; Required Filings and Consents.

Section 5.3.1 The execution, delivery and performance by Parent and Merger Sub of this Agreement do not (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and Company Health

Care Permits described in Section 5.5 will have been obtained prior to the Effective Time and all filings and notifications described in Section 5.5 will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate, in any material respect, any Law applicable to any member of the Parent Group or by which any material property or asset of any member of the Parent Group is bound or affected or (iii) result in any material breach of, any loss of any material benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of Parent or Merger Sub pursuant to any Contract.

Section 5.3.2 The execution, delivery and performance by Parent and Merger Sub of this Agreement do not require any consent, approval, authorization or permit of, or material filing with or notification to, any Governmental Entity or other Person, except (i) under the Exchange Act, any applicable Blue Sky Laws, the rules and regulations of the NYSE, the HSR Act or any other antitrust, competition, trade or other regulatory Laws, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, (iii) under any Company Health Care Program or as required to transfer or continue operation under a Company Health Care Permit, or (iv) with respect to matters other than those referred to in the previous clauses (i), (ii) and (iii), where failure to obtain such consents, approvals, authorizations or to make such filings or notifications would not (a) prevent or materially delay the consummation of the Merger, (b) otherwise prevent or materially delay performance by Parent or Merger Sub of any of its material obligations under the Agreement, (c) prohibit the ability to obtain Government Consents with respect to any Company Health Care Program or Company Health Care Facilities or transfer of any Company Health Care Permit or (d) result in a material violation of any Legal Requirement.

      Section 5.4     Compliance With Laws.

Section 5.4.1 General. No member of the Parent Group has been debarred, disqualified, suspended or excluded from any Medicare, Medicaid or any other health care program, including, without limitation, under Section 42 USC 1320a-7, or from being a health care provider, owner, operator or licensee.

Section 5.4.2 Adverse Actions. There are no claims, actions, litigations, inquiries, proceedings, notices of noncompliance, demand letters, audits or investigations pending or, to the Knowledge of Parent, threatened with respect to a violation by any member of the Parent Group of any Legal Requirement which would materially impair or delay the ability of Parent to satisfy the condition set forth in Section 7.1.3(ii).
      Section 5.5     Health Care Licensing. To the Knowledge of the Parent Group, there is no fact, event or circumstance relating to any member of the Parent Group that would reasonably be expected to prevent Parent or the Company from obtaining or maintaining all Company Health Care Permits necessary for the lawful conduct of the business of the Surviving Corporation or ownership of the Surviving Corporation’s assets and properties (excluding, however, any conditions, facts, events or circumstances relating to the Company or any Company Subsidiary prior to the Effective Time).
      Section 5.6     Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order. As of the date hereof, (i) there is no suit, claim, action, proceeding, arbitration or investigation pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions provided for herein or which seeks damages in connection therewith and (ii) no injunction has been entered or issued with respect to the transactions provided for herein.
      Section 5.7     Ownership of Merger Sub; No Prior Activities. Parent owns one hundred (100) percent of the issued and outstanding capital stock of Merger Sub. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Company Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
      Section 5.8     Financing. Parent has delivered to the Company true, complete and correct signed counterparts of (i) debt commitment letters by and between GPH and Wachovia Bank, National Association on the one hand, and GPH and CapitalSource Finance LLC, on the other, pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided, debt financing in connection with the transactions provided for herein (together with the updates thereto as contemplated herein, the “Debt Commitment Letters”) and (ii) the equity commitment letter, dated as of the date hereof, by and between GPH and Rubin Schron, pursuant to which Mr. Schron has agreed, subject to the terms and conditions set forth therein, to provide, equity financing in connection with the transactions provided for herein to GPH (together with the updates thereto, as contemplated herein, the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Commitments”). Subject to such amendments to which the Company provides its prior written consent or for which such consent is not required pursuant to Section 6.14, such consent not to be unreasonably withheld, the Commitments have not been amended and are (solely to the Knowledge of Parent and Merger Sub, in the case of the Debt Commitment letters) in full force and effect. The Commitments are subject to no contingencies or conditions other than those set forth in the copies thereof delivered to the Company. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of GPH, Parent or Merger Sub under any term or condition of the Commitments. Parent has no reason to believe that it or GPH will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it or GPH contained in the Commitments. Parent or GPH has fully paid any and all commitment fees and other fees required by the Commitments to be paid as of the date hereof. Subject to the terms and conditions of the Commitments and this Agreement, the Commitments would provide Parent and GPH with financing at the Effective Time sufficient to (i) consummate the Merger upon the terms contemplated by this Agreement, (ii) effect any other repayment or refinancing of debt contemplated in connection with the Merger or the Commitments, and (iii) pay all related fees and expenses.
      Section 5.9     Vote Required. No vote of the holders of any class or series of capital stock or other Equity Interests of Parent or Merger Sub is necessary to approve the Merger (other than in the case of Merger Sub, any required vote by Parent as the holder of one hundred (100) percent of Merger Sub’s Equity Interests).
      Section 5.10     Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.
      Section 5.11     Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.
      Section 5.12     Solvency of the Surviving Corporation. Immediately after giving effect to the transactions contemplated by this Agreement and actions taken in connection with the financing of these transactions, and assuming the accuracy in all material respects as of the Closing Date of the representations and warranties contained in Article 4, (i) each of the Surviving Corporation and its Subsidiaries will not have incurred debts beyond its ability to pay such debts as they mature or become due, (ii) the then present fair salable value of the assets of each of the Surviving Corporation and its Subsidiaries will exceed the amount that will be required to pay their probable liabilities (including the amount necessary to provide for contingent liabilities) and their respective debts as they become absolute and mature, (iii) the assets of each of the Surviving Corporation and its Subsidiaries, in each case at a fair valuation, will exceed their respective debts (including the amount necessary to provide for contingent liabilities) and (iv) each of the Surviving Corporation and its Subsidiaries will not have unreasonably small capital to carry on their respective business, either (a) as presently conducted or (b) as intended by Parent to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and its Subsidiaries.
Article 6
Covenants
      Section 6.1     Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.1 of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by applicable Law, a pre-existing contractual obligation disclosed in the Company Disclosure Schedule, or as consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company will, and will cause each Company Subsidiary to, in all material respects (it being understood that in no event shall the Company’s participation in the negotiation (including activities related to due diligence), execution, delivery or public announcement (in accordance with this Agreement) or the pendency of this Agreement or the transactions contemplated hereby or any actions taken in good faith compliance herewith or the consequences thereof on the respective businesses of the Company and the Company Subsidiaries, be considered a breach of any of the provisions of this Section 6.1), (i) conduct its business substantially in the ordinary course consistent with past practice and (ii) use commercially reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.1 of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by applicable Law or a pre-existing contractual obligation disclosed in the Company Disclosure Schedule, or as consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following:

(a) amend or otherwise change the Company Certificate, the Company By-laws or equivalent organizational documents;

(b) issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (other than pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof);

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except pursuant to the exercise of options, warrants, conversion rights, employee severance, retention, termination, change of control and other contractual rights existing on the date hereof;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets), outside of the ordinary course of business, any interest in any Person or any division thereof or any assets, other than any acquisitions that are in progress on the date hereof and identified by the letters of intent or expressions of interest listed in Section 6.1(e) of the Company Disclosure Schedule;

(f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money, except for (i) indebtedness for borrowed money incurred in the ordinary course of business, pursuant to existing credit lines disclosed in Section 6.1(f) of the Company Disclosure Schedule, (ii) indebtedness for borrowed money (other than indebtedness for borrowed money owing by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary) with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $25,000,000 for the Company and the Company Subsidiaries taken as a whole, in each case which can be prepaid without premium or penalty, and all Liens securing such indebtedness for borrowed money released, at or prior to the Closing, (iii) indebtedness for borrowed money owing by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary and (iv) indebtedness for borrowed money incurred with respect to actions permitted pursuant to Section 6.1 of the Company Disclosure;

(g) grant any Lien in any of its material assets to secure any indebtedness for borrowed money, except in connection with such indebtedness permitted under the preceding clause (f);

(h) issue any debt securities or assume, endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice;

(i) except to the extent the amount is reflected in the 2005 and 2006 capital expenditure budgets provided to Parent, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $5,000,000 or capital expenditures which are, in the aggregate, in excess of $15,000,000 for the Company and the Company Subsidiaries taken as a whole other than emergency repairs and repairs compelled by (i) legal or safety requirements, (ii) existing leases or consent requirements thereof, or (iii) up to $15,000,000 to remedy exceptions of title necessary to meet any condition contained in Article 7 hereof, and the Company shall consult with Parent on all such items in excess of budget;

(j) (i) open any new Company Health Care Facility or engage in any substantial renovation of any existing Company Health Care Facility (except as permitted pursuant to Section 6.1(i)), or (ii) enter into any new line of business outside of its existing business segments;

(k) make investments in persons other than wholly-owned Company Subsidiaries, other than ordinary course cash management investments in accordance with the Company’s existing investment policy;

(l) adopt or amend any material Company Benefit Plan, increase in any material manner the compensation or fringe benefits of any director, officer or employee of the Company or pay any material benefit not provided for by any existing Company Benefit Plan, in each case except (i) as set forth in Section 6.1(l) of the Company Disclosure Schedule, (ii) as reasonably necessary to comply with applicable Law, (iii) in the ordinary course of business (including without limitation to address the requirements of written agreements or contracts the Company and each Company Subsidiary has entered into as of the date hereof), (iv) in connection with entering into, with respect to newly hired employees, or extending with respect to existing employees, any employment or other compensatory agreements with individuals (other than the named executive officers (as such term is used in Item 402 of Regulation S-K promulgated under the Exchange Act) or directors of the Company or any Company Subsidiary) in the ordinary course of business, consistent with the Company’s 2005 and 2006 budgets provided to Parent and past practice, and comparable to compensatory amounts for individuals of similar responsibility in the Company (v) in connection with entering into any retention agreements or programs determined by the Board of Directors of the Company as being reasonably necessary in order to maintain its business operations prior to, and extending through, the Effective Time, provided, that any retention payments thereunder shall not be made payable to any Company employee with a title of Vice President or higher nor exceed $10,000,000 in the aggregate, subject in each case to Parent’s approval, such approval not to be unreasonably withheld, (vi) general compensation increases in the ordinary course of business consistent with past practice or (vii) the termination or amendment of any Company Benefit Plan that may be subject to Code Section 409A consistent with Code Section 409A and any guidance issued thereunder, provided, that such amendment does not result in an increase in benefits payable under the applicable Company Benefit Plan;

(m) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business or (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations (x) disclosed or reserved in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Filings filed prior to the date hereof or contemplated by documents made available to Parent prior to the date hereof or (y) incurred since the date of such financial statements in the ordinary course of business; provided, however, that any such amounts paid pursuant to clause (ii) or (iii), individually or in the aggregate, in excess of $30,000,000 above the amounts so disclosed or reserved or, shall require the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed);

(n) except as otherwise contemplated by this Agreement, including Sections 6.1(e) and 6.4, or as otherwise required by Law or Governmental Entity, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(o) file any Tax Return taking a position inconsistent with the Company’s or any Company Subsidiaries’ past practice, except as required by Law; or

(p) knowingly commit or agree to take any of the foregoing actions or any action which would result in any representation or warranty of the Company contained in this Agreement which is qualified as to materiality becoming untrue as of the Effective Time or any representation not so qualified becoming untrue in any material respect as of the Effective Time.

(q) (i) between November 21,2005 and March 31,2006, pay or agree to pay in excess of $24 million (net present value with respect to payments agreed to be made in the future) in any new settlement of any litigation to the extent any such payments are not covered by insurance (other than self insurance reserves), and the parties agree that any such settlement payments (or agreements to pay) in excess of such $24 million amount during such period shall require the consent of the formally designated representative of Parent following advance notice thereof, it being understood that this Section 6.1(q) shall not apply to nor restrict any payment of any judgment, posting of a bond or letter of credit, or judicially required cash or reserve “set-aside” in respect of any litigation, and (ii) not settle any litigated matter for an amount in excess of $1,000,000 out of self insured reserves or cash (due to lack of insurance coverage) without: (1) advising the designated representative of Parent as promptly as practicable; (2) providing the rationale for such settlement at the recommended level; and (3) furnishing on a regular basis lawsuit evaluations and other reasonably pertinent information to provide an understanding of the case.

      Section 6.2     Proxy Statement; Company Stockholders’ Meeting.

Section 6.2.1 Proxy Statement. Subject to the prior and valid performance by Parent of its obligations under Sections 6.13, 6.14 and 6.18 to (A) make the Subsequent BIF Deposit or cause the LC Condition Removal to occur, (B) provide the updated Equity Commitment Letter, (C) provide the updated Debt Commitment Letters and (D) deliver the Solvency Opinion, then in such event (and only upon satisfaction of each and all of such conditions in clauses (A) through (D) hereof (the “Proxy Filing Conditions”)), the Company shall, not later than the later of (x) December 12, 2005 and (y) ten (10) days after satisfaction of the last to be satisfied of the Proxy Filing Conditions, with the assistance and approval (not to be unreasonably withheld or delayed) of Parent, prepare and file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”); provided, that the Company shall not be responsible for any delay in the filing date due to any review by Parent. Parent and the Company will cooperate with each other in the preparation of the Proxy Statement. The Company, after consultation with Parent, will use commercially reasonable best efforts to respond to any comments made by the SEC with respect to the Proxy Statement. Without limiting the generality of the foregoing: (i) the Company will provide Parent with a reasonable opportunity to review and comment on the Proxy Statement, any comments made by the SEC with respect to the Proxy Statement and any proposed amendments to the Proxy Statement, and (ii) Parent and Merger Sub shall furnish all information as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as practicable after the clearance of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to the holders of shares of Company Common Stock. Subject to Section 6.4.2, the Proxy Statement shall include the Company Recommendation. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Company Stockholders Meeting, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company. If at any time prior to the Company Stockholders Meeting, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.

Section 6.2.2 Information Supplied by Parent. None of the written information supplied or to be supplied by Parent or any of its Affiliates, directors, officers, employees, agents or Representatives expressly for inclusion or incorporation by reference in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of shares of Company Common Stock and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Parent or Merger Sub is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.2.3 Stockholders’ Meeting. Subject to Section 6.4 and (i) Parent’s prior performance of its obligation under Section 6.18 to make the Subsequent BIF Deposit or deliver the Letter of Credit and deliver the updated Equity Commitment Letter and (ii) to receipt of the updated Debt Commitment Letters described in Section 6.2.1, and whether or not the Company’s Board has made, modified or withdrawn a Company Recommendation or a Company Adverse Recommendation Change, the Company shall call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable following the date on which the Proxy Statement is cleared by the SEC for the purpose of obtaining the Stockholder Approval.

Section 6.2.4 No Restriction. Nothing in this Section 6.2 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 6.4 or are required to take under applicable Law. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or Company Subsidiaries’ operations prior to the Effective Time.

      Section 6.3     Access to Information; Confidentiality.

Section 6.3.1 Access to Information. From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of its and their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (i) provide to Parent and Merger Sub and each of their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”) access at reasonable times during normal business hours, upon prior notice to a Company Representative designated in Section 6.3.1 of the Company Disclosure Schedule, to the officers, employees, agents, properties, offices and other facilities of the Company or such Company Subsidiary and to the books and records thereof and (ii) furnish or cause to be furnished such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or the Parent Representatives may reasonably request. From the date of this Agreement to the Effective Time, Parent shall, and shall cause Merger Sub and the Parent Representatives to, (i) provide the Company and the Company Representatives access at reasonable times during normal business hours, upon prior notice, to the officers, employees, agents, properties, offices and other facilities of Parent and Merger Sub and to the books and records thereof and (ii) furnish or cause to be furnished such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of Parent and Merger Sub as the Company or the Company Representatives may reasonably request, including for the purpose of confirming that Parent is in compliance with its obligations under Section 6.5 and confirming satisfaction of the condition contained in Section 7.3.2.

Section 6.3.2 Confidentiality and Restrictions. With respect to the information disclosed pursuant to Section 6.3.1, the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the confidentiality agreement, dated as of March 23, 2005, between the Company and Parent (as such agreement may be amended from time to time, the “Confidentiality Agreement”) or any similar agreement entered into between the Company and any Person to whom the Company, any Company Subsidiary or any Company Representative provides information pursuant to this Section 6.3, it being understood and agreed by the Parties that, notwithstanding Section 6.3.1, (i) the Company, the Company Subsidiaries and the Company Representatives shall have no obligation to furnish, or provide any access to, any information to any Person not a party to the Confidentiality Agreement or any similar agreement with respect to such information, (ii) Section 6.3.1 shall not require the Company to take or allow actions that would unreasonably interfere with the Company’s or any Company Subsidiary’s operation of its business and (iii) the Company shall not be required to provide access to or furnish any information if to do so would contravene any agreement to which the Company or any Company Subsidiary is party as of the date hereof or violate any Law, or where such access to information may involve the waiver of a disclosure of privilege or be otherwise adverse to the interests of the Company or any Company Subsidiary.
      Section 6.4     No Solicitation of Transactions.

Section 6.4.1 The Company shall, and shall cause each Company Subsidiary, and shall direct, and shall use commercially reasonable best efforts to cause, the Company Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Parent, Merger Sub and the Parent Representatives) that may be ongoing with respect to a Takeover Proposal. The Company shall not, and shall cause each Company Subsidiary not to, and shall direct, and shall use commercially reasonable best efforts to cause, the Company Representatives not to, (i) directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding the making, submission or reaffirmation of any Takeover Proposal, (ii) approve, recommend to the Company’s Stockholders, or enter into any agreement, understanding, arrangement, agreement in principle, term sheet or letter of intent with respect to a Takeover Proposal or (iii) participate in any way in any negotiations or discussions regarding, or furnish or disclose any information, or provide access to its properties, books or records, to any Third Party relating to any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that was not solicited after the date hereof by the Company, a Company Subsidiary, or a Company Representative on its behalf, if the Company Board determines in good faith, after consultation with its outside legal counsel, that such action is necessary in order for the Company Board to comply with its fiduciary duties to the holders of Company Common Stock under applicable law and, after consultation with the Company Board’s outside legal counsel and the Company’s financial advisors, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, the Company may, subject to compliance with Section 6.4.2 in the circumstances set forth therein, (i) furnish information and/or draft agreements with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) pursuant to a customary confidentiality agreement not less favorable to the Company than the Confidentiality Agreement; provided, that all such information and the material terms of any such draft agreements have previously been made available to Parent or is made available to Parent prior to, or concurrently with, the time it is provided to such Person and (ii) participate in discussions or negotiations with the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Takeover Proposal.

Section 6.4.2 Notwithstanding any provision of this Section 6.4 to the contrary, provided that the Company has complied in all material respects with its obligations under this Section 6.4, the Company Board may (i) withdraw or modify in a manner adverse to Parent (or not continue to make) the Company Recommendation, and/or (ii) approve or recommend a Takeover Proposal (any action described in clause (i) or this clause (ii), a “Company Adverse Recommendation Change”), if (x) the Company Board has determined in good faith after consultation with its financial advisors and outside legal counsel, that, to the extent such action relates to a Takeover Proposal, any Takeover Proposal constitutes a Superior Proposal and, after consultation with the Company Board’s outside legal counsel, that taking such action is necessary for the members of the Company Board to comply with their fiduciary duties to the holders of shares of Company Common Stock under applicable Law, and (y) the Company has given Parent five (5) Business Days prior written notice of its intention to take such action and the Company Board shall have considered in good faith any proposed changes to this Agreement proposed in writing by Parent (provided, however, that Parent shall not relinquish any rights or be relieved of any obligations arising under this Agreement as a result of submitting any proposed changes to this Agreement; provided, further, that nothing herein shall preclude Parent from terminating this Agreement to the extent entitled to do so pursuant to Section 8.1 hereof) and, after negotiating in good faith with Parent concerning any such proposed changes during such five (5) Business Day period and after consultation with its outside legal counsel and financial advisors, shall have determined, other than in the case of an action described in clause (i) that does not relate to a Takeover Proposal, that the Takeover Proposal would still constitute a Superior Proposal even if such changes were to be given effect. Notwithstanding the foregoing, if the Company shall deliver the written notice specified in clause (y) of the preceding sentence on or before August 18, 2005, the five (5) Business Day period described therein shall be deemed to expire at noon New York City time on August 23, 2005. Any Takeover Proposals, bids, offers or other proposals already received by the Company, any Company Subsidiary or any Company Representatives on or prior to August 23, 2005 and/or during the bid process shall be deemed not to be Superior Proposals or reasonably likely to constitute a Superior Proposal. Subject to Parent’s prior performance of its obligation under Section 6.18 to make the Subsequent BIF Deposit or deliver the Letter of Credit, unless this Agreement has previously been terminated pursuant to Section 8.1, whether or not the Company’s Board has made a Company Adverse Recommendation Change, or has withdrawn, modified or changed in any manner adverse to the interests of Parent, the Company Recommendation, or the Company Board has made a Company Adverse Recommendation Change with respect to the Merger, this Agreement or the transactions contemplated by this Agreement, the Company shall take all steps necessary (including, without limitation, the preparation (as promptly hereafter as practicable) to file with the SEC a Proxy Statement and to duly call, give notice of, convene and hold a Company Stockholders Meeting to approve the Merger in accordance with this Agreement.

Notwithstanding any provision of this Section 6.4 to the contrary, if the Company Board has made a Company Adverse Recommendation Change in compliance with this Section 6.4.2, and if the Company Stockholders’ Meeting has been held, a vote has been taken on this Agreement and the Merger, and Stockholder Approval has not been obtained, the Company Board may terminate this Agreement in accordance with the provisions of Section 8.1(c)(ii) in order to enter into a binding written agreement regarding a Takeover Proposal if the Company pays Parent the Termination Fee in accordance with Section 8.4 as and to the extent payment of such Termination Fee is required thereunder.

Section 6.4.3 The Company shall promptly advise Parent orally and in writing of the Company’s receipt of any request for information or any Takeover Proposal and the material terms and conditions of such request or Takeover Proposal and the identity of the Person making such Takeover Proposal. Promptly upon determination by the Company Board that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Company Board has made such determination, specifying the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal.

Section 6.4.4 Nothing contained in this Section 6.4 shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board, such disclosure would be necessary under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that in no event shall this Section 6.4.4 affect the obligations of the Company specified in Section 6.4.2 or the Parent’s termination rights and rights to receive a Termination Fee in accordance with Article 8.

Section 6.4.5 To the extent it has not already done so, the Company shall, promptly following the execution of this Agreement, request each Person which has heretofore executed a confidentiality agreement with the Company during the twelve (12) months prior to the date of this Agreement in connection with such Person’s consideration of a possible Takeover Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company and, at Parent’s request, the Company shall take reasonable steps to enforce its rights under such confidentiality agreements.

Section 6.4.6 Notwithstanding anything in this Section 6.4 or this Agreement to the contrary, during the Suspension Period: the operation of the prior provisions of this Section 6.4 and Section 8.1(d)(ii) shall be suspended; such provisions shall have no force or effect; and none of the Company, the Company Subsidiaries, the Company Representatives nor any other Person shall be required to comply therewith nor shall Parent or Merger Sub have any rights thereunder.
      Section 6.5     Commercially Reasonable Best Efforts.

Section 6.5.1 Subject to the terms and conditions of this Agreement, including Section 6.4, each of the Parties shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions provided for in this Agreement, including (i) preparing and filing, as soon as practicable, all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of all such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by, or to avoid an action or proceeding by, any Third Party or Governmental Entity, including filings pursuant to the HSR Act, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and the preparation and filing, as soon as practicable, of any form or report required by any other Governmental Entity, relating to antitrust, competition, trade or other regulatory matters), (ii) causing the satisfaction of all conditions set forth in Article 7 (including the prompt termination of any waiting period under the HSR Act (including any extension of the initial thirty (30) day waiting period thereunder)), (iii) defending all lawsuits or other legal, regulatory or other proceedings to which it is a party that challenge or affect this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) having lifted or rescinded any injunction or restraining order or other Order which may adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement. Notwithstanding any provision of this Agreement to the contrary, neither the Company nor any Company Subsidiary shall be required to make any payment to any Person, or agree to the modification of any Lease or other agreement, in connection with obtaining any consent contemplated by Section 7.2.9 unless such payment or modification is contingent upon the occurrence of the Merger.

Section 6.5.2 Parent and Merger Sub shall, and shall cause each other member of the Parent Group, if applicable, to, use commercially reasonable best efforts to obtain, as promptly as practicable following the date hereof, all licenses, certifications, Company Health Care Permits, approvals, provider numbers and authorizations (“Government Consents”), if any, from all applicable Governmental Entities in connection with the Merger and as may be required to authorize Parent, the Surviving Corporation and the other members of the Parent Group, if applicable, to operate or to continue to operate, as may be applicable, the Company Health Care Businesses as they are currently operated. On or before December 23, 2005, Parent shall, and shall cause each other member of the Parent Group, if applicable, to, submit all applications or other materials, if any, required to commence the process of obtaining such Government Consents, including payment of all required fees related thereto. Parent shall, and shall cause the other members of the Parent Group, if applicable, to, promptly respond to any request by any relevant Governmental Entity for supplemental information. Parent shall, and shall cause the other members of the Parent Group, if applicable, to, take all reasonable measures to shorten the time periods required under applicable Law for notice, licensure or other similar regulatory requirement in connection with receipt of Government Consents as described in this Section 6.5.2; provided, that the Parties acknowledge and agree that the mere fact that the Closing Date occurs later than January 1, 2006, shall not be deemed to constitute a breach of this or any associated obligation of Parent hereunder. Parent shall, and shall cause the other members of the Parent Group, if applicable, to, pay timely all fees and expenses required in connection with the matters described in this Section 6.5.2. Parent and Merger Sub shall not be responsible for any delay, or failure, to obtain Government Consents in connection with the Merger, if such delay or failure is due to any condition, event, fact or circumstance relating to the Company, any Company Subsidiary, Company Health Care Program or the Company Health Care Facilities and not due in any part to any event, fact or circumstance relating to the Parent Group. If after fully complying with this Section 6.5.2, Parent shall have obtained Government Consents necessary to operate at least ninety-five (95) percent, but less than one hundred (100) percent, of the Company Health Care Facilities as currently operated by and through the Company Subsidiaries, then Parent shall, and shall cause the other members of the Parent Group, and the Company shall and shall cause the Company Subsidiaries, if applicable, to use their respective commercially reasonable best efforts to, implement, subject to the occurrence of the Effective Time, an “Alternative Structure.” The term “Alternative Structure” shall mean a structure (including a management agreement, identity of interest transaction, a liquidating trust for the benefit of the Company’s Shareholders, an informal or preliminary approval contemplating final approval retroactive to the Effective Time, or other structure) devised in consultation with the applicable Governmental Entities to obtain the requisite Government Consents to satisfy the condition set forth in Section 7.1.3 or such that closing in the absence of such Government Consents will not result in a violation of Law.

Section 6.5.3 The Company and Parent shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries and Affiliates, if applicable, that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the Merger, provided, however, that Parent shall not be responsible for any delay in the filing dates required by Section 6.5.2 due to any review by the Company.

Section 6.5.4 Each Party shall, and, if applicable, Parent shall cause the other members of the Parent Group to, promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement and keep the others informed of the status of the proceedings related to obtaining any approvals of any Governmental Entity or Third Party (including with respect to the termination or expiration of any waiting period). To the greatest extent practicable, each Party shall, and, if applicable, Parent shall cause the other members of the Parent Group to, consult with the others in advance of any meeting or conference with a Governmental Entity or, in connection with any proceeding by a Third Party, with any other Person, relating to this Agreement and the transactions contemplated hereby and, to the extent permitted by such applicable Governmental Entity or other Person, give the other Parties the opportunity to attend and participate in such meetings and conferences. If any Party or, if applicable, the other members of the Parent Group, receives a request for additional information or documentary material from any such Governmental Entity or other Person with respect to the transactions provided for in this Agreement, then such Party will, or, in the case of a member of the Parent Group, Parent will cause such member of the Parent Group to, endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.

Section 6.5.5 Without limiting the generality of Section 6.5.1 hereof, the Parties shall, as promptly as practicable, prepare and file any notifications required under the HSR Act with respect to the transactions contemplated hereby. The Parties shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Entity in connection with antitrust or related matters. Each Party shall (1) give the other Party prompt notice of the commencement or threat of commencement of any legal proceeding by or before any court or Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other Party reasonably informed as to the status of any such legal proceeding or threat, and (3) promptly inform the other Party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Except as may be prohibited by any Governmental Entity or by any Legal Requirement, Parent, on the one hand, and the Company, on the other, will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding under or relating to the HSR Act. Parent, on the one hand, and the Company, on the other, will permit authorized representatives of the other Party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding. Nothing herein shall be deemed to require Parent or Merger Sub to agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to it or any of its Affiliates’ ability to retain, any of its businesses, properties or assets. Furthermore, neither the Company nor any Company Subsidiary shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to it or any of its Affiliates’ ability to retain, any of its businesses, property or assets, without the prior written consent of Parent.

Section 6.5.6 Notwithstanding anything in this Section 6.5 or this Agreement to the contrary, during the Suspension Period, the Company and the Company Representatives may engage in discussions or negotiations with any other Persons with respect to any Takeover Proposal (whether proposed by the Company or any other Person) or other strategic transaction (whether internal or external) and initiate or facilitate any such Takeover Proposal or other strategic transaction and solicit or encourage inquiries with respect thereto and furnish and disclose any information, and provide access to its properties, books or records, to any Person relating to any such Takeover Proposal or other strategic transaction. The Parties acknowledge and agree that the pursuit of any such transactions by the Company and the Company Representatives during the Suspension Period shall not be deemed a breach of any of the Company’s express or implied obligations under this Agreement.

      Section 6.6     Certain Notices. From and after the date of this Agreement until the Effective Time, each Party hereto shall promptly notify the other Party of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any Party to effect the Merger and the other transactions provided for in this Agreement not to be satisfied or (ii) the failure of the Company, Merger Sub or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any Party to effect the Merger and the other transactions provided for in this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the execution of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.
      Section 6.7     Public Announcements. None of the Parties shall (and each of the Parties shall cause its Representatives and, in the case of Parent, the other members of the Parent Group, if applicable, not to) issue any press release or make any public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of (i) the Company, in the event the disclosing party is Parent, Merger Sub, any other member of the Parent Group, if applicable, or any of their respective Representatives, or (ii) Parent, in the event the disclosing party is the Company or any of its Representatives, such consent not to be unreasonably withheld or delayed; provided, however, that if a Party determines, based upon advice of counsel, that disclosure is otherwise required by applicable Law or the rules or regulations of any stock exchange upon which the securities of such Party is listed, such Party may make such disclosure to the extent so required; provided, further, that such disclosure is made in consultation with the other Parties to this Agreement.
      Section 6.8     Employee Matters.

Section 6.8.1 Section 6.8.1 of the Company Disclosure Schedule sets forth the actions (in addition to those actions set forth in Section 6.1(l) of the Company Disclosure Schedule and Section 3.5 of this Agreement) with respect to Company Benefit Plans that the Company will implement in connection with the change of control contemplated by this Agreement, effective concurrent with the Effective Time, including acceleration of vesting, partial or full funding, amendment, termination or other similar actions.

Section 6.8.2 Obligations with Respect to Continuing Employees. Parent hereby agrees that, for the period immediately following the Effective Time through and including the later of (x) December 31, 2006 and (y) the one-year anniversary of the Effective Time (such date, the “Employment Benefit Plan Extension Date”), it shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) provide each Continuing Employee (other than a Continuing Employee whose terms and conditions of employment are established through collective bargaining with a labor organization) with at least the same level of base salary and wages and on substantially the same terms and conditions as was provided to the Continuing Employee immediately prior to the Effective Time, and (ii) except with respect to Continuing Employees whose terms and conditions of employment are established through collective bargaining with a labor organization, maintain Surviving Corporation Benefit Plans (except to the extent any such plan provides equity-based compensation or traditional non-qualified deferred compensation benefits) that are substantially equivalent in the aggregate to those provided to the Continuing Employees immediately prior to the Effective Time and disclosed in Section 4.10.1 of the Company Disclosure Schedule (determined without regard to any modifications to such plans made pursuant to this Agreement); provided, however, that in the event the cost of health and welfare benefits incurred by the Surviving Corporation and its Subsidiaries (taken as a whole) increases, or can reasonably be expected to increase, by more than fifteen (15) percent in one year (a “Material Benefit Cost Increase”), the Surviving Corporation may take such action as may be reasonably necessary (such as increasing co-payment obligations or deductible thresholds) to limit the year-to-year increase in the cost of health and welfare benefits to a level that does not constitute a Material Benefit Cost Increase; provided, further, that the foregoing shall not obligate Parent or the Surviving Corporation to employ one or more of the Continuing Employees. Subject to the Company’s compliance with Section 6.1, from and after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms (including, without limitation, terms which provide for amendment or termination) all contracts, agreements, arrangements, programs, policies, plans and commitments of the Company and the Company Subsidiaries, as in effect immediately prior to the Effective Time (and prior to any modifications made pursuant to this Agreement) and disclosed in Section 4.10.1 of the Company Disclosure Schedule that are applicable to any current or former employees or directors of the Company or any Company Subsidiary, including without limitation the severance plans and policies adopted by the Company Board, except for any payments or modifications set forth in this Agreement; provided, however, that except for contractual obligations which survive beyond the Employment Benefit Plan Extension Date, obligations of Parent set forth in this sentence shall terminate on the Employment Benefit Plan Extension Date. Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee, or to restrict the right of the Surviving Corporation or its Subsidiaries to terminate any Continuing Employee.

Section 6.8.3 Credit for Service. Continuing Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits) under any Surviving Corporation Benefit Plan under which each Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Company Benefit Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

Section 6.8.4 Welfare Plans. With respect to any Surviving Corporation Benefit Plan that is a welfare benefit plan, program or arrangement (a “Purchaser Welfare Benefit Plan”) and in which a Continuing Employee may be eligible to participate on or after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee under such Purchaser Welfare Benefit Plan to the same extent waived under a comparable Company Benefit Plan, and (ii) provide credit to each Continuing Employee (and his/her beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (and his/her beneficiaries) under the comparable Company Benefit Plan during the relevant plan year, up to and including the Effective Time.

Section 6.8.5 Change in Control, Severance, Retention and Employment Agreements. At least fifteen (15) days prior to the Company Stockholders’ Meeting, Parent shall expressly identify to the Company in writing any employee of the Company or any Company Subsidiary at the level of pay band “B” or above as to whom Parent currently intends as of the Closing or within twelve (12) months following the Effective Time to either (i) not retain by reason of the consummation of the Merger or (ii)(a) materially reduce or diminish the duties, responsibilities or authority of such employee subsequent to the Merger, (b) reduce the employee’s compensation or benefits, or (c) require as a condition to continued employment with the Surviving Corporation that the employee’s employment be based at a location other than its location at the Effective Time. At least five (5) days prior to the Company Stockholders’ Meeting, the Company shall use its commercially reasonable efforts to cause any employee who is party to any change in control, severance, retention and/or employment agreements with the Company and who is legally entitled (as determined in the reasonable judgment of the board of directors of the Company after receiving written advice of its outside legal counsel and consultation with the Purchaser) pursuant to the terms of such individual agreement to terminate his or her employment for “Good Reason” (as defined in an applicable individual agreement) immediately following the consummation of the Merger, pursuant to a right to so terminate expressly set forth in such agreement, to notify the Company of the employee’s intention to so terminate his or her employment in writing. Any employee who is: (A) identified in (i) above as being not intended by Parent to be retained as of the Closing, or (B) who notifies the Company as set forth above that the employee intends to terminate his or her employment for “Good Reason” immediately following the consummation of this Merger (and who has, by reason of the consummation of the Merger and/or the restructuring transactions undertaken concurrent with the closing thereof, the valid right to do so as consequence of the consummation of the

Merger and/or such restructuring transactions, as determined in the reasonable judgment of the board of directors of the Company after receiving written advice of its outside legal counsel and consultation with the Purchaser), shall receive, at the Effective Time, all payments to which such employee is entitled pursuant to the terms of any written change of control, severance, retention and/or employment agreements or arrangements with the Company or any Company Subsidiary and which are set forth in Section 6.8.5 of the Company Disclosure Schedule. Notwithstanding the foregoing, from and after the Effective Time, Parent shall cause Surviving Corporation and its Subsidiaries to honor, in accordance with their terms, all change in control, severance, retention and employment agreements or arrangements (including an employee’s right to terminate employment for “Good Reason”), in each case with the current and former employees of the Company and the Company Subsidiaries as set forth in Section 6.8.5 of the Company Disclosure Schedule. On or before December 31, 2005, the Company shall pay each Disqualified Individual in cash or stock, as may be applicable under the Company’s existing benefit plans and agreements (or shall be deemed to have paid by reason of the removal of vesting requirements or other restrictions) (“Accelerated Compensation”), an amount of Accelerated Compensation equal to the Minimum Required Amount. Each Disqualified Individual’s Accelerated Compensation may include, without limitation, (i) 2003 Cash Bonus Awards under the 2003 Long-Term Program and vesting of restricted stock awarded under such program; (ii) 1997 LTIP Performance Awards payable in cash and in stock in or on account of 2004 and 2005; (iii) the vesting of restricted stock awarded under the 1997 Long-Term Incentive Plan in or on account of 2004 and 2005; (iv) benefits under the Enhanced Supplemental Executive Retirement Plan; (v) benefits under the Supplemental Executive Retirement Plan; (vi) benefits under the Executive Deferred Compensation Plan (including the Retirement Enhancement Program); and (vii) advance benefits under change in control, severance or employment agreements notwithstanding that a severance event has not occurred. Upon request, PSC and PSC Sub shall be entitled to review all calculations and copies of all work papers related thereto regarding Accelerated Compensation and shall be provided with reasonably satisfactory evidence that the Minimum Required Amount was paid.

In consideration of the foregoing, PSC and PSC Sub have provided the Company with a letter of credit in the form attached as Annex A hereto (the “Additional LC”) entitling the Company to make draws thereunder as specified therein only in the event that the Company has paid the Minimum Required Amount and

(a) the Company terminates this Agreement pursuant to Section 8.1(b)(ii), and on the date of such termination the conditions set forth in Sections 7.1.2, 7.1.4, 7.2.1 and 7.2.2 have been satisfied or, in the case of any such conditions required to be satisfied on the Closing Date or as of the Effective Time, would be reasonably capable of being satisfied on the date of such termination; or

(b) the Company terminates this Agreement pursuant to Section 8.1(c)(i), and on the date of such termination the conditions set forth in Sections, 7.1.2, 7.1.4, 7.2.1 and 7.2.2 have been satisfied or, in the case of any such conditions required to be satisfied on the Closing Date or as of the Effective Time, would be reasonably capable of being satisfied on the date of termination.

In the event the Additional LC or any substitute therefor is scheduled to terminate within ten (10) Business Days and Parent has not provided the Company with a substitute Additional LC with a term of at least 90 additional days, the Company shall have the right to draw the full amount of the Additional LC and hold such funds in escrow until such time as a substitute Additional LC is delivered or the Merger Agreement has been terminated under circumstances in which the Company is not entitled to draw upon the Additional LC, at which time such funds shall be returned to Parent, and if the Merger Agreement is terminated under circumstances in which the Company is entitled to draw upon the Additional LC, the Company shall be entitled to retain such funds in lieu of drawing upon the Additional LC.

As used in this Section 6.8.5 and in Section 8.1(d)(i):

“Compensation Plan” means any agreement between such Disqualified Individual and the Company or under any plan or policy of the Company pursuant to which compensation for services rendered, including deferred compensation, insurance, relocation benefits and severance, is payable.

“Disqualified Individual” has the meaning set forth in Section 280G(c) of the Code and United States Department of the Treasury Regulations (“Treasury Reg.”) promulgated under Section 280G of the Code.

“Minimum Required Amount” means such amount, but not in excess of the total compensation payable to any Disqualified Individual under the Compensation Plans, so that the Three-Times-Base-Amount Test under Treasury Reg. Section 1.280G-1, Q&A 30, calculated with respect to each Disqualified Individual following such payment is greater than the amount of such person’s aggregate Potential Parachute Payment. For this purpose, Minimum Required Amount shall be calculated based on the assumption that, for purposes of calculating liability under Section 280G of the Code, a Disqualified Individual’s “base amount” (within the meaning of Section 280G of the Code) includes the Accelerated Compensation (including, but not limited to, the accelerated severance payments).

“Potential Parachute Payment” means the aggregate amount of compensation payable or deemed payable to each Disqualified Individual, under any Compensation Plans in cash, stock or other form, including without limitation any amounts payable upon the termination of the Disqualified Individual’s employment or any amount deemed paid for federal income tax purposes as a result of the removal of any vesting requirements or other transfer restrictions imposed on shares of Company stock already issued to such person, which could be treated as a parachute payment within the meaning of Treasury Reg. Section 1.280G-1, Q&A-2.

Section 6.8.6 Delegation. Without by implication limiting the other provisions of this Agreement, where a provision of Section 6.8 of this Agreement requires the Parent, the Surviving Corporation or a Subsidiary to take an action or provide a benefit (including ones required to be provided under Surviving Corporation Benefit Plans), to the extent that a third party (or its benefit plan) takes such action or provides such benefit, the obligations under Section 6.8 shall be deemed fulfilled.

      Section 6.9     Indemnification of Directors and Officers.

Section 6.9.1 From and after the Effective Time until six (6) years from the Effective Time, unless otherwise required by Law, the certificate of incorporation and by-laws of the Surviving Corporation and the comparable organizational documents of its Subsidiaries shall contain provisions no less favorable with respect to the elimination of liability of directors and indemnification of directors, officers, employees and agents than are set forth in the Company Certificate and the Company By-laws (or the equivalent documents of the relevant Company Subsidiary) as in effect on the date hereof; provided, however, that in the event any claim or claims are asserted against any individual entitled to the protections of such provisions within such six (6) year period, such provisions shall not be modified until the final disposition of any such claims.

Section 6.9.2 From and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law and, without limiting the foregoing, as required pursuant to any indemnity agreements of the Company or any Company Subsidiary, each present and former director and officer of the Company and each Company Subsidiary (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) any and all matters pending, existing or occurring at or prior to the Effective Time; and (ii) any and all representations and warranties made by Parent and/or Merger Sub under Article 5 hereof, including any matter arising under any claim that the transactions contemplated herein, and any actions taken by Parent and/or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries

which is alleged to have rendered the Surviving Corporation and/or any of its Subsidiaries insolvent). Without limiting the foregoing, Parent and the Surviving Corporation, jointly and severally, shall also advance costs and expenses (including attorneys’ fees) as incurred by any Indemnified Party within twenty (20) days after receipt by Parent of a written request for such advance, provided, that the Person to whom expenses are advanced provides an undertaking in customary form, consistent with the practices of the Company prior to the Effective Time, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification (it being understood that Parent and the Surviving Corporation shall not require any security for such undertaking).

Section 6.9.3 For a period of six (6) years after the Effective Time, Parent shall or shall cause the Surviving Corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance (the “D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the D&O Insurance (a complete and accurate copy of which has been heretofore made available to Parent), on terms with respect to the coverage, deductible and amounts no less favorable than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that (i) in satisfying its obligations under this Section 6.9.3, neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of three hundred (300) percent of the amount currently paid by the Company (which premiums are set forth in Section 6.9.3 of the Company Disclosure Schedule), it being understood and agreed that Parent or the Surviving Corporation shall nevertheless be obligated to provide the maximum amount of such coverage as may be obtained for such annual three hundred (300) percent amount and (ii) in the event of the application of clause (i), any present or former officer or director, upon reasonable written notice thereof (which notice shall be provided no later than thirty (30) days prior to the Effective Time and shall set forth in reasonable detail for each Person to be covered the policy coverage, premiums, deductibles, limitations and other pertinent information), who desires to obtain additional coverage such that, when combined with the coverage obtained by Parent or the Surviving Corporation in accordance with clause (i), it provides insurance coverage equivalent to the D&O Insurance in effect on the date hereof, may so elect and Parent shall or shall cause the Surviving Corporation to acquire such additional coverage on behalf of such Person; provided, further, that in the event any present or former officer or director makes such an election, such former officer or director shall pay the portion of the premium of such D&O Insurance in excess of the amount which Parent or the Surviving Corporation is obligated to pay pursuant to this Section 6.9. The insurance purchased pursuant to this Section 6.9 shall be prepaid in full at the Effective Time (or at such time as it is actually obtained) and shall be non-cancelable. At the request of the Company, Parent shall arrange for such insurance prior to the Effective Time to be effective only at and after the Effective Time; provided, that Parent shall pay in full for such insurance coverage no later than the Effective Time. The Company may acquire a six (6) year tail policy for Persons currently covered by D&O Insurance that is consistent with the first sentence of this Section 6.9.3 so long as the one time premium payment for such tail policy is not more than three hundred (300) percent of the amount currently paid by the Company on an annual basis and as set forth in Section 6.9.3 of the Company Disclosure Schedule. Such policy shall be prepaid at the Effective Time and shall be non-cancelable. If the Company acquires such a tail policy, Parent’s obligations pursuant to the first sentence of this Section 6.9.3 shall be deemed completely satisfied. The obligation to maintain insurance provided in this Section 6.9.3 shall continue in full force and effect for a period of not less than six (6) years from and after the Effective Time; provided, that in the event any claim or claims are asserted or made within such six (6) year period, Parent or the Surviving Corporation shall ensure that such insurance remains in full force and effect with respect to such claims until final disposition thereof.

Section 6.9.4 If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (or acquiror of such assets), as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation set forth in this Section 6.9.

Section 6.9.5 The rights of each Indemnified Party under this Section 6.9 shall be in addition to any right such Person might have under the Company Certificate and the Company By-laws, the certificate of incorporation and the by-laws of the Surviving Corporation or any comparable organizational documents of their Subsidiaries, or under any agreement of any Indemnified Party with the Company, the Surviving Corporation or any of their respective Subsidiaries.

Section 6.9.6 The provisions of this Section 6.9 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.
      Section 6.10     State Takeover Statutes. Parent, the Company and their respective Boards of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions provided for in this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions provided for in this Agreement.
      Section 6.11     Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such Shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
      Section 6.12     Confidentiality Agreement. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (i) the Effective Time or (ii) the expiration of the Confidentiality Agreement according to its terms.
      Section 6.13     Solvency of the Surviving Corporation. Not later than 5:00 P.M. New York City time on October 21, 2005, Parent shall cause to be delivered to the Company an opinion from Houlihan, Lokey, Howard & Zukin, or such other nationally recognized accounting or investment banking firm as the Company may reasonably approve, valuing the Company as a going-concern (including goodwill), on a pro forma basis, immediately after and giving effect to the transactions contemplated hereby and by the Commitments, and opining that, assuming, in each case, the transactions contemplated hereby and by the Commitments had been consummated as proposed, immediately after and giving effect to such transactions on a pro forma basis, (i) the fair value and present fair saleable value to the Company’s assets would exceed the Company’s stated liabilities and identified contingent liabilities; (ii) the Company should be able to pay its debts as they become absolute and mature; and (iii) the capital remaining in the Company after the transactions contemplated hereby would not be unreasonably small for the business in which the Company is engaged, as management has indicated it is now conducted and is proposed to be conducted by Parent following the consummation of such transactions, and otherwise in form and substance reasonably satisfactory to the Company, addressed to the Company Board and to Parent, supporting the conclusion that, after giving effect to all of the transactions contemplated by this Agreement, each of Parent and the Surviving Corporation will be solvent (or the equivalent thereof, as determined in the reasonable discretion of the Company) (such opinion, the “Solvency Opinion”). Parent shall obtain a “bring down” of the Solvency Opinion dated as of the Closing Date, which opinion shall be in form and substance no less favorable to the Company than the Solvency Opinion, provided, that any assumptions contained in the Solvency Opinion as to which facts have been ascertained between the date of the original Solvency Opinion and the Closing Date shall be eliminated. Each of Parent and the Company shall, in connection therewith, use their commercially reasonable best efforts to (i) make available their respective officers, agents and other Representatives on a customary basis and upon reasonable notice and (ii) provide or make available such information concerning the business, properties, contracts, assets and liabilities of the Company as may reasonably be requested in connection with delivering such a “bring down” of the Solvency Opinion. Following the Effective Time and until the earlier to occur of six (6) years thereafter or the expiration of the applicable statute of limitations, Parent shall not take or fail to take any action that if such action had been deemed to have been taken or such failure to act had been deemed to have occurred immediately prior to the Effective Time would have caused the representations and warranties set forth in Section 5.12 hereof to be untrue as of the date hereof or as of the Effective Time. The provisions of this Section 6.13 are intended to be for the benefit of, and will be enforceable by, each officer and director of the Company, each holder of Company Common Stock and each of their respective successors, heirs and personal representatives.
      Section 6.14     Financing. Each of Parent and Merger Sub shall use its commercially reasonable best efforts to complete the transactions contemplated by the Debt Commitment Letters in accordance with the terms of the Debt Commitment Letters (including obtaining rating agency approvals, maintaining in effect the Commitments, satisfying on a timely basis all conditions applicable to GPH, Parent and Merger Sub to obtaining the financing contemplated by the Commitments (including by consummating the financing contemplated by the Equity Commitment Letter(s)), negotiating definitive agreements with respect thereto on terms and conditions contained therein, satisfying all conditions applicable to GPH, Parent and Merger Sub in such definitive agreements that are within its control and, if necessary, borrowing pursuant to the Debt Commitment Letters in the event the “flex” provisions are exercised), with such changes as Parent may desire, in order to have available to it the Merger Consideration and other transaction costs at or prior to the Closing; provided, however, that in no event will Parent make any changes that would be reasonably expected to have a material adverse effect on the solvency of the Company upon the consummation of the Merger; provided, further, that, except as expressly provided in the following sentence, such changes must be approved in writing by the Company (such approval not to be unreasonably withheld). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to comply with the terms of, and satisfy the conditions contemplated by, the financing contemplated by the Commitments in accordance with this Section 6.14 and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitments without obtaining the prior written consent of the Company (such consent not to be unreasonably withheld, provided the consent of the Company shall not be required in the event that any such amendment or modification of the Debt Commitment Letters (A) does not have and could not reasonably be expected to have any adverse effect on the “bring down” of the Solvency Opinion or Parent’s ability to deliver such “bring down” to the Company and the Company Board as required by Section 6.13 hereof, and (B) involves solely one or more of the following: (1) a change in the participant Institutional Lenders, provided that any such substituted participant shall be a bank or private lender with assets exceeding $1 billion; (2) the removal or limitation of contingencies or conditions to the obligations of the Institutional Lenders thereunder; provided, however, that in connection with any change in participant Institutional Lenders pursuant to clause (B)(1) above, if such substituted Institutional Lender requires additional or different contingencies or conditions to its lending obligation, the Company shall be required to grant its consent as a result of such changed contingencies or conditions so long as the effect of such changed contingencies or conditions does not increase the conditionality (taken as a whole) of its commitment beyond that contemplated by the commitment of the previous lender; (3) the shifting between or among Institutional Lenders of their respective lending obligations to Parent and its affiliates participating directly or indirectly in the contribution of Merger Consideration; and (4) increases in the overall indebtedness by no more than $100,000,000 in the aggregate. Parent shall give the Company prompt notice of any material breach by any party of the Commitments or any termination of any of the Commitments. Parent and Merger Sub shall cause updated Debt Commitment Letters with any due diligence conditions deleted to be delivered to the Company on or prior to 5:00 p.m. New York City time on October 21, 2005. For the avoidance of doubt, if the financing provided f or by the Commitments has not been or cannot be obtained, Parent and Merger Sub shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 of this Agreement and to Parent’s rights under Section 8.1, regardless of whether Parent and Merger Sub have complied with all of their other obligations under this Agreement (including their obligations under this Section 6.14).
      Section 6.15     Cooperation in Securing Financing. From the date of this Agreement until the Closing Date, the Company shall, and shall cause each Company Subsidiary to, provide all cooperation reasonably requested by Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries) in connection with obtaining the financing contemplated by the Debt Commitment Letters, in (i) supplying to the Institutional Lender or Lenders and equity participants all agreements, documents, instruments, reports, financial information and statements, and other information regarding the Company and the Company Subsidiaries, the Company Properties, the Company Health Care Businesses and the other activities of or related to any of the foregoing in each case as reasonably requested by them, (ii) attempting to respond to reasonable questions raised by Institutional Lenders and equity participants, and (iii) permitting reasonable access to the Company Properties during normal business hours and with reasonable notice; provided, that the provision of information to Institutional Lenders and equity participants shall be subject to the confidentiality requirements of Section 6.12 above; provided, further, that notwithstanding the foregoing, no officer or director of the Company shall be required to execute any documents, including, without limitation, any registration statement to be filed with the SEC, any pledge or security documents or other definitive financing documents and none of the Company or any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financing contemplated by the Commitments prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with such cooperation. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing contemplated by the Commitments and any information utilized in connection therewith. Notwithstanding anything to the contrary, the condition set forth in Section 7.2.2 of this Agreement, as it applies to the Company’s obligations under this Section 6.15, shall be deemed satisfied unless the financing contemplated by the Debt Commitment Letters has not been obtained as a result of the Company’s willful and material breach of its obligations under this Section 6.15. All non-public or otherwise confidential information regarding the Company and the Company Subsidiaries obtained by Parent or the Parent Representatives pursuant to this Section 6.15 shall be kept confidential by Parent in accordance with the Confidentiality Agreement.
      Section 6.16     Further Assurances.

Section 6.16.1 Subject to Section 6.15, Parent and the Company shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated hereby; provided, however, that nothing in this Section 6.16 shall require any Party hereto to waive any condition set forth in Article 7.

Section 6.16.2 The Company shall, to the extent compatible with fulfilling the conditions to the consummation of this Agreement, and its other obligations under this Agreement, use its commercially reasonable best efforts to cooperate, and cause the Company Subsidiaries to cooperate, with Parent in the provision of due diligence information with respect to transactions with respect to the Company Properties, operations, businesses or assets of the Company or the Company Subsidiaries and the Company Health Care Businesses which Parent may desire to implement on or after the Effective Time (“Subsequent Transactions”), including, without limitation, using its commercially reasonable best efforts to provide assistance in obtaining regulatory approvals from Governmental Entities, resolving zoning issues, consents, access agreements, lien waivers, estoppel certificates, subordination, non-disturbance, attornment, and similar agreements from Third Parties; provided, however, that no Subsequent Transaction or the closing thereof shall be a condition to the obligations of Parent, Merger Sub or the Company under Article 7 of this Agreement or otherwise delay the Closing; and, provided, further, however, that for purposes of this Section 6.16, the Company and the Company Subsidiaries shall not be required, in connection with such cooperation, to (i) breach any agreement to which it is a party or otherwise subject, (ii) incur any costs or expenses to Third Parties unless Parent shall advance any costs or expenses therefor or (iii) enter into any agreement or undertake any obligation with respect thereto unless such agreement or obligation is subject to the Closing and does not become effective until on or after the Effective Time. The provision of due diligence and other information regarding the Company to counterparties to Subsequent Transactions shall be subject to the confidentiality requirements of Section 6.12 above. Further, while Parent may file and pursue applications for consents and approvals with Governmental Entities, including with respect to Licenses, in connection with Subsequent Transactions, Parent will not take any such actions that could impair any Company Health Care Permits held by the Company or the Company Subsidiaries, result in any delay of Closing or result in any change of ownership status prior to the Effective Time with respect to any Licenses held by the Company or the Company Subsidiaries. Parent and the Company shall use commercially reasonable best efforts to cooperate in the provision of such information as may be reasonably requested by the issuer of the Solvency Opinion in connection with the preparation and rendering of the “bring down” of the Solvency Opinion.

Section 6.16.3 The Company shall use its commercially reasonable best efforts to cooperate, and cause the Company Subsidiaries to cooperate with Parent, in the negotiation, documentation and closing of the satisfaction, payoff, defeasance, refinancing or restructuring of any debt obligations of the Company or the Company Subsidiaries which Parent may desire to implement on or after the Effective Time and the removal of Liens in connection therewith (collectively, “Debt Satisfaction”), provided, however, that the Company shall not be required to enter into any agreement, or amend or modify any existing agreement, or incur any obligation, to effectuate such Debt Satisfaction unless such agreement, amendment, modification or obligation is subject to the Closing and does not become effective until on or after the Effective Time, and shall not be required to pay (other than contemporaneously with the Effective Time in amounts and with funding arranged and provided by Parent) any amounts to holders of debt obligations of the Company or the Company Subsidiaries to effectuate such Debt Satisfaction.

Section 6.16.4 The Company shall use commercially reasonable efforts to cooperate, and cause the Company Subsidiaries to use commercially reasonable efforts to cooperate with the Parent, in the exercise and implementation of all purchase options for real property relating to the Leases (“Underlying Company Properties”), whether set forth in such Leases or negotiated by Parent, such that the Underlying Company Properties can be acquired by Parent’s designee at the Effective Time (collectively, the “Purchase Options”), provided, however, that (a) neither the acquisition of any Underlying Company Property, nor the obtaining of additional financing with respect thereto shall constitute a condition to or otherwise delay the Closing and (b) the Company shall not be required to enter into any agreement, or amend or modify any existing agreement, or incur any obligation, to effectuate the exercise or implementation of any Purchase Option unless such agreement, amendment, modification or obligation is subject to the Closing and does not become effective until on or after the Effective Time, and shall not be required to pay (other than contemporaneously with the Effective Time in amounts and with funding arranged and provided by the Parent) any amounts to the landlords of Leases to effectuate such Purchase Options and acquisition of Underlying Company Properties.

      Section 6.17     Existing Obligations.

Section 6.17.1 The Company and Parent shall use commercially reasonable best efforts to cooperate with one another to give notice to the holders of the Company’s 7 7/8% Senior Subordinated Notes due 2014 (the “7 7/8% Notes”), and to the trustee under the Indenture for the 7 7/8% Notes (the “7 7/8% Notes Indenture”), that is required in order to exercise on the Closing Date the Company’s right to redeem the 7 7/8% Notes under Section 3.07 of the 7 7/8% Notes Indenture and to satisfy and discharge the 7 7/8% Notes Indenture pursuant to Section 11.01 thereof. Any notice so provided shall be subject to the review and approval of Parent, which approval shall not be unreasonably withheld; provided, that, at the option of the Company, such notice of redemption may be conditioned on the occurrence of the Effective Time. Immediately prior to the Effective Time, Parent shall deposit or cause to be deposited with the Trustee under the 7 7/8% Notes Indenture funds sufficient to satisfy and discharge the 7 7/8% Notes Indenture pursuant to Section 11.01 thereof. The Company and Parent shall cooperate in good faith with one another in order to satisfy the conditions set forth in Section 11.01 of the 7 7/8% Notes Indenture as of the Effective Time.

Section 6.17.2 The Company and Parent shall cooperate with one another to determine a date upon which the Company shall give notice to the holders of the Company’s 2.75% Convertible Subordinated Notes due 2033 (the “Convertible Notes”) and to the Trustee under the Indenture for the Convertible Notes, that the Company has entered into this Agreement and that, if the Merger occurs, the Common Stock of the Company then outstanding shall be converted into the right to receive the Merger Consideration. The Company will make available to holders of the Convertible Notes procedures reasonably satisfactory to Parent allowing the holders of the Convertible Notes to surrender Convertible Notes for conversion into Common Stock conditioned upon the satisfaction or waiver of all conditions to the Merger, with appropriate assurance that the Convertible Notes will be returned to the holders, or to Persons designated by such holders, in the event that this Agreement is terminated or the Merger has not occurred by the Termination Date, as it may be extended.

Section 6.17.3 The Company shall take, or shall cause its applicable Affiliates to take, the vendor-related actions described in Section 6.17.3 of the Company Disclosure Schedule.
      Section 6.18     Deposit and Letter of Credit. In consideration for the Company entering into, and as an inducement and condition to the willingness of the Company to enter into, this Agreement (including the Second Amendment to this Agreement), Parent has transferred to the Company $7,000,000 and an additional $3,000,000 (for a total of $10,000,000) in immediately available funds as a good faith deposit (collectively, the “Initial BIF Deposit”) and delivered to the Company an irrevocable letter of credit duly executed by Morgan Stanley Asset Funding Inc. in the form of Exhibit B hereto (including any substitute letter of credit as provided below, the “Letter of Credit”). Parent shall use commercially reasonable efforts to, not later than 5:00 P.M. New York City time on October 21, 2005, and shall, not later than 5:00 P.M. New York City time on November 18, 2005, either (i) make an additional $50,000,000 good faith deposit (the “Subsequent BIF Deposit” and, together with the Initial BIF Deposit, the “BIF Deposit”) by wire transfer of immediately available funds to an account specified in writing by the Company (whereupon the Company shall forthwith return to Parent the Letter of Credit) or (ii) cause the conditions set forth in Section 2 of the Letter of Credit to be removed (the “LC Condition Removal”). The Parties acknowledge that Parent has provided to the Company an updated Equity Commitment Letter in the form attached hereto as Exhibit C. No later than 5:00 P.M. New York City time on November 18, 2005, Parent shall deliver a further updated Equity Commitment Letter in the form attached hereto as Exhibit C, but with the condition set forth in Section 2(iii) thereof removed (the “Revised ECL Delivery”). Parent and Merger Sub shall keep the Company regularly and fully informed of matters relating to the progress of the financing, including without limitation, information regarding the progress of approvals in connection therewith. The Company will retain the BIF Deposit in a separate account as security for the payment of the Business Interruption Fee pursuant to Section 8.5 and shall not withdraw the BIF Deposit from such account prior to the termination of this Agreement under circumstances where the Business Interruption Fee is payable to the Company. The BIF Deposit shall be invested in United States treasury securities. The Company agrees to return the BIF Deposit (and any accrued interest or earnings thereon) and any Letter of Credit to Parent (or its designee) or if requested by Parent, deposit the BIF Deposit with the Exchange Agent, upon the earlier to occur of (i) the receipt of the Merger Consideration by the Exchange Agent or, if later, the Effective Time or (ii) the termination of this Agreement under circumstances where the Company is not entitled to the Business Interruption Fee pursuant to Section 8.5 (a “Return Event”), provided that Parent shall be entitled to the return of $3,000,000 of the BIF Deposit under the circumstances specified in this Section 6.18. For the avoidance of doubt, except as set forth in the last sentence of this Section 6.18, the Company acknowledges and agrees that it shall not have the right to draw upon the Letter of Credit unless and until this Agreement permits the Company to retain the Business Interruption Fee in accordance with the terms hereof. The Company and Parent further agree that if the Company is entitled to terminate this Agreement pursuant to Section 8.1(c)(iii), the Company shall have the right to retain the Initial BIF Deposit as the Business Interruption Fee and withdraw it from the separate account described above, it being understood that, notwithstanding anything herein to the contrary, the right of the Company to terminate this Agreement pursuant to Section 8.1(c)(iii) and retain the Initial BIF Deposit (and accrued interest thereon) as a Business Interruption Fee shall be the Company’s sole remedy for Parent’s failure to make the Subsequent BIF Deposit, cause the Letter of Credit Condition Removal to occur or cause the Revised ECL Delivery to occur; provided that if the termination pursuant to said Section 8.1(c)(iii) occurs prior to 5:00 p.m. New York City time on November 18, 2005, the Company shall have the right to retain the Initial BIF Deposit minus $3,000,000 and shall return $3,000,000 to Parent. In the event Parent delivers a Letter of Credit, Parent shall cause such Letter of Credit (or a substitute therefor in the form of Exhibit B, with the conditions set forth in Section 2 thereto removed if the LC Condition Removal has occurred, from a financial institution reasonably satisfactory to the Company) to remain in full force and effect until a Return Event has occurred and the Letter of Credit has been returned to Parent as here and above provided. In the event the Letter of Credit or any substitute therefor is scheduled to terminate within ten (10) Business Days and Parent has not provided the Company with a substitute Letter of Credit with a term of at least 90 additional days, the Company shall have the right to draw the full amount of the Letter of Credit and hold such funds as the Subsequent BIF Deposit.
      Section 6.19     Title Matters. Without Parent’s prior written consent, such consent not to be unreasonably withheld, the Company shall not knowingly take, knowingly fail to take or knowingly permit any action to be taken which shall as of the Closing Date change in any adverse manner (other than with respect to the creation or maintenance of any Permitted Encumbrance) the status of title to the Company Owned Properties or the Company Leased Health Care Facilities as represented by Section 4.17, except for any action taken in the ordinary course of business.
Article 7
Closing Conditions
      Section 7.1     Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction, or waiver, at or prior to the Closing Date of the following conditions:

Section 7.1.1 Stockholder Approval. The Stockholder Approval shall have been obtained.

Section 7.1.2 HSR Act, Government Consents and Approvals. All filing and waiting periods applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 7.1.3 Consents and Approvals. (i) There shall be no statute, rule, regulation or executive or any other order or similar action of any Governmental Entity, which would render the Parties unable to consummate the Merger or make the Merger illegal or prohibit, restrict or delay consummation of the Merger (other than a de minimus civil violation of any Law that does not affect the ability of the Surviving Corporation, Parent or their Affiliates to obtain and maintain licenses, certifications, Company Health Care Permits, approvals, provider numbers and authorizations for the ownership and operation of Company Health Care Businesses or participation in any Company Health Care Program) and (ii) Parent shall have obtained the Government Consents necessary to operate one hundred (100) percent of the Company Health Care Facilities, as currently operated by and through the Company Subsidiaries, or, if Parent has obtained at least ninety-five (95) percent but less than one hundred (100) percent, the Company and Parent shall have been able to implement an Alternative Structure in compliance with all Legal Requirements as to those Company Health Care Facilities for which Parent did not obtain Government Consents.

Section 7.1.4 No Injunctions or Restraints. No Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition prohibiting the consummation of the Merger shall be in effect; provided, however, that each of the Parties shall have used its commercially reasonable best efforts to resist, resolve or lift, as applicable, any such Law or Order and shall have complied in all material respects with its obligations under Section 6.5; provided, further, that the right to assert this condition shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable.

      Section 7.2     Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any one or more of which may be waived in writing by Parent.

Section 7.2.1 Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Effective Time as if made at and as of the Effective Time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to Significance, materiality or a Company Material Adverse Effect, except for such failures to be true and correct which, individually or in the aggregate, do not result in a Company Material Adverse Effect; provided, however, that this exception does not limit the requirement that the other conditions in this Section 7.2 be satisfied or waived.

Section 7.2.2 Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

Section 7.2.3 Officer’s Certificate. Parent shall have received a certificate of an executive officer of the Company to the effect set forth in Sections 7.2.1 and 7.2.2.

Section 7.2.4 That none of the following events have occurred:

(i) any one or more of the Property Restrictions or other Liens (other than any Permitted Encumbrances) that materially impairs the use or occupancy of any one or more of the Company Properties causes one or more of the Institutional Lenders to reduce one or more of their loan amounts or require reserves or funding holdbacks, individually or in the aggregate, in an amount equal to or greater than $75,000,000;

(ii) any one or more violations of any Land Use Requirement or Environmental Laws with respect to any one or more of the Company Properties that causes one or more of the Institutional Lenders to reduce one or more of their loan amounts or require reserves or funding holdbacks, individually or in the aggregate (together with any reduction, reserve or holdback determined under Section 7.2.4(i)) in an amount equal to or greater than $125,000,000; the term “Land Use Requirement” shall mean zoning, building code and other land use Law regulating the use or occupancy of any real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property but shall exclude any amounts attributable to deferred maintenance or capital expenditures unless the subject thereof, if not remediated, would constitute a violation of any Land Use Requirement or Environmental Law; or

(iii) if Parent has complied with its obligations arising pursuant to Section 6.5.2, failure to obtain any necessary License required in order to make consummation of the Merger not in violation of any applicable Laws or, as applicable, failure to implement, in compliance with Laws, an Alternative Structure, in each case primarily as a result of (x) an action or omission by the Company or any Company Subsidiary in connection with an application for any such required License, or (y) a current practice of the Company or any Company Subsidiary not in compliance with Legal Requirements.

Section 7.2.5 The holders of no more than ten (10) percent of the Shares (other than Shares beneficially owned, directly or indirectly by Parent or any Person acting in concert with Parent) shall have perfected appraisal rights under Section 262 of the GCL.

Section 7.2.6 Except as set forth in Section 7.2.6 of the Company Disclosure Schedule, no Company Health Care Permit necessary to the operation of the Company, the Company Subsidiaries or the Company Health Care Businesses, shall have been suspended, revoked or terminated and neither the Company nor any Company Subsidiary shall have been excluded, debarred or disqualified from participation in any Company Health Care Program.

Section 7.2.7 The Company shall have given a redemption notice to the holders of the 7 7/8% Notes and the Trustee under the 7 7/8% Notes Indenture prior to the Effective Time as contemplated by section 6.17.1 and any Liens securing such notes shall have been released; provided, that Parent has provided the funds to implement the satisfaction and discharge thereof. The other indebtedness for borrowed money of the Company and Liens securing such indebtedness shall be paid off and released at the Effective Time, other than Permitted Debt, provided, that the Parent has arranged for provision of funds to implement such redemption, pay-off and release.

Section 7.2.8 Subject to the baskets provided in Sections 7.2.4(i) and (ii), with respect to each of the Company Owned Properties and the Company Leased Health Care Facilities, Land America Title Insurance Company located at 1050 Wilshire Drive, Suite 310, Troy, Michigan, 48084, Attention: Carol Ann Martinelli and such co-insurers or re-insurers as reasonably required by Parent and/or any institutional lender similar to Wachovia Bank, National Association, Capital Source Finance LLC and Credit Suisse First Boston LLC (the “Title Company”), shall issue owner, leasehold owner and mortgagee title insurance policies effective as of Closing, in each case at reasonable rates for the respective states, subject only to the Permitted Encumbrances with such endorsements and affirmative coverages reasonably requested by such an institutional lender and available for issuance by the Title Company.

Section 7.2.9 Leasehold Consents. All of the consents and approvals specified in Section 7.2.9 of the Company Disclosure Schedule shall have been obtained, except for such consents which, if not so obtained, would, upon the consummation of the transactions contemplated by this Agreement, not reasonably be expected to have a Company Material Adverse Effect.
      Section 7.3     Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any one of which may be waived in writing by the Company.

Section 7.3.1 Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Effective Time as if made at and as of the Effective Time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to materiality, except for such failures to be true and correct which, individually or in the aggregate, do not have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder or which would prevent or materially impede, interfere with, hinder or delay the consummation of the Merger; provided, however, that this exception does not limit the requirement that the other conditions in this Section 7.3 be satisfied or waived.

Section 7.3.2 Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub on or prior to the Effective Time.

Section 7.3.3 Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent to the effect set forth in Sections 7.3.1 and 7.3.2.

Section 7.3.4 Solvency Opinion. The Company shall have received (i) the Solvency Opinion addressed to the Company and the Board on or before the date and in the form required by Section 6.13, and (ii) the “bring down” of the Solvency Opinion addressed to the Company Board as contemplated by Section 6.13.
      Section 7.4     Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article 7 to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement and consummate the transactions provided for herein.

Article 8
Termination, Amendment and Waiver
      Section 8.1     Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, whether before or after the Stockholder Approval:

(a) By mutual written consent of Parent and the Company;

(b) by either Parent or the Company (if, in the case of the Company, it complied with Section 6.4 in all material respects):

(i) if the Stockholder Approval is not obtained at the Company Stockholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon;

(ii) if the Merger shall not have been consummated by March 31, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; provided, further, that notwithstanding the previous limitation, the Termination Date shall not be extended in perpetuity until such breach is cured, but the non-breaching Party shall be obligated to elect either: (i) to close over such breach following a reasonable period of time necessary to cure such breach, or (ii) to terminate this Agreement on a date certain to not exceed June 30, 2006, and upon any failure to make such election, this Agreement shall automatically terminate as of June 30, 2006; and provided, further, that the Company or Parent shall have the right to extend the Termination Date until June 30, 2006 solely for the purpose of securing Government Consents and approvals to satisfy the condition contained in Section 7.1.3; or

(iii) if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any Order of any Governmental Entity having competent jurisdiction enjoining the Company, Parent or Merger Sub from consummating the Merger is entered and such Order has become final and nonappealable and, prior to termination pursuant to this Section 8.1(b)(iii) each of the Parties shall have used its commercially reasonable best efforts to resist, resolve or lift, as applicable, the Law or Order and shall have complied in all material respects with its obligations under Section 6.5; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable.

(c) by the Company:

(i) if (x) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3.2 would not be satisfied, (y) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3.1 would not be satisfied or (z) the obligor under the Equity Commitment Letter shall have breached the Equity Commitment Letter or there shall have been a breach of Section 6.14, and, in the case of (x), (y) or (z), such breach is incapable of being cured by the Termination Date or is not cured within twenty (20) Business Days (or, in the case of clause (z), ten (10) Business Days) after Parent or Merger Sub receives written notice of such breach from the Company;

(ii) if prior to the obtaining of the Stockholder Approval (x) the Company Board has received a Takeover Proposal, (y) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Takeover Proposal constitutes a Superior Proposal and (i) has authorized the Company, subject to complying with this Agreement, to enter into a binding written agreement to consummate the transaction constituting such Superior

Proposal, and (ii) has concluded that such action is necessary for the members of the Company Board to comply with their fiduciary duties to the holders of Company Common Stock under applicable Law and (z) solely if the termination occurs after the Suspension Period, the Company has (i) complied in all material respects with Section 6.4, and (ii) no later than the day of such termination, paid in immediately available funds the Termination Fee in accordance with Section 8.4; or

(iii) if Parent fails (i) to provide the Subsequent BIF Deposit or cause the LC Condition Removal to occur on or before 5:00 P.M. New York City time on October 21, 2005 (provided that with respect to any termination pursuant to this clause 8.1(c)(iii)(i) occurring prior to 5:00 P.M. New York City time on November 18, 2005, the Subsequent BIF Deposit shall not have been made and the LC Condition Removal shall not have occurred prior to such termination), (ii) to cause the Revised ECL Delivery to occur on or before 5:00 P.M. New York City time on November 18, 2005, (iii) to provide the Solvency Opinion or (iv) to provide the updated Debt Commitment Letters referred to in Section 6.14, in each case of (iii) and (iv) on or before 5:00 P.M. New York City time on October 21, 2005.

(d) by Parent:

(i) (x) if the Company shall have breached any of the covenants or agreements contained in the provisions in Section 6.8.5 starting with “On or before December 31, 2005” until the end of Section 6.8.5 and such breach results, or would be reasonably likely to result, in liability (including without limitation any liability resulting from any gross-up payments due to any Disqualified Individuals and/or any compensation to Disqualified Individuals that is non-deductible as a result of Section 280G of the Code) to PSC, PSC Sub and/or the Surviving Corporation in excess of $5,000,000, (y) if the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company (other than those in Section 6.8.5 starting with “On or before December 31, 2005” until the end of Section 6.8.5) such that the closing condition set forth in Section 7.2.2 would not be satisfied or (z) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2.1 would not be satisfied, and, in the case of either (y) or (z), such breach is incapable of being cured by the Termination Date or is not cured by the Company within twenty (20) Business Days after the Company receives written notice of such breach from Parent or Merger Sub;

(ii) if, prior to the obtaining of the Stockholder Approval, (x) a Company Adverse Recommendation Change shall have occurred, (y) the Company has failed to include the Company Recommendation in the Proxy Statement or (z) the Company Board approves or recommends a Takeover Proposal to the holders of Company Common Stock or approves or recommends that holders of Company Common Stock tender their shares of Company Common Stock in any tender offer or exchange offer that is a Takeover Proposal; or

(iii) if the conditions set forth in Section 7.2.4 shall not have been satisfied and the Termination Date shall have occurred.
      Section 8.2     Effect of Termination. Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors; provided, however, that (i) the provisions of this Section 8.2, Sections 8.3, 8.4, 8.5 and Article 9 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) the Termination Fee and/or Parent Expenses shall be the exclusive remedy of Parent and Merger Sub under circumstances where the Termination Fee and/or Parent Expenses is or are payable by the Company and the Business Interruption and the Company’s drawing on the Additional LC shall be the exclusive remedy of the Company under circumstances where the Business Interruption Fee is payable by Parent and/or the Additional LC may be drawn upon by the Company; provided, further, that, subject to the provision of Section 4.3 of the Third Amendment to this Agreement, no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement. For the avoidance of doubt, the Parties acknowledge that the Company’s sole remedies in the event that the Company does not terminate the Agreement shall be the cure of such breach or other specific performance, but not money damages.
      Section 8.3     Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.
      Section 8.4     Termination Fee and Parent Expenses.

Section 8.4.1 If this Agreement is terminated pursuant to Section 8.1(b)(i) in the event no Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Takeover Proposal after November 20, 2005 and prior to the date of termination and neither Parent, Merger Sub nor GPH is in material default of this Agreement at the time of such termination, then the Company shall pay Parent the Parent Expenses, not to exceed $20,000,000. If this Agreement is terminated pursuant to Section 8.1(c)(ii) after conclusion of the Suspension Period and neither Parent, Merger Sub nor GPH is in material default of this Agreement at the time of such termination, then the Company shall pay Parent (i) $40,000,000 if such termination occurs prior to the Revised ECL Delivery or (ii) $60,000,000 if such termination occurs following the Revised ECL Delivery, in any case not later than the day of such termination. If this Agreement is terminated pursuant to Section 8.1(c)(ii) during the Suspension Period and neither Parent, Merger Sub nor GPH is in material breach of this Agreement at the time of such termination, then the Company shall pay Parent the Parent Expenses, not to exceed $30,000,000. If this Agreement is terminated pursuant to Section 8.1(b)(i) or Section 8.1(d)(i) and neither Parent, Merger Sub nor GPH is in material default of this Agreement at the time of such termination, then, in the event that, (i) after the Suspension Period and prior to such termination, any Third Party shall have made, proposed, communicated or disclosed an intention to make a bona fide Takeover Proposal and (ii) within nine (9) months of the termination of this Agreement the Company enters into a definitive agreement with any Third Party with respect to a Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to fifty (50) percent) or any Takeover Proposal is consummated by a Third Party (with all percentages in the definition of Takeover Proposal increased to fifty (50) percent), then the Company shall pay, or cause to be paid to, Parent (A) $40,000,000, if such termination occurs prior to the Revised ECL Delivery, or (B) $60,000,000 if such termination occurs after the Revised ECL Delivery, in either case upon consummation of such Takeover Proposal. If this Agreement is terminated pursuant to Section 8.1(d)(ii) after the Suspension Period in circumstances unrelated to a Takeover Proposal and neither Parent, Merger Sub nor GPH is in material default of this Agreement at the time of such termination, the Company shall pay Parent an amount equal to the Parent Expenses, not to exceed $20,000,000. If this Agreement is terminated pursuant to Section 8.1(d)(ii) after the Suspension Period in circumstances related to a Takeover Proposal and neither Parent, Merger Sub nor GPH is in material default of this Agreement at the time of such termination, the Company shall pay Parent (i) $40,000,000 if such termination occurs prior to the Revised ECL Delivery and (ii) $60,000,000 if such termination occurs after the Revised ECL Delivery. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, except as provided in the third sentence of this Section 8.4.1, the Parties agree that if the Company terminates the Merger Agreement during the Suspension Period, it shall not, at any time, be required to pay any Termination Fee to Parent or Merger Sub in respect of this Agreement or the transactions contemplated hereby. Any amount paid pursuant to this Section 8.4.1, whether characterized as Parent Expenses or otherwise, is referred to herein as the “Termination Fee”. The Termination Fee (including any Parent Expenses) shall be paid by wire transfer of immediately available funds to an account designated in writing to the Company by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be pai d, the Termination Fee (including any Parent Expenses) on more than one occasion.

Section 8.4.2 The Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where a Termination Fee or Parent Expenses is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 8.4.1 are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee or Parent Expenses, and, in order to obtain such payments Parent commences a suit which results in a judgment against the Company for the Termination Fee or Parent Expenses, the Company shall pay to Parent its costs and expenses (including reasonable attorney’s fees) in connection with such suit.

      Section 8.5     Business Interruption Fee.

Section 8.5.1 In the event that this Agreement is terminated:

(i) pursuant to Section 8.1(b)(ii), and on the date of such termination the conditions set forth in Sections 7.1.1, 7.1.2, 7.1.4, 7.2.1 and 7.2.2 have been satisfied or, in the case of any such conditions required to be satisfied on the Closing Date or as of the Effective Time, would be reasonably capable of being satisfied on the date of termination;

(ii) pursuant to Section 8.1(c)(i) and on the date of such termination the conditions set forth in Sections 7.1.2, 7.1.4, 7.2.1 and 7.2.2 have been satisfied or, in the case of any such conditions required to be satisfied on the Closing Date or as of the Effective Time, would be reasonably capable of being satisfied on the date of termination;

(iii) pursuant to Section 8.1(c)(iii), and on the date of such termination the conditions set forth in Sections 7.1.4, 7.2.1 and 7.2.2 have been satisfied or, in the case of any such conditions required to be satisfied on the Closing Date or as of the Effective Time, would be reasonably capable of being satisfied on the date of termination; or

(iv) pursuant to Section 8.1(d)(iii), and on the date of such termination the conditions set forth in Sections 7.1.1, 7.1.2, 7.1.4, 7.2.1 and 7.2.2 have been satisfied or, in the case of any such conditions required to be satisfied on the Closing Date or as of the Effective Time, would be reasonable capable of being satisfied on the date of termination, then, in the case of (i), (ii), (iii) or (iv), then, in such event, Parent shall pay the Company the Business Interruption Fee, which amount in any case shall not be subject to offset or deduction of any kind, except in the event of (iii), if the Company has retained the Initial BIF Deposit, the Business Interruption Fee shall be reduced by the amount of the Initial BIF Deposit and any interest that has accrued thereon. The Business Interruption Fee shall be paid by application of the BIF Deposit and/or by drawing upon the Letter of Credit, or if the funds in the BIF Deposit account and/or available under the Letter of Credit are insufficient, by wire transfer of the balance of the Business Interruption Fee owing to the Company in immediately available funds to an account specified by the Company in writing to Parent on (i) the date of termination of this Agreement by Parent or (ii) the second Business Day following termination of this Agreement by the Company. For the avoidance of doubt, in no event shall Parent be obligated to pay, or cause to paid, the Business Interruption Fee on more than one occasion. “Business Interruption Fee” shall mean:

(x) in respect of a termination described in clause (iv) of this Section 8.5.1, $7,000,000;

(y) in respect of a termination described in clauses (i) or (ii) of this Section 8.5.1, (A) at any time prior to the receipt of the Subsequent BIF Deposit or occurrence of the LC Condition Removal, $10,000,000, or (B) at any time following receipt of the Subsequent BIF Deposit or occurrence of the LC Condition Removal, $60,000,000; and

(z) in respect of a termination described in clause (iii) of this Section 8.5.1, (A) at any time prior to the receipt of the Subsequent BIF Deposit or occurrence of the LC Condition Removal and (1) after 5:00 P.M. New York City time on October 21, 2005 and before 5:00 P.M. New York City time on November 18, 2005, $7,000,000, or (2) after 5:00 P.M. New York City time on

November 18, 2005, $10,000,000 or (B) at any time following receipt of the Subsequent BIF Deposit or occurrence of the LC Condition Removal, $60,000,000.

Section 8.5.2 Parent acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under the circumstances where a Business Interruption Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 8.5.1 are reasonable forecasts of the actual damages that may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the Business Interruption Fee, and, in order to obtain such payment the company commences a suit which results in a judgment against Parent for the Business Interruption Fee, Parent shall pay to the Company its costs and expenses (including reasonable attorney’s fees) in connection with such suit.
      Section 8.6     Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law, subject to Section 8.7, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company’s stockholders, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement (including, without limitation, any right of termination pursuant to Section 8.1 hereof, regardless of when such right arises) or otherwise shall not constitute a waiver of those rights.
      Section 8.7     Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Agreement by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the Parties.
Article 9
General Provisions
      Section 9.1     Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Article 9, the agreements of Parent, Merger Sub and the Company in Section 3.5 (Company Equity and Long-Term Incentive Awards), 6.8 (Employee Matters), Section 6.9 (Indemnification of Directors and Officers) and Section 8.3 (Fees and Expenses) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger.
      Section 9.2     Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:
      If to Parent or Merger Sub, addressed to it at:

Pearl Senior Care, Inc.
140 Pacific Avenue
San Francisco, CA 94111
Facsimile: (415) 834-1475
Email: pearl@fillmorecap.com
      If to Geary, addressed to it at:

Geary Property Holdings LLC
140 Pacific Avenue
San Francisco, CA 94111
Facsimile: (415) 834-1475
Email: geary@fillmorecap.com
      With a mandated copy to:

Dechert LLP
One Market, Steuart Tower
Suite 2500
San Francisco, CA 94105
Attention: Joseph B. Heil
Facsimile: (415) 262-4555
Email: joseph.heil@dechert.com
      And

Troutman Sanders LLP
600 Peachtree Street, Suite 5200
Atlanta, Georgia 30308
Attention: W. Brinkley Dickerson, Jr.
Facsimile: (404) 962-6743
Email: brink.dickerson@troutmansanders.com
      If to the Company, addressed to it at:

Beverly Enterprises, Inc.
One Thousand Beverly Way
Fort Smith, Arkansas 72919
Attention: Douglas J. Babb, Esq.
Facsimile: (479) 201-4801
Email: Doug IBabb@beverlycorp.com
      with a mandated copy to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022-4802

Attention:	Charles M. Nathan

John E. Sorkin
Facsimile: (212) 751-4864
Email: charles.nathan@lw.com
john.sorkin@lw.com

      and

Covington & Burling
1201 Pennsylvania Avenue, NW
Washington, D.C. 20004
Attention: Bruce Wilson
Facsimile: (202) 778-5400
Email: bwilson@cov.com
      Section 9.3     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      Section 9.4     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.
      Section 9.5     GPH Obligations.

Section 9.5.1 GPH is a party to this Agreement solely for purposes of this Article 9, and in accordance with such limited purposes, makes the following representations and warranties: (i) GPH has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions provided for herein; (ii) the execution and delivery of this Agreement by GPH and the consummation by GPH of the transactions provided for herein have been duly and validly authorized by all necessary limited liability company action on the part of GPH and no other proceedings on the part of GPH are necessary to authorize this Agreement or to consummate the transactions provided for herein; and (iii) this Agreement has been duly authorized and validly executed and delivered by GPH and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of GPH, enforceable against GPH in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 9.5.2 GPH shall use its commercially reasonable best efforts to complete the transactions contemplated by the Commitments in accordance with the terms of the Commitments (including obtaining rating agency approvals, maintaining in effect the Commitments, satisfying on a timely basis all conditions applicable to GPH to obtaining the financing contemplated by the Commitments (including by consummating the financing contemplated by the Equity Commitment Letter), negotiating definitive agreements with respect thereto on terms and conditions contained therein, satisfying all conditions applicable to GPH in such definitive agreements that are within its control and, if necessary, borrowing pursuant to the Debt Commitment Letters in the event the “flex” provisions are exercised), with such changes as GPH may desire, in order to have available to Parent the Merger Consideration and other transaction costs at or prior to the Closing; provided, however, that in no event will GPH make any changes that would be reasonably expected to have a material adverse effect on the solvency of the Company upon the consummation of the Merger; provided, further, that, except as expressly permitted by Section 6.14, such changes must be approved in writing by the Company (such approval not to be unreasonably withheld). GPH agrees to enforce the terms of the Commitments for the benefit of Parent and Merger Sub, and to provide the proceeds of loans and funding received thereunder for Parent and Merger Sub for purposes of paying the Merger Consideration.
      Section 9.6     Entire Agreement. This Agreement, as amended by that certain First Amendment dated as of August 23, 2005 by and among Parent, Merger Sub, the Company and, solely for purposes of Article 3 thereof, SBEV (the “First Amendment”), that certain Second Amendment dated as of September 22, 2005 by and among Parent, Merger Sub, the Company and, solely for purposes of Article 3 thereof, SBEV (the “Second Amendment”), that certain Third Amendment dated as of November 20, 2005 by and among Parent, Merger Sub, the Company, North American Senior Care, Inc., a Delaware corporation, NASC Acquisition Corp., a Delaware corporation, and solely for purposes of Articles 1, 4 and 5 thereof, SBEV Property Holdings LLC, and GPH (the “Third Amendment”), and that certain Fourth Amendment dated as of December 20, 2005 by and among Parent, Merger Sub, the Company, and, solely for purposes of Article 4 thereof, GPH (the “Fourth Amendment” and together with the First Amendment, the Second Amendment, and the Third Amendment, the “Amendments”) (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other documents delivered pursuant hereto), the Commitments and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as otherwise expressly provided herein, are not (other than in the case of Sections 3.5, 6.8.1, 6.8.2, 6.8.3, 6.8.4, 6.9 and 6.13) intended to confer upon any other Person any rights or remedies hereunder. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE AMENDMENTS AND THE DISCLOSURE SCHEDULES, NONE OF PARENT, MERGER SUB AND THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE AMENDMENTS OR THE MERGER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
      Section 9.7     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
      Section 9.8     Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.
      Section 9.9     Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

Section 9.9.1 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

Section 9.9.2 The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled pursuant to the terms of this Agreement, at law or in equity. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware; provided, that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the Federal courts of the United States located in the State of Delaware; provided, further, that if (and only after) both the Chancery Court of the State of Delaware and the Federal courts of the United States located in the State of Delaware determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the United States District Court for the Southern District of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.2.

      Section 9.10     Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
      Section 9.11     Specific Performance. The Company acknowledges and agrees that the Parent would be damaged irreparably in the event that the obligations of the Company to close the transactions contemplated by this Agreement and to call and hold a Company Stockholders Meeting pursuant to Sections 6.2.3 and 6.4.2 hereof, are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Company agrees that Parent shall be entitled to an injunction or injunctions, and to enforce specifically (i) the closing under this Agreement as long as the Company is not entitled to terminate this Agreement and all of the conditions to the Company’s obligations in Article 7 shall have been fulfilled and (ii) the obligations of the Company under Sections 6.2.3 and 6.4.2 to duly call, give notice of, convene and hold a Company Stockholders Meeting for the purposes of the approving the Merger, approving and adopting this Agreement and approving the transactions contemplated by this Agreement, in any court having personal and subject matter jurisdiction, in addition to any other remedy to which Parent may be entitled at law or in equity.
      Section 9.12     Representations and Warranties and Company Disclosure Schedule. The Company will identify disclosures in the Company Disclosure Schedule by referring to a specific section of this Agreement with cross references to other sections to which the disclosure of any such fact or item is relevant; provided, that the Company will be deemed to have disclosed the relevant fact or item with respect to another section without a cross-reference so long as the relevance of such disclosure to such other section is reasonably apparent on the face of the Company Disclosure Schedule; provided, further, that the failure to repeat an item identified in a section of the Company Disclosure Schedule, employ a section reference or cross-reference such item in another section where such reference would be appropriate and is not reasonably apparent on the face of the Company Disclosure Schedule, shall not, in and of itself, constitute a breach of a representation or warranty of the section from which the reference is omitted.
      Section 9.13     Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      IN WITNESS WHEREOF, Parent, Merger Sub, GPH and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PEARL SENIOR CARE, INC.

By:	/s/ Ronald E. Silva

Name: Ronald E. Silva

Title:	Authorized Signatory

PSC SUB, INC.

By:	/s/ Ronald E. Silva

Name: Ronald E. Silva

Title:	Authorized Signatory

BEVERLY ENTERPRISES, INC.

By:	/s/ William R. Floyd

Name: William R. Floyd

Title:	Chairman, President and Chief Executive Officer

GEARY PROPERTY HOLDINGS LLC

By:	/s/ Milton B. Patipa

Name: Milton B. Patipa

Title:	Authorized Signatory

ANNEX B: OPINION OF LEHMAN BROTHERS INC.
[LETTERHEAD OF LEHMAN BROTHERS]
November 20, 2005
The Board of Directors
Beverly Enterprises, Inc.
One Thousand Beverly Way
Fort Smith, Arkansas 72919
Members of the Board of Directors:
      We understand that Beverly Enterprises, Inc., a Delaware corporation (the “Company”), has entered into (i) the Agreement and Plan of Merger (the “Agreement”), dated as of August 16, 2005, by and among the Company, North American Senior Care, Inc., a Delaware corporation (“NASC”), and NASC Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of NASC (“NASC Acquisition”), (ii) the First Amendment to the Agreement (the “First Amendment”), dated as of August 23, 2005, by and among the Company, NASC, NASC Acquisition and, solely for purposes of Article 9 of the Agreement and Section 3 of the First Amendment, SBEV Property Holdings LLC, a Delaware limited liability company (“SBEV”), (iii) the Second Amendment to the Agreement (the “Second Amendment”), dated as of September 22, 2005, by and among the Company, NASC, NASC Acquisition and, solely for purposes of Article 9 of the Agreement and Section 3 of the Second Amendment, SBEV, and (iv) the Third Amendment to the Agreement (the “Third Amendment”), dated as of November 20, 2005, by and among the Company, NASC, NASC Acquisition, Pearl Senior Care, Inc., a Delaware corporation (“Parent”), PSC Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”), and solely for purposes of Article 9 of the Agreement and Section 4 of the Third Amendment, SBEV and Geary Property Holdings LLC, a Delaware limited liability Company, pursuant to which Merger Sub will merge with and into the Company, and each issued and outstanding share of common stock of the Company (the “Company Common Stock”), other than shares of Company Common Stock held by Parent or its subsidiaries, will be converted into the right to receive $12.50 in cash (the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement, the First Amendment, the Second Amendment and the Third Amendment.
      We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.
      In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, the First Amendment, the Second Amendment, the Third Amendment and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company Common Stock from January 25, 2002 to the present, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (7) the change in control costs and one time cash expenses arising from the Proposed Transaction as estimated by the management of the Company, including, without limitation, the change of control compensation arrangements, and (8) the results of our efforts to solicit indications of interest and definitive proposals from third parties with respect to the purchase of all or a part of the Company’s business. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

B-1

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company, other than real estate appraisals of the nursing home facilities of the Company that we deemed relevant. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.
      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.
      We have acted as financial advisor to the Company in connection with the Proposed Transaction and, in addition to the fees we previously received for our opinions dated August 16, 2005 and August 23, 2005, will receive a fee for this opinion and a fee for our services a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion and to pay our reasonable expenses with respect to our engagement. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we have in the past actively traded in the securities of the Company for our own account and for the accounts of our customers and, accordingly, have and may at any time hold a long or short position in such securities.
      This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Lehman Brothers

LEHMAN BROTHERS

B-2

ANNEX C: OPINION OF J.P. MORGAN SECURITIES INC.
[LETTERHEAD OF J.P. MORGAN SECURITIES INC.]
November 20, 2005
The Board of Directors
Beverly Enterprises, Inc.
One Thousand Beverly Way
Fort Smith, Arkansas 72919
Members of the Board of Directors:
      You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.10 per share (the “Company Common Stock”), of Beverly Enterprises, Inc., a Delaware corporation (the “Company”), of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary of Pearl Senior Care, Inc., a Delaware corporation (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Plan”), dated as of August 16, 2005, by and among the Company, North American Senior Care, Inc., a Delaware corporation (“NASC”), and NASC Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of NASC (“NASC Acquisition”), the First Amendment to the Plan (the “First Amendment”), dated as of August 23, 2005, by and among the Company, NASC, NASC Acquisition and, solely for purposes of Article 9 of the Plan and Section 3 of the First Amendment, SBEV Property Holdings LLC, a Delaware limited liability company (“SBEV”), the Second Amendment to the Plan (the “Second Amendment”), dated as of September 22, 2005, by and among the Company, NASC, NASC Acquisition and, solely for purposes of Article 9 of the Plan and Section 3 of the Second Amendment, SBEV, and the Third Amendment to the Plan (the “Third Amendment”) by and among the Company, NASC, NASC Acquisition, the Merger Partner, PSC Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of the Merger Partner (“Merger Sub”), and solely for purposes of Article 9 of the Plan and Section 4 of the Third Amendment, SBEV and Geary Property Holdings LLC, a Delaware limited liability company (the Plan, as amended by the First Amendment, the Second Amendment and the Third Amendment, the “Agreement”), the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or by any subsidiary of the Company, owned by the Merger Partner and its affiliates or owned by stockholders exercising appraisal rights, will be converted into the right to receive $12.50 per share in cash. The terms and conditions of the Merger are set forth in more detail in the Agreement.
      In arriving at our opinion, we have (i) reviewed the Plan, the First Amendment, the Second Amendment and a draft dated November 20, 2005 of the Third Amendment; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared or provided by the management of the Company relating to its business, including the estimated change in control costs and one-time cash expenses arising from the transactions contemplated by the Agreement as estimated by the management of the Company; (vi) participated in certain discussions and negotiations among representatives of the Company and Merger Partner and their financial and legal advisors; (vii) reviewed and analyzed the results of our efforts to solicit indications of interest and definitive proposals from third parties with respect to the purchase of all or a part of the Company’s business; and (viii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
      In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

C-1

      In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. In arriving at our opinion, we have not conducted a physical inspection or valuation or appraisal of the properties and facilities of the Company, but we have reviewed independent evaluations or appraisals of the nursing home facilities of the Company provided to us by the Company as we deemed relevant. In addition, we have not evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respect from the Plan as amended by the First Amendment, the Second Amendment and the draft of the Third Amendment furnished to us. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.
      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.
      We have acted as financial advisor to the Company with respect to the proposed Merger and, in addition to the fees we previously received for our opinions dated August 16, 2005 and August 23, 2005, will receive a fee from the Company for this opinion and for our services. We will also receive an additional fee if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement and to pay our reasonable expenses with respect to our engagement. Since January 2003, we have advised the Company with regard to the sale of a number of its assets and with regard to proposals received from a consortium led by Formation Capital, LLC in December 2004 and January 2005 and have also acted as joint bookrunner in connection with the Company’s offerings of debt securities. Please be advised that we and our affiliates have no financial advisory or other relationships with the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.
      On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.
      This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities Inc.

J.P. MORGAN SECURITIES INC.

C-2

ANNEX D: OPINION OF CIBC WORLD MARKETS CORP.
[LETTERHEAD OF CIBC WORLD MARKETS CORP.]

November 20, 2005
The Board of Directors
Beverly Enterprises Inc.
1000 Beverly Way
Fort Smith, Arkansas 72919
Members of the Board:
      You have asked CIBC World Markets Corp. (“CIBC World Markets”) to render a written opinion (“Opinion”) to the Board of Directors of Beverly Enterprises Inc. (“BEI”) as to the fairness, from a financial point of view, to the holders of the common stock of BEI of the Merger Consideration (as defined below) provided for in the Agreement and Plan of Merger, dated as of August 16, 2005 and amended pursuant to the Third Amendment thereto dated as of November 20, 2005 (as so amended, the “Merger Agreement”), among North American Senior Care, Inc. (“NASC”), NASC Acquisition Corp., a wholly owned subsidiary of NASC (“NASC Acquisition”), Pearl Senior Care, Inc. (“PSC”), PSC Sub, Inc., a wholly owned subsidiary of PSC (“PSC Sub”), BEI and, for certain purposes of the Merger Agreement, SBEV Property Holdings LLC and Geary Property Holdings LLC. The Merger Agreement provides for, among other things, the merger of PSC Sub with and into BEI (the “Merger”) pursuant to which each outstanding share of the common stock, par value $0.10 per share, of BEI (“BEI Common Stock”) will be converted into the right to receive $12.50 in cash (the “Merger Consideration”).
      In arriving at our Opinion, we:

(a)	reviewed the Merger Agreement;

(b)	reviewed audited financial statements of BEI for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004, and unaudited financial statements of BEI for the nine months ended September 30, 2005;

(c)	reviewed financial forecasts and estimates relating to BEI which were provided to or discussed with us by the management of BEI;

(d)	held discussions with the senior management of BEI with respect to the business and prospects of BEI;

(e)	held discussions with BEI and its other advisors regarding their efforts on behalf of BEI to solicit indications of interest in a possible acquisition of all or a part of BEI;

(f)	reviewed and analyzed certain publicly available financial data for companies that we deemed generally comparable to BEI;

(g)	reviewed and analyzed certain publicly available information for transactions that we deemed relevant in evaluating the Merger;

(h)	analyzed the estimated net present value of the unlevered, after-tax free cash flows of BEI using financial forecasts and estimates prepared by the management of BEI;

(i)	reviewed the premiums paid, based on publicly available information, in transactions that we deemed relevant in evaluating the Merger; and

(j)	performed such other analyses and reviewed such other information as we deemed appropriate.
      In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by BEI and its employees, representatives and affiliates or otherwise reviewed by us. With respect to financial forecasts and estimates relating to BEI referred to above, we have assumed, at the direction of the management of BEI, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the

D-1

The Board of Directors
Beverly Enterprises Inc.
November 20, 2005

management of BEI as to the future financial condition and operating results of BEI. We have assumed, with the consent of BEI, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on BEI or the Merger. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of BEI. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of BEI. We express no view as to, and our Opinion does not address, the underlying business decision of BEI to effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for BEI or the effect of any other transaction in which BEI might engage. In connection with our engagement, we were not requested to, and we did not, participate in the negotiation or structuring of the Merger. We also were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of BEI; however, we considered the results of the solicitation process undertaken by BEI and its other advisors. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.
      As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.
      We have acted as financial advisor to the Board of Directors of BEI with respect to this Opinion and will receive a fee for our services, a significant portion of which is payable upon delivery of this Opinion. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of BEI for our and their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
      Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of BEI Common Stock. This Opinion is for the use of the Board of Directors of BEI in its evaluation of the Merger and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Merger.

Very truly yours,

/s/ CIBC World Markets Corp.

CIBC WORLD MARKETS CORP.

D-2

ANNEX E: SECTION 262 (APPRAISAL RIGHTS) OF THE DELAWARE
GENERAL CORPORATION LAW
§ 262. Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

BEVERLY ENTERPRISES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

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X
Y
The undersigned hereby appoints Douglas J. Babb, William R. Floyd and Jeffrey P. Freimark, and each of them, as proxies, each with the power to appoint his substitute, to represent and to vote as designated below, all the shares of common stock of Beverly Enterprises, Inc. held of record by the undersigned on January 13, 2006 at the Special Meeting of Stockholders to be held on February 14, 2006 and any and all adjournments or postponements thereof.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof. This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no specification is made, the Proxy will be voted FOR the adoption of the Agreement and Plan of Merger, dated as of August 16, 2005, as amended as of August 23, 2005, September 22, 2005, November 20, 2005 and December 20, 2005, by and among Beverly Enterprises, Inc., Pearl Senior Care, Inc., PSC Sub, Inc., and Geary Property Holdings, LLC; FOR the authorization of the proxies to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement if there are not sufficient votes for approval and adoption of the merger agreement at the special meeting; and FOR the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.
The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Special Meeting of Stockholders or any adjournment or postponement thereof.
IMPORTANT — THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

SEE REVERSE SIDE

☒	Please mark your votes as in this example
Your board of directors recommends a vote FOR the approval of proposals 1, 2 & 3.

		FOR	AGAINST	ABSTAIN

1.	Approval and adoption of the Agreement and Plan of Merger, dated as of August 16, 2005, as amended as of August 23, 2005, September 22, 2005, November 20, 2005 and December 20, 2005, by and among Beverly Enterprises, Inc., Pearl Senior Care, Inc., PSC Sub, Inc., and Geary Property Holdings, LLC.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Authorization of the proxies to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement if there are not sufficient votes for approval and adoption of the merger agreement at the special meeting.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.	☐	☐	☐

PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE SPECIAL MEETING.	☐

Date	, 2006

Signature

Signature/Title

NOTE:	Please sign exactly as name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN TODAY IN THE ENCLOSED ENVELOPE.
THIS PROXY WILL NOT BE USED IF YOU ATTEND THE SPECIAL MEETING IN PERSON AND SO REQUEST.